As filed with the Securities and Exchange Commission on October 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARROLS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	5812	16-0958146
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

968 James Street

Syracuse, New York 13203

(315) 424-0513

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

(see following pages for additional registrants)

Joseph A. Zirkman, Esq.

Vice President, Secretary and General Counsel

Carrols Corporation

968 James Street

Syracuse, New York 13203

(315) 424-0513

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Wayne A. Wald, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

(212) 940-8800

Approximate date of commencement of proposed sale of the securities to the public:    As soon as possible after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
9% Senior Subordinated Notes due 2013	$180,000,000	100%	$180,000,000	$21,186(2)
Subsidiary Guarantees of 9% Senior Subordinated Notes due 2013	N/A	N/A	— (3)	— (3)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) promulgated under the Securities Act of 1933, $21,186 of the registration fee paid by Carrols Holdings, our sole stockholder, in connection with its filing of a Registration Statement on Form S-1 on June 22, 2004, Registration No. 333-116737-15 (which registration statement was withdrawn on October 25, 2004), shall offset in its entirety the registration fee currently due.
(3)	Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will guarantee the notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Cabana Bevco LLC	Texas	5810	74-2974628
Cabana Beverages, Inc.	Texas	5810	74-2616-290
Carrols J.G. Corp.	Delaware	5812	16-1440019
Carrols Realty Holdings Corp.	Delaware	6500	16-1443701
Carrols Realty I Corp.	Delaware	6500	16-1440018
Carrols Realty II Corp.	Delaware	6500	16-1440017
Get Real, Inc.	Delaware	5810	06-1387866
Pollo Franchise, Inc.	Florida	5812	65-0446291
Pollo Operations, Inc.	Florida	5812	65-0446289
Quanta Advertising Corp.	New York	7310	16-1033405
Taco Cabana, Inc.	Delaware	5810	74-2201241
TC Bevco LLC	Texas	5810	74-2974633
TC Lease Holdings III, V and VI, Inc.	Texas	6500	74-2642647
T.C. Management, Inc.	Delaware	5810	74-2686352
Texas Taco Cabana, L.P.	Texas	5810	74-2686346
TP Acquisition Corp.	Texas	5810	74-2673996

The address, including zip code of the principal executive offices of each additional registrant is: 968 James Street, Syracuse, New York 13203. Their telephone number at that address is (315) 424-0513.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion dated October 28, 2005

PROSPECTUS

CARROLS CORPORATION

Offer to Exchange

up to $180,000,000 9% Senior Subordinated Notes due 2013

for

up to $180,000,000 9% Senior Subordinated Notes due 2013

that have been registered under the Securities Act of 1933

We are offering to exchange up to $180.0 million aggregate principal amount of our 9% Senior Subordinated Notes due 2013 that have been registered under the Securities Act of 1933, or the “exchange notes,” for our currently outstanding 9% Senior Subordinated Notes due 2013, or the “outstanding notes,” and together with the exchange notes, the “notes.”

Terms of the exchange notes offered in this exchange offer:

•	The terms of the exchange notes are identical to the terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not contain restrictions on transfer.

•	The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

Terms of this exchange offer:

•	All outstanding notes that you validly tender and do not validly withdraw before this exchange offer expires will be exchanged for an equal principal amount of the relevant exchange notes.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of this exchange offer.

•	The exchange of exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

Resales of exchange notes

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system. The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods.

You should consider carefully the risk factors beginning on page 22 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Broker-dealers who acquired outstanding notes from us in the initial offering are not eligible to participate in this exchange offer with respect to such outstanding notes. Each broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer only in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the applicable exchange offer and ending on the close of business 180 days after the expiration date of this exchange offer, or such shorter period as will terminate when all exchange notes held by broker-dealers that receive exchange notes for their own account or initial purchasers of the outstanding securities have been sold pursuant to this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resale of exchange notes received by a broker-dealer for its own account. A broker-dealer may not participate in this exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

The date of this prospectus is                         , 2005

i

Certain Introductory Matters

Presentation of Information

Throughout this prospectus, we refer to Carrols Corporation, a Delaware corporation, as “Carrols” and, together with its consolidated operations, as “we,” “our” and “us,” unless otherwise indicated. Any reference to “Carrols Holdings” or “Holdings” refers to our parent and sole stockholder, Carrols Holdings Corporation, a Delaware corporation, unless otherwise indicated.

Industry and Market Data

In this prospectus, we refer to information, forecasts and statistics regarding the restaurant industry. Unless otherwise indicated, all restaurant industry data in this prospectus refers to the U.S. restaurant industry and is taken from or based upon the Technomic Information Services (Technomic) 2005 report entitled “2005 Technomic Top 500 Chain Restaurant Report.” In this prospectus we also refer to information, forecasts and statistics from the U.S. Census Bureau, U.S. Bureau of Labor Statistics and Burger King Corporation, or BKC. Unless otherwise indicated, information regarding BKC in this prospectus has been made publicly available by BKC. We believe that all of these sources are reliable, but we have not independently verified any of this information and cannot guarantee its accuracy or completeness. The information and statistics we have used from Technomic reflect rounding adjustments.

Burger King® is a registered trademark and service mark and Whopper® is a registered trademark of Burger King Brands, Inc., a wholly-owned subsidiary of Burger King Corporation, or BKC. Neither BKC nor any of its subsidiaries, affiliates, officers, directors, agents, employees, accountants or attorneys are in any way participating in, approving or endorsing any of the offering or accounting procedures used in the exchange offer, or any representations made in connection with this exchange offer. The grant by BKC of any franchise or other rights to us is not intended as, and should not be interpreted as, an express or implied approval, endorsement or adoption of any statement regarding financial or other performance which may be contained in this prospectus. All financial information has been prepared by us and is our sole responsibility.

Any review by BKC of this prospectus or the information included in this prospectus has been conducted solely for the benefit of BKC to determine conformance with BKC internal policies, and not to benefit or protect any other person. No investor should interpret such review by BKC as an internal approval, endorsement, acceptance or adoption of any representation, warranty or covenant contained in this prospectus.

The enforcement or waiver of any obligation of Carrols under any agreement between Carrols and BKC or BKC affiliates is a matter of BKC or BKC affiliates’ sole discretion. No investor should rely on any representation, assumption or belief that BKC or BKC affiliates will enforce or waive particular obligations of Carrols under those agreements.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

ii

Forward-Looking Information

Some of the statements contained in this prospectus constitute forward-looking statements. Statements that are predictive in nature or that depend upon or refer to future events or conditions are forward-looking statements. These statements are often identified by the words “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope” or similar expressions. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

•	competitive conditions;

•	regulatory factors;

•	environmental conditions and regulations;

•	general economic conditions, particularly at the retail level;

•	weather conditions;

•	fuel prices;

•	significant disruptions in service or supply by any of our suppliers or distributors;

•	labor and employment benefit costs;

•	the outcome of pending or yet-to-be instituted legal proceedings;

•	our ability to manage our growth and successfully implement our business strategy;

•	the risks associated with the expansion of our business;

•	general risks associated with the restaurant industry;

•	our inability to integrate any businesses we acquire;

•	our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

•	the availability and terms of necessary or desirable financing or refinancing and other related risks and uncertainties;

•	the risk of events similar to those of September 11, 2001 or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity;

•	factors that affect the restaurant industry generally, including recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as recent publicity concerning the health implications of obesity and transfatty acids; and

•	other risks and uncertainties discussed under “Risk Factors” or elsewhere in this prospectus.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and which descriptions are incorporated into this section by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. We urge you not to unduly rely on forward-looking statements contained in this prospectus.

iii

Summary

The summary highlights material information about our business and about this exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this exchange offer, you should read this entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes.

We use a 52-53 week fiscal year ending on the Sunday closest to December 31. For convenience, the dating of the financial information in this prospectus has been labeled as of, and for the years ended, December 31, 2000, 2001, 2002, 2003 and 2004. Similarly, all references herein to the six months ended June 27, 2004 and July 3, 2005 are referred to as the six months ended June 30, 2004 and 2005, respectively.

Throughout this prospectus, we use the terms “segment EBITDA” and “segment EBITDA margins” because we believe they are useful financial indicators for measuring segment operating results. Segment EBITDA may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Throughout this prospectus, we use the term “Consolidated EBITDA” because we believe it is a useful financial indicator for our ability to service and/or incur indebtedness. Consolidated EBITDA should not be considered as an alternative to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Consolidated EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Management believes the most directly comparable measure to Consolidated EBITDA calculated in accordance with generally accepted accounting principles (“GAAP”) is net cash provided from operating activities. See footnote 4 in “Selected Historical Financial Data” for a reconciliation of non-GAAP financial measures.

Our Company

We are one of the largest restaurant companies in the United States with three restaurant brands in the quick-casual and quick service restaurant segments with 533 company owned and operated restaurants in 17 states as of June 30, 2005. We own, operate and franchise two Hispanic restaurant brands, Pollo Tropical® and Taco Cabana® (together referred to by us as our Hispanic Brands). We are also the largest Burger King® franchisee and have operated Burger King restaurants since 1976. We believe that the diversification, strength of our restaurant concepts and geographic dispersion of our restaurants provide us with balance and stability. For the year ended December 31, 2004, we had total revenues of $697.9 million.

Hispanic Brands. We acquired Pollo Tropical, Inc. in July 1998 and acquired Taco Cabana, Inc. in December 2000. Our Hispanic Brands combine the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, upscale decor and food quality of casual dining.

Pollo Tropical: Pollo Tropical restaurants combine high quality distinctive menu items and an inviting tropical setting with the convenience and value of quick-service restaurants. Our Pollo Tropical restaurants feature fresh grilled chicken marinated in a proprietary blend of tropical fruit juices and spices and authentic “made from scratch” side dishes. Our menu also features other items including roast pork, a line of premium sandwiches and grilled ribs offered with a selection of sauces. Most menu items are made fresh daily in each of our Pollo Tropical restaurants. Pollo Tropical opened its first company-owned restaurant in 1988 in Miami. As of June 30, 2005, we owned and operated a total of 65 Pollo Tropical restaurants, 56 of which are located in south Florida and nine of which are located in central Florida. We also franchised 24 Pollo Tropical restaurants as of June 30, 2005, 21 of which are located in Puerto Rico, two in Ecuador and one in

Miami. Since our acquisition of Pollo Tropical, we have expanded the brand by 80% by opening 29 new restaurants. For the year ended December 31, 2004, our company-owned Pollo Tropical restaurants generated total revenues of $125.1 million and segment EBITDA of $27.8 million. In addition, for 2004, our company-owned Pollo Tropical restaurants generated average annual sales per restaurant of $2.0 million, which we believe is among the highest in the quick-casual segment, and average segment EBITDA per restaurant of $0.46 million.

Taco Cabana: Taco Cabana restaurants combine fresh, high-quality Tex-Mex and traditional Mexican style food in a festive setting with the convenience and value of quick-service restaurants. Menu items include sizzling fajitas, quesadillas, enchiladas, other Tex-Mex dishes, fresh-made flour tortillas, frozen margaritas and beer. Most menu items are made fresh daily in each of our Taco Cabana restaurants. Taco Cabana pioneered the Mexican patio café concept with its first restaurant in San Antonio, Texas in 1978. As of June 30, 2005, we owned and operated 128 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico and franchised seven Taco Cabana restaurants in Texas, New Mexico and Georgia. For the year ended December 31, 2004, Taco Cabana generated total revenues of $202.9 million and segment EBITDA of $29.8 million. In addition, for 2004, our company-owned Taco Cabana restaurants generated average annual sales per restaurant of $1.6 million, which we believe is among the highest in the quick-casual segment, and average segment EBITDA per restaurant of $0.24 million.

Burger King. Burger King is one of the largest hamburger restaurant chains in the world and we are the largest Burger King franchisee. Burger King restaurants are part of the quick-service restaurant segment which is the largest of the five major segments of the U.S. restaurant industry based on 2004 sales. Burger King restaurants feature the popular flame-broiled WHOPPER® sandwich as well as hamburgers and other sandwiches, fries, salads, breakfast items and other offerings typically found in quick-service hamburger restaurants. As of June 30, 2005, we operated 340 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. For the year ended December 31, 2004, our Burger King restaurants generated total revenues of $369.8 million and segment EBITDA of $35.9 million. In addition, for 2004, our Burger King restaurants generated average annual sales per restaurant of $1.1 million and average segment EBITDA per restaurant of $0.10 million.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors:

Strong Hispanic Brands. We believe our restaurant concepts are highly recognized brands in their market areas and appeal to a broad demographic base. We believe that the following factors have contributed to the success of our Hispanic Brands:

•	strong brand loyalty and awareness in their respective core markets;

•	distinctive menu offerings that appeal to a broad and growing consumer base that we believe prefers food variety and different flavor profiles;

•	high quality, freshly prepared food at attractive prices that provide consumers with convenience and value;

•	concentrated store locations that enhance visibility and recognition and result in operating and marketing efficiencies;

•	ability to effectively manage brand awareness in our core markets, marketing and product development for our Hispanic Brands; and

•	high frequency of visits by our customers.

Attractive Operating Metrics for our Hispanic Brands. We believe that we benefit from attractive restaurant level economics for our Hispanic Brands. In 2004, Pollo Tropical and Taco Cabana had average annual sales per company-owned restaurant of $2.0 million and $1.6 million, respectively, which we believe were among the highest in the quick-casual segment. In 2004, our company-owned Pollo Tropical and Taco Cabana restaurants also generated average segment EBITDA per restaurant of $0.46 million and $0.24 million, respectively. In 2004, our company-owned Pollo Tropical and Taco Cabana restaurants, on a combined basis, generated aggregate revenues of $328.0 million, aggregate segment EBITDA of $57.6 million and aggregate segment EBITDA margins of 17.6%.

Well Positioned to Continue to Capitalize on Growing Population in Our Core Markets Served by Our Hispanic Brands. Our Hispanic Brand restaurants operate primarily in Florida and Texas, two markets experiencing significant population growth. We expect sales from these restaurants to benefit from the continued population growth in these regions and from the growth of the U.S. Hispanic population, both of which are projected by the U.S. Census Bureau to exceed the national average. According to the U.S. Census Bureau, the U.S. population is forecast to grow by 4.1% from 2005 to 2010 and the population in Florida and Texas is forecast to grow by 6.7% and 6.4%, respectively, during that same period. In addition, the growth of the Hispanic population is projected to outpace overall population growth and increase from 11.8% of the total U.S. population in 2000 to 18.2% by 2025.

Largest Burger King Franchisee. We are Burger King’s largest franchisee and are well positioned to leverage the scale and marketing power of one of the most recognized brands in the restaurant industry. We believe that the quick-service hamburger restaurant segment is positioned to meet consumers’ desire for a convenient, reasonably priced restaurant experience. According to BKC, historically it has spent an annual amount equal to between approximately 4% and 5% of its total system sales on advertising (a total of $2.3 billion over the past five years) to sustain and increase this high brand awareness. We also benefit from BKC’s recent award-winning marketing initiatives as well as its development and introduction of new menu items which we believe have enabled us to compete more effectively.

Stable, Diversified Operations. We believe that the diversity of our concepts and the geographic dispersion of our restaurants provide stability by reducing our dependence on any particular brand, commodity or geographic region. Pollo Tropical and Taco Cabana, with their restaurants primarily located in Florida and Texas, respectively, and our Burger King restaurants, provide us with geographic, brand and concept diversity. The historical stability and reliability of our operating cash flows has enabled us to fund new restaurant development and pay interest and principal on our borrowings. Over the past five years, our Consolidated EBITDA margins have ranged between 13.0% and 14.4% per year and averaged 13.8% per year. Over the same period, net cash provided from operating activities has ranged from $48.0 million to $56.6 million per year and averaged $51.9 million per year.

Experienced Management Team. We believe that our senior management team’s extensive experience in the restaurant industry, knowledge of the demographic and other characteristics of our core markets and its long and successful history of developing, acquiring, integrating and operating quick-service and quick-casual restaurants, provide us with a competitive advantage.

Our Business Strategy

Our business strategy is primarily as follows:

•

Open Additional Restaurants. We believe that we have significant opportunities to develop new Pollo Tropical and Taco Cabana restaurants in their respective core markets of Florida and Texas. By increasing the number of restaurants we operate in a particular market, we can continue to increase brand awareness and effectively leverage our field supervision, corporate infrastructure and marketing expenditures. We also believe that demographic trends and growing appeal to consumers of our menu offerings provide us with opportunities to expand into other markets that are contiguous to our existing markets. We currently plan to open an aggregate of 10 to 14 Hispanic Brand restaurants in our existing or contiguous markets in 2005, of which we have opened 6 restaurants to date. In addition, we have also acquired four Taco Cabana restaurants from a franchisee in July 2005. We currently plan to open an aggregate of 15 to 20 Hispanic Brand restaurants in our existing or contiguous markets in 2006.

We believe that there are a number of geographic regions in the United States outside of our core markets of Florida and Texas where the size and influence of the Hispanic population provide significant opportunities for development of additional Hispanic Brand restaurants. Accordingly, we are developing an expansion strategy for new markets. We are currently securing and pursuing locations in New Jersey and New York for new Pollo Tropical restaurants and evaluating the expansion of the Taco Cabana brand in new markets. To date, no new restaurants have been opened in such new geographic markets.

We believe there may also be opportunities to expand the number of Burger King restaurants we operate through selective acquisitions from other franchisees and through development of new restaurants in our existing markets. While we may from time to time evaluate and discuss potential acquisitions, we currently have no commitments or agreements with respect to any such acquisitions.

•	Increase Same Store Sales. Our strategy is to grow sales in our existing restaurants by continuing to develop new products for our Hispanic Brands and further capitalize on attractive industry and demographic trends. We believe that our core customer base includes a growing Hispanic population with increasing amounts of income available to be spent on traditional foods prepared at restaurants rather than at home. We also believe that our Hispanic Brands appeal to a non-Hispanic customer base in search of new flavor profiles, healthier menu choices and a differentiated product offering in a more appealing atmosphere. We believe we have been successful in attracting new customers to our Hispanic Brand restaurants as a result of our efforts to improve the customer experience at all of those restaurants and to continue to develop and enhance the efficiency and quality of our proprietary advertising and promotional programs for our Hispanic Brands. We also believe that our Burger King restaurants are well-positioned to benefit from BKC’s recent initiatives with respect to the Burger King brand.

•	Continue to Improve Restaurant Profitability. We believe that our large restaurant base, skilled management team and sophisticated management information and operating systems position us to enhance operating efficiencies for our existing restaurants and profitably grow our restaurant base. Our operating systems allow us to effectively manage restaurant labor and food costs, effectively manage our restaurant operations and ensure consistent application of operating controls at each of our restaurants. Our size and, in the case of Burger King, the size of the Burger King system enable us to realize benefits from improved bargaining power for purchasing and cost management initiatives.

Other Related Transactions

On December 15, 2004, we completed the sale of $180 million of the outstanding notes which we refer to as the “initial offering” in this prospectus. Concurrently with the completion of the initial offering, we repaid all outstanding borrowings under our prior senior secured credit facility, which we refer to in this prospectus as the “prior senior credit facility”, and amended and restated the prior senior credit facility with a new syndicate of lenders, including J.P. Morgan Securities Inc., as lead arranger and bookrunner, and JPMorgan Chase Bank, N.A., as administrative agent and as a lender. In this prospectus, we refer to such amended and restated senior secured credit facility as the “new senior credit facility.” The new senior credit facility is comprised of a secured revolving credit facility providing for aggregate borrowings of up to $50.0 million (including $20.0 million available for letters of credit) and $220.0 million aggregate principal amount of secured term loan borrowings. The revolving credit facility has a five-year maturity and the term loan borrowings have a six-year maturity. See “Description of Certain Debt—New Senior Credit Facility.”

On December 15, 2004 we completed the cash tender offer for our $170.0 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2008, Series B, which we refer to as the “old notes” in this prospectus. We accepted an aggregate of $148,747,000 principal amount of the old notes that were validly tendered pursuant to the tender offer for payment. Also, on December 15, 2004, we irrevocably called for the redemption of $21,253,000 principal amount of old notes that were not validly tendered in the tender offer by irrevocably depositing with the trustee for the old notes an amount of funds sufficient to redeem such old notes. Consequently, on December 15, 2004, we terminated substantially all of our obligations under the old notes and under the Indenture which governed the old notes.

We refer to the initial offering, our entering into the new senior credit facility and the borrowings thereunder, the repayment of all outstanding borrowings under our prior senior credit facility, the tender offer for all of our old notes and irrevocably calling for redemption all of our outstanding old notes that were not validly tendered and accepted for payment, collectively, as the “transactions.” Each of the transactions described above was conditioned upon our completion of each of the other related transactions.

In connection with the initial offering, we used approximately $116.8 million of the remaining net proceeds from the initial offering and the term loan borrowings under our new senior credit facility to declare and pay a dividend to Carrols Holdings, our sole stockholder. Upon receipt of such dividend, Carrols Holdings made a distribution in the form of a dividend in the same amount to its stockholders. Also in connection with the initial offering, we used approximately $20.3 million of the remaining net proceeds from the initial offering to make a distribution to employees and a director, who owned options to purchase common stock of Carrols Holdings, on a pro rata basis in relation to the number of shares of Carrols Holdings common stock issuable upon the exercise of such options.

Sources and Uses of Funds

The following table summarizes the sources and uses of funds for the initial offering.

(Dollars in millions)
Sources of funds		Uses of funds
New senior credit facility:		Repayment of borrowings under prior senior credit facility(2)	$77.5
Revolving credit borrowings(1)	$—
Term loan borrowings	220.0
Outstanding Notes	180.0	Tender and redemption of old notes	175.9
		Distribution to stockholders	116.8
		Distribution to employees and a director(3)	20.9
		Related fees and expenses	8.9

Total Sources	$400.0	Total Uses	$400.0

(1)	The new senior credit facility provides for aggregate revolving credit borrowings of up to $50.0 million (including $20.0 million available for letters of credit).
(2)	Includes $3.1 million paid in connection with the repurchase of the stock options held by a former employee which was originally designated to be paid prior to the consummation of the initial offering with revolving credit borrowings under our prior senior credit facility.
(3)	Includes $0.6 million of employer payroll taxes.

Our Corporate Structure

The following chart summarizes our corporate structure and equity ownership:

Equity Ownership

Carrols Holdings owns 100% of Carrols. Our management team, led by Alan Vituli and Daniel T. Accordino, owns 19.6% of Carrols Holdings. Carrols Holdings’ other equity investors are BIB Holdings (Bermuda) Ltd. and funds managed by Madison Dearborn Capital Partners, Inc. (“Madison Dearborn”), which each own 40.2% of Carrols Holdings’ capital stock. BIB Holdings is owned by an indirect wholly-owned subsidiary of Bahrain International Bank (“BIB”). Madison Dearborn is a leading private equity firm. Madison Dearborn has advised us that it manages four funds with a combined total of approximately $8 billion in assets. Madison Dearborn focuses on investments in several industry sectors, including consumer, basic industries, communications, healthcare and financial services. Madison Dearborn has significant experience as an investor in the restaurant sector. In addition to its investment in us, Madison Dearborn has investments in Ruth’s Chris Steak House, Inc., a fine dining restaurant company in the United States, and Peter Piper, a leading regional chain of pizza restaurants.

Recent Developments

2005 Stock Awards

Effective May 3, 2005, Carrols Holdings issued an aggregate of 260,600 shares of Carrols Holdings common stock in exchange for the cancellation and termination of an identical number of outstanding options to purchase shares of Carrols Holdings’ common stock. As a consequence of the exchange, all outstanding stock options were cancelled and terminated. All shares were issued pursuant to stock award agreements, effective May 3, 2005, which provide that such shares are fully vested and non-forfeitable upon issuance, but may not be sold or otherwise disposed of for a period of two years from the date of issuance. Such agreements also provide that up to an aggregate of 16% of each recipients’ shares (for those recipients that were issued 100 or more shares) are subject to repurchase by Carrols Holdings (at its option) after December 31, 2006 under certain circumstances described in the award agreements. In addition, such shares may be subject to repurchase by Carrols Holdings (at its option) in the event of a termination of employment before the occurrence of certain events.

Restatements

In connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2004, we restated our financial statements including applicable footnotes as of December 31, 2003 and for the years ended December 31, 2003 and 2002.

Lease and Leasehold Improvement Accounting

We reviewed our lease accounting policies following a host of announcements by many restaurant and retail companies that they were revising their accounting practices for leases. We historically followed the accounting practice of using the initial lease term when determining operating versus capital lease classification and when calculating straight-line rent expense. In addition, we depreciated our buildings on leased land and leasehold improvements over a period that included both the initial lease term plus one or more optional extension periods even if the option renewal was not reasonably assured (or the useful life of the asset if shorter).

Upon such review, we restated our financial statements for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004 to correct errors in our lease accounting. Specifically, we revised our lease term for purposes of lease classification and calculating straight-line rent expense to only include renewal options that are reasonably assured of exercise because an economic penalty, as defined under Statement of Financial Accounting Standards (“SFAS”) No. 98, Accounting for Leases, would be incurred in the event of non-renewal. We also revised our useful lives of leasehold improvements to the shorter of their economic lives or the lease term as defined in SFAS No. 13. The primary impact of the restatement was to accelerate depreciation of buildings on leased land and leasehold improvements made subsequent to the lease inception date. The restatement also reduced the lives of intangible assets related to leases. The aggregate effect of these adjustments at December 31, 2004 was a reduction of the net book value of leasehold improvements of $13.8 million and a reduction of the net book value of intangible assets related to leases of $3.8 million. Also, as a result of this restatement, amortization expense for leasehold improvements and assets related to leases for the six months ended June 30, 2004 and the years ended December 31, 2004 and 2003 increased by $0.5 million, $0.9 million, and $1.1 million, respectively.

In conjunction with the review of our lease accounting, we also determined that adjustments were also necessary to lease liabilities for operating leases with non-level rents at the time of our acquisitions of Pollo Tropical in 1998 and Taco Cabana in 2000 as well as liabilities related to acquired leases with above-market rentals for Taco Cabana. We have adjusted our purchase price allocations for these acquisitions and restated lease liabilities and goodwill as of the acquisition dates. We have also restated rent expense and interest expense for those previously reported periods subsequent to each acquisition and restated goodwill amortization through December 31, 2001.

As a result of these restatements rent expense increased $0.1 million in the six months ended June 30, 2004, $0.1 million for all of 2004, $0.3 million in 2003 and $0.7 million in 2002.

Accounting for Franchise Rights

During the current year, we also reviewed our accounting policies for the amortization of franchise rights, intangible assets pertaining to our acquisitions of Burger King restaurants, and determined that we made an error in the assessment of their remaining useful lives, as part of our adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). As of January 1, 2002, amounts allocated to franchise rights for each acquisition are now amortized prospectively from that date using the straight-line method over the remaining average term of the acquired franchise agreements at January 1, 2002, plus one twenty-year renewal period. Previously, we amortized the amounts allocated to franchise rights over periods ranging from twenty to forty years.

In connection with the review of our accounting for franchise rights, we also determined that we understated the franchise rights and deferred tax liabilities each by $14.0 million that pertained to an acquisition of 64 Burger King restaurants in 1997.

We have restated our financial statements for these adjustments for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004. The effect of the restatement was a reduction in amortization expense of $0.4 million for the six months ended June 30,2004, $0.5 million for all of 2004, and $0.8 million for each of the years ended December 31, 2003 and 2002.

Stock-based Compensation Expense

We reevaluated the terms of our option plans and grants and concluded that provisions of certain options granted under our plans require us to account for these options using the variable accounting provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25). Previously, we had accounted for these options under APB 25 using a fixed accounting treatment whereby compensation expense, if any, was only evaluated at the date of the option grant. The most significant impact of this adjustment was to increase stock-based compensation expense, included in general and administrative expenses, by $1.6 million in the six months ended June 30, 2004 and $2.2 million for all of 2004.

See Note 2 to the Consolidated Financial Statements included elsewhere in this prospectus for a complete discussion of the restatements.

Accounting for Guarantor Financial Statements

In addition, we have restated our guarantor financial statements as of December 31, 2003 and for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002 to reflect the allocation of corporate costs to conform to the current period presentation and in addition, for the year ended December 31, 2003, the calculation of income tax expense applicable to the Guarantor Subsidiaries. See Note 17 to the Consolidated Financial Statements included elsewhere in this prospectus.

Corporate Information

Our principal executive offices are located at 968 James Street, Syracuse, New York 13203 and our telephone number at that address is (315) 424-0513. Our corporate website address is www.carrols.com. Such website address is a textual reference only, meaning that the information contained on our website is not a part of this prospectus and is not incorporated by reference. Carrols is a Delaware corporation, incorporated in 1986.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes

We sold the outstanding notes on December 15, 2004 to the initial purchasers. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States in reliance on Regulation S.

The Exchange Offer

We are offering to exchange up to $180.0 million aggregate principal amount of 9% Senior Notes due 2013, which will be registered under the Securities Act, for up to $180.0 million aggregate principal amount of outstanding 9% Senior Notes due 2013. In order to be exchanged, an outstanding note must be properly tendered and accepted. We will issue $1,000 principal amount of exchange notes for each respective $1,000 principal amount of outstanding notes validly tendered and not withdrawn pursuant to this exchange offer. We will issue exchange notes promptly after the expiration of this exchange offer.

Expiration Date

This exchange offer expires at 5:00 p.m., New York City time, on                     , 2005, unless we decide to extend the expiration date, in which case the term “expiration date” means the latest date and time to which we extend this exchange offer. For more information, see “Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of this exchange offer. For more information, see “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See “Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	This exchange offer is subject to customary conditions. See “Exchange Offer—Conditions.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange in this exchange offer, you must transmit to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date either:

•	an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•	if the notes you own are held of record by The Depositary Trust Company (DTC) in book-entry form and you are making delivery, by book-entry transfer, a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program System (ATOP) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, will form a part of a confirmation of book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of this exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

For more information see “Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in this exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf. For more information, see “Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and:

•	time will not permit your notes or other required documents to reach the exchange agent by 5:00 p.m., New York City time, on the expiration date; or

•	the procedure for book-entry transfer cannot be completed on time;

you may tender your notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures. For more information, see “Exchange Offer—Guaranteed Delivery Procedures.”

Resales of the Exchange Notes

Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in this exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in this exchange offer; and

•	you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in this exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in this exchange offer for its own account in exchange for outstanding notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in this exchange offer in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities. For more information, see “Exchange Offer—Resale of the Exchange Notes.”

Any holder of outstanding notes who:

•	is our affiliate

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available July 2, 1993), and Shearman & Sterling or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Registration Rights Agreement

In connection with the initial sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. In that agreement we agreed, among other things, to use our reasonable best efforts to file the registration statement of which this prospectus forms a part with the SEC after we issued the outstanding notes. We also agreed to cause the registration statement to become effective within 180 days after the date we issued the outstanding notes and to consummate this exchange offer within 30 days after the registration statement becomes effective. This exchange offer is intended to satisfy your rights and our obligations with respect to an exchange offer under the registration rights agreement. If we fail to consummate this exchange offer within 180 days after the date we issued the outstanding notes, we agreed to pay additional interest on the outstanding notes. Pursuant to the registration rights agreement, because we did not complete the exchange offer on or prior to June 13, 2005, the interest rate on our outstanding notes was increased by 0.25% per annum for the 90-day period immediately following June 13, 2005 and will be increased by an additional 0.25% per annum for each subsequent 90-day period, with a maximum of 1.00% per annum of additional interest, in each case until the exchange offer is completed or the outstanding notes become freely tradable under the Securities Act of 1933, as amended. After this exchange offer is complete, you will no longer be entitled to any exchange and certain registration rights with respect to your outstanding notes.

Under certain circumstances set forth in the registration rights agreement, holders of notes, including holders who are not permitted to participate in this exchange offer or who may not freely sell exchange notes received in this exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the notes by these holders.

Effect on Holders of Outstanding Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms thereof, we will have fulfilled one of the covenants contained in the registration rights agreement and, accordingly, we will not be obligated thereunder to pay additional interest for failure to take these actions. If you are a holder of outstanding notes and you do not tender them in this exchange offer, you will continue to hold them and you will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes in the indenture, and you may continue to be entitled to certain limited rights and be subject to certain limitations under the registration rights agreement.

To the extent that outstanding notes are tendered and accepted in this exchange offer, the trading market for the outstanding notes could be adversely affected.

Broker-Dealers

Each broker-dealer registered as such under the Exchange Act that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for therein and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. For more information, see “Exchange Offer—Consequences of Failure to Exchange.”

Exchange Agent

The Bank of New York is serving as the exchange agent in connection with this exchange offer. The address and telephone number of the exchange agent are set forth under “Exchange Offer—Exchange Agent” at page 108.

Federal Income Tax Considerations

Based upon advice from counsel, we believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to this exchange offer. We will pay all of our expenses incident to this exchange offer.

Summary of Terms of the Exchange Notes

The terms of the exchange notes to be issued in this exchange offer are substantially identical in all material respects to those of the outstanding notes, except that:

•	the exchange notes will be registered under the Securities Act; and

•	the exchange notes will not be entitled to certain registration rights under the registration rights agreement.

The exchange notes will represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Carrols Corporation

Securities Offered	$180.0 million aggregate principal amount of 9% Senior Notes due 2013.

Maturity Date	January 15, 2013.

Interest

Interest on the exchange notes accrues from the last interest payment date on which interest was paid on the outstanding notes surrendered for them, or, if no interest has been paid on such outstanding notes, from December 15, 2004. We will not pay interest on the outstanding notes accepted for exchange. Interest is payable on January 15 and July 15 of each year, commencing on July 15, 2005.

Guarantees

The notes are unconditionally guaranteed on an unsecured senior subordinated basis, in each case jointly and severally by each of our direct and indirect existing and future restricted subsidiaries. See “Description of Notes—Subsidiary Guarantees” and “Description of Notes—Certain Covenants—Future Subsidiary Guarantors.”

Optional Redemption.

We may redeem any of the notes beginning on January 15, 2009, in each case at the redemption price listed under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to January 15, 2008, the issuer may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of certain equity offerings. See “Description of Notes—Optional Redemption.”

Ranking	The notes are the unsecured senior subordinated obligations of the issuer and rank:

•	junior in right of payment to all of the issuer’s existing and future senior indebtedness, including any indebtedness under our new senior credit facility and any guarantees thereof;

•	equally in right of payment with any of the issuer’s existing and future senior subordinated indebtedness;

•	senior in right of payment to any of the issuer’s future indebtedness that is expressly subordinated in right of payment to the notes; and

•	effectively junior in right of payment to all of the liabilities and obligations of any of our subsidiaries which do not guarantee the notes, and to any of our secured indebtedness, including any indebtedness under our new senior credit facility, to the extent of the value of the assets securing such indebtedness.

Similarly, the guarantee of each guarantor of the notes rank:

•	junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including its guarantee of borrowings under our new senior credit facility;

•	equally in right of payment with any existing and future senior subordinated indebtedness of such guarantor;

•	senior in right of payment to any existing and future indebtedness of such guarantor that is expressly subordinated in right of payment to the guarantee of the notes; and

•	effectively junior in right of payment to all of the existing and future liabilities and obligations of any of such guarantor’s subsidiaries that do not guarantee the notes, and to any of such guarantor’s secured indebtedness, including any indebtedness under our new senior credit facility, to the extent of the value of the assets securing such indebtedness.

As of June 30, 2005, we had approximately $481.0 million of total consolidated indebtedness (including $81.1 million of lease financing obligations and $1.0 million of capital leases and other debt) of which $301.0 million would have been senior to the notes.

Change of Control

Upon the occurrence of a change of control (as defined in this prospectus), unless we have exercised our right to redeem all of the notes, each holder of the notes may require the issuer to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

Certain Covenants

The indenture governing the notes contains certain covenants which will be applicable to us and our restricted subsidiaries. These covenants will, among other things, limit the ability of the entities subject thereto to:

•	incur additional indebtedness;

•	incur liens;

•	pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting restricted subsidiaries;

•	enter into transactions with affiliates; and

•	merge, consolidate or sell substantially all of their assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes—Certain Covenants.”

No Public Market

The exchange notes are new securities and there is currently no established trading market for the exchange notes. The initial purchases have advised us that they presently intend to make a market in the exchange notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the exchange notes may not be available if you try to sell your exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer or quotation system.

PORTAL Trading of Notes	We expect the exchange notes to be eligible for trading in The PORTAL SM Market.

Use of Proceeds.	We will not receive any cash proceeds from this exchange offer.

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” beginning on page 22 and the other information in this prospectus before participating in this exchange offer.

Summary Financial Data

The following table sets forth our summary historical financial information. The summary historical financial data has been derived from our audited consolidated financial statements for each of the fiscal years ended December 31, 2002, 2003 and 2004 and our unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005, all of which are included elsewhere in this prospectus.

The unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the six months ended June 30, 2004 and 2005 are not necessarily indicative of the results to be expected for the full year.

The information in the table below is only a summary and should be read together with our consolidated financial statements as of December 31, 2003 and 2004, for the years ended December 31, 2002, 2003 and 2004, as of June 30, 2005, and for the six months ended June 30, 2004 and 2005, “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments.

In connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2004, we restated our financial statements including applicable footnotes for certain periods ended prior to December 31, 2004 to accelerate depreciation of buildings and improvements on leased land and intangible assets related to leases, increase rent expense, increase interest expense and decrease goodwill amortization due to adjustments of the purchase price allocations for the Pollo Tropical and Taco Cabana acquisitions; to record stock-based compensation expense from variable stock awards included in general and administrative expense; and reduce amortization expense of Burger King franchise rights. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of the restatement. Amounts affected by the restatement that appear in this prospectus have also been restated.

	Year ended December 31,					Six months ended June 30,
(Dollars in thousands)	(Restated) 2002		(Restated) 2003		2004	(Restated) 2004		2005
Statements of operations data:
Revenues:
Restaurant sales	$655,545		$643,579		$696,343	$334,067		$350,531
Franchise royalty revenues and fees	1,482		1,406		1,536	756		785

Total revenues	657,027		644,985		697,879	334,823		351,316

Costs and expenses:
Cost of sales	183,976		181,182		202,624	96,001		102,356
Restaurant wages and related expenses	196,258		194,315		206,732	99,522		102,122
Restaurant rent expense	31,187		31,710		35,699	17,381		18,314
Other restaurant operating expenses	87,335		89,880		92,891	44,749		49,314
Advertising expense	28,041		27,351		24,711	12,873		13,548
General and administrative (including stock-based compensation expense/(income) of $(151), $253, $1,818, $1,624 and $16,432)	36,459		37,376		43,578	21,870		37,984
Depreciation and amortization	41,352		42,008		40,180	21,057		17,568
Impairment losses	1,285		4,151		1,544	569		853
Bonus to employees and director	—		—		20,860	—		—
Other expense(1)	—		—		2,320	—		—

Total operating expenses	605,893		607,973		671,139	314,022		342,059

Income from operations	51,134		37,012		26,740	20,801		9,257
Interest expense	36,700		34,069		31,320	15,726		18,792
Loss on extinguishment of debt	—		—		8,913	—		—

Income (loss) before income taxes	14,434		2,943		(13,493)	5,075		(9,535)
Provision (benefit) for income taxes	5,169		1,124		(6,288)	2,365		532

Net income (loss)	$9,265		$1,819		$(7,205)	$2,710		$(10,067)

Other financial data:
Cash provided from operating activities	$55,964		$48,239		$62,652	$28,608		$189
Cash used for investing activities	(55,071)		(29,472)		(20,626)	(7,487)		(12,630)
Cash used for financing activities	(760)		(18,891)		(12,974)	(20,209)		(1,626)
Capital expenditures, excluding acquisitions	54,155		30,244		20,226	7,051		12,834
Consolidated EBITDA, as defined(2)	93,771		83,171		68,464	42,427		44,039
Consolidated EBITDA margin(3)	14.3%		12.9%		9.8%	12.7%		12.5%
Ratio of earnings to fixed charges(4)	1.31	x	1.07	x	—	1.24	x	—

	December 31,			June 30, 2005
(Dollars in thousands)	(Restated) 2002	(Restated) 2003	2004
Balance sheet data (at end of period):
Total assets	$541,626	$481,386	$493,072	$472,286
Working capital	(35,988)	(42,123)	(27,110)	(18,831)

Debt:
Senior and senior subordinated debt	$357,300	$294,100	$400,000	$398,900
Capital leases and other debt	3,045	1,732	1,225	1,020
Lease financing obligations	86,702	84,685	82,397	81,128

Total debt	$447,047	$380,517	$483,622	$481,048

Stockholder’s equity (deficit)	$9,796	$11,615	$(112,384)	$(106,090)

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	(Restated) 2002	(Restated) 2003	2004	(Restated) 2004	2005
Operating statistics:
Total number of restaurants (at end of period)	529	532	537	536	533

Pollo Tropical:
Number of restaurants (at end of period)	58	60	63	60	65
Average number of restaurants	55.6	59.4	60.3	60.0	64.0
Revenues:
Restaurant sales	$100,444	$109,201	$124,000	$60,096	$68,451
Franchise royalty revenues and fees	1,053	993	1,101	542	596

Total revenues	101,497	110,194	125,101	60,638	69,047
Average annual sales per restaurant(5)	1,807	1,838	2,018
Segment EBITDA	21,936	22,374	27,775	14,687	14,781
Segment EBITDA margin(3)	21.6%	20.3%	22.2%	24.2%	21.4%
Change in comparable restaurant sales(6)	(4.2)%	2.3%	10.6%	11.0%	7.5%

Taco Cabana:
Number of restaurants (at end of period)	116	121	126	124	128
Average number of restaurants	114.6	118.9	123.9	122.5	126.7
Revenues:
Restaurant sales	$174,982	$181,068	$202,506	$97,545	$102,906
Franchise royalty revenues and fees	429	413	435	214	189

Total revenues	175,411	181,481	202,941	97,759	103,095
Average annual sales per restaurant(5)	1,527	1,523	1,604
Segment EBITDA	27,989	24,206	29,813	12,937	15,085
Segment EBITDA margin(3)	16.0%	13.3%	14.7%	13.2%	14.6%
Change in comparable restaurant sales(6)	(0.2)%	(3.0)%	4.8%	4.9%	2.9%

Burger King:
Number of restaurants (at end of period)	355	351	348	352	340
Average number of restaurants	355.6	352.2	350.9	351.9	346.8
Restaurant sales	$380,119	$353,310	$369,837	$176,426	$179,174
Average annual sales per restaurant(5)	1,069	1,003	1,034
Segment EBITDA	43,695	36,844	35,874	16,427	14,244
Segment EBITDA margin(3)	11.5%	10.4%	9.7%	9.3%	7.9%
Change in comparable restaurant sales(6)	(1.3)%	(7.2)%	2.9%	0.7%	2.6%

(1)	Other expense in 2004 resulted from the write-off of costs incurred in connection with a registration statement on Form S-1 for an offering of Enhanced Yield Securities and senior subordinated notes by Carrols Holdings that was withdrawn on October 25, 2004. See Note 9 to the consolidated financial statements included elsewhere in this prospectus.

(2)	Reconciliation of Non-GAAP Financial Measures.

Consolidated EBITDA is defined as income before interest, income taxes, depreciation and amortization, impairment losses, non-cash stock compensation expense and non-cash other income and expense. Consolidated EBITDA is presented because we believe it is a useful financial indicator for the ability, on a consolidated basis, to service and/or incur indebtedness. However, Consolidated EBITDA should not be considered as an alternative on a consolidated basis to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Consolidated EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Management believes the most directly comparable measure to Consolidated EBITDA calculated in accordance with generally accepted accounting principles is net cash provided from operating activities. A reconciliation of Consolidated EBITDA to net cash provided from operating activities is presented below:

	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	(Restated) 2002	(Restated) 2003	2004	(Restated) 2004	2005
Consolidated EBITDA, as defined	$93,771	$83,171	$68,464	$42,427	$44,039
Adjustments to reconcile Consolidated EBITDA to net cash provided from operating activities:
Loss (gain) on sale of assets	24	(386)	(176)	(288)	(395)
Interest expense	(36,700)	(34,069)	(31,320)	(15,726)	(18,792)
Amortization of deferred financing costs	1,437	1,445	1,419	728	713
Amortization of unearned purchase discount	(2,155)	(2,146)	(2,154)	(1,078)	(1,077)
Amortization of deferred gains from sale-leaseback transactions	(65)	(269)	(626)	(322)	(334)
Benefit (provision) for income taxes	(5,169)	(1,124)	6,288	(2,365)	(532)
Deferred income taxes	5,129	(773)	(6,035)	(1,004)	77
Increase (decrease) in accrued bonus to employees and a director	—	—	20,860	—	(20,860)
Increase (decrease) in accrued payroll, related taxes and benefits	1,992	(3,332)	11,484	4,372	(10,393)
Change in operating assets and liabilities	(2,300)	5,722	(5,552)	1,864	7,743

Net cash provided from operating activities	$55,964	$48,239	$62,652	$28,608	$189

(3)	Consolidated EBITDA margin is derived by dividing Consolidated EBITDA by the total consolidated revenues. Segment EBITDA margin is derived by dividing segment EBITDA by the total revenues applicable to the segment shown above.

(4)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2004 by $13,493 and for the six months ended June 30, 2005 by $9,535.

(5)	Average annual (52 weeks) sales per restaurant is derived by dividing restaurant sales for the applicable year by the average number of restaurants for the applicable year.

(6)	The change in comparable restaurant sales is calculated using only those restaurants that have been open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana).

Risk Factors

You should carefully consider the risks described below as well as the other information contained in this prospectus before making an investment decision. Any of these risks could materially affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you do not exchange your outstanding notes, they will continue to be subject to restrictions on transfer.

If you do not exchange your outstanding notes for exchange notes in this exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on the certificates for your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We currently do not plan to register the outstanding notes under the Securities Act.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of this exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we may not accept your outstanding notes for exchange. Neither we nor the exchange agent is under a duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive those defects or irregularities. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in this exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Because there is no public market for the exchange notes, you may not be able to resell them.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders will be able to sell their exchange notes.

We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the exchange notes.

We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during this exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the exchange notes or that any trading market that does develop will be liquid.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our consolidated financial condition and our ability to operate our business, and could prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of June 30, 2005, we had $481.0 million of outstanding indebtedness, including $218.9 million of indebtedness under our new senior credit facility (excluding $10.8 million of outstanding letters of credit and $39.2 million unused availability under our new senior credit facility), the $180.0 million of notes, $81.1 million of lease financing obligations and $1.0 million of capital leases and other debt. As a result, we are a highly leveraged company. This level of indebtedness could have important consequences to you, including the following:

•	it will limit our ability to borrow money to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•	our interest expense would increase if interest rates in general increase because a substantial portion of our indebtedness, including all of our indebtedness under our new senior credit facility, bears interest at floating rates;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to a downturn in our business, industry or the economy in general;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and related interest, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

Although covenants under our new senior credit facility and the indenture governing the notes limit our ability and the ability of our present and future restricted subsidiaries to incur additional indebtedness, the terms of the new senior credit facility and the indenture permit us to incur significant additional indebtedness, including unused availability under our new revolving credit facility. As of June 30, 2005, we had $39.2 million available for additional borrowing under our new revolving credit facility (after reserving for $10.8 million of letters of credit outstanding), subject to compliance with customary borrowing conditions. Also under the terms of our new senior credit facility, we may borrow an additional $100.0 million, subject to certain conditions. In addition, neither the new senior credit facility nor the indenture prevent us from incurring obligations that do not constitute indebtedness as defined in those documents. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash from our future operations and on our continued access to external sources of financing. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings under our new senior credit facility or from other sources may not be available to us in an amount sufficient to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs, including capital expenditure requirements. If we complete an acquisition, our debt service requirements could increase. A substantial portion of our indebtedness, including all of our indebtedness under our new senior credit facility, bears interest at floating rates, and therefore if interest rates increase, our debt service requirements will increase. We may need to refinance or restructure all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our new senior credit facility and the notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Restrictive covenants in our new senior credit facility and the indenture governing the notes may restrict our ability to operate our business and to pursue our business strategies.

Our new senior credit facility and the indenture governing the notes limit our ability, among other things, to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to limitations on our ability and the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with our subsidiaries and affiliates;

•	incur liens;

•	enter into new lines of business; and

•	engage in consolidations, mergers or sales of substantially all of our assets.

In addition, our new senior credit facility includes other and more restrictive covenants and restricts our ability to prepay our other indebtedness, including the notes, while borrowings under our new senior credit facility remain outstanding. The new senior credit facility also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indenture governing the notes and the new senior credit facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

Our failure to comply with the covenants contained in the new senior credit facility, the indenture governing the notes or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our consolidated operating results and our financial condition.

Our new senior credit facility requires us to maintain specified financial ratios, including fixed charge coverage, senior leverage and total leverage ratios (as such terms are defined in the new senior credit facility). In addition, our new senior credit facility and the indenture governing the notes require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our new senior credit facility, or if a default otherwise occurs, the lenders under our new senior credit facility could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our new senior credit facility and prevent us from making payments on the notes. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

As a result of the restatement of our financial statements as discussed in Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus, we were in default under our new senior credit facility by failing to timely furnish our annual audited financial statements for fiscal year 2004 to our lenders. On May 19, 2005, we obtained a waiver of such default from our lenders that extended the time period to deliver the audited financial statements for the 2004 fiscal year as well as the financial statements for the first quarter of 2005 to July 31, 2005. The Company delivered all financial statements prior to July 31, 2005. We were in compliance with the covenants in our debt instruments at June 30, 2005. Accordingly there can be no assurance that we will remain in compliance with agreements and covenants in our debt instruments.

Your right to receive payment on the notes and the guarantees thereof is subordinated to our and the guarantors’ senior debt, including our new senior credit facility.

The notes and the related guarantees are contractually junior in right of payment to all of our and the guarantors’ existing and future senior debt, including debt under our new senior credit facility. As a result, upon a bankruptcy, liquidation, receivership, administration or reorganization or similar proceeding relating to us or any of the guarantors (or their property), the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the guarantees thereof. In these cases, we may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than holders of senior debt.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt, including borrowings under our new senior credit facility. Moreover, holders of secured debt often are able to interfere with payments on subordinated debt, such as the notes and the guarantees thereof, outside of the payment blockage provisions by limiting the debtor’s access to, and use of, its cash balances. As of June 30, 2005, the notes and related guarantees were subordinated to $301.0 million of senior debt, consisting of $218.9 million of outstanding secured borrowings under our new senior credit facility, $81.1 million of lease financing obligations, and $1.0 million of capital leases and other debt. In addition, we had $39.2 million available for additional borrowing under our new revolving credit facility, after reserving for $10.8 million of letters of credit outstanding. Also under the terms of our new senior credit facility, we may borrow an additional $100.0 million, subject to certain conditions. We and the guarantors will be entitled to incur additional senior debt in the future in accordance with the terms of the new senior credit facility and the indenture.

The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future direct and indirect subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.

The claims of creditors of any entity that does not guarantee the notes or of any guarantor whose guarantee of the notes is unenforceable are required to be paid before the holders of the notes have a claim (if any) against those entities and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the notes would not receive any amounts with respect to the notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity. Although these unrestricted subsidiaries currently have immaterial assets and sales, in the future our unrestricted subsidiaries may have material assets or incur material liabilities.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

In addition to being contractually subordinated, in the case of the notes, to all of our existing and future senior debt, our obligations under the notes and the guarantors’ obligations under the guarantees are not secured by any of our assets, while our obligations and the obligations of the guarantors under our new senior credit facility are secured by substantially all of the assets and intercompany loans made by us and the guarantors, and pledges of the outstanding shares of our capital stock by Carrols Holdings and of the outstanding capital stock of all of our domestic subsidiaries that are guarantors. Therefore, the lenders under our new senior credit facility, and the holders of any other secured debt that the issuer or the guarantors may incur in the future, will have claims with respect to these assets that have priority over the claims of holders of the notes. As of June 30, 2005, we had $218.9 million of secured debt, all of which would have consisted of outstanding borrowings and related guarantees under our new senior credit facility. We had $39.2 million of secured debt available for additional borrowing under our new revolving credit facility, after reserving for $10.8 million of letters of credit outstanding. Also, under the terms of our new senior credit facility, we may borrow an additional $100.0 million, subject to certain conditions. See “Description of Certain Debt—New Senior Credit Facility.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The issuance of the guarantees of the notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited substantially directly or indirectly from the issuance of the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee contains provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

We cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the notes would not be voided or subordinated to our or any guarantor’s other debt.

If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the notes.

If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay our obligations under the notes.

We may not be able to purchase the notes upon a change of control, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the incurrence of specific kinds of change of control events, we must offer to purchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our new senior credit facility may not allow that repurchase. If we fail to repurchase notes in that circumstance, we will be in default under the indenture governing the notes and, under cross-defaults, we will also be in default under our new senior credit facility. In addition, certain change of control events will constitute an event of default under our new senior credit facility. A default under our new senior credit facility would result in an event of default under the indenture if the administrative agent or the lenders accelerate our debt under our new senior credit facility. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our new senior credit facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all, in which case we might be required to sell assets to satisfy our repayment obligations. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. In addition, the change of control covenant in the indenture does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of Certain Debt—New Senior Credit Facility” and “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

The interests of the stockholders of Carrols Holdings may conflict with your interests as a holder of the notes.

Madison Dearborn Partners, LLC and affiliated investment funds and BIB Holdings (Bermuda) Ltd. control Carrols Holdings, our company and each of the guarantors of the notes. Madison Dearborn and BIB together will continue to have the ability to designate a majority of the board of directors of our company and Carrols Holdings, and will be able to select our senior management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. The directors will have the authority to make decisions affecting our capital structure, including the issuance of additional debt and declaration of dividends. In addition, the directors may authorize transactions, such as acquisitions, that could enhance the equity investment of Madison Dearborn and BIB while involving risks to your interest. The interests of Madison Dearborn and BIB may not be aligned with your interests as a holder of the notes. See “Certain Relationships and Related Transactions” and “Principal Stockholders.”

There is no established trading market for the notes, and no market for the notes may develop. You may not be able to resell or exchange your notes.

The notes are new issues of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system, although we expect that the notes will be eligible for trading in The PORTALSM Market. The initial purchasers have advised us that they currently intend to make a market in the notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, continue. Historically, the market for non-investment grade debt has been subject to substantial volatility, which could adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and other factors.

Risks Relating to the Restaurant Industry and Our Business

Intense competition in the restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

The restaurant industry is highly competitive. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in grocery stores, supermarkets, cafeterias and other purveyors of moderately priced and quickly prepared food.

Pollo Tropical’s competitors include national and regional chicken-based concepts, such as Boston Market and Kentucky Fried Chicken (KFC), and regional grilled chicken concepts as well as quick-service hamburger restaurant chains and other types of quick-casual restaurants. Our Taco Cabana restaurants, although part of the quick-casual segment of the restaurant industry, compete with quick-service restaurants, including those in the quick-service Mexican segment such as Taco Bell, other quick-casual restaurants and traditional casual dining Mexican restaurants.

With respect to our Burger King restaurants, our largest competitors are McDonald’s and Wendy’s restaurants. According to Technomic, McDonald’s restaurants had aggregate U.S. system-wide sales of $24.4 billion in 2004 and operated 13,673 restaurants in the United States in 2004, and Wendy’s restaurants had aggregate system wide sales of $7.7 billion in 2004 and operated 5,935 restaurants in the United States in 2004.

To remain competitive, we, as well as certain of the other major quick-casual and quick-service restaurant chains, have increasingly offered selected food items and combination meals at discounted prices. These changes in pricing and other marketing strategies have had, and in the future may continue to have, a negative impact on our sales and earnings.

Factors specific to the quick-casual and quick-service restaurant segments may adversely affect our consolidated results of operations, which may cause a decrease in earnings and revenues.

The quick-casual and quick-service restaurant segments are highly competitive and can be materially adversely affected by many factors, including:

•	changes in local, regional or national economic conditions;

•	changes in demographic trends;

•	changes in consumer tastes;

•	changes in traffic patterns;

•	increases in fuel prices, including a continuation of the current relatively higher levels of gasoline prices;

•	consumer concerns about health and nutrition;

•	increases in the number of, and particular locations of, competing restaurants;

•	inflation;

•	increases in utility costs;

•	increases in the cost of food, such as beef and chicken, and packaging;

•	consumer dietary considerations;

•	increased labor costs, including healthcare and minimum wage requirements;

•	regional weather conditions; and

•	the availability of experienced management and hourly-paid employees.

We are highly dependent on the Burger King system and our ability to renew our franchise agreements with Burger King Corporation. The failure to renew our franchise agreements or Burger King’s failure to compete effectively could materially adversely affect our consolidated results of operations.

For the year ended December 31, 2004, our Burger King restaurants contributed approximately 53% of our total revenues. Due to the nature of franchising and our agreements with BKC, our success is, to a large extent, directly related to the success of the nationwide Burger King system. In turn, the ability of the nationwide Burger King system to compete effectively depends upon the success of the management of the Burger King system and the success of its advertising programs and new products. We cannot assure you that Burger King will be able to compete effectively with other quick-service restaurants. As a result, any failure of Burger King to compete effectively would likely have a material adverse effect on our operating results.

Each of our Burger King restaurants operates under a separate franchise agreement with BKC. Under our franchise agreements with BKC, we are required to comply with operational programs established by BKC. For example, our franchise agreements with BKC require that our restaurants comply with specified design criteria.

In addition, BKC generally has the right to require us during the tenth year of a franchise agreement to remodel our restaurants to conform to the then-current image of Burger King, which may require the expenditure of considerable funds. In addition, although not required by the franchise agreements, we may not be able to avoid adopting menu price discount promotions instituted by BKC that may be unprofitable.

BKC’s consent is required for us to open new Burger King restaurants and acquire existing Burger King restaurants from other franchisees. BKC has a right of first refusal to acquire existing Burger King restaurants that we may seek to acquire from other franchisees. We cannot assure you that BKC will continue to consent to our development of new Burger King restaurants or our acquisitions of existing Burger King restaurants in the future or that it would not exercise its right of first refusal with regard to Burger King restaurants we seek to acquire. To date, BKC has approved all of our acquisitions of Burger King restaurants from other franchisees; however, in two instances, BKC exercised its right of first refusal and purchased restaurants we sought to acquire.

Our franchise agreements typically have a 20-year term after which BKC’s consent is required to receive a successor franchise agreement. As of June 30, 2005, we operated 340 Burger King restaurants. Our franchise agreements with BKC that are set to expire over the next three years are as follows:

•	10 of our franchise agreements with BKC are due to expire in the last quarter of 2005;

•	18 of our franchise agreements with BKC are due to expire in 2006; and

•	17 of our franchise agreements with BKC are due to expire in 2007.

Although historically, BKC has granted all of our requests for successor franchise agreements, we cannot assure you that BKC will grant each of our requests for successor franchise agreements, and any failure of BKC to renew our franchise agreements could adversely affect our operating results. In addition, as a condition of approval of a successor franchise agreement, BKC may require us to make capital improvements to particular restaurants to bring them up to Burger King current design standards, which may require us to incur substantial costs.

In addition, our franchise agreements with BKC do not give us exclusive rights to operate Burger King restaurants in any defined territory. Although we believe that BKC generally seeks to ensure that newly granted franchises do not materially adversely affect the operations of existing Burger King restaurants, we cannot assure you that franchises granted by BKC to third parties will not adversely affect any Burger King restaurants that we operate.

Our continued growth depends on our ability to open and operate new restaurants profitably, which in turn depends on our continued access to capital, and newly acquired or developed restaurants may not perform as we expect and we cannot assure you that our growth and development plans will be achieved.

Our continued growth depends on our ability to develop additional Pollo Tropical and Taco Cabana restaurants and to selectively acquire and develop additional Burger King restaurants. Development involves substantial risks, including the following:

•	the inability to fund development;

•	development costs that exceed budgeted amounts;

•	delays in completion of construction;

•	the inability to obtain all necessary zoning and construction permits;

•	the inability to identify, or the unavailability of, suitable sites on acceptable leasing or purchase terms;

•	developed restaurants that do not achieve desired revenue or cash flow levels once opened;

•	incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion;

•	the inability to recruit, train and retain managers and other employees necessary to staff each new restaurant;

•	changes in governmental rules, regulations and interpretations; and

•	changes in general economic and business conditions.

We cannot assure you that our growth and development plans can be achieved. Our development plans will require additional management, operational and financial resources. For example, we will be required to recruit and train managers and other personnel for each new restaurant. We cannot assure you that we will be able to manage our expanding operations effectively and our failure to do so could adversely affect our results of operations. In addition, our ability to open new restaurants and to grow, as well as our ability to meet other anticipated capital needs, will depend on our continued access to external financing, including borrowings under our new senior credit facility. We cannot assure you that we will have access to the capital we need on acceptable terms or at all, which could materially adversely affect our business.

Additionally, we may encounter difficulties growing beyond our presence in our existing core markets. We cannot assure you that we will be able to successfully grow our market presence beyond the current key regions within our existing markets, as we may encounter well-established competitors in new areas. In addition, we may be unable to find attractive locations or successfully market our products as we attempt to expand beyond our existing core markets, as the competitive circumstances and consumer characteristics in these new areas may differ substantially from those in areas in which we currently operate. As a result of the foregoing, we cannot assure you that we will be able to successfully integrate or profitably operate our new restaurants outside our core markets.

We can be adversely affected by widespread negative publicity regarding food quality, illness, injury or other health concerns.

Negative publicity about food quality, illness, injury or other health concerns (including health implications of obesity and transfatty acids) or similar issues stemming from one restaurant or a number of restaurants could materially adversely affect us, regardless of whether they pertain to our own restaurants. For example, health concerns about the consumption of beef or chicken or by specific events such as the outbreak of Bovine Spongiform Encephalopathy (mad cow disease) or Avian Influenza (bird flu) could lead to changes in consumer preferences, reduce consumption of our products and adversely affect our financial performance. These events could reduce the available supply of beef or chicken or significantly raise the price of beef or chicken.

In addition, we cannot guarantee that our operational controls and employee training will be effective in preventing food-borne illnesses and other food safety issues that may affect our restaurants. Food-borne illness incidents could be caused by food suppliers and transporters and, therefore, would be outside of our control. Any publicity relating to health concerns or the perceived or specific outbreaks of food-borne illnesses or other food safety issues attributed to one or more of our restaurants, could result in a significant decrease in guest traffic in all of our restaurants and could have a material adverse effect on our results of operations. In addition, similar publicity or occurrences with respect to other restaurants or restaurant chains could also decrease our guest traffic and have a similar material adverse effect on us.

We may incur significant liability or reputational harm if claims are brought against us or against our franchisees.

We or our franchisees may be subject to complaints, regulatory proceedings or litigation from guests or other persons alleging food-related illness, injuries suffered in our premises or other food quality, health or operational concerns, including environmental claims. In addition, in recent years a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging, among other things, violations of federal and state law regarding workplace and employment matters, discrimination, harassment, wrongful termination and wage, rest break, meal break and overtime compensation issues and, in the case of quick service restaurants, alleging that they have failed to disclose the health risks associated with high-fat foods and that their marketing practices have encouraged obesity. We may also be subject to litigation or other actions initiated by governmental authorities, our employees and our franchisees, among others, based upon these and other matters. A significant judgment against us could have a material adverse effect on our financial performance or liquidity. Adverse publicity resulting from such allegations or occurrences or alleged discrimination or other operating issues stemming from one of our locations, a number of our locations or our franchisees could adversely affect our business, regardless of whether the allegations are true, or whether we are ultimately held liable. Future cases which may be filed against us could materially adversely affect us if we lose such cases and have to pay substantial damages or if we settle such cases. In addition, any future cases may materially and adversely affect our operations by increasing our litigation costs and diverting our attention and resources to address such actions. In addition, if a claim is successful, our insurance coverage may not be adequate to cover all liabilities or losses and we may not be able to continue to maintain such insurance, or to obtain comparable insurance at a reasonable cost, if at all. If we suffer losses, liabilities or loss of income in excess of our insurance coverage or if our insurance does not cover such loss, liability or loss of income, there could be a material adverse effect on our results of operations. See “Business—Legal Proceedings.”

Our expansion into new markets may present increased risks due to our unfamiliarity with the area.

Some of our new restaurants will be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful than restaurants in our existing markets or to incur losses. An additional risk of expanding into new markets is the lack of market awareness of the Taco Cabana or Pollo Tropical brand. Restaurants opened in new markets may open at lower average weekly sales volumes than restaurants opened in existing markets, and may have higher restaurant-level operating expense ratios than in existing markets. Sales at restaurants opened in new markets may take longer to reach average unit volumes, if at all, thereby adversely affecting our operating results.

Changes in consumer taste could negatively impact our business.

We obtain a significant portion of our revenues from the sale of hamburgers, chicken, various types of sandwiches, and Mexican and other ethnic foods. The quick-casual and quick-service restaurant segments are characterized by the frequent introduction of new products, often accompanied by substantial promotional campaigns and are subject to changing consumer preferences, tastes, and eating and purchasing habits. Our success depends on our ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well other factors affecting the restaurant industry, including new market entrants and demographic changes. We may be forced to make changes in our menu items in order to respond to changes in consumer tastes or dining patterns, and we may lose customers who do not prefer the new menu items. In recent years, numerous companies in the quick-casual and quick-service restaurant segments have introduced products positioned to capitalize on the growing consumer preference for food products that are, or are perceived to be, healthy, nutritious, low in calories and low in fat content. If we do not or, in the case of our Burger King restaurants, if BKC does not, continually develop and successfully introduce new menu offerings that appeal to changing consumer preferences or if we do not timely capitalize on new products, our operating results will suffer. In addition, any significant event that adversely affects consumption of our products, such as cost, changing tastes or health concerns, could adversely affect our financial performance.

If a significant disruption in service or supply by any of our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on our business.

Our financial performance is dependent on our continuing ability to offer fresh, premium quality food at competitive prices. If a significant disruption in service or supply by certain of our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on us.

For our Pollo Tropical and Taco Cabana restaurants, we have negotiated directly with local and national suppliers for the purchase of food and beverage products and supplies. Pollo Tropical and Taco Cabana restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. For our Pollo Tropical restaurants, Henry Lee, a division of Gordon Food Service, serves as our primary distributor of food and paper products. We also rely on Pilgrim’s Pride (formerly Conagra) and Gold Kist as our two suppliers of chicken for our Pollo Tropical restaurants and if either supplier is unable to service us, this could lead to a material disruption of service or supply until a new supplier is engaged. For our Taco Cabana restaurants, SYGMA Network, Inc. serves as our primary distributor of food and beverage products and supplies. With respect to our distributors for our Pollo Tropical and Taco Cabana restaurants, if any of our distributors is unable to service us, this could lead to a material disruption of service or supply until a new distributor is engaged, which could have a material adverse effect on our business.

If labor costs increase, we may not be able to make a corresponding increase in our prices and our consolidated operating results may be adversely affected.

Wage rates for a substantial number of our employees are at or slightly above the minimum wage. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but also the wages paid to the employees at wage rates which are above the minimum wage, which will increase our costs. To the extent that we are not able to raise our prices to compensate for increases in wage rates, this could have a material adverse effect on our consolidated operating results.

The efficiency and quality of our competitors’ advertising and promotional programs could have a material adverse effect on our consolidated results of operations and financial condition.

Should our competitors increase spending on advertising and promotion, should the cost of television or radio advertising increase, should our advertising funds materially decrease for any reason, or should our advertising and promotion be less effective than our competitors’, there could be a material adverse effect on our consolidated results of operations and financial condition.

Newly acquired or developed restaurants may reduce sales at our neighboring restaurants.

We intend to continue to open restaurants in our existing core markets, particularly the core markets served by our Pollo Tropical and Taco Cabana restaurants. To the extent that we open a new restaurant in the vicinity of one or more of our existing restaurants within the same chain, it is possible that some of the customers who previously patronized those existing restaurants may choose to patronize the new restaurant instead, reducing sales at those existing restaurants. Accordingly, to the extent we open new restaurants in our existing markets, sales at some of our existing restaurants in those markets may decline.

Our business is regional and we therefore face risks related to reliance on certain markets.

As of June 30, 2005, excluding our franchised locations, all of our Pollo Tropical restaurants were located in Florida and approximately 95% of our Taco Cabana restaurants were located in Texas. Also, as of June 30, 2005, 65% of our Burger King restaurants were located in New York and Ohio. Therefore, the economic conditions, state and local government regulations, weather conditions or other conditions affecting Florida, Texas, New York and Ohio and the tourism industry affecting Florida may have a material impact on the success of our restaurants in those locations. For example, the events of September 11, 2001 had a significant negative impact on tourism in Florida, which adversely impacted the revenues and operating results at our Pollo Tropical restaurants.

We cannot assure you that the current locations of our existing restaurants will continue to be economically viable or that additional locations will be acquired at reasonable costs.

The location of our restaurants has significant influence on their success. We cannot assure you that current locations will continue to be economically viable or that additional locations can be acquired at reasonable costs.

In addition, the economic environment where restaurants are located could decline in the future, which could result in potentially reduced sales in those locations. We cannot assure you that new sites will be as profitable as existing sites.

If the sale-leaseback market requires significantly higher yields, we may not enter into sale-leaseback transactions and as a result would not receive the related net proceeds.

From time to time, we sell our restaurant properties in sale-leaseback transactions. We historically have used, and intend to use, the net proceeds from such transactions to reduce outstanding debt and fund future capital expenditures for new restaurant development. However, the sale-leaseback market may cease to be a reliable source of additional cash flows for us in the future if capitalization rates become less attractive or other unfavorable market conditions develop. For example, should the sale-leaseback market require significantly higher yields, we may not enter into sale/leaseback transactions, which could adversely affect our ability to reduce outstanding debt and fund new capital expenditures for future restaurant development.

The loss of the services of our senior executives could have a material adverse effect on our business, consolidated financial condition or results of operations.

Our success depends to a large extent upon the continued services of our senior management, including Alan Vituli, Chairman of the Board and Chief Executive Officer, and Daniel T. Accordino, President and Chief Operating Officer, who have substantial experience in the restaurant industry. We believe that it would be extremely difficult to replace Messrs. Vituli and Accordino with individuals having comparable experience. Consequently, the loss of the services of Mr. Vituli or Mr. Accordino could have a material adverse effect on our business, consolidated financial condition or results of operations.

Government regulation could adversely affect our consolidated financial condition and results of operations.

We are subject to extensive laws and regulations relating to the development and operation of restaurants, including regulations relating to the following:

•	zoning;

•	the preparation and sale of food;

•	liquor licenses which allow us to serve alcoholic beverages at our Taco Cabana restaurants;

•	employer/employee relationships, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements;

•	federal and state laws that prohibit discrimination and laws regulating design and operation of facilities, such as the Americans With Disabilities Act of 1990; and

•	federal and state regulations governing the operations of franchises, including rules promulgated by the Federal Trade Commission.

In the event that legislation having a negative impact on our business is adopted, you should be aware that it could have a material adverse impact on us. For example, substantial increases in the minimum wage could adversely affect our consolidated financial condition and results of operations. Local zoning or building codes or regulations can cause substantial delays in our ability to build and open new restaurants.

If one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron.

We serve alcoholic beverages at our Taco Cabana restaurants and are subject to the “dram-shop” statutes of the jurisdictions in which we serve alcoholic beverages. “Dram-shop” statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of the law.

In most jurisdictions, if one of our employees sells alcoholic beverages to an intoxicated or minor patron we may be liable to third parties for the acts of the patron. We cannot guarantee that those patrons will not be served or that we will not be subject to liability for their acts. Our liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or we may face increased deductibles on such insurance. Any increase in the number or size of “dram-shop” claims could have a material adverse effect on us as a result of the costs of defending against such claims; paying deductibles and increased insurance premium amounts; implementing improved training and heightened control procedures for our employees; and paying any damages or settlements on such claims.

Federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials could expose us to liabilities, which could adversely affect our results of operations.

We are subject to a variety of federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. We own and lease numerous parcels of real estate on which our restaurants are located.

Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts of law that could adversely affect our operations. Also, if contamination is discovered on properties owned or operated by us, including properties we owned or operated in the past, we can be held liable for severe penalties and costs of remediation. These penalties could adversely affect our consolidated results of operations.

We may, in the future, seek to pursue acquisitions and we may not find restaurant companies that are suitable acquisition candidates or successfully operate or integrate any restaurant companies we may acquire.

We may in the future seek to acquire other restaurant chains. Although we believe that opportunities for future acquisitions may be available from time to time, increased competition for acquisition candidates exists and may continue in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate acquired restaurant companies without substantial costs, delays or operational or financial problems. In the event we are able to acquire other restaurant companies, the integration and operation of the acquired restaurants may place significant demands on our management, which could adversely affect our ability to manage our existing restaurants. We also face the risk that our existing systems, procedures and financial controls will be inadequate to support any restaurant chains we may acquire and that we may be unable to successfully integrate the operations and financial systems of any chains we may acquire with our own systems. While we may evaluate and discuss potential acquisitions from time to time, we currently have no understandings, commitments or agreements with respect to any acquisitions. We may be required to obtain additional financing to fund future acquisitions. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all. Both the new senior credit facility and the indenture governing the notes contain restrictive covenants that may prevent us from incurring additional debt or acquiring additional restaurant chains.

Our failure or inability to enforce our trademarks or other proprietary rights could adversely affect our competitive position or the value of our brand.

We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, including the Pollo Tropical name and logo and Taco Cabana name and logo, and proprietary rights relating to certain of our core menu offerings. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which could harm our image, brand or competitive position and, if we commence litigation to enforce our rights, cause us to incur significant legal fees.

We are not aware of any assertions that our trademarks or menu offerings infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items in the future or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and consolidated financial condition.

Use of Proceeds

We will not receive any proceeds from the exchange of outstanding notes pursuant to this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of the outstanding notes, the terms of which are substantially identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

Our net proceeds from the sale of the outstanding notes (after deducting discounts payable to the initial purchasers and expenses of the transactions) were approximately $171.1 million.

Capitalization

The following table sets forth our capitalization as of June 30, 2005 on an actual basis which reflect the following events that occurred during December 2004:

•	the completion of the sale of the outstanding notes and the completion of our new senior credit facility;

•	the application of the proceeds to repay all outstanding borrowings under our prior senior credit facility;

•	the application of the proceeds to repurchase the old notes through a tender offer and redemption;

•	the application of the proceeds to pay the fees and expenses associated with the offering of the notes and our new senior credit facility;

•	the distribution in the form of a dividend to Carrols Holdings, our sole stockholder, and the distribution by Carrols Holdings to its stockholders; and

•	the distribution to employees and a director of Carrols, who owned options to purchase common stock of Carrols Holdings, pro rata in relation to the number of shares of Carrols Holdings common stock issuable upon the exercise of such options.

You should read this table in conjunction with “Use of Proceeds,” “Unaudited Condensed Consolidated Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the notes to those statements included elsewhere in this prospectus and the financial data set forth under “Selected Historical Financial Data.”

As of June 30, 2005
(Dollars in thousands)
Debt, including current portion:
Lease financing obligations, including current portion	$81,128
Capital leases and other debt	1,020
Notes	180,000
New senior credit facility	218,900

Total debt	481,048

Stockholder’s deficit:
Additional paid-in-capital	(75,948)
Accumulated deficit	(30,142)
Common stock, par value $1.00; authorized 1,000 shares, issued and outstanding—10 shares	—

Total stockholder’s deficit	(106,090)

Total capitalization	$374,958

Unaudited Condensed Consolidated Pro Forma Financial Information

The following unaudited condensed consolidated pro forma financial information has been derived from the application of pro forma adjustments to our historical consolidated financial statements. The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2004 gives effect to the initial offering, our entering into the new senior credit facility and the borrowings thereunder, the repayment of all outstanding borrowings under our prior senior credit facility, the tender offer for all of our old notes and irrevocably calling for redemption all of our outstanding old notes that were not validly tendered and accepted for payment, which we refer to collectively, as the “transactions,” that occurred on December 15, 2004 as if such events occurred as of January 1, 2004. For the year ended December 31, 2004, both the actual and pro forma results give effect to certain non-recurring charges resulting from the transactions and the use of proceeds therefrom.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and notes thereto that are included elsewhere in this prospectus.

Pro forma adjustments to historical financial information include adjustments that we deem reasonable and appropriate and are factually supported based on currently available information. This unaudited condensed consolidated pro forma financial statement is included for comparative purposes only and may not be indicative of what actual results would have been had the initial offering occurred on the dates described above. The unaudited condensed consolidated pro forma financial statement also does not purport to present our financial results for future periods.

Unaudited Condensed Consolidated Pro Forma Statement of Operations

	Year ended December 31, 2004
(Dollars in thousands)	Historical	Pro forma adjustments		Pro forma
Revenues:
Restaurant sales	$696,343	$—		$696,343
Franchise royalty revenues and fees	1,536	—		1,536

Total revenues	697,879	—		697,879

Costs and expenses:
Cost of sales	202,624	—		202,624
Restaurant wages and related expenses	206,732	—		206,732
Restaurant rent expense	35,699	—		35,699
Other restaurant operating expenses	92,891	—		92,891
Advertising expense	24,711	—		24,711
General and administrative (including stock-based compensation expense of $1,818)	43,578	—		43,578
Depreciation and amortization	40,180	—		40,180
Impairment losses	1,544	—		1,544
Bonus to employees and director(1)	20,860			20,860
Other expense	2,320	—		2,320

Total operating expenses	671,139	—		671,139

Income from operations	26,740	—		26,740
Interest expense	31,320	3,198	(2)	34,518
Loss on extinguishment of debt(3)	8,913	—		8,913

Loss before income taxes	(13,493)	(3,198)		(16,691)
Benefit for income taxes	(6,288)	(1,279	)(4)	(7,567)

Net loss	$(7,205)	$(1,919)		$(9,124)

Notes to Unaudited Condensed Consolidated Pro Forma Statements of Operations

(1)	Operating expenses include a bonus payment to employees and a director, who owned options to purchase common stock of Carrols Holdings, of $20.9 million, including payroll taxes of $0.6 million.

(2)	Reflects (a) the incremental interest expense of $3,193 resulting from the issuance of $180.0 million of notes and $220.0 million of term loan borrowings under the new senior credit facility, and (b) the increase in amortization related to certain deferred financing costs of $5. We have assumed average interest rates for our new senior credit facility at 3.95% for the year ended December 31, 2004. We have assumed no revolving credit borrowings under the new senior credit facility. We have used the coupon rate of 9% for the outstanding notes. Historical and pro forma interest expense includes $7.08 million of interest expense on lease financing obligations for the year ended December 31, 2004. A 0.125% change in the interest rates on borrowings under our new senior credit facility would change pro forma interest expense by $0.3 million for the year ended December 31, 2004.

(3)	Loss on extinguishment of debt reflects the write off of deferred financing costs of $3,157 and the tender premium paid in connection with the tender offer for our old notes of $5,756 as these costs are expensed in our actual results for the year ended December 31, 2004.

(4)	The income tax benefit related to the pre-tax effects of pro forma adjustments is based on an incremental tax rate of 40%.

Selected Historical Financial Data

Restatement

We restated our financial statements including applicable footnotes as of December 31, 2003 and for the years ended December 31, 2003 and 2002.

Lease and Leasehold Improvement Accounting

We reviewed our lease accounting policies following a host of announcements by many restaurant and retail companies that they were revising their accounting practices for leases. We historically followed the accounting practice of using the initial lease term when determining operating versus capital lease classification and when calculating straight-line rent expense. In addition, we depreciated our buildings on leased land and leasehold improvements over a period that included both the initial lease term plus one or more optional extension periods even if the option renewal was not reasonably assured (or the useful life of the asset if shorter).

Upon such review, we restated our financial statements for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004 to correct errors in our lease accounting. Specifically, we revised our lease term for purposes of lease classification and calculating straight-line rent expense to only include renewal options that are reasonably assured of exercise because an economic penalty, as defined under SFAS No. 98, “Accounting for Leases,” would be incurred in the event of non-renewal. We also revised our useful lives of leasehold improvements to the shorter of their economic lives or the lease term as defined in SFAS No. 13. The primary impact of the restatement was to accelerate depreciation of buildings on leased land and leasehold improvements made subsequent to the lease inception date. The restatement also reduced the lives of intangible assets related to leases. The aggregate effect of these adjustments at December 31, 2004 was a reduction of the net book value of leasehold improvements of $13.8 million and a reduction of the net book value of intangible assets related to leases of $3.8 million. Also, as a result of this restatement, amortization expense for leasehold improvements and assets related to leases for the six months ended June 30, 2004 and the years ended December 31, 2004 and 2003 increased by $0.5 million, $0.9 million, and $1.1 million, respectively.

In conjunction with the review of our lease accounting, we also determined that adjustments were necessary for lease liabilities for operating leases with non-level rents at the time of our acquisitions of Pollo Tropical in 1998 and Taco Cabana in 2000 as well as liabilities related to acquired leases with above-market rentals for Taco Cabana. We have adjusted our purchase price allocations for these acquisitions and restated lease liabilities and goodwill as of the acquisition dates. We have also restated rent expense and interest expense for those previously reported periods subsequent to each acquisition and restated goodwill amortization through December 31, 2001.

As a result of these restatements rent expense increased $0.1 million in the six months ended June 30, 2004, $0.1 million for all of 2004, $0.3 million in 2003 and $0.7 million in 2002.

Accounting for Franchise Rights

During the current year, we also reviewed our accounting policies for the amortization of franchise rights, intangible assets pertaining to the acquisitions of Burger King restaurants, and determined that we made an error in the assessment of their remaining useful lives as part of our adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). As of January 1, 2002, amounts allocated to franchise rights for each acquisition are now amortized prospectively from that date using the straight-line method over the average remaining term of the acquired franchise agreements at January 1, 2002, plus one twenty-year renewal period. Previously, we amortized the amounts allocated to franchise rights over periods ranging from twenty to forty years.

In connection with the review of our accounting for franchise rights, we also determined that we understated the franchise rights and deferred tax liabilities each by $14.0 million that pertained to an acquisition of 64 Burger King restaurants in 1997.

We have restated our financial statements for these adjustments for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004. The effect of the restatement was a reduction in amortization expense of $0.4 million in the six months ended June 30, 2004 $0.5 million for all of 2004 and $0.8 million for each of the years ended December 31, 2003 and 2002.

Stock-based Compensation Expense

We reevaluated the terms of our option plans and grants and concluded that provisions of certain options granted under our plans require us to account for these options using the variable accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”). Previously, we had accounted for these options under APB 25 using a fixed accounting treatment whereby compensation expense, if any, was only evaluated at the date of the option grant. The impact of this adjustment was to increase stock-based compensation expense, included in general and administrative expenses, by $1.6 million for the six months ended June 30, 2004, $2.2 million for all of 2004 and $0.3 million for the year ended December 31, 2003 and to decrease stock-based compensation expense by $0.2 million for the year ended December 31, 2002.

See Note 2 for the Consolidated Financial Statements included in this prospectus for a complete discussion of the restatements. All previously reported amounts affected by the restatement that appear elsewhere in these footnotes to the consolidated financial statements have also been restated.

Accounting for Guarantor Financial Statements

In addition, we have restated our guarantor financial statements as of December 31, 2003 and for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002 to reflect the allocation of corporate costs to conform to the current period presentation and in addition, for the year ended December 31, 2003, the calculation of income tax expense applicable to the Guarantor Subsidiaries. See Note 17 to the Consolidated Financial Statements included elsewhere in this prospectus.

Selected Financial Data

The following table sets forth our selected consolidated financial data derived from our audited consolidated financial statements for each of the fiscal years ended December 31, 2002, 2003 and 2004 which are included elsewhere in this prospectus. The selected historical consolidated financial data for the six months ended June 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the six months ended June 30, 2004 and 2005 are not necessarily indicative of the results to be expected for the full year.

The information in the following table should be read together with our consolidated financial statements as of December 31, 2003 and 2004, for the years ended December 31, 2002, 2003 and 2004, as of June 30, 2005, and for the six months ended June 30, 2004 and 2005 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the following table reflect rounding adjustments.

Our acquisition of Taco Cabana was completed in late 2000 and, as a result, our financial data as of and for the year ended December 31, 2000 include the results of operations for Taco Cabana since December 20, 2000.

Year ended December 31,	Six months ended June 30,
(Dollars in thousands)	Restated 2000(1)	Restated 2001(1)	Restated 2002(1)	Restated 2003(1)	2004	Restated 2004(1)	2005
Statements of operations data:
Revenues:
Restaurant sales	$465,862	$654,710	$655,545	$643,579	$696,343	$334,067	$350,531
Franchise royalty revenues and fees	1,039	1,579	1,482	1,406	1,536	756	785

Total revenues	466,901	656,289	657,027	644,985	697,879	334,823	351,316

Costs and expenses:
Cost of sales	132,646	189,947	183,976	181,182	202,624	96,001	102,356
Restaurant wages and related expenses	135,787	192,918	196,258	194,315	206,732	99,522	102,122
Restaurant rent expense	24,315	31,531	31,187	31,710	35,699	17,381	18,314
Other restaurant operating expenses	61,500	86,435	87,335	89,880	92,891	44,749	49,314
Advertising expense	20,554	28,830	28,041	27,351	24,711	12,873	13,548
General and administrative	27,017	35,494	36,459	37,376	43,578	21,870	37,984
Depreciation and amortization	31,348	47,565	41,352	42,008	40,180	21,057	17,568
Impairment losses	135	578	1,285	4,151	1,544	569	853
Bonus to employees and director	—	—	—	—	20,860	—	—
Other expense (income)(2)	(1,365)	8,841	—	—	2,320	—	—

Total operating expenses	431,937	622,139	605,893	607,973	671,139	314,022	342,059

Income from operations	34,964	34,150	51,134	37,012	26,470	20,801	9,257
Interest expense	29,571	42,322	36,700	34,069	31,320	15,726	18,792
Loss on extinguishment of debt	575	—	—	—	8,913	—	—

Income (loss) before income taxes	4,818	(8,172)	14,434	2,943	(13,493)	5,075	(9,535)
Provision (benefit) for income taxes	2,551	(1,405)	5,169	1,124	(6,288)	2,365	532

Net income (loss)	$2,267	$(6,767)	$9,265	$1,819	$(7,205)	$2,710	$(10,067)

Other financial data:
Cash provided from operating activities	$50,862	$47,968	$55,964	$48,239	$62,652	$28,608	$189
Cash used for investing activities	(190,818)	(49,156)	(55,071)	(29,472)	(20,626)	(7,487)	(12,630)
Cash provided from (used for) financing activities	140,767	881	(760)	(18,891)	(12,974)	(20,209)	(1,626)
Capital expenditures, excluding acquisitions	36,157	47,575	54,155	30,244	20,226	7,051	12,834
Consolidated EBITDA, as defined(3)(4)	65,082	89,346	93,771	83,171	68,464	42,427	44,039
Consolidated EBITDA margin(5)	13.9%	13.7%	14.3%	12.9%	9.8%	12.7%	12.6%
Ratio of earnings to fixed charges(6)	1.13	x	—	1.31	x	1.07	x	—	1.24	x	—

Operating statistics:
Total number of restaurants (at end of period)	521	532	529	532	537	536	533

Pollo Tropical:
Number of restaurants (at end of period)	49	53	58	60	63	60	65

Average number of restaurants	45.6	50.4	55.6	59.4	60.3	60.0	64.0

Revenues:
Restaurant sales	$88,976	$96,437	$100,444	$109,201	$124,000	$60,096	$68,451
Franchise royalty revenues and fees	1,028	1,174	1,053	993	1,101	542	596

Total revenues	90,004	97,611	101,497	110,194	125,101	60,638	69,047
Average annual sales per restaurant(7)	1,951	1,913	1,807	1,838	2,018
Segment EBITDA	20,857	21,987	21,936	22,374	27,775	14,687	14,781
Segment EBITDA margin(5)	23.2%	22.5%	21.6%	20.3%	22.2%	24.2%	21.4%
Change in comparable restaurant sales(8)	1.7%	(0.3)%	(4.2)%	2.3%	10.6%	11.0%	7.5%

Taco Cabana(9):
Number of restaurants (at end of period)	117	120	116	121	126	124	128
Average number of restaurants	112.8	120.3	114.6	118.9	123.9	122.5	126.7
Revenues:
Restaurant sales	$170,315	$177,398	$174,982	$181,068	$202,506	$97,545	$102,906
Franchise royalty revenues and fees	376	405	429	413	435	214	189

Total revenues	170,691	177,803	175,411	181,481	202,941	97,759	103,095
Average annual sales per restaurant(7)	1,510	1,475	1,527	1,523	1,604
Segment EBITDA	25,685	24,244	27,989	24,206	29,813	12,937	15,085
Segment EBITDA margin(5)	15.0%	13.6%	16.0%	13.3%	14.7%	13.2%	14.6%
Change in comparable restaurant sales(8)	3.4%	1.6%	(0.2)%	(3.0)%	4.8%	4.9%	2.9%

	Year ended December 31,					Six months ended June 30,
(Dollars in thousands)	Restated 2000(1)	Restated 2001(1)	Restated 2002(1)	Restated 2003(1)	2004	Restated 2004(1)	2005
Burger King:
Number of restaurants (at end of period)	355	359	355	351	348	352	340
Average number of restaurants.	352.1	353.3	355.6	352.2	350.9	351.9	346.8
Restaurant sales	$371,335	$380,875	$380,119	$353,310	$369,837	$176,426	$179,174
Average annual sales per restaurant(7)	1,055	1,078	1,069	1,003	1,034
Segment EBITDA	43,964	43,216	43,695	36,844	35,874	16,427	14,244
Segment EBITDA margin(5)	11.8%	11.3%	11.5%	10.4%	9.7%	9.3%	7.9%
Change in comparable restaurant sales(8)	(2.5)%	1.3%	(1.3)%	(7.2)%	2.9%	0.7%	2.6%
Balance sheet data (at end of period):
Total assets	$553,231	$546,387	$541,626	$481,386	$493,072	$462,810	$472,286
Working capital	(28,539)	(36,131)	(35,988)	(42,123)	(27,110)	(47,709)	(18,831)
Debt:
Senior and senior subordinated debt	$365,600	$368,500	$357,300	$294,100	$400,000	$264,050	$398,900
Capital leases and other debt	5,538	5,144	3,045	1,732	1,225	1,414	1,020
Lease financing obligations	90,004	88,471	86,702	84,685	82,397	83,585	81,128

Total debt	$461,142	$462,115	$447,047	$380,517	$483,622	$349,049	$481,048

Stockholder’s equity (deficit)	$7,298	$531	$9,796	$11,615	$(112,384)	$14,325	$(106,090)

(1)	The restatement adjustments affecting fiscal years 2000, 2001, 2002, 2003 and the six months ended June 30, 2004 are set forth in the following table:

	Year ended December 31,
	2000		2001		2002		2003
(Dollars in thousands)	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Statements of operations data:
Restaurant rent expense	$24,187	$24,315	$31,207	$31,531	$30,494	$31,187	$31,383	$31,710
Depreciation and amortization	30,805	31,348	45,958	47,565	41,329	41,352	41,657	42,008
General and administrative expense	26,403	27,017	35,393	35,494	36,610	36,459	37,123	37,376
Total operating expense	430,652	431,937	620,107	622,139	605,328	605,893	607,042	607,973
Income from operations	36,249	34,964	36,182	34,150	51,699	51,134	37,943	37,012
Interest expense	29,571	29,571	41,982	42,322	36,392	36,700	33,808	34,069
Income (loss) before income taxes	6,103	4,818	(5,800)	(8,172)	15,307	14,434	4,135	2,943
Provision (benefit) for income taxes	3,407	2,551	274	(1,405)	5,593	5,169	1,767	1,124
Net income (loss)	2,696	2,267	(6,074)	(6,767)	9,714	9,265	2,368	1,819

Balance sheet data (at end of period):
Total assets	$557,825	$553,231	$550,954	$546,387	$546,296	$541,626	$486,080	$481,386
Stockholder’s equity	14,962	7,298	8,888	531	18,602	9,796	20,970	11,615

	Six months ended June 30, 2004
(Dollars in thousands)	Previously Reported	Restated
Statements of operations data:
Restaurant rent expense	$17,287	$17,381
General and administrative expense	20,246	21,870
Depreciation and amortization	20,958	21,057
Total operating expense	312,205	314,022
Income from operations	22,618	20,801
Interest expense	15,629	15,726
Income before income taxes	6,989	5,075
Provision for income taxes	2,557	2,365
Net income	4,432	2,710

The restatement adjustments affecting fiscal years 2000, 2001, 2002 and 2003 and for the six months ended June 30, 2004 were to accelerate the depreciation of buildings and improvements on leased land and intangible assets related to leases, increase rent expense, increase interest expense and decrease goodwill amortization due to adjustments of the purchase price allocations for the Pollo Tropical and Taco Cabana acquisitions, and to record stock-based compensation expense from variable stock awards included in general and administrative expense. The cumulative effect of these adjustments affecting periods prior to fiscal 2000 is reflected as a decrease of $7,235 to our accumulated deficit at December 31, 1999. In addition, the restatement adjustments also include a reduction in amortization expense of Burger King franchise rights of $0.4 million for the six months ended June 30, 2004 and $0.8 million for each of the years ended December 31, 2003 and 2002. See Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(2)	Other income in 2000 was from the recognition of previously deferred contractual payments received from Ameriserve Food Distribution, Inc., which was recognized upon termination of the related supply agreement in 2000. Other expense in 2001 resulted from the closure of seven Taco Cabana restaurants in the Phoenix, Arizona market and the discontinuance of restaurant development in that market. Other expense in 2004 resulted from the write off of costs incurred in connection with a registration statement on Form S-1 for an offering of Enhanced Yield Securities and senior subordinated notes by Carrols Holdings that was withdrawn on October 25, 2004. See Note 9 to the consolidated financial statements included elsewhere in this prospectus.

(3)	Consolidated EBITDA includes a charge in 2001 of $1,788 resulting from the closure of seven Taco Cabana restaurants in the Phoenix, Arizona market and the discontinuance of restaurant development in that market. Consolidated EBITDA in 2004 has been reduced by $2,320 for the write off of costs associated with a registration statement on Form S-1 which was withdrawn and by $20,860 for a bonus paid to employees and a director (See Notes 9 and 11 to the consolidated financial statements included elsewhere in this prospectus).

(4)	Reconciliation of Non-GAAP Financial Measures:

Consolidated EBITDA is defined as income before interest, income taxes, depreciation and amortization, impairment losses, non-cash stock compensation expense and non-cash other income and expense. Consolidated EBITDA is presented because we believe it is a useful financial indicator for the ability, on a consolidated basis, to service and/or incur indebtedness. However, Consolidated EBITDA should not be considered as an alternative on a consolidated basis to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Consolidated EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Management believes the most directly comparable measure to Consolidated EBITDA calculated in accordance with generally accepted accounting principles is net cash provided from operating activities.

A reconciliation of Consolidated EBITDA to net cash provided from operating activities, is presented below:

	Year ended December 31,					Six months ended June 30,
(Dollars in thousands)	(Restated) 2000	(Restated) 2001	(Restated) 2002	(Restated) 2003	2004	(Restated) 2004	2005
Consolidated EBITDA, as defined	$65,082	$89,346	$93,771	$83,171	$68,464	$42,427	$44,039
Adjustments to reconcile Consolidated EBITDA to net cash provided from operating activities:
Loss (gain) on sale of assets	—	390	24	(386)	(176)	(288)	(395)
Interest expense	(29,571)	(42,322)	(36,700)	(34,069)	(31,320)	(15,726)	(18,792)
Amortization of deferred financing costs	875	1,430	1,437	1,445	1,419	728	713
Amortization of unearned purchase discount	(1,977)	(2,014)	(2,155)	(2,146)	(2,154)	(1,078)	(1,077)
Amortization of deferred gains from sale-leaseback transactions	(27)	(27)	(65)	(269)	(626)	(322)	(334)
Benefit (provision) for income taxes	(2,551)	1,405	(5,169)	(1,124)	6,288	(2,365)	(532)

Deferred income taxes	1,258	(3,093)	5,129	(773)	(6,035)	(1,004)	77

Increase (decrease) in accrued bonus to employees and director	—	—	—	—	20,860	—	(20,860)
Increase (decrease) in accrued payroll, related taxes and benefits		315	1,992	(3,332)	11,484	4,372	(10,393)

Change in other operating assets and liabilities	17,773	750	(2,300)	5,722	(5,552)	1,864	7,743

Other expense (a)	—	1,788	—	—	—	—	—

Net cash provided from operating activities	$50,862	$47,968	$55,964	$48,239	$62,652	$28,608	$189

(a)	Reflects occupancy and other exit costs related to the closure of seven Taco Cabana restaurants in the first quarter of 2001.

(5)	Consolidated EBITDA margin is derived by dividing Consolidated EBITDA by the total consolidated revenues. Segment EBITDA margin is derived by dividing segment EBITDA by the total revenues applicable to the segment shown above.

(6)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2001, December 30, 2004 and the six months ended June 30, 2005 by $8,172, $13,493 and $9,535 respectively.

(7)	Average annual sales per restaurant is derived by dividing restaurant sales for the applicable year by the average number of restaurants for the applicable year.

(8)	The change in comparable restaurant sales is calculated using only those restaurants that have been open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana).

(9)	Taco Cabana was acquired in late 2000. Average restaurants, average sales and comparable sales data for periods prior to the respective acquisition are presented for informational purposes only.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are one of the largest restaurant companies in the United States operating three restaurant brands in the quick-casual and quick-service restaurant segments with 533 company owned and operated restaurants in 17 states as of June 30, 2005. We own, operate and franchise two Hispanic restaurant brands, Taco Cabana® and Pollo Tropical® operating primarily in Texas and Florida, respectively. We are also the largest Burger King® franchisee and have operated Burger King restaurants since 1976.

We use a 52-53 week fiscal year ending on the Sunday closest to December 31. For convenience, all references herein to the fiscal years ended December 29, 2002, December 28, 2003 and January 2, 2005 will hereinafter be referred to as the fiscal years ended December 31, 2002, 2003 and 2004, respectively. Our fiscal year ended December 31, 2004 included 53 weeks. Our fiscal years ended December 31, 2003 and 2002 each included 52 weeks. Similarly, all references herein to the six months ended June 27, 2004 and July 2, 2005 are referred to as the six months ended June 30, 2004 and 2005, respectively.

Recent Developments

Effective May 3, 2005, Carrols Holdings issued an aggregate of 260,600 shares of Holdings’ common stock in exchange for the cancellation and termination of an identical number of outstanding options to purchase shares of Holdings’ common stock. As a consequence of the exchange, all outstanding stock options were cancelled and terminated. All shares were issued pursuant to stock award agreements, effective May 3, 2005, which provide that such shares are fully vested and non-forfeitable upon issuance, but may not be sold or otherwise disposed of for a period of two years from the date of issuance. Such agreements also provide that up to an aggregate of 16% of each recipients’ shares (for those recipients that were issued 100 or more shares) are subject to repurchase by Carrols Holdings (at its option) after December 31, 2006 under certain circumstances described in the award agreements. In addition, such shares may be subject to repurchase by Carrols Holdings (at its option) in the event of a termination of employment before the occurrence of certain events. The Company recorded a compensation charge of $16.4 million in the second quarter of 2005 relative to these stock awards.

Restatements

As previously reported in our Annual Report on Form 10-K for the year ended December 31, 2004, we restated our financial statements including applicable footnotes as of December 31, 2003 and for the years ended December 31, 2003 and 2002.

Lease and Leasehold Improvement Accounting

We reviewed our lease accounting policies following a host of announcements by many restaurant and retail companies that they were revising their accounting practices for leases. We historically followed the accounting practice of using the initial lease term when determining operating versus capital lease classification and when calculating straight-line rent expense. In addition, we depreciated our buildings on leased land and leasehold improvements over a period that included both the initial lease term plus one or more optional extension periods even if the option renewal was not reasonably assured (or the useful life of the asset if shorter).

Upon such review, we restated our financial statements for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004 to correct errors in our lease accounting. Specifically, we revised our lease term for purposes of lease classification and calculating straight-line rent expense to only include renewal options that are reasonably assured of exercise because an economic penalty, as defined under SFAS No. 98, “Accounting for Leases,” would be incurred in the event of non-renewal. We also revised our useful lives of leasehold improvements to the shorter of their economic life or the lease term as defined in SFAS No. 13. The primary impact of the restatement was to accelerate depreciation of buildings on leased land and leasehold improvements made subsequent to the lease inception date. The restatement also reduced the lives of intangible assets related to leases. The aggregate effect of these adjustments at December 31, 2004 was a reduction of the net book value of leasehold improvements of $13.8 million and a reduction of the net book value of intangible assets related to leases of $3.8 million. Also, as a result of this restatement, amortization expense for leasehold improvements and assets related to leases for the six months ended June 30, 2004 and the years ended December 31, 2004 and 2003 increased by $0.5 million, $0.9 million, and $1.1 million, respectively.

In conjunction with the review of our lease accounting, we also determined that adjustments were necessary for lease liabilities for operating leases with non-level rents at the time of our acquisitions of Pollo Tropical in 1998 and Taco Cabana in 2000 as well as liabilities related to acquired leases with above-market rentals for Taco Cabana. We have adjusted our purchase price allocations for these acquisitions and restated lease liabilities and goodwill as of the acquisition dates. We have also restated rent expense and interest expense for those previously reported periods subsequent to each acquisition and restated goodwill amortization through December 31, 2001. As a result of these restatements rent expense increased $0.1 million in the first nine months of 2004, $0.3 million in 2003 and $0.7 million in 2002.

Accounting for Franchise Rights

During the current year, we also reviewed our accounting policies for the amortization of franchise rights, intangible assets pertaining to our acquisitions of Burger King restaurants, and determined that we made an error in the assessment of their remaining useful lives as part of our adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). As of January 1, 2002, amounts allocated to franchise rights for each acquisition are now amortized prospectively from that date using the straight-line method over the remaining average term of the acquired franchise agreements at January 1, 2002, plus one twenty-year renewal period. Previously, we amortized the amounts allocated to franchise rights over periods ranging from twenty to forty years.

In connection with the review of our accounting for franchise rights, we also determined that we understated the franchise rights and deferred tax liabilities each by $14.0 million that pertained to an acquisition of 64 Burger King restaurants in 1997.

We have restated our financial statements for these adjustments for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004. The effect of the restatement was a reduction in amortization expense of $0.4 million for the six months ended June 30, 2004, $0.5 million for all of 2004, and $0.8 million for each of the years ended December 31, 2003 and 2002.

Stock-based Compensation Expense

We reevaluated the terms of our option plans and grants and concluded that provisions of certain options granted under our plans require us to account for these options using the variable accounting provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25). Previously, we had accounted for these options under APB 25 using a fixed accounting treatment whereby compensation expense, if any, was only evaluated at the date of the option grant. The most significant impact of this adjustment was to increase stock-based compensation expense, included in general and administrative expenses, by $1.6 million in the six months ended June 30, 2004 and $2.2 million for all of 2004.

See Note 2 to the Consolidated Financial Statements appearing elsewhere in this prospectus for a complete discussion of the restatements. All previously reported amounts that appear in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below have also been restated to report the revised amounts.

Accounting for Guarantor Financial Statements

In addition, we have restated our guarantor financial statements as of December 31, 2003 and for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002 to reflect the allocation of corporate costs to conform to the current year presentation and in addition, for the year ended December 31, 2003, the calculation of income tax expense applicable to the Guarantor Subsidiaries. See Note 17 to the Consolidated Financial Statements included elsewhere in this prospectus.

Significant Accounting Policies

Financial Reporting Release No. 72 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of the consolidated financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make assumptions and estimates that can have a material impact on our results of operations. Sales recognition at company-operated restaurants is straightforward as customers pay for products at the time of sale and inventory turns over very quickly. Payments to vendors for products sold in the restaurants are generally settled within 30 days. The earnings reporting process is covered by our system of internal controls, and generally does not require significant management estimates and judgments. However, estimates and judgments, as noted below, are inherent in the assessment and recording of accrued occupancy costs, insurance liabilities, legal obligations, income taxes and the valuation of goodwill and intangible assets for impairment. While we apply our judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

Accrued Occupancy Costs. We make estimates of accrued occupancy costs pertaining to closed restaurant locations on an ongoing basis. These estimates require assessment and continuous evaluation of a number of factors such as the remaining contractual period under our lease obligations, the amount of sublease income we are able to realize on a particular property and estimates of other costs such as property taxes. Differences between actual future events and prior estimates could result in adjustments to these accrued costs. At June 30, 2005 we had three non-operating restaurant properties.

Insurance Liabilities. We are self-insured for most workers’ compensation, general liability and medical insurance claims. At June 30, 2005, we had $9.4 million accrued for these insurance claims. We record insurance liabilities based on historical and industry trends, which are continually monitored, and adjust accruals as warranted by changing circumstances. Since there are many estimates and assumptions involved in recording these insurance liabilities, including the ability to estimate the future development of incurred claims based on historical trends, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

Legal Obligations. In the normal course of business, we must make estimates of potential future legal obligations and liabilities, which require the use of management’s judgment. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates and adjustments to income could be required.

Income Taxes. We record income tax liabilities utilizing known obligations and estimates of potential obligations. We are required to record a valuation allowance if it is more likely than not that the value of estimated deferred tax assets are different from those recorded. This would include making estimates and judgments on future taxable income, the consideration of feasible tax planning strategies and existing facts and circumstances. When the amount of deferred tax assets to be realized is expected to be different from that recorded, the asset balance and income statement would reflect the change in the period such determination is made.

Carrols and its subsidiaries file their tax returns on a consolidated basis with Carrols Holdings. Carrols Holdings has determined that it should have requested permission from the Internal Revenue Service (the “IRS”) in order for Carrols Holdings and its subsidiaries to file consolidated federal income tax returns for certain prior taxable years. Accordingly, Carrols Holdings has filed a ruling request with the IRS requesting such permission. We expect that such request will be granted. Moreover, if such request is denied, we believe that we could still properly have filed a consolidated return with the subsidiaries comprising the Pollo Tropical and Taco Cabana businesses, but this result is uncertain. If the IRS were to successfully challenge the inclusion of those subsidiaries in our consolidated tax return, we have estimated that we would owe back taxes in an aggregate amount ranging from approximately $5 million to approximately $8 million plus interest (tax-effected) ranging from approximately $0.7 million to approximately $1.1 million. In such event, we would have net operating loss carryforwards, for individual subsidiaries, that could be utilized to offset future taxable income of our group, and only any interest charged would negatively impact our earnings.

Evaluation of Goodwill. We must evaluate our recorded intangible assets for impairment under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” on an ongoing basis. We have elected to conduct our annual impairment review of goodwill and other indefinite-lived intangible assets at December 31. This annual evaluation requires us to make estimates and assumptions regarding the fair value of our reporting units. These estimates may differ from actual future events.

Impairment of Long-lived Assets. We assess the potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We determine if there is impairment at the restaurant level by comparing undiscounted future cash flows from the related long-lived assets with their respective carrying values. In determining future cash flows, significant estimates are made by us with respect to future operating results of each restaurant over its remaining lease term. If assets are determined to be impaired, the impairment charge is measured by calculating the amount by which the asset carrying amount exceeds its fair value. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.

Impairment of Burger King Franchise Rights. We assess the potential impairment of Burger King franchise rights whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We determine if there is impairment by comparing the aggregate undiscounted future cash flows from those acquired restaurants with the respective carrying value of franchise rights for each Burger King acquisition. In determining future cash flows, significant estimates are made by us with respect to future operating results of each group of acquired restaurants over their remaining franchise life. If acquired franchise rights are determined to be impaired, the impairment charge is measured by calculating the amount by which the franchise rights carrying amount exceeds its fair value. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.

Results of Operations

The following table sets forth, for fiscal years 2002, 2003 and 2004, and for the six months ended June 30, 2004 and 2005, selected restated operating results of Carrols as a percentage of total restaurant sales:

	Year Ended December 31,			Six Months Ended June 30,
	(Restated) 2002	(Restated) 2003	2004	(Restated) 2004	2005
Restaurant sales:
Pollo Tropical	15.3%	17.0%	17.8%	17.3%	18.9%
Taco Cabana	26.7%	28.1%	29.1%	29.0%	29.1%
Burger King	58.0%	54.9%	53.1%	53.7%	52.0%

Total restaurant sales	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	28.1%	28.2%	29.1%	29.5%	29.5%
Restaurant wages and related expenses	29.9%	30.2%	29.7%	29.1%	28.7%
Restaurant rent expense	4.8%	4.9%	5.1%	4.9%	5.0%
Other restaurant operating expenses	13.3%	14.0%	13.3%	12.9%	13.8%
Advertising expense	4.3%	4.2%	3.5%	4.0%	3.9%
General and administrative (including stock-based compensation expense)	5.6%	5.8%	6.3%	6.5%	15.1%
Income from restaurant operations	7.8%	5.8%	7.2%	7.1%	1.5%

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

Restaurant Sales. Total restaurant sales in the first six months of 2005 increased $16.5 million, or 4.9%, to $350.5 million from $334.1 million in the first six months of 2004 due to sales increases at all three of our restaurant brands.

Pollo Tropical restaurant sales increased $8.4 million, or 13.9%, in the first six months of 2005 to $68.5 million due to a 8.4% sales increase at our comparable Pollo Tropical restaurants that resulted from both increases in sales transactions and the average sales transaction, and, to a lesser extent, the opening of five Pollo Tropical restaurants since the end of the second quarter of 2004.

Taco Cabana restaurant sales increased $5.4 million, or 5.5%, to $102.9 million in the first six months of 2005 due to a 2.9% sales increase at our comparable Taco Cabana restaurants and the net addition of four restaurants since the end of the second quarter of 2004.

Burger King restaurant sales increased $2.7 million, or 1.6%, to $179.2 million in the first six months of 2005 due a 2.6% sales increase at our comparable Burger King restaurants, partially offset by the closure of twelve Burger King restaurants since June 30, 2004.

Operating Costs and Expenses. Cost of sales (food and paper costs), as a percentage of total restaurant sales, increased to 29.2% in the first six months of 2005 from 28.7% in 2004. Pollo Tropical cost of sales, as a percentage of Pollo Tropical restaurant sales, increased significantly to 33.4% in the first six months of 2005 from 30.8% in 2004 due primarily to a 19% increase in whole chicken commodity prices (1.7% of Pollo Tropical sales) and also increases in other commodity prices (1.1% of Pollo Tropical sales) and higher menu paper costs (0.5% of Pollo Tropical sales), partially offset by the effect of menu price increases (0.8% of Pollo Tropical sales). Taco Cabana cost of sales, as a percentage of Taco Cabana restaurant sales, decreased to 29.2% in the first six months of 2005 from 30.0% in 2004 due primarily to improvements in restaurant-level food controls (1.3% of Taco Cabana sales) and the effect of menu price increases (0.5% of Taco Cabana sales), partially offset by higher commodity prices in 2005. Burger King cost of sales, as a percentage of Burger King restaurant sales, increased to 27.6% in the first six months of 2005 from 27.3% in 2004 due primarily to an increase in beef and other commodity prices (0.8% of Burger King sales), increased sales of menu items introduced in 2004 which have higher selling prices but lower margins as a percentage of their selling prices (0.2% of Burger King sales) and lower rebates in 2005 (0.3% of Burger King sales), partially offset by the effect of menu price increases since the end of the second quarter of 2004 (1.1% of Burger King sales).

Restaurant wages and related expenses, as a percentage of total restaurant sales, decreased to 29.1% in the first six months of 2005 from 29.8% in 2004. Pollo Tropical restaurant wages and related expenses, as a percentage of Pollo Tropical restaurant sales, decreased to 23.4% in the first six months of 2005 from 24.8% in 2004 due primarily to the effect of menu price increases since the end of the second quarter of 2004 (0.6% of Pollo Tropical sales), the effect on fixed labor costs of higher comparable restaurant sales volumes (0.4% of Pollo Tropical sales), and lower medical insurance costs (0.4% of Pollo Tropical sales). Taco Cabana restaurant wages and related expenses, as a percentage of Taco Cabana restaurant sales, decreased to 28.2% in the first six months of 2005 from 28.5% in 2004 due primarily to the effect of menu price increases since the end of the second quarter of 2004. Burger King restaurant wages and related expenses, as a percentage of Burger King restaurant sales, decreased to 31.9% in the first six months of 2005 from 32.2% in 2004 due to lower workers compensation insurance costs.

Restaurant rent expense, as a percentage of total restaurant sales, was 5.2% in the first six months of 2005 and 2004.

Other restaurant operating expenses, as a percentage of total restaurant sales, increased to 14.1% in the first six months of 2005 from 13.4% in 2004. Pollo Tropical other restaurant operating expenses, as a percentage of Pollo Tropical restaurant sales, increased to 11.3% in the first six months of 2005 from 10.5% in 2004 due primarily to higher general liability insurance costs (0.4% of Pollo Tropical sales), higher fees related to the acceptance of credit cards (0.2% of Pollo Tropical sales) and a gain related to a closed restaurant location in 2004 (0.2% of Pollo Tropical sales). Taco Cabana other restaurant operating expenses, as a percentage of Taco Cabana restaurant sales, increased to 14.1% in the first six months of 2005 from 13.0% in 2004 due primarily to higher repair and maintenance expenses associated with initiatives to enhance the appearance of our Taco Cabana restaurants (0.7% of Taco Cabana sales) and higher utility costs (0.1% of Taco Cabana sales). Burger King other restaurant operating expenses, as a percentage of Burger King restaurant sales, increased to 15.1% in the first six months of 2005 from 14.6% in 2004 due primarily to higher repair and maintenance expenses (0.2% of Burger King sales), higher utility costs (0.1% of Burger King sales) and fees associated with the acceptance of credit cards (0.1% of Burger King sales).

Advertising expense, as a percentage of total restaurant sales, was 3.9% in both the first six months of 2005 and 2004. Pollo Tropical advertising expense, as a percentage of Pollo Tropical restaurant sales, increased to 2.6% in the first six months of 2005 from 1.3% in 2004 due to higher television and radio advertising expenditures. There were no television and radio advertising expenditures in the first quarter of 2004. Our Pollo Tropical advertising expenditures for all of 2005 are anticipated to range from 1.9% to 2.3% of Pollo Tropical restaurant sales. Taco Cabana advertising expense, as a percentage of Taco Cabana restaurant sales, decreased to 4.3% in the first six months of 2005 from 5.3% in 2004 due primarily to the timing of promotions. Our Taco Cabana advertising expenditures for all of 2005 are anticipated to be comparable to 2004 (approximately 4.0% to 4.2% of Taco Cabana sales). Burger King advertising expense, as a percentage of Burger King restaurant sales, increased to 4.1% in the first six months of 2005 from 3.9% in 2004 due to additional expenditures associated with the Star Wars Episode III game promotion in the second quarter of 2005.

General and administrative expenses including stock-based compensation expense, as a percentage of total restaurant sales, increased to 10.8% in the first six months of 2005 from 6.5% in 2004. Stock-based compensation expense was $16.4 million and $1.6 million in the first six months of 2005 and 2004, respectively, or as a percentage of total restaurant sales, 4.7% and 0.5%, respectively. The expense in the first six months of 2005 was substantially from the issuance of stock in exchange for stock options (See separate Issuance of Stock discussion). General and administrative expenses, excluding stock-based compensation expense, increased $1.3 million in the first six months of 2005 compared to 2004 due primarily to increased professional fees, including audit fees, of $0.8 million partially offset by lower administrative bonus expense of $0.3 million.

Segment EBITDA. Segment EBITDA is a measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to our restaurant concepts and assessing their performance. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense. Segment EBITDA for our Pollo Tropical restaurants increased slightly to $14.8 million in the first six months of 2005 from $14.7 million in 2004. Segment EBITDA for our Taco Cabana restaurants increased 16.6% to $15.1 million in the first six months of 2005 from $12.9 million in 2004. Segment EBITDA for our Burger King restaurant segment decreased $2.2 million to $14.2 million in the first six months of 2005 from $16.4 million in 2004.

Depreciation and Amortization and Impairment Losses. Depreciation and amortization expense decreased to $17.6 million in the first six months of 2005 from $21.1 million in the second quarter of 2004 due primarily to lower depreciation of equipment and information systems related to our Burger King restaurants of $1.0 million, lower depreciation due to the closure of Burger King restaurants since June 30, 2004 of $0.4 million and lower leasehold improvement amortization and equipment depreciation for our Taco Cabana restaurants of $1.4 million. Impairment losses were $0.9 million and $0.6 million in the first six months of 2005 and 2004, respectively. Impairment losses in the first six months of 2005 were comprised of $0.2 million related to Burger King franchise rights, $0.5 million related to property and equipment of certain underperforming Burger King restaurants and $0.1 million related to property and equipment of certain underperforming Taco Cabana restaurants. Impairment losses in the first six months of 2004 were related to property and equipment of certain underperforming Burger King restaurants.

Interest Expense. Interest expense increased $3.1 million to $18.8 million in the first six months of 2005 from $15.7 million in 2004 due primarily to higher average debt balances resulting from the initial offering and higher effective interest rates on our floating rate borrowings under our new senior credit facility. However, the weighted average interest rate on our long-term debt, excluding lease financing obligations, for the six months ended June 30, 2005 decreased to 7.0% from 7.6% in the first six months of 2004. This decrease was due to our outstanding notes, which are at a higher rate than our borrowings under our new senior credit facility and comprised a lower percentage of our total outstanding long-term debt in 2005 compared to 2004, due to increased borrowings under our new senior credit facility from our new refinancing in the fourth quarter of 2004.

Provision for Income Taxes. The provision for income taxes in the first six months of 2005 was derived using an estimated effective annual income tax rate for 2005 of 34.3%. Although we had a pretax loss of $9.5 million for the six months ended June 30, 2005, the tax benefit related to this loss was reduced by $3.3 million for the non-deductible portion of stock-based compensation expense related to the second quarter stock awards and was also reduced by the income tax expense associated with the second quarter Ohio state tax legislation of $0.5 million. The amount of the stock-based compensation expense deduction may be adjusted based on the Company’s evaluation of the value of the stock award for tax purposes. To the extent that there is an adjustment to the value of the stock award for tax purposes, the Company’s tax provision will be affected in a similar manner in a subsequent period. The provision for income taxes in the first six months of 2004 is based on an effective tax rate for 2004 of 46.6%. This rate is higher than the statutory Federal tax rate primarily due to state income taxes and tax credits.

Net Income (Loss). As a result of the foregoing, we incurred a net loss of $10.1 million in the first six months of 2005 compared to net income of $2.7 million in the first six months of 2004.

Fiscal 2004 Compared to Fiscal 2003

In 2004, we opened five new Taco Cabana restaurants, three new Pollo Tropical restaurants and one new Burger King restaurant and closed four Burger King restaurants. Fiscal 2004 included 53 weeks compared to 52 weeks in fiscal 2003.

On June 22, 2004, Carrols Holdings filed a registration statement on Form S-1 for an offering of Enhanced Yield Securities and senior subordinated notes. On October 25, 2004, Carrols Holdings withdrew its registration statement on Form S-1 with respect to the aforementioned securities. We recorded the incurred costs related to this offering of $2.3 million in other expense in the third quarter of 2004.

Restaurant Sales. Total restaurant sales for 2004 increased by $52.7 million, or 8.2%, to $696.3 million from $643.6 million in 2003 due to sales increases at all three of our restaurant concepts. The extra week in fiscal 2004 resulted in an increase in total consolidated sales of $13.0 million attributable to our three restaurant concepts as follows: Taco Cabana—$3.8 million; Pollo Tropical—$2.3 million; and Burger King—$6.9 million.

Taco Cabana restaurant sales were $202.5 million in 2004, and excluding the extra week in 2004 increased $17.6 million, or 9.7%, due in part to a 4.8% sales increase at our comparable Taco Cabana restaurants and the net addition of ten restaurants since the beginning of 2003. Such increase in Taco Cabana’s comparable restaurant sales in 2004 resulted from higher customer traffic, an increase in the average sales transaction compared to 2003 and, to a lesser extent, modest menu price increases of approximately 1% which occurred early in the first quarter of 2004.

Pollo Tropical restaurant sales were $124.0 million in 2004, and excluding the extra week in 2004 increased $12.5 million, or 11.4% due primarily to a 10.6% sales increase at our comparable Pollo Tropical restaurants that resulted from an increase in customer traffic, and to a much lesser extent the addition of five restaurants since the beginning of 2003. There were no significant menu price increases affecting 2004 results of our Pollo Tropical restaurants.

Burger King restaurant sales were $369.8 million in 2004, and excluding the extra week in 2004 increased $9.6 million, or 2.7% due primarily to an increase in comparable restaurant sales of 2.9% due to increases in the average sales transaction at our Burger King restaurants from sales of new premium sandwiches introduced in 2004. These increases were partially offset by reduced customer traffic, most notably in the first quarter of 2004. Our Burger King restaurants had menu price increases of approximately 1.5% in August 2004.

Operating Costs and Expenses. Cost of sales (food and paper costs), as a percentage of total restaurant sales, increased to 29.1% in 2004 from 28.2% in 2003. Taco Cabana cost of sales, as a percentage of Taco Cabana restaurant sales, increased to 29.8% in 2004 from 29.6% in 2003 due to higher beef commodity prices in 2004, offset partially by a modest price increase of 1.0% early in the first quarter of 2004 and improvements in restaurant food controls. Pollo Tropical cost of sales, as a percentage of Pollo Tropical restaurant sales, increased to 31.4% in 2004 from 30.5% in 2003 due to increases in chicken commodity costs (0.6% of Pollo sales) and lower vendor rebates (0.6% of Pollo sales), partially offset by improvements in restaurant food controls. Burger King cost of sales, as a percentage of Burger King restaurant sales, increased significantly to 27.9% in 2004 from 26.7% in 2003 due to an increase in beef commodity prices of approximately 13% (0.6% of Burger King sales), increases in other commodity costs including cheese and produce, (0.9% of Burger King sales) and sales of new menu items which have higher selling prices but lower margins as a percentage of their selling price (0.4% of Burger King sales). These increases were offset in part by the effect of menu price increases (0.5% of Burger King sales and lower promotional sales discounts (0.2% of Burger King sales) in 2004.

Restaurant wages and related expenses, as a percentage of total restaurant sales, decreased to 29.7% in 2004 from 30.2% in 2003. Taco Cabana restaurant wages and related expenses, as a percentage of Taco Cabana restaurant sales, decreased to 28.5% in 2004 from 28.8% in 2003 due to the effect on fixed labor costs of higher comparable restaurant sales volumes and to the price increase in the first quarter of 2004, offset in part by higher medical insurance costs (0.2% of Taco Cabana sales). Pollo Tropical restaurant wages and related expenses, as a percentage of Pollo Tropical restaurant sales, decreased to 25.3% in 2004 from 25.7% in 2003 due to the effect on fixed labor costs of higher comparable restaurant sales volumes and restaurant productive labor efficiencies. Burger King restaurant wages and related expenses, as a percentage of Burger King restaurant sales, decreased to 31.8% in 2004 from 32.3% in 2003 due primarily to the effect on fixed labor costs of higher comparable restaurant sales volumes (0.4% of Burger King sales) and lower restaurant incentive bonuses (0.2% of Burger King sales), offset in part by higher medical insurance costs (0.1% of Burger King sales).

Restaurant rent expense, as a percentage of total restaurant sales, increased to 5.1% in 2004 from 4.9% in 2003 due to sale/leaseback transactions that were completed in 2003 and 2004.

Other restaurant operating expenses, as a percentage of total restaurant sales, decreased to 13.3% in 2004 from 14.0% in 2003. Taco Cabana other restaurant operating expenses, as a percentage of Taco Cabana restaurant sales, decreased to 13.2% in 2004 from 13.6% in 2003 due to the effect on fixed operating costs of higher comparable restaurant sales volumes and lower utility costs. Pollo Tropical other restaurant operating expenses, as a percentage of Pollo Tropical restaurant sales, decreased to 10.9% in 2004 from 11.8% in 2003 due to lower general liability insurance costs (0.4% of Pollo Tropical sales), lower utility costs (0.3% of Pollo Tropical sales) and the effect of higher comparable restaurant sales volumes on fixed operating costs. Burger King other restaurant operating expenses, as a percentage of Burger King restaurant sales, decreased to 14.3% in 2004 from 14.8% in 2003 due primarily to lower repair and maintenance expenses (0.2% of Burger King sales) and lower discretionary restaurant operating expenses (0.3% of Burger King sales).

Advertising expense, as a percentage of total restaurant sales, decreased to 3.5% in 2004 from 4.2% in 2003. Taco Cabana advertising expense, as a percentage of Taco Cabana restaurant sales, decreased to 4.1% in 2004 from 4.7% in 2003 due to the timing of promotions in 2004 compared to the prior year. Our Taco Cabana advertising expenditures in 2005 (as a percentage of sales) are anticipated to be comparable to 2004. Pollo Tropical advertising expense, as a percentage of Pollo Tropical restaurant sales, decreased significantly to 1.6% in 2004 from 3.6% in 2003 due to lower television and radio advertising expenditures. Our Pollo Tropical advertising expenditures in 2005 are anticipated to range from 2.0% to 2.5% of Pollo Tropical restaurant sales. Burger King advertising expense, as a percentage of Burger King restaurant sales, decreased to 3.9% in 2004 from 4.2% in 2003 due to lower local advertising expenditures in 2004.

General and administrative expenses, as a percentage of total restaurant sales, increased to 6.3% in 2004 from 5.8% in 2003. General and administrative expenses increased $6.2 million to $43.6 million due primarily to increased administrative bonus levels in 2004 of $4.7 million and an increase in stock-based compensation expense of $1.6 million.

Segment EBITDA. Segment EBITDA is a measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, bonus to employees and director, other expense and loss on extinguishment of debt. Segment EBITDA for our Taco Cabana restaurant segment increased to $29.8 million in 2004 from $24.2 million in 2003. Segment EBITDA for our Pollo Tropical restaurant segment increased to $27.8 million in 2004 from $22.4 million in 2003. Segment EBITDA for our Burger King restaurant segment decreased to $35.9 million in 2004 from $36.8 million in 2003. Our fiscal year 2004 included 53 weeks. The effect of the additional week in 2004 increased segment EBITDA by $1.4 million for our Taco Cabana restaurants, $0.9 million for our Pollo Tropical restaurants and $2.1 million for our Burger King restaurants.

Depreciation and Amortization and Impairment Losses. Depreciation and amortization expense decreased to $40.2 million in 2004 from $42.0 million in 2003 due primarily to lower equipment depreciation at our Burger King restaurants. Impairment losses were $1.5 million in 2004 and were related to certain underperforming Burger King restaurants. Impairment losses were $4.2 million in 2003; $3.5 million of which were related to certain underperforming Taco Cabana restaurants and $0.7 million of which were related to certain underperforming Burger King restaurants.

Bonus to Employees and Director. In conjunction with our initial offering and new senior credit facility, we approved a compensatory bonus payment of approximately $20.3 million to a number of employees (including management) and a director who owned options to purchase common stock on a pro rata basis in proportion to the number of shares of common stock issuable upon exercise of options owned by such persons. The bonus payment was made in January 2005 and including applicable payroll taxes totaled $20.9 million.

Interest Expense. Interest expense decreased $2.8 million to $31.3 million in 2004 from $34.1 million in 2003 due primarily to lower average debt balances in 2004, offset slightly by higher effective interest rates on our floating rate debt. The average effective interest rate on all debt increased to 7.8% in 2004 from 7.2% in 2003. This increase was primarily from our senior subordinated notes comprising a greater percentage of our total outstanding debt, as a result of our principal prepayments on borrowings under our prior senior credit facility.

Provision (Benefit) for Income Taxes. The effective income tax rate for 2004 was 46.6%. This rate is higher than the Federal statutory tax rate of 34% due primarily to state franchise taxes.

Net Income (Loss). As a result of the foregoing, we incurred a net loss of $7.2 million in 2004 compared to net income of $1.8 million in 2003.

Fiscal 2003 Compared to Fiscal 2002

In 2003, we opened two new Pollo Tropical restaurants, eight new Taco Cabana restaurants, and two new Burger King restaurants. We closed two Taco Cabana restaurants and temporarily closed one Taco Cabana restaurant due to a fire. In addition, we also closed six Burger King restaurants, including one location where we sold the restaurant property.

Restaurant Sales. Total restaurant sales for 2003 decreased 1.8% to $643.6 million from $655.6 million in 2002.

Taco Cabana restaurant sales increased 3.5% to $181.1 million in 2003 from $175.0 million in 2002 due to the opening of 14 restaurants since the beginning of 2002, which had incremental sales in 2003 of $12.1 million. These incremental sales were partially offset by a sales decrease at our comparable Taco Cabana restaurants of 3.0% in 2003 and the closure of three Taco Cabana restaurants in 2003.

Pollo Tropical restaurant sales increased $8.8 million to $109.2 million in 2003, or 8.7%, due to the opening of seven new restaurants since the beginning of 2002, which had incremental sales in 2003 of $6.5 million, and a sales increase in 2003 of 2.3% at our comparable Pollo Tropical restaurants.

Burger King restaurant sales decreased 7.1% to $353.3 million in 2003 from $380.1 million in 2002 due to a sales decline at our comparable Burger King restaurants of 7.2% for 2003. This decline in Burger King restaurant sales was due to unsuccessful systemwide marketing and new product initiatives in 2003.

Operating Costs and Expenses. Cost of sales (food and paper costs), as a percentage of total restaurant sales, increased slightly to 28.2% in 2003 from 28.1% in 2002. Taco Cabana cost of sales, as a percentage of Taco Cabana restaurant sales, increased to 29.6% in 2003 from 29.3% in 2002 due to higher cheese commodity prices and lower gross margins on 2003 promotional menu items, partially offset by lower contractual beef commodity prices in 2003. Pollo Tropical cost of sales, as a percentage of Pollo Tropical restaurant sales, decreased to 30.5% in 2003 from 30.7% in 2002 due to lower chicken commodity prices in 2003, higher vendor rebates (0.3% of Pollo Tropical sales) and improvements in restaurant food cost controls, partially offset by lower gross margins on new menu items introduced since July 2002. Burger King cost of sales, as a percentage of Burger King restaurant sales, decreased slightly to 26.7% in 2003 from 26.8% in 2002 due to higher vendor rebates, improvements in restaurant food cost controls and the effects of modest menu price increases in the fourth quarter of 2002, partially offset by higher beef commodity prices in the fourth quarter of 2003.

Restaurant wages and related expenses, as a percentage of total restaurant sales, increased to 30.2% in 2003 from 29.9% in 2002. Taco Cabana restaurant wages and related expenses, as a percentage of Taco Cabana restaurant sales, decreased slightly to 29.0% in 2003 from 29.1% in 2002 due to restaurant labor efficiencies in 2003 and reductions in restaurant productive labor rates (together representing 0.4% of Taco Cabana sales) substantially offset by the effect of lower comparable restaurant sales volumes on fixed labor costs. Pollo Tropical restaurant wages and related expenses, as a percentage of Pollo Tropical restaurant sales, decreased to 25.7% in 2003 from 26.4% in 2002 due to restaurant productive labor efficiencies in the second half of 2003 (0.3% of Pollo Tropical sales) and lower workers compensation costs (0.3% of Pollo Tropical sales). Burger King restaurant wages and related expenses, as a percentage of Burger King restaurant sales, increased to 32.3% in 2003 from 31.2% in 2002 due to the effect of lower restaurant sales volumes on fixed labor costs (0.9% of Burger King sales) and higher medical and workers compensation costs (0.5% of Burger King sales) partially offset by restaurant productive labor efficiencies (0.4% of Burger King sales).

Restaurant rent expense, as a percentage of total restaurant sales, increased slightly to 4.9% in 2003 from 4.8% in 2002 due to sale-leaseback transactions completed in 2003 and 2002.

Other restaurant operating expenses (which includes advertising), as a percentage of total restaurant sales, increased to 18.2% in 2003 from 17.6% in 2002. Taco Cabana other restaurant operating expenses, as a percentage of Taco Cabana restaurant sales, increased to 18.3% in 2003 from 16.7% in 2002 due primarily to higher utility costs from increases in natural gas prices (0.8% of Taco Cabana sales) and, to a lesser extent, higher advertising costs due primarily to additional promotions in 2003 (0.4% of Taco Cabana sales). Pollo Tropical other restaurant operating expenses, as a percentage of Pollo Tropical restaurant sales, increased to 15.5% in 2003 from 14.7% in 2002 due primarily to higher utility costs (0.6% of Pollo Tropical sales). Burger King other restaurant operating expenses, as a percentage of Burger King restaurant sales, increased to 19.1% in 2003 from 18.7% in 2002 due to higher utility costs (0.4% of Burger King sales) and the effect of lower comparable restaurant sales volumes on fixed costs (0.3% of Burger King sales). These factors were partially offset by lower discretionary restaurant operating expenditures and local advertising costs (together representing 0.3% of Burger King sales).

General and administrative expenses increased $0.9 million to $37.4 million in 2003 from $36.5 million in 2002. As a percentage of total restaurant sales, general and administrative expenses increased to 5.8% in 2003 from 5.6% in 2002.

Segment EBITDA. Segment EBITDA is a measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, bonus to employees and director, other expense and loss on extinguishment of debt. Segment EBITDA for our Taco Cabana restaurants decreased $3.8 million to $24.2 million in 2003 from $28.0 million in 2002. Segment EBITDA for our Pollo Tropical restaurants increased $0.4 million to $22.4 million in 2003 from $21.9 million in 2002. Segment EBITDA for our Burger King restaurants decreased $6.9 million to $36.8 million in 2003 from $43.7 million in 2002.

Depreciation and Amortization and Impairment Losses. Depreciation and amortization increased $0.7 in 2003 from 2002 due primarily to our capital expenditures in 2003 and in the latter part of 2002. Impairment losses were $4.2 million in 2003; $3.5 million related to certain underperforming Taco Cabana restaurants and $0.7 million which were related to certain underperforming Burger King restaurants. Impairment losses were $1.3 million in 2002; $0.3 million which were related to certain underperforming Taco Cabana restaurants and $1.0 million which were related to certain underperforming Burger King restaurants.

Interest Expense. Interest expense decreased $2.6 million to $34.1 million in 2003 from $36.7 million in 2002 due primarily to lower average debt balances in 2003, resulting primarily from the use of the net proceeds from our sale-leaseback transactions in 2003 to reduce debt under the prior senior credit facility and, to a lesser extent, lower effective interest rates on our floating rate debt. The average effective interest rate on all debt was 7.2% for 2003 compared to 7.3% in 2002.

Income Taxes. The effective income tax rate for 2003 was 38.2%. This rate was higher than the federal statutory tax rate of 34% due primarily to state franchise taxes and foreign taxes. Our effective income tax rate was higher in 2003 compared to our rate in 2002 of 35.8% due to the decrease in our pretax income to $2.9 million in 2003 from $14.4 million in 2002.

Net Income. As a result of the foregoing, net income was $1.8 million in 2003 compared to $9.3 million in 2002.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Liquidity and Capital Resources

We do not have significant receivables or inventory and receive trade credit based upon negotiated terms in purchasing food products and other supplies. We are able to operate with a substantial working capital deficit because:

•	restaurant operations are primarily conducted on a cash basis;

•	rapid turnover results in a limited investment in inventories; and

•	cash from sales is usually received before related accounts for food, supplies and payroll become due.

Historically, our cash requirements have arisen from:

•	servicing our debt;

•	ongoing capital reinvestment in our existing restaurants; and

•	financing the opening and equipping of new restaurants.

Interest payments under our debt obligations represent significant liquidity requirements for us. We believe cash generated from our operations and availability under our revolving credit facility will provide sufficient cash availability to cover our working capital needs, capital expenditures, planned development and debt service requirements for the next twelve months.

Operating Activities. Net cash provided by operating activities for the six months ended June 30, 2005 and 2004 was $0.2 million and $28.6 million, respectively, and $62.7 million, $48.2 million and $56.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. Our income tax payments included in operating activities have been reduced in each of the years ended December 31, 2004, 2003 and 2002 due to the utilization of net operating loss carryforwards. As of December 31, 2004, we had $1.6 million of remaining net operating loss carryforwards for federal income tax purposes, federal alternative minimum tax credit carryforwards of $2.9 million and federal work opportunity tax credit carryforwards of $2.9 million.

Investing Activities Including Capital Expenditures. Net cash used for investing activities for the six months ended June 30, 2005 and 2004 was $12.6 million and $7.5 million, respectively, and $20.6 million, $29.5 million and $55.1 million for years ended December 31, 2004, 2003 and 2002, respectively. Capital expenditures represent a major investment of cash for us, and for the six months ended June 30, 2005 and 2004, were $12.8 million and $7.1 million, respectively, and $20.2 million, $30.2 million and $54.2 million for years ended December 31, 2004, 2003 and 2002, respectively. We sold an excess land parcel for net proceeds of $0.5 million in the first six months of 2004. We sold one non-operating property and an excess land parcel for total net proceeds of $1.2 million in 2004 and in 2003 we sold four non-operating properties for net proceeds of $2.7 million and a Burger King operating property for net proceeds of $1.2 million. The net proceeds from these sales were used to reduce outstanding debt under our senior credit facility.

Our capital expenditures primarily include (1) capital restaurant maintenance expenditures, (2) restaurant remodeling and (3) new restaurant development. Capital restaurant maintenance expenditures include capital expenditures for the ongoing reinvestment and enhancement of our restaurants. Remodeling expenditures include capital expenditures for renovating and in some cases rebuilding the interior and exterior of our existing restaurants, which in the past have generally been expenditures associated with franchise renewals with respect to our Burger King restaurants. Capital expenditures for new restaurant development are associated with developing new restaurants including the purchase of related real estate.

The following table sets forth our capital expenditures for the periods presented (dollars in thousands):

	Pollo Tropical	Taco Cabana	Burger King	Other	Consolidated
Six months ended June 30, 2005:
Restaurant maintenance expenditures (1)	$838	$1,528	$1,069	$—	$3,435
Restaurant remodeling expenditures	625	—	1,032	—	1,657
New restaurant development expenditures	3,867	3,180	(8)	—	7,039
Other capital expenditures	—	—	—	703	703

Total capital expenditures	$5,330	$4,708	$2,093	$703	$12,834

Number of new restaurant openings	1	3	0		4

Six Months Ended June 30, 2004:
Restaurant maintenance expenditures (1)	$583	$991	$1,119	$—	$2,693
Restaurant remodeling expenditures	—	—	479	—	479
New restaurant development expenditures	—	2,586	931	—	3,517
Other capital expenditures	—	—	—	362	362

Total capital expenditures	$583	$3,577	$2,529	$362	$7,051

Number of new restaurant openings	0	3	1		4

Year Ended December 31, 2004:
Restaurant maintenance expenditures (1)	$2,227	$2,496	$2,920	$—	$7,643
Restaurant remodeling expenditures	—	—	845	—	845
New restaurant development expenditures	5,568	4,059	1,040	—	10,667
Other capital expenditures	—	—	—	1,071	1,071

Total capital expenditures	$7,795	$6,555	$4,805	$1,071	$20,226

Number of new restaurant openings	3	5	1		9

Year Ended December 31, 2003:
Restaurant maintenance expenditures (1)	$2,184	$2,697	$2,044	$—	$6,925
Restaurant remodeling expenditures	26	121	3,170	—	3,317
New restaurant development expenditures	2,280	13,687	2,631	—	18,598
Other capital expenditures	—	—	—	1,404	1,404

Total capital expenditures	$4,490	$16,505	$7,845	$1,404	$30,244

Number of new restaurant openings	2	8	2		12

Year Ended December 31, 2002:
Restaurant maintenance expenditures (1)	$1,955	$2,144	$4,919	$—	$9,018
Restaurant remodeling expenditures	—	3,555	12,699	—	16,254
New restaurant development expenditures	7,302	11,050	9,113	—	27,465
Other capital expenditures	—	—	—	1,418	1,418

Total capital expenditures	$9,257	$16,749	$26,731	$1,418	$54,155

Number of new restaurant openings	5	6	10		21

(1)	Excludes restaurant repair and maintenance expenses included in other restaurant operating expenses in our consolidated financial statements. For the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, these restaurant repair and maintenance expenses were approximately $9.0 million, $7.5 million, $15.7 million, $15.3 million and $15.9 million, respectively.

In 2005, we anticipate that total capital expenditures will be approximately $39 million to $45 million. These capital expenditures include approximately $26 million to $30 million for the development of new restaurants and purchase of related real estate applicable to our Pollo Tropical and Taco Cabana restaurant concepts. In 2005 we anticipate opening approximately five new Pollo Tropical restaurants (of which two have opened to date) and eight to nine new Taco Cabana restaurants (of which three have opened to date). The amount of new restaurant expenditures in 2005 is dependent upon the completion of new restaurant construction and land purchases currently planned in the fourth quarter of 2005. Capital expenditures in 2005 also include expenditures of approximately $11 million to $13 million for the ongoing reinvestment in our three restaurant concepts for remodeling costs and capital maintenance expenditures and approximately $2.0 million in other capital expenditures. In July 2005, we acquired four Taco Cabana restaurants in Texas from a franchise for approximately $4.3 million.

Financing Activities. Net cash used for financing activities for the six months ended June 30, 2005 and 2004 was $1.6 million and $20.2 million, respectively, and $13.0 million, $18.9 million and $0.8 million for the year ended December 31, 2004, 2003 and 2002, respectively. Financing activities in these periods consisted primarily of borrowings and repayments under our debt arrangements and sales of restaurant properties in sale-leaseback transactions.

Sale-Leaseback Transactions. In the first six months of 2005, we sold one restaurant property in a sale-leaseback transactions for net proceeds of $1.1 million. In the first six months of 2004, we sold eight restaurant properties in sale-leaseback transactions for net proceeds of $11.3 million. In 2004, we sold eleven restaurant properties in sale-leaseback transactions for net proceeds of $15.3 million. In 2003, we sold 34 restaurant properties in sale-leaseback transactions for net proceeds of $47.6 million. In 2002, we sold 12 restaurant properties in sale-leaseback transactions for net proceeds of $13.7 million. The net proceeds from all such sales were used to reduce outstanding debt under our senior credit facility. For all of 2005, we anticipate that our net proceeds from sale-leaseback transactions will range from $6.0 million to $10 million.

The Transactions. On December 15, 2004, we completed the private placement of our outstanding notes. Concurrently, we repaid all outstanding borrowings under our prior senior credit facility and amended and restated such senior credit facility with a new syndicate of lenders. We received $400.0 million in total proceeds that included the issuance of the outstanding notes and term loan B borrowings of $220.0 million under the new senior credit facility. The proceeds were primarily utilized to repay borrowings outstanding under the prior senior credit facility of $74.4 million, to retire all of our old notes in the amount of $175.9 million, to pay a dividend to Holdings, our sole stockholder, in the amount of $116.8 million (and Holdings concurrently paid a dividend to its stockholders in the aggregate amount of $116.8 million), to pay fees and expenses related to the refinancing of $8.8 million, and to pay a bonus to employees (including management) and a director, who owned options to purchase common stock of Holdings, totaling $20.9 million including $0.6 million of payroll taxes. We also recorded an $8.9 million loss on early extinguishment of debt primarily from the write-off of previously deferred financing costs and premiums in conjunction with the retirement of the old notes.

Indebtedness. The prior senior credit facility consisted of a $50.0 million revolving credit facility (including a standby letter of credit facility for up to $20.0 million), a $70.0 million term loan A facility and an $80.0 million term loan B facility. In connection with the initial offering, all amounts outstanding under the prior senior credit facility were repaid in full and we amended and restated the prior senior credit facility.

New Senior Credit Facility. Concurrently with the consummation of the initial offering, we repaid all outstanding borrowings due under our prior senior credit facility and amended and restated that credit facility with a new syndicate of lenders. The new senior credit facility consists of a $50.0 million revolving credit facility (including a sublimit of up to $20.0 million for letters of credit and up to $5.0 million for swingline loans), a $220.0 million term loan B facility and Incremental Facilities (as defined in the new senior credit facility), at our option, of up to $100.0 million, subject to the satisfaction of certain conditions. At June 30, 2005, we had no borrowings outstanding on the revolving credit facility and $218.9 million of borrowings outstanding on the term loan B facility and $39.2 million was available for borrowings under the revolving credit facility after reserving

$10.8 million for letters of credit guaranteed by the facility. We were in compliance with the covenants under our new senior credit facility as of June 30, 2005.

The Incremental Facilities will be affected as term loan facilities that will mature and amortize in a manner reasonably acceptable to the Agent (as defined in the new senior credit facility), but will not in any event have a shorter average life than the term loan B facility. The Incremental Facilities (i) will rank pari passu in right of payment and security with the revolving credit facility and the term loan B facility and (ii) except as set forth above, will be treated substantially the same as (and in any event no more favorably than) the term loan B facility (including with respect to mandatory and voluntary prepayments and collateral and guarantee position); provided that the Incremental Facilities may provide for material additional or different financial or other covenants applicable only during periods after the final maturity of the term loan B facility. Borrowings under the Incremental Facilities will bear interest at a rate per annum that will not exceed the interest rate per annum on term loan B facility borrowings by more than 0.25% unless the interest rate on term loan B borrowings is concurrently increased to be no less than 0.25% less than the interest rate on borrowings under the Incremental Facilities. In order to request the Incremental Facilities, we must not be in default under the new senior credit facility, must be in pro forma compliance with certain financial covenants and the proposed new borrowing must not require us to secure any other indebtedness with the new senior credit facility collateral.

The revolving credit facility will expire on December 31, 2009. The outstanding principal amount of term loan B facility borrowings will be repayable as follows: (i) an aggregate of $2.2 million per annum payable in four equal quarterly installments for each of the first five years and (ii) in the sixth year, an aggregate of $209.0 million, payable in four equal quarterly installments with the final quarterly payment payable upon the term loan B facility’s maturity on December 31, 2010.

Borrowings under the revolving credit facility will bear an interest rate per annum, at our option, equal to (i) the sum of (a) the higher of (1) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and (2) the federal funds effective rate from time to time plus 0.5% plus (b) a margin of 0.50%, 0.75%, 1.0%, 1.25% or 1.50% based on us achieving certain total leverage ratios (as defined in the new senior credit facility) or (ii) LIBOR (as defined in the new senior credit facility) plus 2.00%, 2.25%, 2.50%, 2.75% or 3.00% based on us achieving certain total leverage ratios (as defined in the new senior credit facility).

Borrowings under the term loan B facility will bear interest at a per annum rate, at our option, of either (a) the sum of (i) the greater of (A) the rate of interest publicly announced by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City and (B) the federal funds effective rate from time to time plus 0.5%, plus (ii) 0.75% or 1.00% based on us achieving certain total leverage ratios or (b) LIBOR (as defined in the new senior credit facility) plus 2.25% or 2.50% based us achieving certain total leverage ratios.

Our obligations under the new senior credit facility are guaranteed by Carrols Holdings and all our material subsidiaries and are secured by a first priority lien and security interest on all of our and the guarantor subsidiaries’ assets, tangible or intangible, real, personal or mixed, existing and newly acquired. In addition, all obligations under the new senior credit facility and the guarantees are secured by our and such subsidiaries’ pledge of all the outstanding capital stock of our subsidiaries. Under the new senior credit facility, we are required to make mandatory prepayments of principal on term loan B facility borrowings (a) annually in an initial amount equal to 50% of Excess Cash Flow (as defined in the new senior credit facility), (b) in the event of certain dispositions of assets (all subject to certain exceptions) and insurance proceeds, in an amount equal to 100% of the net proceeds received by us therefrom, and (c) in an amount equal to 100% of the net proceeds from any subsequent issuance of debt.

The new senior credit facility contains certain covenants, including, without limitation, those limiting our and our subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business, engage in transactions with related parties, make certain investments or pay dividends. In addition, the new senior credit facility requires us to meet certain financial ratio tests.

As a result of the restatement of the Company’s financial statements as discussed in Note 2, the Company was in default under its new senior credit facility by failing to timely furnish its annual audited financial statements for fiscal year 2004 to its lenders. On May 19, 2005, the Company obtained a waiver of such default from its lenders that extended the time period to deliver the audited financial statements for the 2004 fiscal year as well as the financial statements for the first quarter of 2005 to July 31, 2005. The Company delivered all financial statements prior to July 31, 2005.

Senior Subordinated Notes. On December 15, 2004, we issued our outstanding notes. The notes are unsecured and bear interest at a rate of 9% payable semi-annually on January 15 and July 15 (commencing July 15, 2005) and mature on January 15, 2013. The notes are redeemable at the option of the Company in whole or in part on or after January 15, 2009 at a price of 104.5% of the principal amount if redeemed before January 15, 2010, 102.25% of the principal amount if redeemed after January 15, 2010 but before January 15, 2011 and at 100% of the principal amount after January 15, 2011.

Restrictive covenants under the notes include limitations with respect to the Company’s ability to issue additional debt, incur liens, sell or acquire assets or businesses, pay dividends and make certain investments. We were in compliance at June 30, 2005 with the restrictive covenants under the indenture.

In connection with the $180 million of our outstanding notes, we and our guarantors entered into a registration rights agreement. In general, the registration rights agreement provided that we and the guarantors agreed to file, and cause to become effective, a registration statement with the SEC in which we would offer the holders of the outstanding notes the opportunity to exchange such notes for newly issued notes that have terms which are identical to the outstanding notes that are registered under the Securities Act of 1933, as amended, which we refer to as the “exchange offer”.

Pursuant to the registration rights agreement, because we did not complete the exchange offer on or prior to June 13, 2005, the interest rate on our outstanding notes was increased by 0.25% per annum for the 90-day period immediately following June 13, 2005 and will be increased by an additional 0.25% per annum for each subsequent 90-day period, with a maximum of 1.00% per annum of additional interest, in each case until the exchange offer is completed or the outstanding notes become freely tradable under the Securities Act of 1933, as amended.

Contractual Obligations. The following table summarizes our contractual obligations and commitments as of December 31, 2004 (in thousands);

	Payments due by period
Contractual Obligations(1)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations	$592,949	$21,919	$59,467	$59,005	$452,558
Capital lease obligations, including interest(2)	1,505	534	727	193	51
Operating lease obligations	329,585	34,850	61,830	49,214	183,691
Lease financing obligations, including interest(3)	144,313	9,460	19,235	20,207	95,411

Total contractual obligations	$1,068,352	$66,763	$141,259	$128,619	$731,711

(1)	Our long-term debt obligations include $180 million of notes and $220 million of borrowings outstanding under the term loan B facility. Interest payments on our senior subordinated notes are included at the coupon rate of 9% and interest payments on our term loan B facility have been excluded as these payments are variable in nature (See Quantitative and Qualitative Disclosures about Market Risks—Interest Rate Risk).
(2)	Includes interest of $280 as of December 31, 2004.
(3)	Includes interest of $61,916 as of December 31, 2004.

We have not included obligations under our postretirement medical benefit plans in the contractual obligations table as our postretirement plan is not required to be funded in advance, but is funded as retiree medical claims are paid. Also excluded from the contractual obligations table are payments we may make for workers’ compensation, general liability and employee healthcare claims for which we are self-insured. The majority of our recorded liabilities related to self-insured employee health and insurance plans represent estimated reserves for incurred claims that have yet to be filed or settled.

Long-Term Debt Obligations. Refer to Note 7 of the consolidated financial statements for details of our long-term debt.

Capital Lease and Operating Lease Obligations. Refer to Note 6 of the consolidated financial statements for details of our capital lease and operating lease obligations.

Lease Financing Obligations. Refer to Note 8 of the consolidated financial statements for details of our lease financing obligations.

Inflation

The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses. Wages paid in our restaurants are impacted by changes in the Federal and state hourly minimum wage rates. Accordingly, changes in the Federal and state hourly minimum wage rates directly affect our labor costs. The restaurant industry and we typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” SFAS 123R requires the measurement of all employee share-based payments, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. SFAS 123R is effective for awards that are granted, modified, or settled in cash for the first annual reporting period beginning after June 15, 2005. The Company is required to adopt SFAS 123R in 2006 and is currently evaluating the impact on its financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (“SFAS 153”). This Statement amends the guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB 29”). APB 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar assets, requiring that some nonmonetary exchanges be recorded on a carryover basis. SFAS 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of SFAS 153 are effective for exchanges of nonmonetary assets occurring in fiscal periods beginning after June 15, 2005.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”). FIN 47 clarifies that the term “conditional” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity even if the timing and/or settlement are conditional on a future event that may or may not be within the control of an entity. Accordingly, the entity must record a liability for the conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 is effective for periods no later than fiscal years ending after December 15, 2005. The Company is currently evaluating the impact of FIN 47 on its financial statements.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On August 18, 2005, PricewaterhouseCoopers LLP (“PwC”) resigned as our independent registered public accounting firm following the completion of services related to the review of our interim financial statements for the quarter ended July 3, 2005 and the filing of our Quarterly Report on Form 10-Q for the period ended July 3, 2005.

The reports of PwC on our financial statements as of and for the fiscal years ended January 2, 2005 and December 28, 2003 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the audits for fiscal years ended January 2, 2005 and December 28, 2003 and through August 18, 2005, there were certain differences of opinion with PwC which, although ultimately resolved to the satisfaction of both PwC and us, constituted disagreements on matters regarding accounting principles, practices or financial statement disclosure which are required to be reported under Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC, pursuant to the Securities Exchange Act of 1934, as amended. During the fiscal year ended December 28, 2003 the reportable event related to the accounting for certain real estate transactions as financing transactions rather than as sale/leaseback transactions which resulted in a restatement of our financial statements. During the fiscal year ended January 2, 2005, such reportable events related to (a) our lease and leasehold improvement accounting, (b) our accounting policies with respect to franchise rights and (c) the accounting method used for certain stock options, all of which resulted in a restatement of our financial statements. The Audit Committee discussed the subject matter of these disagreements with PwC, and we have authorized PwC to respond fully to the inquiries of our successor accountant, once it is engaged, concerning the subject matter of such disagreements. Except for those matters noted above, there were no other disagreements with PwC for the fiscal years ended January 2, 2005 and December 28, 2003, and through August 18, 2005 that would have caused PwC to make reference thereto in their reports on our financial statements for such years if such matters were not resolved to the satisfaction of PwC.

We also refer to Item 9A of our Annual Report on Form 10-K for the fiscal years ended January 2, 2005 and December 28, 2003 with respect to certain material weaknesses or deficiencies in our internal controls over financial reporting, which are incorporated herein by reference. Except for the material weaknesses or deficiencies noted, during the fiscal years ended January 2, 2005 and December 28, 2003 and through August 18, 2005, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On October 19, 2005, our Audit Committee of our Board of Directors appointed Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

During the fiscal years ended January 2, 2005 and December 28, 2003, and through the date Deloitte & Touche was engaged, we did not consult Deloitte & Touche regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or regarding the type of audit opinion that might be rendered by Deloitte & Touche on our financial statements, and no written report or oral advice was provided to us that Deloitte & Touche concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to market risk associated with fluctuations in interest rates, primarily limited to our new senior credit facility. There were no borrowings outstanding under the revolving credit facility at December 31, 2004 and $220 million of borrowings outstanding under the term loan B facility. Revolving loans under our new senior credit facility bear interest at a per annum rate, at our option of either:

1) the greater of the prime rate or the federal funds rate plus .50%, plus a margin ranging from .50% to 1.50% based on the Company’s total leverage ratio; or

2) LIBOR plus a margin ranging from 2.0% to 3.0% based on the Company’s total leverage ratio.

Borrowings under the term loan B facility bear interest at a per annum rate, at the Company’s option, of either:

1) the greater of the prime rate or the federal funds rate plus .50%, plus a margin ranging from .75% to 1.0% based on the Company’s total leverage ratio; or

2) LIBOR plus a margin ranging from 2.25% to 2.50% based on the Company’s total leverage ratio.

A 1% change in interest rates would have resulted in an increase or decrease in interest expense of approximately $1.1 million for the year ended December 31, 2004.

For a discussion of the interest rate applicable to borrowings under the new senior credit facility, see “Description of Certain Debt-New Senior Credit Facility.”

Commodity Price Risk

We purchase certain products which are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within our control. Although many of the products purchased are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements have been negotiated in advance to minimize price volatility. Where possible, we use these types of purchasing techniques to control costs as an alternative to directly managing financial instruments to hedge commodity prices. In many cases, we believe we will be able to address commodity cost increases that are significant and appear to be long-term in nature by adjusting our menu pricing. However, long-term increases in commodity prices may result in lower restaurant-level operating margins.

As of June 30, 2005, there were no material changes from the information presented above with respect to our market risk sensitive instruments.

Business

Overview

Our Company

We are one of the largest restaurant companies in the United States operating three restaurant brands in the quick-casual and quick-service restaurant segments with 533 company owned and operated restaurants in 17 states as of June 30, 2005. We own, operate and franchise two Hispanic restaurant brands, Pollo Tropical® and Taco Cabana® (together referred to by us as our Hispanic Brands) operating primarily in Florida and Texas, respectively. We are also the largest Burger King® franchisee and have operated Burger King restaurants since 1976. We believe that the diversification of our restaurant concepts and geographic dispersion of our restaurants provide us with balance and stability. For the year ended December 31, 2004 we had total revenues of $697.9 million.

The Transactions

On December 15, 2004, we completed the initial offering. Concurrently with the initial offering, we repaid all outstanding borrowings under our prior senior secured credit facility and amended and restated such senior credit facility with a new syndicate of lenders. We received $400.0 million in total proceeds that included the issuance of the outstanding notes and term loan B borrowings of $220.0 million under the new senior credit facility. The proceeds were primarily utilized to repay borrowings outstanding under the prior senior credit facility of $74.4 million, to retire all of our old notes in the amount of $175.9 million, to pay a dividend to Holdings, our sole stockholder, in the amount of $116.8 million (and Holdings concurrently paid a dividend to its stockholders in the aggregate amount of $116.8 million), to pay fees and expenses related to the refinancing of $8.8 million, and to pay a bonus to employees (including management) and a director, who owned options to purchase common stock of Holdings, totaling $20.9 million, which includes $0.6 million of payroll taxes. We also recorded an $8.9 million loss on early extinguishment of debt primarily from the write-off of previously deferred financing costs and premiums in conjunction with the retirement of the old notes.

Hispanic Brands

We acquired Pollo Tropical, Inc. in July 1998 and acquired Taco Cabana, Inc. in December 2000. Our Hispanic Brands combine the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, upscale decor and food quality of casual dining. As of December 31, 2004, our Hispanic Brands were comprised of 189 company-owned and 31 franchised restaurants and accounted for 47.0% of our revenues for the year ended December 31, 2004. Due primarily to the acquisition of Taco Cabana in late 2000, total revenues for our Hispanic brands have increased from $95.6 million in 2000 to $328.0 million in 2004. During this time frame total segment EBITDA for our two Hispanic Brand segments has increased over 200% from $18.5 million in 1999 to $57.8 million in 2004.

Pollo Tropical. Pollo Tropical restaurants combine high quality distinctive menu items and an inviting tropical setting with the convenience and value of quick-service restaurants. Our Pollo Tropical restaurants feature fresh grilled chicken marinated in a proprietary blend of tropical fruit juices and spices and authentic “made from scratch” side dishes. Our menu also features other items including roast pork, a line of premium sandwiches and grilled ribs offered with a selection of sauces. Most menu items are made fresh daily in each of our Pollo Tropical restaurants. Pollo Tropical opened its first company-owned restaurant in 1988 in Miami. As of June 30, 2005, we owned and operated a total of 65 Pollo Tropical restaurants, 56 of which are located in south Florida and nine of which are located in central Florida. We also franchised 24 Pollo Tropical restaurants as of June 30, 2005, 21 of which are located in Puerto Rico, two in Ecuador and one in Miami. Since our acquisition of Pollo Tropical, we have expanded the brand by 80% by opening 29 new restaurants. For the year ended December 31, 2004, our company-owned Pollo Tropical restaurants generated total revenues of $125.1 million and segment EBITDA of $27.8 million. In addition, for 2004, our company-owned Pollo Tropical restaurants generated average annual sales per restaurant of $2.0 million, which we believe is among the highest in the quick-casual segment, and average segment EBITDA per restaurant of $0.437 million.

Taco Cabana. Taco Cabana restaurants combine fresh, high-quality Tex-Mex and traditional Mexican style food in a festive setting with the convenience and value of quick-service restaurants. Menu items include sizzling fajitas, quesadillas, enchiladas, other Tex-Mex dishes, fresh-made flour tortillas, frozen margaritas and beer. Most menu items are made fresh daily in each of our Taco Cabana restaurants. Taco Cabana pioneered the Mexican patio café concept with its first restaurant in San Antonio, Texas in 1978. As of June 30, 2005, we owned and operated 128 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico and franchised seven Taco Cabana restaurants in Texas, New Mexico and Georgia. For the year ended December 31, 2004, Taco Cabana generated total revenues of $202.9 million and segment EBITDA of $29.8 million. In addition, for 2004, our company-owned Taco Cabana restaurants generated average annual sales per restaurant of $1.6 million, which we believe is among the highest in the quick-casual segment, and average segment EBITDA per restaurant of $0.242 million.

Burger King. Burger King is one of the largest hamburger restaurant chains in the world and we are the largest Burger King franchisee. Burger King restaurants are part of the quick-service restaurant segment which is the largest of the five major segments of the U.S. restaurant industry based on 2004 sales. Burger King restaurants feature the popular flame-broiled WHOPPER® sandwich as well as hamburgers and other sandwiches, fries, salads, breakfast items and other offerings typically found in quick-service hamburger restaurants. As of June 30, 2005, we operated 340 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. For the year ended December 31, 2004, our Burger King restaurants generated total revenues of $369.8 million and segment EBITDA of $35.9 million. In addition, for 2004, our Burger King restaurants generated average annual sales per restaurant of $1.1 million and average segment EBITDA per restaurant of $0.103 million.

Industry

The Restaurant Market

According to Technomic, total restaurant industry revenues in the United States for 2004 were $313.7 billion, an increase of 7.2% over 2003. Technomic indicates that the U.S. restaurant industry is comprised of five major segments: quick-service, quick-casual, family/mid-scale, casual dining and fine dining restaurants. Sales in the overall U. S. restaurant industry are projected by Technomic to increase at a compound annual growth rate of 5.6% between 2004 and 2009.

Quick-Casual Restaurants

Our Hispanic Brands are part of the quick-casual restaurant segment, which combines the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, upscale decor and food quality of casual dining. We believe that the quick-casual restaurant segment is one of the fastest growing segments of the restaurant industry. According to Technomic, sales growth in 2004 of quick-casual chains in the Top 500 restaurant chains was 12.8% as compared to 7.9% for the overall Top 500 restaurant chains, which includes all five major segments.

Quick-casual restaurants are primarily distinguished by the following characteristics:

•	Quick-service or self-service format. Meals are purchased prior to receiving food. In some cases, payment may be made at a separate station from where the order was placed. Also, servers may bring orders to the customer’s table.

•	Check averages between $7 and $10. Technomic reports that the average check at quick-casual restaurants in 2004 was between $7 and $10. This positions quick-casual restaurants between traditional quick-service and casual dining in terms of pricing.

•	Food prepared to-order. Cooking platforms often feature last-minute preparation or assembly. We believe that in quick-casual concepts, customization of orders is generally allowed and often encouraged. Display cooking is also common.

•	Fresh ingredients. Many concepts use the word “fresh” in their concept positioning and feature very descriptive menus highlighting these upgraded components.

•	Innovative food suited to sophisticated tastes. Many quick-casual concepts feature foods that have complex flavor profiles and use distinctive ingredient combinations in order to distinguish their menus from more traditional fast food.

•	Upscale or highly developed decor. Wooden tables, upholstered seating and track lighting are some of the design features commonly found in quick-casual establishments.

We believe that that there is growing baby boomer demand for quick-casual dining and the increasing consumer demand for, and acceptance of, variety and ethnic foods and that our Hispanic Brands are positioned to benefit from these trends. We also believe that our Hispanic Brands will benefit from the relatively higher population growth rates in regions in which our restaurants are currently located.

Our Burger King restaurants are part of the quick-service restaurant segment that Technomic indicates is the largest of the five major segments of the U.S. restaurant chain industry. Technomic identifies nine major types of restaurants comprising the quick-service segment: hamburger; pizza/pasta; chicken; other sandwich; Mexican; ice cream/yogurt; donut and cafeteria/buffet and family steak. According to Technomic, the quick-service restaurants included in the Top 100 quick-service restaurant chains in 2004 were divided by menu category as follows:

According to Technomic, sales at all quick-service restaurants in the United States were $159.6 billion in 2004, representing 51% of total U.S. restaurant industry sales. Sales in this segment are projected by Technomic to increase at a compound annual growth rate of 5.4% between 2004 and 2009.

Quick-service restaurants are distinguished by the following characteristics:

•	High speed of service and customer use. It is estimated by Technomic that a customer of a typical quick-service restaurant will spend no more than 20 minutes on the total quick-service restaurant experience from the time of ordering to departure.

•	Convenience. Quick-service restaurants are typically located in places that are easily accessed and convenient to customers’ homes, places of work and commuter routes.

•	Limited menu choice and service. The menus at most quick-service restaurants have a limited number of standardized items. Typically, customers order at a counter or drive thru and pick up food that then is taken to a seating area or consumed off the restaurant premises.

•	Value prices. At quick-service restaurants, according to Technomic, the average expenditure for an individual meal in 2004 was approximately $4 to $6.

We believe that the quick-service restaurant segment meets consumers’ desire for a convenient, reasonably priced restaurant experience. In addition, we believe that the consumers’ need for meals prepared outside of the home, including takeout, has increased significantly over historical levels as a result of the greater numbers of working women and single parent families. For example, according to the U.S. Bureau of Labor Statistics, the percentage of mothers with children under age six participating in the workforce has increased from 39% in 1975 to 64% in 2002. According to the U.S. Census Bureau, the number of children living in households with two parents has decreased from 80% to 69% over the same period.

Our Burger King restaurants operate in the hamburger segment of the quick-service restaurant segment. The hamburger segment of the quick-service restaurant segment in the United States, which generated $54.2 billion in sales in 2004, is the largest segment of the quick-service restaurant segment in the United States according to Technomic. Sales in this segment are projected by Technomic to increase at a compound annual growth rate of 5.0% between 2004 and 2009.

Competitive Strengths

We believe the following strengths differentiate us from our competitors:

Strong Hispanic Brands. We believe our restaurant concepts are highly recognized brands in their market areas and appeal to a broad demographic base. We believe that the following factors have contributed to the success of our Hispanic Brands:

•	strong brand loyalty and awareness in their respective core markets;

•	distinctive menu offerings that appeal to a broad and growing consumer base that we believe prefers food variety and different flavor profiles;

•	high quality, freshly prepared food at attractive prices that provide consumers with convenience and value;

•	concentrated store locations that enhance visibility and recognition and result in operating and marketing efficiencies;

•	ability to effectively manage brand awareness, in our core markets, marketing and product development for our Hispanic Brands; and

•	high frequency of visits by our customers;

Attractive Operating Metrics for our Hispanic Brands. We believe that we benefit from attractive restaurant level economics for our Hispanic Brands. In 2004, Pollo Tropical and Taco Cabana had average annual sales per company-owned restaurant of $2.0 million and $1.6 million, respectively, which we believe were among the highest in the quick-casual segment. In 2004, our company-owned Pollo Tropical and Taco Cabana restaurants also generated average segment EBITDA per restaurant of $.46 million and $.24 million, respectively. In 2004, our company-owned Pollo Tropical and Taco Cabana restaurants, on a combined basis, generated aggregate revenues of $328.0 million, aggregate segment EBITDA of $57.6 million and aggregate segment EBITDA margins of 17.6%.

Well Positioned to Continue to Capitalize on Growing Population in Our Core Markets Served by Our Hispanic Brands. Our Hispanic Brand restaurants operate primarily in Florida and Texas, two markets experiencing significant population growth. We expect sales from these restaurants to benefit from the continued population growth in these regions and from the growth of the U.S. Hispanic population, both of which are projected by the U.S. Census Bureau to exceed the national average. According to the U.S. Census Bureau, the U.S. population is forecast to grow by 4.1% from 2005 to 2010 and the population in Florida and Texas is forecast to grow by 6.7% and 6.4%, respectively, during that same period. In addition, the growth of the Hispanic population is projected to outpace overall population growth and increase from 11.8% of the total U.S. population in 2000 to 18.2% by 2025.

Largest Burger King Franchisee. We are Burger King’s largest franchisee and are well positioned to leverage the scale and marketing power of one the most recognized brands in the restaurant industry. We believe that the quick-service hamburger restaurant segment is positioned to meet consumers’ desire for a convenient, reasonably priced restaurant experience. According to BKC, historically it has spent an annual amount equal to between approximately 4% and 5% of its total system sales on advertising (a total of $2.3 billion over the past five years) to sustain and increase this high brand awareness. We also benefit from BKC’s recent award-winning marketing initiatives as well as its development and introduction of new menu items which we believe have enabled us to compete more effectively.

Stable, Diversified Operations. We believe that the diversity of our concepts and the geographic dispersion of our restaurants provide stability by reducing our dependence on any particular brand, commodity or geographic region. Pollo Tropical and Taco Cabana, with their restaurants primarily located in Florida and Texas, respectively, and our Burger King restaurants, provide us with geographic, brand and concept diversity. The historical stability and reliability of our operating cash flows has enabled us to fund new restaurant development and pay interest and principal on our borrowings. Over the past five years, our Consolidated EBITDA margins have ranged between 13.0% and 14.4% per year and averaged 13.8% per year. Over the same period, net cash provided from operating activities has ranged from $48.0 million to $56.6 million per year and averaged $51.9 million per year.

Experienced Management Team. We believe that our senior management team’s extensive experience in the restaurant industry, knowledge of the demographic and other characteristics of our core markets and its long and successful history of developing, acquiring, integrating and operating quick-service and quick-casual restaurants, provide us with a competitive advantage.

Business Strategy

Our business strategy is to continue to increase revenues and cash flows through the development of new restaurants. Our business strategy also includes improvements in sales and profitability at our existing restaurants through our new product offerings and effective marketing activities and through our operating efficiencies as a result of our training and management information systems. We may also pursue opportunities to expand our Hispanic Brands in additional markets with demographics that are similar to the demographics of our existing markets:

Our strategy is based on our ability to leverage our strong brand names. We realize significant benefits as an owner and operator of the Pollo Tropical and Taco Cabana restaurant concepts and as a Burger King franchisee. These benefits are the result of the following:

•	strong recognition of the Pollo Tropical and Taco Cabana brands in their core markets;

•	ability to effectively manage brand awareness, marketing and product development for our Hispanic Brands;

•	widespread recognition of the Burger King brand and flagship WHOPPER® product supported by a national advertising program; and

•	ability to capitalize on Burger King’s new product development capabilities.

Open Additional Restaurants. We believe that we have significant opportunities to develop new Pollo Tropical and Taco Cabana restaurants in their core markets of Florida and Texas. Our staff of real estate and development professionals is responsible for new restaurant development. Before developing a new restaurant, we conduct an extensive site selection and evaluation process that includes in-depth demographic, market and financial analyses. By selectively increasing the number of restaurants we operate in a particular market, we can continue to increase brand awareness and effectively leverage our field supervision, corporate infrastructure and marketing expenditures. We intend to continue to utilize real estate leasing as a means of minimizing the amount of cash invested in new restaurants. We believe that cash generated from operations, borrowings under our new senior credit facility and leasing will enable us to continue to pursue our strategy of new restaurant development with respect to our existing brands.

In addition to opportunities for expansion of our Hispanic Brand within our core markets, we believe there are significant growth opportunities beyond such core markets. We plan to open new restaurants in existing and new markets that may be either freestanding buildings or restaurants contained within strip shopping centers (in-line restaurants) to further leverage our existing brand awareness. Developing in-line restaurants allows us to selectively expand our brand penetration and visibility in certain of our existing markets, while doing so at a lower cost than developing a restaurant as a freestanding building. In addition, development of in-line restaurants permits us to further penetrate markets where freestanding opportunities may be limited. We also believe that there are a number of geographic regions in the United States outside of our core markets where the size and influence of the Hispanic population provide significant opportunities for development of additional Hispanic Brand restaurants. We are currently securing and pursuing locations in New Jersey and New York for new Pollo Tropical restaurants and evaluating the expansion of our Taco Cabana brand in new markets. To date, no new restaurants have been opened in such geographic markets.

We believe there may also be opportunities to expand the number of Burger King restaurants we operate through selective acquisitions from other franchisees and through development of new restaurants in our existing markets. We believe that selective acquisitions of additional Burger King restaurants would result in operating efficiencies from our proven abilities to reduce operating costs and achieve increased economies of scale by leveraging our infrastructure and operating systems.

Increase Same Store Sales. Our strategy is to grow sales in our existing restaurants by continuing to develop new products for our Hispanic Brands, develop and enhance the efficiency and quality of our proprietary and promotional programs, improve the customer experience at all of our restaurants and further capitalize on attractive industry and demographic trends. We believe that our core customer base includes a growing Hispanic population with increasing amounts of income available to be spent on traditional foods prepared at restaurants rather than at home. We also believe that our Hispanic Brands appeal to a non-Hispanic customer base in search of new flavor profiles, healthier menu choices and a differentiated product offering in a more appealing atmosphere. We believe we have been successful in attracting new customers to our Hispanic Brand restaurants as a result of our efforts to improve the customer experience at all of those restaurants and to continue to develop and enhance the efficiency and quality of our proprietary advertising and promotional programs for our Hispanic Brands. We also believe that our Burger King restaurants are well-positioned to benefit from BKC’s recent initiatives with respect to the Burger King brand.

Continue to Improve Restaurant Profitability. We maintain a disciplined commitment to increasing the sales and profitability of our existing restaurants. We believe that our large base of restaurants, skilled management team and sophisticated management information and operating systems position us to enhance operating efficiencies and profitability for our existing restaurants. Our operating systems allows us to effectively manage restaurant labor and food costs, effectively manage our restaurant operations and ensure consistent application of operating controls through the use of our sophisticated management information and point-of-sale systems. Our size and, in the case of Burger King, the size of the Burger King system, enable us to realize benefits from improved bargaining power for purchasing and cost management initiatives.

Overview of Restaurant Concepts

Pollo Tropical Restaurants

Our Pollo Tropical quick-casual restaurants combine high quality, distinctive menu items and an inviting tropical setting with the convenience and value of quick-service restaurants. Pollo Tropical restaurants offer a unique selection of food items reflecting tropical and Caribbean influences and feature grilled fresh chicken marinated in a proprietary blend of tropical fruit juices and spices. Chicken is grilled in view of customers on large, open-flame grills. Pollo Tropical also features additional menu items such as roast pork, a line of “TropiChops®” (a bowl containing rice, black beans, chicken or pork), a line of premium sandwiches and grilled ribs that feature a selection of sauces. We also feature an array of distinctive and popular side dishes, including black beans and rice, yucatan fries and sweet plantains, as well as more traditional menu items such as french fries, corn and tossed and caesar salads. We also offer uniquely Hispanic desserts, such as flan and tres leches.

Our Pollo Tropical restaurants typically incorporate high ceilings, large windows, tropical plants, light colored woods, decorative tiles, a visually distinctive exterior entrance tower, lush landscaping and other signature architectural features, all designed to create an airy, inviting and tropical atmosphere. We design our restaurants to conveniently serve a high volume of customer traffic while retaining an inviting, casual atmosphere.

Our Pollo Tropical restaurants are generally open for lunch, dinner and late night orders seven days per week from 11:00 am to midnight and offer sit-down dining, counter take-out and drive-thru service to accommodate the varied schedules of families, business people and students. Our menu offers a variety of portion sizes to accommodate a single customer, family or large group. Pollo Tropical restaurants also offer an economical catering menu, with special prices and portions to serve parties in excess of 25 people.

Our Pollo Tropical restaurants typically provide seating for 80 to 100 customers and provide drive-thru service. At June 30, 2005 all of our company-owned Pollo Tropical restaurants were freestanding buildings except for five locations contained within strip shopping centers and one street-level storefront location in an office building. Our typical freestanding Pollo Tropical restaurant ranges between 2,800 and 3,200 square feet.

Taco Cabana Restaurants

Our Taco Cabana quick-casual restaurants combine generous portions of fresh, premium quality Tex-Mex and traditional Mexican style food with the convenience and value of quick-service restaurants. The restaurants typically provide interior, semi-enclosed and patio dining areas with a festive Mexican theme. Menu items include flame-grilled beef and chicken fajitas served on sizzling iron skillets, quesadillas, traditional Mexican and American breakfasts, other Tex-Mex dishes and fresh, hot flour tortillas. Our Taco Cabana restaurants also offer a variety of beverage choices, including margaritas and beer. Most of the menu items offered at Taco Cabana are prepared at each restaurant from fresh meat, chicken and produce ingredients delivered by suppliers to the restaurant, usually three times each week. Taco Cabana utilizes fresh, high quality ingredients and prepares many items “from scratch.” In order to simplify operations and provide a more consistent product, Taco Cabana also uses a number of pre-prepared items.

Our typical Taco Cabana restaurants average approximately 3,200 square feet (exclusive of the exterior dining area) and provide seating for approximately 80 customers, with additional outside patio seating for approximately 50 customers. Taco Cabana restaurants are typically distinctive in appearance, conveying a Mexican theme and permitting easy identification by passing motorists. Our Taco Cabana restaurants feature rounded fronts, as well as Southwest accents such as a clay tile roof, heavy wood beams and a trellis that shades the patio area, and the use of bright colors outside and inside. Corrugated metal wall panels, aged wood finishes and distressed stainless steel counter tops are featured inside.

Taco Cabana’s interior restaurant design features display cooking that enables customers to observe fresh fajitas cooking on a grill, a machine making fresh, hot flour tortillas and the preparation of other food items. Upon entry, the customer places an order selected from an overhead menu board, proceeds down a service line to where the order is picked up, and then passes a salsa bar en route to the dining area. The distinctive salsa bar offers Taco Cabana customers freshly prepared, authentic Tex-Mex ingredients such as salsa de fuego (made with charred peppers and tomatoes), pico de gallo and salsa (all “made from scratch” throughout the day at each restaurant), cilantro, pickled jalapeno slices, crisp chopped onions and fresh sliced limes. Depending on the season, time of day and personal preference, our customers can choose to dine in the restaurant’s brightly colored and festive interior dining area or in either the semi-enclosed or outdoor patio areas.

Our Taco Cabana restaurants provide the convenience of drive-thru windows as well as the ability for customers to dine-in or take-out. A majority of our Taco Cabana restaurants are open 24 hours a day. Our hours of operation are continually evaluated for economic viability on a market and individual restaurant basis.

Burger King Restaurants

Burger King Corporation (“BKC”) is one of the largest quick-service hamburger restaurant chains in the world. According to BKC, at June 30, 2004 there were approximately 11,200 restaurants in 61 countries worldwide, including approximately 7,600 in the United States. According to BKC its total BKC worldwide restaurant sales for the year ended June 30, 2004 were approximately $11.1 billion, of which approximately $7.7 billion were in the United States.

“Have It Your Way”® service, flame broiling, generous portions and competitive prices characterize the Burger King system marketing strategy. Our Burger King restaurants feature flame-broiled hamburgers and other sandwiches, the most popular of which is the WHOPPER® sandwich. The WHOPPER is a large, flame-broiled hamburger on a toasted bun garnished with mayonnaise, lettuce, onions, pickles and tomatoes. The basic menu of all Burger King restaurants consists of hamburgers, cheeseburgers, chicken and fish sandwiches, breakfast items, french fries, onion rings, salads, chili, shakes, desserts, soft drinks and other beverages. In addition, promotional menu items are introduced periodically for limited periods. We believe that BKC continually seeks to develop new products as it endeavors to enhance the menu and service of Burger King restaurants.

Our Burger King restaurants are typically open seven days per week with minimum operating hours from 6:00 am to 11:00 pm. Burger King restaurants are quick-service restaurants of distinctive design and are generally located in high-traffic areas throughout the United States. We believe that the primary competitive advantages of Burger King restaurants are:

•	brand recognition;

•	convenience of location;

•	speed of service;

•	quality; and

•	price.

Burger King restaurants are designed to appeal to a broad spectrum of consumers, with multiple day-part meal segments targeted to different groups of consumers.

Our Burger King restaurants consist of one of several building types with various seating capacities. BKC’s traditional freestanding restaurant contains approximately 2,800 to 3,200 square feet with seating capacity for 90 to 100 customers, has drive-thru service windows, and has adjacent parking areas. As of June 30, 2005, 334 of our 340 Burger King restaurants were freestanding.

Restaurant Economics

Selected restaurant operating data for our three restaurant concepts is as follows:

	Year Ended December 31,
	2002	2003	2004
Pollo Tropical:
Average annual (52 weeks) sales per restaurant (in thousands)	$1,807	$1,838	$2,018
Average sales transaction	$8.11	$8.18	$8.25
Drive-through sales as a percentage of total sales	40.3%	42.2%	42.5%
Day part sales percentages:
Lunch	46.7%	45.9%	45.7%
Dinner and late night	53.3%	54.1%	54.3%

Taco Cabana:
Average annual (52 weeks) sales per restaurant (in thousands)	$1,527	$1,523	$1,604
Average sales transaction	$6.65	$6.66	$6.88
Drive-through sales as a percentage of total sales	45.6%	46.6%	47.2%
Day part sales percentages:
Breakfast	15.8%	15.8%	16.0%
Lunch	22.4%	22.7%	23.1%
Dinner	24.5%	25.3%	25.4%
Late night (9 pm to midnight)	15.0%	14.5%	14.1%
Other (2 pm to 5 pm and midnight to 6 am)	22.3%	21.7%	21.4%

Burger King:
Average annual (52 weeks) sales per restaurant (in thousands)	$1,069	$1,003	$1,034
Average sales transaction	$4.46	$4.47	$4.74
Drive-through sales as a percentage of total sales	60.5%	61.8%	61.8%
Day part sales percentages:
Breakfast	14.3%	14.6%	14.4%
Lunch	33.4%	33.4%	33.6%
Dinner	27.1%	26.9%	26.9%
Afternoon and late night	25.2%	25.1%	25.1%

Restaurant Capital Costs

The cost of equipment, seating, signage and other interior costs of a standard new Pollo Tropical restaurant is approximately $365,000 (excluding the cost of the land, building and site improvements). In our core markets, the cost of land generally ranges from $600,000 to $1,000,000 and the cost of building and site improvements generally ranges from $800,000 to $900,000. We typically lease the real estate associated with our Pollo Tropical restaurants.

The cost of equipment, seating, signage and other interior costs of a standard new Taco Cabana restaurant is approximately $420,000 (excluding the cost of the land, building and site improvements). The cost of the land generally ranges from $650,000 to $800,000 and the cost of building and site improvements generally ranges from $800,000 to $850,000. We typically lease the real estate associated with our Taco Cabana restaurants.

The cost of the franchise fee, equipment, seating, signage and other interior costs of a standard new Burger King restaurant is approximately $385,000 (excluding the cost of the land, building and site improvements).

The cost of land generally ranges from $400,000 to $525,000 and the cost of building and site improvements generally ranges from $550,000 to $625,000. We typically lease the real estate associated with our Burger King restaurants.

The cost of developing and equipping new restaurants can vary significantly and depends on a number of factors, including the geographic location and size of those restaurants. Accordingly, the cost of opening new restaurants in the future may differ substantially from the historical cost of restaurants previously opened.

Seasonality

Our business is moderately seasonal due to regional weather conditions. Sales from our Pollo Tropical restaurants (located in south and central Florida) are generally higher during the winter months than during the summer months. Sales from our Taco Cabana restaurants (located in Texas, Oklahoma and New Mexico) and our Burger King restaurants (primarily located in the Northeast) are generally higher during the summer months than during the winter months. We believe this seasonal impact is not material to our business as a whole because our multiple concepts operating in diverse geographic areas enable us to reduce our dependence on the economic performance of any one particular region.

Restaurant Locations

As of June 30, 2005, we owned and operated 65 Pollo Tropical restaurants, all located in Florida. In addition, of our 24 franchised Pollo Tropical restaurants, as of June 30, 2005, 21 are located in Puerto Rico; two are located in Ecuador and one in Miami.

As of June 30, 2005, we owned and operated 128 Taco Cabana restaurants and franchised seven Taco Cabana restaurants located in the following states:

	Owned	Franchised	Total
Texas	121	4	125
Oklahoma	6	—	6
New Mexico	1	2	3
Georgia	—	1	1

Total	128	7	135

The following table sets forth the locations of the 340 Burger King restaurants we operated at June 30, 2005:

State	Total Restaurants
Connecticut	1
Indiana	5
Kentucky	9
Maine	4
Massachusetts	1
Michigan	25
New Jersey	2
New York	137
North Carolina	39
Ohio	83
Pennsylvania	12
South Carolina	21
Vermont	1

Total	340

Operations

Management Structure

We conduct substantially all of our executive management, finance, marketing and operations support functions from our corporate headquarters in Syracuse, New York, our Pollo Tropical division headquarters in Miami, Florida and our Taco Cabana division headquarters in San Antonio, Texas. The management structure for Pollo Tropical consists of an Executive Vice President, who has over 30 years of experience in the restaurant industry, and a Vice President of Operations supported by eight district supervisors. The management structure of Taco Cabana consists of an Executive Vice President of Operations, who has over 30 years of restaurant experience, and a Regional Vice President and a Regional Director supported by 17 district supervisors. Our Burger King operations are overseen by four Regional Directors, three of whom are Vice Presidents, that have an average of 25 years of Burger King restaurant experience. Forty-four district supervisors that have an average of 20 years of restaurant management experience in the Burger King system support the Regional Directors.

For each of our concepts, a district supervisor is responsible for the direct oversight of the day-to-day operations of an average of approximately seven restaurants. Typically, district supervisors have previously served as restaurant managers at one of our restaurants. Regional directors, district supervisors and restaurant managers are compensated with a fixed salary plus an incentive bonus based upon the performance of the restaurants under their supervision. Typically, our restaurants are staffed with hourly employees who are supervised by a salaried manager and two or three salaried assistant managers.

Training

We maintain a comprehensive training and development program for all of our personnel and provide both classroom and in-restaurant training for our salaried and hourly personnel. The program emphasizes system-wide operating procedures, food preparation methods and customer service standards for each of the concepts. In addition, BKC’s training and development programs are also available to us as a franchisee.

Management Information Systems

Our management information systems, which we believe are more sophisticated than systems typically utilized by many other small quick-casual/quick-service restaurant operators and many other Burger King franchisees, provide us with the ability to more efficiently and effectively manage our restaurants and to ensure consistent application of operating controls at our restaurants. Our size also affords us the ability to maintain an in-house staff of information and restaurant systems professionals dedicated to continuously enhancing our systems. In addition, these capabilities allow us to integrate newly developed or acquired restaurants and to leverage our investments in information technology over a larger base of restaurants.

Our restaurants generally employ touch-screen point-of-sale (POS) systems that are designed to facilitate accuracy and speed of order taking. These systems are user-friendly, require limited cashier training and improve speed-of-service through the use of conversational order-taking techniques. The POS systems are integrated with PC-based applications at the restaurant that are designed to facilitate financial and management control of our restaurant operations.

Our restaurant systems provide daily tracking and reporting of traffic counts, menu item sales, labor and food data, and other key operating information for each restaurant. We electronically communicate with our restaurants on a daily basis, which enables us to collect this information for use in our corporate management systems. Our corporate and divisional administrative headquarters house client/server-based systems that support all of our accounting, operating and reporting systems. We also operate a 24-hour, seven-day help desk at our corporate headquarters that enables us to provide systems and operational support to our restaurant operations as required. Among other things, our restaurant information systems provide us with the ability to:

•	monitor labor utilization and sales trends on a real-time basis at each restaurant, enabling the restaurant manager to effectively manage to our established labor standards on a timely basis;

•	reduce shrinkage using restaurant-level inventory management and centralized standard costing systems;

•	analyze sales and product mix data to help restaurant management personnel forecast production levels;

•	monitor day-part drive-thru speed of service at each of our restaurants;

•	systematically communicate human resource and payroll data to our administrative offices for efficient centralized management of labor costing and payroll processing;

•	employ centralized control over price, menu and inventory management activities at the restaurant utilizing the remote access capabilities of our systems;

•	take advantage of electronic commerce including our ability to place orders with suppliers and to integrate detailed invoice, receiving and product data with our inventory and accounting systems; and

•	provide analyses, reporting and tools to enable all levels of management to review a wide-range of financial and operational data.

Information from our systems is available daily to the restaurant manager, who is expected to react quickly to trends or situations in his or her restaurant. Our district supervisors also receive daily information for all restaurants under their control and have computer access to key operating data on a remote basis using our corporate intranet. Management personnel at all levels, from the restaurant manager through senior management, monitor key restaurant performance indicators.

Site Selection

We believe that the location of our restaurants is a critical component of each restaurant’s success. We evaluate potential new sites on many critical criteria including accessibility, visibility, costs, surrounding traffic patterns, competition and demographic characteristics. Our senior management determines the acceptability of all acquisition prospects and new sites, based upon analyses prepared by our real estate and financial professionals and operations personnel.

Burger King Franchise Agreements

Each of our Burger King restaurants operates under a separate franchise agreement with BKC. Our franchise agreements with BKC generally require, among other things, that all restaurants comply with specified design criteria and be operated in a prescribed manner, including utilization of the standard Burger King menu. In addition, our Burger King franchise agreements require that our restaurants conform to BKC’s current image and provide for remodeling of our restaurants at the request of BKC during the tenth year of the agreements to conform to such current image. These franchise agreements with BKC generally provide for an initial term of 20 years and currently have an initial franchise fee of $50,000. Any franchise agreement, including renewals, can be extended for an additional 20-year term, with BKC’s approval, provided the restaurant meets the then-current Burger King operating and image standards and the franchisee is not in default under the terms of the franchise agreement. The franchise agreement fee for subsequent renewals is currently $50,000. BKC may not cancel or terminate our franchise agreements unless we are in default of the terms of the agreements. We are not in default under any of the franchise agreements with BKC.

In order to obtain a successor franchise agreement with BKC, a franchisee is typically required to make capital improvements to the restaurant to bring it up to Burger King’s current design standards. The required capital improvements will vary widely depending upon the magnitude of the required changes and the degree to which we have made interim improvements to the restaurant. We have 10 franchise agreements expiring in the last quarter of 2005, 18 franchise agreements expiring in 2006 and 17 franchise agreements expiring in 2007. If we determine that a restaurant is under-performing, we may elect not to renew the franchise agreement. Of our franchise agreements expiring in the last quarter of 2005, 2006 and 2007, we currently anticipate that we would likely elect not to renew approximately 12 franchise agreements due to the cost of the required capital improvements that we would need to make as a result of such renewals relative to the profitability of such restaurants. In addition we currently plan to terminate six franchise agreements which are not expiring in 2005, 2006 and 2007. Based on the current profitability of such restaurants, we believe that the impact on our cash provided from operating activities as a result of such non-renewals will not be material. Our determination of whether to renew such franchise agreements is not final and is subject to further evaluation and may change, depending on many factors including our assessment of the anticipated future profitability of the subject restaurants and BKC’s requirements for renewing each such franchise. The average cost of capital improvements incurred in connection with franchise agreements that we renewed during 2004 and the first six months of 2005 have ranged from $350,000 to $450,000 per restaurant. However, the costs of improving our Burger King restaurants in connection with franchise renewals can vary significantly and depends on a number of factors, including the geographic location and the size of those restaurants. Accordingly, costs of capital improvements in connection with franchise agreements we renew in the future may differ substantially from these historical costs.

We believe that we will be able to satisfy BKC’s normal franchise agreement renewal policies. Accordingly, we believe that renewal franchise agreements will be granted on a timely basis by BKC at the expiration of our existing franchise agreements. Historically, BKC has granted all of our requests for successor franchise agreements. However, there can be no assurances that BKC will grant this in the future.

In addition to the initial franchise fee, we generally pay to BKC a monthly royalty. For an explanation of the franchise fees and royalties see “—Franchise Fees, Royalties and Early Successor Program” below. We also contribute 4% of restaurant sales from our Burger King restaurants to fund BKC’s national and regional advertising. BKC engages in substantial national and regional advertising and promotional activities and other efforts to maintain and enhance the Burger King brand. We supplement from time to time BKC’s marketing with our own local advertising and promotional campaigns. See “—Advertising and Promotion.”

Our franchise agreements with BKC do not give us exclusive rights to operate Burger King restaurants in any defined territory. Although we believe that BKC generally seeks to ensure that newly granted franchises do not materially adversely affect the operations of existing Burger King restaurants, we cannot assure you that franchises granted by BKC to third parties will not adversely affect any Burger King restaurants that we operate.

We are required to obtain BKC’s consent before we acquire existing Burger King restaurants from other franchisees or develop new Burger King restaurants. BKC also has the right of first refusal to purchase any Burger King restaurant that is being offered for sale by a franchisee. To date, BKC has approved all of our acquisitions of Burger King restaurants from other franchisees; however, in two instances, BKC exercised its right of first refusal and purchased restaurants we sought to acquire.

Franchise Fees, Royalties and Early Successor Program

On July 1, 2000, BKC increased its royalty and franchise fees for most new restaurants. The franchise fee for new restaurants increased from $40,000 to $50,000 for a 20-year agreement and the royalty rate increased from 3 1/2% of sales to 4 1/2% of sales, after a transitional period from July 1, 2000 through June 30, 2003. For franchise agreements entered into during the transitional period, the royalty rate is 4.0% of sales for the first ten years of the agreement and 4 1/2% of sales for the balance of the term.

As of July 1, 2001, existing restaurants that renewed their franchise agreements pay a royalty of 4 1/2% of sales for the full term of the renewed agreement. The advertising contribution remained at 4.0% of sales. The royalty rates for existing franchise agreements are not affected by these changes until the time of renewal.

BKC offered a voluntary program to encourage franchisees to accelerate the renewal of their franchise agreements. Franchisees that elected to participate in the Early Successor Incentive Program were required to make capital improvements in their restaurants to bring them up to Burger King’s then current design image. Franchise agreements entered into under this program contain special provisions regarding the royalty rates including a reduction in the royalty for a period of time.

For commitments made prior to July 1, 2000 to renew franchise agreements under BKC’s Fiscal 2000 Early Successor Incentive Program, the renewal franchise fee remained at $40,000. The royalty rate under this program remained at 3 1/2% of sales through March 31, 2002, at which time it was reduced to 2 3/4% of sales for the following five-year period. The royalty rate reverts back to 3 1/2% of sales effective April 1, 2007 for the remainder of any of the initial franchise term, and then increases to 4 1/2% of sales for the balance of the new agreement.

For commitments made between July 1, 2000 and June 30, 2001 to renew franchise agreements under BKC’s Fiscal 2001 Early Successor Incentive Program, the renewal franchise fee increased to $50,000. The royalty rate remained at 3 1/2% of sales through September 30, 2002, at which time it was reduced to 3% of sales for a three-year period. The royalty rate reverts back to 3 1/2% of sales effective October 1, 2005 for the remainder of any of the initial franchise term, and then increases to 4 1/2% of sales for the balance of the new franchise agreement.

After evaluating the applicable royalty reductions and the acceleration of the required capital improvements, in 2000 we elected to renew 48 franchise agreements under BKC’s Early Successor Incentive Program. Our capital expenditures relating to these renewals have been completed. Burger King royalties, as a percentage of our Burger King restaurant sales, were 3.4% for the years ended 2004, 2003, 2002 and in the six months ended June 30, 2005.

Transformation Initiatives

Over the past four years, BKC mandated certain image and facility upgrades and offered franchisees certain initiatives to encourage and facilitate franchisees’ investment in these upgrades to their restaurants. These transformation upgrades included the installation of new signage with the new Burger King logos, a new drive-thru equipment package, and where necessary, expenditures for painting, parking lot maintenance and landscaping. In addition, BKC defined enhancements to the kitchen including a new high-speed toaster, improved product holding units and a new self-loading broiler capable of cooking at different speeds and temperatures to facilitate the preparation of a wider variety of menu items. By an amendment to our franchise agreements, we committed:

•	to install the new signage in substantially all of our restaurants;

•	to “spruce up” our restaurants to the extent necessary, including painting, parking lot sealing/striping and landscaping;

•	to install the new drive-thru package, which includes new menu boards, an order confirmation unit and an improved speaker system; and

•	to roll-out and install the new kitchen initiatives as approved and mandated by BKC which currently include improved toasting and holding equipment (Phase I initiatives) and a new broiler (Phase II initiatives).

BKC also arranged for the Coca-Cola Company and Dr. Pepper/Seven-Up, Inc. to make funds available to franchisees to be used in connection with the transformation initiatives. By agreeing to make the investments associated with the transformation initiatives, we received $56,000 per restaurant in 2000, or $19.8 million in the aggregate, from the fund established by Coca-Cola and Dr. Pepper. We also received $1.6 million from this fund on a supplemental basis in 2001 pertaining to completing the drive-thru package. For a discussion of the accounting treatment of the amounts received from Coca-Cola and Dr. Pepper, see Note 5 to our consolidated financial statements.

We have completed all of the initiatives above, with the exception of the Phase II kitchen initiatives, which have not yet been mandated by BKC. Total expenditures related to these activities over the past four years were $12.8 million.

Hispanic Brands Franchise Operations

As of June 30, 2005, Pollo Tropical had three franchisees operating a total of 24 Pollo Tropical restaurants located in Puerto Rico, Ecuador and Miami. As of June 30, 2005, Taco Cabana had three franchisees operating a total of seven Taco Cabana restaurants. While our existing franchisees may open new restaurants from time to time, we are not actively expanding our franchise operations at the present time.

All franchisees are required to operate their restaurants in compliance with certain methods, standards and specifications developed by us regarding such matters as menu items, recipes, food preparation, materials, supplies, services, fixtures, furnishings, decor and signs. The franchisees have discretion to determine the prices to be charged to customers. In addition, all franchisees are required to purchase substantially all food, ingredients, supplies and materials from suppliers approved by us.

Advertising and Promotion

We believe our Hispanic Brands are among the most highly recognized quick-casual restaurant brands in their core markets of south and central Florida and Texas. Pollo Tropical and Taco Cabana utilize an integrated, multi-level marketing approach that includes periodic chain-wide promotions, direct mail, in-store promotions, local store marketing and other strategies, including the use of radio and television advertising in their major markets. Combination value meals are also utilized as well as limited time offer menu item promotions. Pollo Tropical advertises in both English and Spanish media throughout the year. As a percentage of restaurant sales, Pollo Tropical advertising expenditures were 1.6% in 2004, due to lower television and radio advertising, and 3.6% in each of 2003 and 2002. We currently anticipate our 2005 Pollo Tropical advertising expenditures to range between 2.0% and 2.5% of our Pollo Tropical restaurant sales, however the Company may elect in the future to further increase Pollo Tropical advertising expenditures to the historical levels in 2003 and 2002. As a percentage of our Taco Cabana restaurant sales, Taco Cabana’s advertising expenditures were 4.1% in 2004, 4.7% in 2003, and 4.3% in 2002. Taco Cabana’s advertising expenditures, as a percentage of restaurant sales, were higher in 2003 than historical levels due to additional promotions in certain markets.

The efficiency and quality of advertising and promotional programs can significantly affect quick-casual/quick-service restaurant businesses. We believe that one of the major advantages of being a Burger King franchisee is the value of the extensive regional and national advertising and promotional programs conducted by BKC. In addition to the benefits derived from BKC’s advertising spending, we supplement from time to time BKC’s advertising and promotional activities with our own local advertising and promotions, including the purchase of additional television, radio and print advertising. The concentration of our Burger King restaurants in many of our markets permits us to leverage advertising in those markets. We also utilize promotional programs, such as combination value meals and discounted prices, targeted to our customers, in order to create a flexible and directed marketing program.

We are generally required to contribute 4% of restaurant sales from our Burger King restaurants to an advertising fund utilized by BKC for its advertising, promotional programs and public relations activities. BKC’s advertising programs consist of national campaigns supplemented by local advertising. BKC’s advertising campaigns are generally carried on television, radio and in circulated print media (national and regional newspapers and magazines).

Product Development

Each of Pollo Tropical and Taco Cabana has separate and complete product research and development functions, comparable to other large multi-unit restaurant companies. These capabilities enable us to continually refine our menu offerings and develop new products for introduction in our Hispanic Brand restaurants. These functions include:

•	fully equipped test kitchens;

•	professional culinary and quality assurance team members;

•	consumer research protocol;

•	uniform and detailed product specification formats; and

•	product development committees that integrate marketing, operations, financial analysis and procurement.

Pollo Tropical’s test kitchen is located in our Miami division headquarters. The facility includes cooking equipment that mirrors the capability of a Pollo Tropical restaurant and a tasting area. There are three permanent staff positions, including a Director of R&D, a Manager of R&D and a Quality Assurance and Purchasing assistant.

Taco Cabana’s test kitchen is located near our San Antonio division headquarters in leased commercial space. The facility includes a large test kitchen, with equipment that mirrors the capability of a Taco Cabana restaurant, office space for all R&D staff, and a large tasting and meeting room. There are three permanent staff positions, including a Director of R&D, a Manager of R&D and Quality Assurance and a staff assistant.

Suppliers and Distributors

For our Pollo Tropical and Taco Cabana restaurants, we have negotiated directly with local and national suppliers for the purchase of food and beverage products and supplies to ensure consistent quality and freshness and to obtain competitive prices. Pollo Tropical and Taco Cabana restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. Both brands are responsible for monitoring quality control and supervision of these suppliers and conduct inspections to observe the preparation and quality of products purchased. For our Pollo Tropical restaurants, Henry Lee, a division of Gordon Food Service, serves as our primary distributor of food and paper products under an agreement that expires on March 16, 2007. For our Taco Cabana restaurants, SYGMA Network, Inc. (SYGMA) serves as our primary distributor of food and beverage products and supplies. SYGMA purchases, warehouses and distributes products for these restaurants under a distribution service agreement that expires on December 31, 2005. We rely significantly on these suppliers but, in general, if any such suppliers are unable to service us, we believe that we have significant alternative sources available to us to avoid any material disruption in service. However, we rely on Pilgrim’s Pride (formerly Conagra) and Gold Kist as our two suppliers of chicken for our Pollo Tropical restaurants and, although we believe that alternative sources of chicken are available to us, if either such supplier is unable to service us, this could lead to a material disruption of service or supply until a new supplier is engaged, which could have a material adverse effect on our business. With respect to our distributors for our Pollo Tropical and Taco Cabana restaurants, although we believe that alternative distributors are available to us, if any of our distributors are unable to service us, this could lead to a material disruption of service or supply until a new distributor is engaged, which could have a material adverse effect on our business.

We are a member of a national purchasing cooperative, Restaurant Services, Inc., created for the Burger King system. Restaurant Services is a non-profit independent cooperative that acts as the purchasing agent for approved distributors to the Burger King system and serves to negotiate the lowest cost for the system. We use our purchasing power to negotiate directly with certain other vendors, to obtain favorable pricing and terms for supplying our Burger King restaurants. For our Burger King restaurants, we are required to purchase all of our foodstuffs, paper goods and packaging materials from BKC-approved suppliers. We currently utilize four distributors to supply our Burger King restaurants with the majority of their foodstuffs in various geographical areas. We may purchase non-food items such as kitchen utensils, equipment maintenance tools and other supplies from any suitable source so long as such items meet BKC product uniformity standards. All BKC-approved distributors are required to purchase foodstuffs and supplies from BKC-approved manufacturers and purveyors. BKC is responsible for monitoring quality control and supervision of these manufacturers and conducts regular visits to observe the preparation of foodstuffs, and to run various tests to ensure that only high quality foodstuffs are sold to BKC-approved suppliers. In addition, BKC coordinates and supervises audits of approved suppliers and distributors to determine continuing product specification compliance and to ensure that manufacturing plant and distribution center standards are met. In the event these Burger King suppliers are unable to service us, we believe that we have significant alternative sources available to us to avoid any material disruption in service.

Quality Assurance

At each of our three concepts, our operational focus is closely monitored to achieve a high level of customer satisfaction via speed, order accuracy and quality of service. Our senior management and restaurant management staffs are principally responsible for ensuring compliance with our operating policies, and with respect to our Burger King restaurants, BKC’s required operating procedures as well. We have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. In order to maintain compliance with these operating standards and specifications, we distribute to our restaurant operations management team detailed reports measuring compliance with various customer service standards and objectives, including the results of our “mystery shopper” program. These “mystery shopper” programs are conducted by an independent agency and consist of evaluations of speed, quality of service and other operational objectives including the cleanliness of our restaurants.

We also operate in accordance with quality assurance and health standards mandated by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, maximum time standards for holding prepared food, food handling guidelines and cleanliness. To maintain these standards, we conduct unscheduled inspections of our restaurants. In addition, restaurant managers conduct internal inspections for taste, quality, cleanliness and food safety on a regular basis.

Trademarks

We believe that our names and logos for our Hispanic Brands are important to our operations. We have registered our principal Pollo Tropical and Taco Cabana logos and designs with the U.S. Patent and Trademark Office on the Principal Register as a service mark for our restaurant services. We also have secured or have applied for state and federal registrations of several other advertising or promotional marks, including variations of our principal marks, and have applied for or been granted registrations in foreign countries of our principal marks and several other marks. We intend to protect both Pollo Tropical and Taco Cabana trademarks by appropriate legal action whenever necessary. In certain foreign countries, we have been involved in trademark opposition proceedings to defend our rights to register certain trademarks.

Other than the Pollo Tropical and Taco Cabana trademarks, we have no proprietary intellectual property other than the logo and trademark of Carrols. As a franchisee of Burger King, we also have contractual rights to use certain BKC-owned trademarks, service marks and other intellectual property relating to the Burger King concept.

Government Regulation

Various federal, state and local laws affect our business, including various health, sanitation, fire and safety standards. Restaurants to be constructed or remodeled are subject to state and local building code and zoning requirements. In connection with the development and remodeling of our restaurants, we may incur costs to meet certain federal, state and local regulations, including regulations promulgated under the Americans with Disabilities Act.

We are subject to the federal Fair Labor Standards Act and various state laws governing such matters as:

•	minimum wage requirements;

•	overtime; and

•	other working conditions and citizenship requirements.

A significant number of our food service personnel are paid at rates related to the federal, and where applicable, state minimum wage and, accordingly, increases in the minimum wage have increased and in the future will increase wage rates at our restaurants.

We are also subject to various federal, state and local environmental laws, rules and regulations. We believe that we conduct our operations in substantial compliance with applicable environmental laws and regulations. None of the applicable environmental laws or regulations has had a material adverse effect on our consolidated operations, cash flows or financial condition.

Taco Cabana is subject to alcoholic beverage control regulations that require state, county or municipal licenses or permits to sell alcoholic beverages at each location. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Licensing entities, authorized with law enforcement authority, may issue violations and conduct audits and investigations of the restaurant’s records and procedures. Alcoholic beverage control regulations relate to numerous aspects of daily operations of Taco Cabana restaurants, including minimum age for consumption, certification requirements for employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. These regulations also prescribe certain required banking and accounting practices related to alcohol sales and purchasing.

Taco Cabana is subject to state “dram-shop” laws in the states in which it operates. Dram-shop laws provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We have specific insurance that covers claims arising under dram-shop laws. However, we cannot assure you that this insurance will be adequate to cover any claims that may be instituted against us.

With respect to the franchising of Pollo Tropical and Taco Cabana restaurants, we are subject to franchise and related regulations in the U.S. and certain foreign jurisdictions where we offer and sell franchises. These regulations include obligations to provide disclosure about our two concepts, the franchise agreements and the franchise system. The regulations also include obligations to register certain franchise documents in the U.S. and foreign jurisdictions, and obligations to disclose the substantive relationship between the parties to the agreements.

Competition

The restaurant industry is highly competitive with respect to price, service, location and food quality. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low- and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in supermarkets, grocery stores, cafeterias and other purveyors of moderately priced and quickly prepared foods.

We believe that:

•	product quality and taste;

•	brand recognition;

•	convenience of location;

•	speed of service;

•	menu variety;

•	price; and

•	ambiance

are the most important competitive factors in the quick-casual and quick-service restaurant segments and that our three concepts effectively compete in each category.

In addition to quick-service hamburger restaurant chains as well as other types of quick-casual restaurants, Pollo Tropical’s competitors include the south and central Florida locations of national chicken-based concepts, such as Boston Market and KFC, and regional grilled chicken concepts.

Taco Cabana’s restaurants, although part of the quick-casual segment of the restaurant industry, primarily compete in Texas, Oklahoma and New Mexico with quick-service restaurants, including those in the quick-service Mexican segment such as Taco Bell, quick-casual restaurants and traditional casual dining Mexican restaurants. We believe that Taco Cabana’s combination of freshly prepared food, distinctive ambiance and superior service help to distinguish Taco Cabana restaurants from quick-service operators, while Taco Cabana’s price-value relationship enables it to compete favorably with more expensive casual dining Mexican restaurants.

With respect to our Burger King restaurants, our largest competitors are McDonald’s and Wendy’s restaurants. According to publicly available information, McDonald’s restaurants had aggregate U.S. system wide sales of $24.4 billion for the year ended December 31, 2004 and operated 13,673 restaurants in the United States at that date, and Wendy’s restaurants had aggregate system wide sales of $7.7 billion for the year ended December 31, 2004 and operated 5,935 restaurants in the United States at that date.

Employees

As of June 30, 2005, we employed approximately 16,400 persons, of which approximately 400 were administrative personnel and approximately 16,000 were restaurant operations personnel. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

As of June 30, 2005, we owned or leased the following restaurant properties:

	Owned Land; Owned Building	Leased Land; Owned Building	Leased Land; Leased Building(1)	Total(2)
Restaurants:
Pollo Tropical	3	20	42	65
Taco Cabana	4	22	102	128
Burger King	14	26	300	340

Total operating restaurants	21	68	444	533

(1)	Includes 19 restaurants located in mall shopping centers.
(2)	Excludes restaurants operated by our franchisees. In addition, as of June 30, 2005, we had four restaurants under construction, three properties leased to third parties and three properties available for sale or lease.

As of June 30, 2005, we leased 95% of our Pollo Tropical restaurants, 97% of our Taco Cabana restaurants and 96% of our Burger King restaurants. We typically enter into leases (including options to renew) from 20 to 40 years. The average remaining term for all leases, including options, is approximately 24 years. Generally, we have been able to renew leases, upon or prior to their expiration, at the prevailing market rates.

Most of our Burger King restaurant leases are coterminous with the related franchise agreements. We believe that we generally will be able to renew, at commercially reasonable rates, the leases whose terms expire prior to the expiration of that location’s Burger King franchise agreement.

Most leases require us, as lessee, to pay utility and water charges and real estate taxes. Certain leases also require contingent rentals based upon a percentage of gross sales of the particular restaurant that exceed specified minimums. In some of our mall locations, we are also required to pay certain other charges such as a pro rata share of the mall’s common area maintenance costs, insurance and security costs.

In addition to the restaurant locations set forth under “—Restaurant Locations,” we own a building with approximately 25,300 square feet at 968 James Street, Syracuse, New York, which houses our executive offices and most of our administrative operations for our Burger King restaurants. We lease five small regional offices that support the management of our Burger King restaurants. We also lease 13,449 square feet at 7300 North Kendall Drive, 8th Floor, Miami, Florida, which houses most of our administrative operations for our Pollo Tropical restaurants. In addition, we lease approximately 17,700 square feet of office space at 8918 Tesoro Drive, Suite 200, San Antonio, Texas, which houses most of our administrative operations for our Taco Cabana restaurants.

Legal Proceedings

On April 20, 2005, Judge Frederick Scullin, Jr. issued a decision and order granting our Motion for Summary Judgment in the action filed by the Equal Employment Opportunity Commission (“EEOC”) on November 16, 1998 against us in the U.S. District Court for the Northern District of New York under Title VII of the Civil Rights Act of 1964, which alleged that we had engaged in a pattern and practice of unlawful discrimination, harassment and retaliation against former and current female employees. Subject to possible appeal by the EEOC, the case is dismissed, however the court noted that it was not ruling on the claims, if any, that individual employees might have against us. We do not believe that any individual claims, if any, would have a material adverse impact on our consolidated financial condition or results of operations and cash flows.

On November 30, 2002, four former hourly employees commenced a lawsuit against the Company in the United States District Court for the Western District of New York entitled Dawn Seever, et al. v. Carrols Corporation. The lawsuit alleges, in substance, that the Company violated certain minimum wage laws under the federal Fair Labor Standards Act and related state laws by requiring employees to work without recording their time and by retaliating against those who complained. The plaintiffs seek damages, costs and injunctive relief. They also seek to notify, and eventually certify, a class consisting of current and former employees who, since 1998, have worked, or are working, for the Company. On February 25, 2005 the plaintiffs’ filed motions for judicial notice and to expand discovery class-wide. The Company has opposed plaintiffs’ motions. It is too early to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss. Consequently, it is not possible to predict what adverse impact, if any, this case could have on our consolidated financial condition or results of operations and cash flows. We intend to continue to contest this case vigorously.

We are a party to various other litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of these matters will have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Management

Directors and Executive Officers

The following table sets forth information about our current directors, executive officers and other named officers as of the date of this prospectus.

Name	Age	Position
Alan Vituli	64	Chairman of the Board and Chief Executive Officer
Daniel T. Accordino	54	President, Chief Operating Officer and Director
Paul R. Flanders	48	Vice President, Chief Financial Officer, and Treasurer
Joseph A. Zirkman	45	Vice President, General Counsel and Secretary
Timothy J. LaLonde	49	Vice President, Controller
Michael A. Biviano	48	Executive Vice President—Taco Cabana
James E. Tunnessen	50	Executive Vice President—Pollo Tropical
Lewis S. Shaye	50	Chief Concept Officer
Benjamin D. Chereskin†	46	Director
Brian F. Gleason*†	39	Director
Robin P. Selati*	39	Director
Olaseni Adeyemi Sonuga	51	Director
Clayton E. Wilhite*†	60	Director

*	Current member of audit committee
†	Current member of compensation committee

Alan Vituli has been chairman of the board since 1986 and chief executive officer since March 1992. Mr. Vituli is also chairman of the board of directors and chief executive officer of Carrols Holdings. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc. as a Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and for the last 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through our acquisition of Pollo Tropical in 1998, Mr. Vituli served on the board of directors of Pollo Tropical. Mr. Vituli also serves on the board of Ruth’s Chris Steak House, Inc.

Daniel T. Accordino has been President, Chief Operating Officer and a Director since February 1993. Before that, Mr. Accordino served as Executive Vice President—Operations from December 1986 and as Senior Vice President of Carrols from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as our Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.

Paul R. Flanders has been Vice President, Chief Financial Officer, and Treasurer since April 1997. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retailing chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

Joseph A. Zirkman has been Vice President and General Counsel since January 1993. He was appointed Secretary in February 1993. Before joining us, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.

Michael A. Biviano has been Executive Vice President of the Taco Cabana Division since January 2002. Prior to that, he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor since 1983. Mr. Biviano has been an employee of ours since 1973.

James E. Tunnessen has been Executive Vice President of the Pollo Tropical Division since August 2003. Prior to that he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor from 1979. Mr. Tunnessen has been an employee of ours since 1972.

Lewis S. Shaye has been Chief Concept Officer since January 2005. Prior to joining Carrols Corporation he was Senior Vice President of Brand and Product Development for Papa Gino’s Holding Corporation (PGH), which owned, operated and franchised the Papa Gino’s Pizza and D’Angelo Grilled Sandwich brands. Mr. Shaye joined PGH in 1992 as Vice President of Operations and was promoted to Senior Vice President of Brand and Product Development in September 1995. Prior to joining PGH in 1992, Mr. Shaye was Senior District Manager at Marriott Corporation where his responsibilities included operational accountability for premier Marriott contract foodservice locations.

Benjamin D. Chereskin has served as a Director since March 1997. Mr. Chereskin is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, and co-founded the firm in 1993. Before that, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin also serves on the board of directors of Tuesday Morning Corporation; NWL Holdings, Inc.; Cinemark, Inc.; and Family Christian Stores, Inc.

Brian F. Gleason has served as a Director since October 2003. Mr. Gleason is Managing Director and Executive Vice President of Phoenix Management Services, Inc., a national corporate revitalization advisory firm. Mr. Gleason has been affiliated with Phoenix Management Services since 1996 and serves on its board of directors. Prior to that, Mr. Gleason worked in Corporate Finance for Reliance Insurance Company since 1991. Mr. Gleason also serves on the board of directors of Thompson Products, Inc; International Intimates, Inc.; and Springfield Service Corp. Mr. Gleason is serving on the Board of Directors as a designee of BIB Holdings. See “Certain Relationships and Related Transactions.”

Robin P. Selati has served as a Director since March 1997. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, and joined the firm in 1993. Before 1993, Mr. Selati was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. Mr. Selati also serves on the board of directors of Peter Piper, Inc., Tuesday Morning Corporation; NWL Holdings, Inc.; Cinemark, Inc.; Beverages & More, Inc.; Family Christian Stores, Inc.; Ruth’s Chris Steak House, Inc. and Pierre Foods, Inc.

Olaseni Adeyemi Sonuga has served as a Director since March 2004. Mr. Sonuga is the General Manager of Bahrain International Bank E.C., a Bahraini publicly quoted international investment bank that he joined in 2002 as Chief Financial Officer. The stockholders and creditors of Bahrain International Bank entered into an agreement in May of 2004, the Asset Realization Protocol, under which the Bank has been given the time to liquidate its assets to meet its liabilities. Between 1999 and 2002, Mr. Sonuga served as Advisor to the Chairman of Oman Aviation Services Company SAOG, an Omani listed company that owns Oman Air and also provides airport services at all Omani airports. Prior to this, he was a Vice President at Taib Bank since 1997, a Bahraini listed company. In the period 1992 to 1997, he was the Business Services Manager of the National Drilling Company of Abu Dhabi, UAE. He began his career as a Chartered Accountant in the UK in 1979 when he joined the London office of Touche Ross. Mr. Sonuga is a Director on the board of several companies both in the USA and internationally, including, Thompson Products, Inc; International Intimates, Inc.; and Springfield Service Corp in the USA, BIB Holdings (Bermuda) Ltd, Crown Dilmun Holdings (CI) Ltd and Ascot Dilmun Holdings, Ltd internationally.

Clayton E. Wilhite has served as a Director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group Worldwide LLC, and has been Managing Partner of its North American Group from May 1998 to December 2004 and Managing Partner of CFI Worldwide LLC since January 2005. Mr. Wilhite has served since

September 1998 on the board of directors of CFI Group Worldwide LLC, an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.

All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our executive officers are chosen by the Board and serve at its discretion. All of our directors also serve as directors of Carrols Holdings.

Audit Committee Financial Expert

Our audit committee is comprised of Robin P. Selati, Clayton E. Wilhite and Brian F. Gleason. The Board of Directors has determined that we have at least one audit committee financial expert, Robin P. Selati, serving on the audit committee. Mr. Selati is serving on the Board of Directors as a designee of Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P., principal stockholders of Carrols Holdings, in accordance with Carrols Holdings’ stockholders agreement. Consequently Mr. Selati is not deemed to be an “independent” director as such term is used in the federal securities laws. Because our securities are not listed on any national securities exchange or Nasdaq, we are not required to have independent members of our Board of Directors or any committee thereof, including our audit committee.

Code of Ethics

We have adopted a Code of Ethics that applies to our chief executive officer, chief operating officer, chief financial officer, general counsel, controller and other principal financial accounting and executive employees. Our Code of Ethics is posted on our website at http://www.carrols.com. All amendments and waivers to the Code of Ethics will be disclosed through the website.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no executive officer of ours served as a director of or member of a compensation committee of any entity for which any of the persons serving on our Board of Directors or on the Compensation Committee of the Board of Directors is an executive officer. The Compensation Committee is comprised of Messrs. Chereskin, Wilhite and Gleason.

Director and Executive Compensation

Compensation of Directors

Directors who are our employees do not receive any additional compensation for serving as directors. Directors who are not our employees receive a fee of $15,000 per annum, and Mr. Wilhite also receives an additional fee of $500 for each special board or committee meeting attended by him. All directors are reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the Board of Directors.

Compensation of Executives

The following tables set forth certain information for the fiscal years ended December 31, 2004, 2003 and 2002 for our chief executive officer and our next five most highly compensated executive officers who served as executive officers during the year ended December 31, 2004 and whose annual compensation exceeded $100,000. Stock option data refers to the stock options of Carrols Holdings.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Securities Underlying Options (#)(2)	Other Compensation
Name and Principal Position	Year	Salary	Bonus(1)
Alan Vituli Chairman of the Board and Chief Executive Officer	2004 2003 2002	$561,000 550,008 525,000	$9,251,351 — 551,250	— — 39,045	$	— 17,000 17,000	(3) (3)

Daniel T. Accordino President, Chief Operating Officer and Director	2004 2003 2002	$428,400 420,000 400,008	$4,837,852 — 360,007	— — 26,030	$	— 7,125 7,125	(3) (3)

Michael A. Biviano Executive Vice President—Taco Cabana Division	2004 2003 2002	$244,800 234,231 215,000	$716,933 — 92,020	783 1,044 2,610	$	— — —

Paul R. Flanders Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	$214,200 210,000 200,004	$698,011 — 180,004	500 500 1,900	$	— — —

Joseph A. Zirkman Vice President, General Counsel and Secretary	2004 2003 2002	$214,200 210,000 200,004	$656,586 — 180,004	500 500 1,000	$	— — —

(1)	We provide bonus compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. In January 2005, we also made a compensatory bonus distribution of approximately $20.3 million to a number of employee option holders, including our executive officers, in conjunction with the transactions. Bonuses earned in 2004 by Mr. Vituli, Mr. Accordino, Mr. Biviano, Mr. Flanders and Mr. Zirkman, included $8,662,481, $4,452,922, $492,377, $505,231 and $463,806, respectively, for amounts earned in conjunction with this special bonus distribution. Of the bonuses earned in 2000 by Mr. Vituli, Mr. Accordino, Mr. Flanders and Mr. Zirkman, $120,177, $108,000, $40,625 and $38,500, respectively, was subject to deferral, one-third to be paid in each of the three succeeding years provided that stockholder value was at least equal to what it was in the year that the bonus was earned. Two-thirds of the aforementioned amounts were paid in 2002 and 2003 and the final one-third was forfeited.
(2)	Reflects stock option grants for shares of Carrols Holdings common stock. In the case of Mr. Biviano, stock option grants were made under the 2001 Taco Cabana Long-Term Incentive Plan and are presented after giving effect to the combination of all of Carrols Holdings series of common stock into a single series of common stock. See “Description of Plans—Reclassification of Carrols Holdings Common Stock”. In addition, all stock option awards were cancelled and terminated effective May 3, 2005 in exchange for stock awards. See “Description of Plans—2005 Stock Awards”.
(3)	Represents the premiums paid by us prior to July 2003 for split-dollar life insurance policies whereby Mr. Vituli and Mr. Accordino have designated beneficiaries.

The following table sets forth information with respect to stock options granted to each of our named executive officers during the year ended December 31, 2004:

	Option Grants in Last Fiscal Year Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(4)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2004(1)	Exercise Price (Price Per Share)	Expiration Date
					5%	10%
Michael A. Biviano(2)	783	7.0%	$184.60	12/31/2014	$90,902	$230,362
Paul R. Flanders(3)	500	4.5%	$127.00	12/31/2014	$39,935	$101,203
Joseph A. Zirkman(3)	500	4.5%	$127.00	12/31/2014	$39,935	$101,203

(1)	All outstanding stock option awards were cancelled and terminated effective May 3, 2005 in exchange for the issuance of an identical number of shares of common stock. See “Description of Plans—2005 Stock Awards.”
(2)	Stock option grants for Mr. Biviano became exercisable at the rate of 20% per year beginning on December 31, 2004. All amounts give effect to the combination of all of Carrols Holdings series of common stock into one series of common stock. See “—Description of Plans—Reclassification of Carrols Holdings Common Stock.”
(3)	Stock option grants for Mr. Flanders and Mr. Zirkman were granted under the 1996 Long-Term Incentive Plan. These options were for Carrols Holdings common stock and became exercisable at the rate of 25% per year beginning on December 31, 2004.
(4)	Potential realizable value is based on an assumption that the price of common shares appreciates at 5% and 10% annually (compounded) from the date of grant until the end of the option term. These calculations are based on requirements promulgated by the SEC and are not intended to forecast possible future appreciation of the stock price.

Management Arrangements

Vituli Employment Agreement

Effective as of May 3, 2005, Carrols entered into an extension of an employment agreement with Alan Vituli which extended the term of an employment agreement dated January 1, 1995, as amended April 3, 1996, as further amended and restated on March 27, 1997, as further amended and extended on April 1, 2002 and as further extended on November 11, 2004, between Carrols and Mr. Vituli upon the same terms and conditions as previously set forth in the employment agreement. Pursuant to the employment agreement, which will expire on December 31, 2006, Mr. Vituli will continue to serve as Chairman of the Board of Directors and Chief Executive Officer of Carrols. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Vituli or we elect not to renew by giving written notice to the other at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Vituli receive a base salary, which was $600,000 when the agreement was extended on May 3, 2005, and provides that such amount be increased annually by at least $25,000 on each January 1. Pursuant to the employment agreement, Mr. Vituli participates in Carrols’ Executive Bonus Plan and any of our stock option plans applicable to executive employees. The employment agreement also requires us to provide (or reimburse the insurance cost of) medical coverage for Mr. Vituli and his spouse for their respective lives and to maintain the premium payments on a split-dollar life insurance policy on the life of Mr. Vituli providing a death benefit of $1.5 million payable to an irrevocable trust designated by Mr. Vituli. The Company no longer provides for premium payments on this policy. The employment agreement also provides that if Mr. Vituli’s employment is terminated without cause (as defined in the employment agreement) within six months following a change of control (as defined in the employment agreement), Mr. Vituli will receive a cash lump sum equal to his salary during the previous 12 months. The employment agreement also provides that if Mr. Vituli’s employment is terminated by Carrols without cause (other than following a change in control as described above) or Mr. Vituli resigns with good reason (as defined in the employment agreement), Mr. Vituli will receive a cash payment in an amount equal to 2.99 times his average salary plus average annual bonus for the prior five years. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following its termination.

Accordino Employment Agreement

Effective as May 3, 2005, Carrols entered into an extension of an employment agreement with Daniel T. Accordino which extended the term of an employment agreement dated January 1, 1995, as amended April 3, 1996, as further amended and restated on March 27, 1997, as further amended and extended on April 1, 2002 and as further extended on November 11, 2004, between Carrols and Mr. Accordino upon the same terms and conditions as previously set forth in the employment agreement. Pursuant to the employment agreement, which will expire on December 31, 2006, Mr. Accordino will continue to serve as President and Chief Operating Officer of Carrols. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Accordino or we elect not to renew by giving written notice to the other at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Accordino receive a base salary, which was $460,000 when the agreement was extended, and provides that such amount be increased annually by at least $20,000 on each January 1. Pursuant to the employment agreement, Mr. Accordino participates in Carrols’ Executive Bonus Plan and any of our stock option plans applicable to executive employees. The employment agreement also requires us to provide (or reimburse the insurance cost of) medical coverage for Mr. Accordino and his spouse for their respective lives and to maintain the premium payments on a split-dollar life insurance policy on the life of Mr. Accordino providing a death benefit of $1.0 million payable to an irrevocable trust designated by Mr. Accordino. The Company no longer provides for premium payments on this policy. The employment agreement also provides that if Mr. Accordino’s employment is terminated without cause (as defined in the employment agreement) within six months following a change of control (as defined in the employment agreement), Mr. Accordino will receive a cash lump sum equal to his salary during the previous 12 months. The employment agreement also provides that if Mr. Accordino’s employment is terminated by Carrols without cause (other than following a change in control as described above) or Mr. Accordino resigns with good reason (as defined in the employment agreement), Mr. Accordino will receive a cash payment in an amount equal to 2.99 times his average salary plus average annual bonus for the prior five years. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following its termination.

Vituli and Accordino Option Agreements Pursuant to the 1996 Long-Term Incentive Plan

In March 1997, Carrols Holdings granted options to purchase 43,350 and 28,900 shares of its common stock under the 1996 Long-Term Incentive Plan at an exercise price of $101.7646 per share in exchange for options then held by the Vituli Family Trust and by Mr. Accordino, respectively. These options had a term of 10 years from the date of grant and became exercisable at varying rates through December 31, 2000 at which time they became fully vested. On March 1, 2002, the expiration date for these options was extended to February 29, 2012.

On March 1, 2002, Carrols Holdings granted to Mr. Vituli and Mr. Accordino, under the 1996 Long-Term Incentive Plan, options to purchase 39,045 and 26,030 shares of its common stock, respectively. These options have a term of 10 years from the date of grant, an exercise price of $113.00 per share and were immediately exercisable when issued.

All outstanding stock option awards were cancelled and terminated effective May 3, 2005 in exchange for the issuance of an identical number of shares of common stock. See “Description of Plans—2005 Stock Awards”.

Non-Plan Option Agreements

In March 1997, Carrols Holdings granted to Mr. Vituli, Mr. Accordino and Mr. Zirkman nonqualified stock options to purchase 29,480, 2,579 and 368 shares, respectively, of its common stock at an exercise price of $101.7646 per share. The options had a term of 10 years from the date of grant and became exercisable on the five consecutive anniversaries of the date of grant. On March 1, 2002, the expiration date for these options was extended to February 29, 2012. These options have substantially the same terms as options issued under the 1996 Long-Term Incentive Plan with respect to: (1) the method of payment of the exercise price of the option and (2) the effect of a change of control (as defined in the 1996 Long-Term Incentive Plan).

All outstanding stock option awards were cancelled and terminated effective May 3, 2005 in exchange for the issuance of an identical number of shares of common stock. See “Description of Plans—2005 Stock Awards”.

Change of Control Agreement

On December 27, 2002, we entered into a change of control agreement with each of Paul R. Flanders, Joseph A. Zirkman, and four of our other officers. Each change of control agreement provides that if within one year following a change of control (as defined in the change of control agreement) of either Carrols Holdings or Carrols, an employee’s employment is terminated by us without cause (as defined in the change of control agreement) or by the employee for good reason (as defined in the change of control agreement), then such employee will be entitled to receive (a) a lump sum payment in the amount of one year’s salary at the then current rate, (b) a prorated bonus payment through the date of termination and in accordance with the Executive Bonus Plan then in effect and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to one year or sooner if such benefits are provided to the employee by a new employer. The payments and benefits due under each change of control agreement cannot be reduced by any compensation earned by the employee or any benefits provided to the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against the employee.

Description of Plans

Employee Retirement Plan

We offer salaried employees the option to participate in the Carrols Corporation Retirement Savings Plan (“the Plan”). Under the Plan, our contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. We may elect to contribute on an annual basis to the Plan. Our contributions are equal to 50% of the employee’s contribution to a maximum contribution of $520 annually for any plan year that we participate in an employee match. The Plan includes a pre-tax savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post-tax savings option. Participating employees may contribute up to 18% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the Plan. The employee’s contributions may be withdrawn at any time, subject to restrictions on future contributions. Our matching contributions may be withdrawn by the employee under certain conditions of financial necessity or hardship as defined in the Plan. Our contributions to the Carrols Corporation Retirement Savings Plan totaled $432,000 and $426,000 for the years ended December 31, 2003 and 2002, respectively. For the 2004 plan year, we did not make any matching contributions.

Bonus Plans

We have cash bonus plans designed to promote and reward excellent performance by providing employees with incentive compensation. Key senior management executives of each operating division can be eligible for bonuses equal to varying percentages of their respective annual salaries determined by our performance as well as the division’s performance.

Reclassification of Carrols Holdings Common Stock

On October 27, 2004, Carrols Holdings, our sole stockholder, eliminated its “tracking stock” capital structure by combining all of its series of authorized common stock into one series of common stock. In this regard, on October 27, 2004 the authorized series of common stock known as Carrols Holdings’ Pollo Tropical class of common stock and Carrols Holdings’ Taco Cabana class of common stock were each converted into the series of common stock known as Carrols Stock. From and after October 27, 2004, the Carrols Stock has been renamed and is now referred to as common stock. We refer to the above-described transaction as the “combination.” In contemplation of the combination on October 6, 2004, the Restated Certificate of Incorporation of Carrols Holdings was amended to amend and clarify certain general provisions relating to a combination of its three authorized series of common stock. In addition, effective October 27, 2004, the Restated Certificate of Incorporation of Carrols Holdings was further amended to give effect to the combination.

Prior to October 27, 2004, no shares of Carrols Holdings’ Pollo Tropical class of common stock or Carrols Holdings’ Taco Cabana class of common stock were outstanding. However, as a result of the combination, each outstanding option to purchase a share of Carrols Holdings’ Pollo Tropical class of common stock pursuant to the 1998 Pollo Tropical Long-Term Incentive Plan was converted on October 27, 2004 into an option to purchase 0.4144 shares of Carrols Holdings common stock. Similarly, each outstanding option to purchase a share of Carrols Holdings’ Taco Cabana class of common stock pursuant to the 2001 Taco Cabana Long-Term Incentive Plan was converted on October 27, 2004 into an option to purchase 0.0522 shares of Carrols Holdings common stock. As a result of the combination, options to purchase a total of 97,000 shares of Carrols Holdings’ Pollo Tropical class of common stock and 409,400 shares of Carrols Holdings’ Taco Cabana class of common stock outstanding immediately prior to October 27, 2004 were converted, effective as of October 27, 2004, into options to purchase a total of 61,656 shares of Carrols Holdings common stock. These options, which were previously granted under the 1998 Pollo Tropical Long-Term Incentive Plan and the 2001 Taco Cabana Long-Term Incentive Plan, will continue to be governed by such applicable plan, each of which has been amended as of October 27, 2004 to reflect the combination.

Long-Term Incentive Plans

Carrols Holdings maintains several long-term incentive plans. These plans and the number of shares reserved for issuance or grant under such plan as of December 31, 2004 are listed below. All outstanding stock option awards were cancelled and terminated effective May 3, 2005 in exchange for the issuance of an identical number of shares of common stock. See “Description of Plans—2005 Stock Awards”.

	Number of Shares Reserved for Issuance or Grant
Carrols Holdings Corporation 1996 Long-Term Incentive Plan	189,325
Carrols Holdings Corporation 1998 Directors’ Stock Option Plan	10,000
Carrols Holdings Corporation 1998 Pollo Tropical Long-Term Incentive Plan	41,440	*
Carrols Holdings Corporation 2001 Taco Cabana Long-Term Incentive Plan	26,100	*

*	After giving effect to the combination referred to above.

These plans are designed to advance our interests by providing an additional incentive to attract, retain and motivate qualified and competent persons through the encouragement of stock ownership or stock appreciation rights. Under the terms of these plans, Carrols Holdings may grant awards such as “Incentive Stock Options” (as defined under Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units and other stock-based awards to certain of our employees, including executive officers, and our subsidiaries’ officers and employees. Eligibility under the 1998 Directors’ Stock Option Plan is limited to non-employee directors of our board of directors. Directors that are our employees or employees of Madison Dearborn or BIB, or any of their respective affiliates are not eligible under this plan.

The 1996 Long-Term Incentive Plan and the 1998 Directors’ Stock Option Plan permit the compensation committee of Carrols Holdings board of directors to grant, from time to time, options to purchase shares of

Carrols Holdings common stock. Prior to October 27, 2004, the 1998 Pollo Tropical Long-Term Incentive Plan provided for the granting of options to purchase shares of Carrols Holdings’ Pollo Tropical class of common stock and the 2001 Taco Cabana Long-Term Incentive Plan provided for the granting of options to purchase shares of Carrols Holdings’ Taco Cabana class of common stock. Effective October 27, 2004, the 1998 Pollo Tropical Long-Term Incentive Plan and 2001 Taco Cabana Long-Term Incentive Plan were amended to provide for the granting of options to purchase Carrols Holdings common stock.

The vesting periods for options and the expiration dates for exercisability of options granted under these plans are determined by our compensation committee; however, the exercise period for an option granted may not exceed 10 years from the date of the grant. On February 26, 2003, the compensation committee of Carrols Holdings extended the expiration date to February 29, 2012 for all options granted prior to March 1, 2002 under the 1996 Long-Term Incentive Plan for all named executive officers and certain other of our officers. Carrols Holdings compensation committee determines the option exercise price per share of any option granted; however, the option price per share of an option intended to qualify as an Incentive Stock Option will not be less than the fair market value of Carrols Holdings common stock on the date such option is granted. Payment of such option exercise price will be made:

•	in cash;

•	by delivering shares of Carrols Holdings common stock already owned by the holder of such options;

•	by delivering a promissory note (except in the case of executive officers and directors);

•	by a combination of any of the foregoing, in accordance with the terms of the particular plan, the applicable stock option agreement and any applicable guidelines of our compensation committee in effect at the time; or

•	by any other means approved by Carrols Holdings compensation committee.

If the holder of an option issued pursuant to these plans (other than executive officers or directors) elects to pay the exercise price of such option by delivering a promissory note, such promissory note may be either:

•	unsecured and fully recourse against the holder of such option; or

•	nonrecourse with respect to payment of the principal amount, recourse with respect to the payment of interest, and secured by the shares of Carrols Holdings common stock being purchased by such exercise and by other assets having a fair market value equal to not less than 40% of the exercise price of such option. In either event, such note will mature on the fifth anniversary of the date of the note and bear interest at the rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended from time to time.

Pursuant to these plans, in the event of a change of control (as defined in the respective plan) any and all options issued and outstanding will vest and become exercisable in full on the date of such change of control.

As soon as practicable but no later than 30 days before such change of control, Carrols Holdings compensation committee will notify any holder of an option granted under the respective plan of such change of control. Further, upon a change of control that qualifies as an approved sale (as defined in the respective plan) in which outstanding Carrols Holdings common stock is converted or exchanged for or becomes a right to receive any cash, property or securities other than illiquid consideration (as defined in the respective plan),

(1) each option granted under the respective plan will become exercisable solely for the amount of such cash, property or securities that the holder of such option would have been entitled to had such option been exercised immediately prior to such event;

(2) the holder of such option will be given an opportunity to either:

(a) exercise such option prior to the consummation of the approved sale and participate in such sale as a holder of Carrols Holdings common stock; or

(b) upon consummation of the approved sale, receive in exchange for such option consideration equal to the amount determined by multiplying:

(x) the same amount of consideration per share received by the holders in connection with the approved sale less the exercise price per share of such option by

(y) the number of shares of common stock represented by such option; and

(3) to the extent such option is not exercised prior to or simultaneous with such approved sale, any such option will be canceled.

2005 Stock Awards

Effective May 3, 2005, Carrols Holdings issued an aggregate of 260,600 shares of Carrols Holdings common stock in exchange for the cancellation and termination of an identical number of outstanding options to purchase shares of Carrols Holdings’ common stock. As a consequence of the exchange, all outstanding stock options were cancelled and terminated. All shares were issued pursuant to stock award agreements, effective May 3, 2005, which provide that such shares are fully vested and non-forfeitable upon issuance, but may not be sold or otherwise disposed of for a period of two years from the date of issuance. Such agreements also provide that up to an aggregate of 16% of each recipients’ shares (for those recipients that were issued 100 or more shares) are subject to repurchase by Carrols Holdings (at its option) after December 31, 2006 under certain circumstances described in the award agreements. In addition, such shares may be subject to repurchase by Carrols Holdings (at its option) in the event of a termination of employment before the occurrence of certain events.

Principal Stockholders

The following table sets forth the number and percentage of shares of voting common stock of Carrols and of Carrols Holdings beneficially owned, as of September 30, 2005, by (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) each member of our current board of directors; (iii) each of our named executive officers; and (iv) all members of our board of directors and our executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
	Number	Percentage
Stockholder of Carrols Corporation:
Carrols Holdings Corporation	10	100%

Stockholders of Carrols Holdings Corporation:(1) (2)
BIB Holdings (Bermuda) Ltd.(3)	566,667	40.2%
Madison Dearborn Capital Partners, L.P.	283,333	20.1%
Madison Dearborn Capital Partners II, L.P.	283,334	20.1%
Alan Vituli(4)	121,702	8.7%
Daniel T. Accordino	58,369	4.1%
Paul R. Flanders	6,525	*
Joseph A. Zirkman	6,113	*
Timothy J. LaLonde	2,022	*
Michael A. Biviano	6,359	*
James E. Tunnessen	4,544	*
Lewis S. Shaye	2,000	*
Benjamin D. Chereskin	—	—
Brian F. Gleason	—	—
Robin P. Selati	—	—
Olaseni Adeyemi Sonuga	—	—
Clayton E. Wilhite	4,000	*
Directors and executive officers as a group (13 persons)	211,634	15.0%

*	Less than 1%
(1)	The percentage of outstanding shares is based on 1,406,744 shares of common stock outstanding as of September 30, 2005. The number of shares of common stock shown in the table includes shares that were issued on May 3, 2005 to executive officers and a director in exchange for the cancellation and termination of all of their existing stock options. The number of shares issued to each person was identical to the number of stock options held and were as follows: 111,875 shares for Mr. Vituli; 57,509 shares for Mr. Accordino; 6,525 shares for Mr. Flanders; 5,990 shares for Mr. Zirkman; 2,022 shares for Mr. LaLonde; 6,359 shares for Mr. Biviano; 4,544 shares for Mr. Tunnessen; 2,000 shares for Mr. Shaye and 4,000 shares for Mr. Wilhite.
(2)	The address of BIB Holdings (Bermuda) Ltd is c/o Dilmun Investments, Inc., 84 West Park Place, Stamford, CT 06901. The address of both Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P. is Three First National Plaza, Suite 3800, Chicago, IL 60602. The address of the directors and executive officers listed is c/o Carrols Corporation, 968 James Street, Syracuse, NY 13203.
(3)	These 566,667 shares of common stock were previously owned by Atlantic Restaurants, Inc., which was formed to effect the acquisition of Carrols in 1996. Atlantic Restaurants, which was a wholly-owned subsidiary of BIB Holdings, was merged into BIB Holdings on February 10, 1999. BIB Holdings is a wholly-owned subsidiary of Bahrain International Bank. The stockholders and creditors of Bahrain International Bank agreed in May 2004 to an asset realization protocol under which Bahrain International Bank’s assets will be liquidated.
(4)	All shares are held by the Vituli Family Trust and deemed to be beneficially owned by Mr. Vituli.

Certain Relationships and Related Transactions

Stockholders Agreement

On March 27, 1997, in connection with the investment by Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P., all holders of Carrols Holdings’ common stock entered into a Stockholders Agreement. In general, the agreement (as amended in October 2003) provides that all holders of Carrols Holdings’ common stock will vote their common stock in order to cause the following individuals to be elected to the Board of Directors of Carrols Holdings and each of its subsidiaries (including us):

(a) three representatives designated collectively by Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P., provided that the third designee shall not be entitled to remain on the Board of Directors unless BIB Holdings has three designees serving on the Board of Directors at such time (so long as BIB Holdings is entitled to three Board designees at such time) subject to adjustment if the percentage holdings of Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P. collectively, decreases below a certain threshold;

(b) three representatives designated by BIB Holdings, provided that the third designee shall not be entitled to remain on the Board of Directors unless Madison Dearborn has three designees serving on the Board of Directors at such time (so long as Madison Dearborn is entitled to three Board designees at such time), subject to adjustment if the percentage holdings of BIB Holdings decreases below a certain threshold; and

(c) two representatives designated by Mr. Vituli as long as Mr. Vituli is our Chief Executive Officer.

Currently, Messrs. Chereskin and Selati are serving on the Board of Directors as designees of Madison Dearborn, Messrs. Gleason, Sonuga and Wilhite are serving on the Board of Directors as designees of BIB Holdings and Messrs. Vituli and Accordino are serving on the Board of Directors as designees of Mr. Vituli. Pursuant to the stockholders agreement as currently in effect, Madison Dearborn has the right, at any time, to either cause a third designee to be elected to the Board of Directors or cause the removal of a third BIB Holdings designee from the Board of Directors.

In addition, the agreement provides for certain limitations on the ability of holders of Carrols Holdings’ common stock to sell, transfer, assign, pledge or otherwise dispose of their common stock. The agreement contains covenants requiring us to obtain the prior consent of Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., and BIB Holdings before taking certain actions including the redemption, purchase or other acquisition of Carrols Holdings’ capital stock, changing the capital budget approved by Carrols Holdings’ Board of Directors for that year or the entry into the ownership, active management or operation of any business other than Burger King franchise restaurants.

Registration Rights Agreement

On March 27, 1997, in connection with the investment by Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P., those entities, BIB Holdings, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman entered into a registration agreement with Carrols Holdings. The registration agreement provides for demand and piggyback registration rights with respect to Carrols Holdings’ common stock. Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P. or BIB Holdings may demand registration under the Securities Act of all or any portion of their shares of Carrols Holdings’ common stock or options for shares of Carrols Holdings’ common stock (the “Registrable Securities”), provided that:

(1) in the case of the first demand registration, Madison Dearborn Capital Partners, L.P., and Madison Dearborn Capital Partners II, L.P. and BIB Holdings must consent to a demand registration unless Carrols Holdings has completed a registered public offering of the Carrols Holdings’ common stock; and

(2) all demand registrations on Form S-1 must be underwritten.

Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P., collectively, and BIB Holdings are each entitled to request:

(1) three demand registrations on Form S-1 in which Carrols Holdings will pay all registration expenses, provided that the offering value of the Registrable Securities is at least $15 million; and

(2) an unlimited number of demand registrations on Form S-3 in which Carrols Holdings will pay all registration expenses, provided that the offering value of the Registrable Securities is at least $5 million with an underwritten offering equal to at least $10 million.

Whenever Carrols Holdings proposes to register any of its securities (other than pursuant to a demand registration) and the registration form may be used for the registration of Registrable Securities, Carrols Holdings shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and shall include in such registration all Registrable Securities to which Carrols Holdings has received written requests for inclusion in such registration within 20 days after receipt of Carrols Holdings’ notice. Carrols Holdings shall pay the registration expenses of the holders of Registrable Securities in all such piggyback registrations. The Registration Agreement contains typical “cut back” provisions in connection with both demand registrations and piggyback registrations. Carrols Holdings will provide the holders of the Registrable Securities with typical indemnification in the event of certain misstatements or omissions made in connection with both demand registrations and piggyback registrations.

Description of Certain Debt

New Senior Credit Facility

Concurrently with the closing of the initial offering, we repaid all outstanding borrowings due under our prior senior credit facility and amended and restated the prior senior credit facility with a new syndicate of lenders, including JPMorgan Chase Bank, N.A., as administrative agent and as a lender. The new senior credit facility provides for (i) a revolving credit facility under which we may borrow up to $50.0 million (including a sublimit of up to $20.0 million for letters of credit and up to $5.0 million for swingline loans), (ii) a term loan B facility under which we borrowed $220.0 million, and (iii) Incremental Facilities (as defined in the new senior credit facility), at our option, of up to $100.0 million, subject to the satisfaction of certain conditions. Borrowings under the new senior credit facility are required to be used to refinance borrowings under the prior senior credit facility, to finance working capital, new store development, permitted acquisitions, and other general corporate purposes, and to finance a portion of the payment to certain employees and a director and the stockholder distribution made in connection with the closing of the initial offering.

Under the new senior credit facility, the revolving credit facility expires on December 31, 2009. The outstanding principal amount of term loan B borrowings are repayable as follows: (i) an aggregate of $2.2 million per annum payable in four equal quarterly installments for each of the first five years, and (ii) an aggregate of $209.0 million in the sixth year, payable in four equal quarterly installments with the final quarterly payment payable upon the term loan B facility’s maturity on December 31, 2010.

The Incremental Facilities will be effected as term loan facilities which will mature and amortize in a manner reasonably acceptable to the administrative agent, but will not in any event have a shorter average life than the term loan B facility. The Incremental Facilities (i) will rank pari passu in right of payment and security with the revolving credit facility and the term loan B facility and (ii) except as set forth above, will be treated substantially the same as (and in any event no more favorably than) the term loan B facility (including with respect to mandatory and voluntary prepayments and collateral and guarantee position); provided that the Incremental Facilities may provide for material additional or different financial or other covenants applicable only during periods after the final maturity of the term loan B facility. Borrowings under the Incremental Facilities will bear interest at a rate per annum that will not exceed the interest rate per annum on term loan B facility borrowings by more than 0.25% unless the interest rate on term loan B borrowings is concurrently increased to be no less than 0.25% less than the interest rate on borrowings under the Incremental Facilities. In order to request the Incremental Facilities, we must not be in default under the new senior credit facility, must be in pro forma compliance with certain financial covenants and the proposed new borrowing must not cause us to be required to secure any other indebtedness with the new senior credit facility collateral.

Borrowings under the revolving credit facility bear interest at a rate per annum, at our option, equal to (i) the sum of (a) the higher of (1) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and (2) the federal funds effective rate from time to time plus 0.5% plus (b) a margin of 0.50%, 0.75%, 1.0%, 1.25% or 1.50% based on our achieving certain total leverage ratios (as defined in the new senior credit facility) or (ii) LIBOR (as defined in the new senior credit facility) plus 2.00%, 2.25%, 2.50%, 2.75% or 3.00% based on our achieving certain total leverage ratios (as defined in the new senior credit facility).

Borrowings under the term loan B facility bear interest at a rate per annum, at our option, of either (i) the sum of (a) the greater of (1) the rate of interest publicly announced by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City and (2) the federal funds effective rate from time to time plus 0.5%, plus (b) 0.75% or 1.00% based on our achieving certain total leverage ratios or (ii) Adjusted LIBOR (as defined in the new senior credit facility) plus 2.25% or 2.50% based on our achieving certain total leverage ratios.

Payment of all obligations under the new senior credit facility are guaranteed by Carrols Holdings and all of our material subsidiaries. In general, our obligations under the new senior credit facility and our subsidiaries’

obligations under the guarantees are secured by a first priority lien and security interest on all of our and the guarantor subsidiaries’ assets, tangible or intangible, real, personal or mixed, existing and newly acquired, including a leasehold mortgage and collateral assignment of leases on all leased restaurant locations (which we are able to obtain using our best efforts), and a pledge by Carrols Holdings of all of the outstanding capital stock of the Carrols. In addition, all obligations under the new senior credit facility and the guarantees are secured by our and such subsidiaries’ pledge of all the outstanding capital stock of our subsidiaries.

Under the new senior credit facility, we are required to make mandatory prepayments of principal on term loan B borrowings (i) annually in an initial amount equal to 50% of Excess Cash Flow (as defined in the new senior credit facility), (ii) in the event of certain dispositions of assets (all subject to certain exceptions) and insurance proceeds, in an amount equal to 100% of the net proceeds received by us therefrom, and (iii) in an amount equal to 100% of the net proceeds from each issuance of debt following the closing of the initial offering and the other transactions (other than pursuant to the Incremental Facilities).

The new senior credit facility contains certain covenants, including, without limitation, those limiting our and our subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business, engage in transactions with related parties, make certain investments or pay dividends. In addition, the new senior credit facility requires us to maintain certain financial ratios including fixed charge coverage, senior leverage, and total leverage ratios (all as defined under the new senior credit facility).

Lease Financing Obligations

In our financial statements, we account for certain sales of real estate as financing transactions under SFAS No. 98, “Accounting for Leases”, rather than as sale/leaseback transactions. Our financial statements classify the proceeds from these sales, including gains previously deferred over the related lease terms, as financing obligations in our balance sheets. Also, the payments under these leases are classified as payments of interest and principal on the underlying financing obligations. The leases classified as financing obligations generally contain an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and, in some cases, includes a percentage of sales provision. These leases also require payment of property taxes, insurance and utilities. Total lease financing obligations as of June 30, 2005 were $81.1 million. See Note 8 to the Consolidated Financial Statements included elsewhere in this prospectus.

Exchange Offer

General

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute this exchange offer), to exchange up to $180.0 million aggregate principal amount of our 9% Senior Subordinated Notes due 2013, Series A, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 9% Senior Subordinated Notes due 2013, Series B, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. This exchange offer is being made with respect to all of the outstanding notes.

As of the date of this prospectus, $180.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2005 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to this exchange offer is subject to certain conditions set forth under “—Conditions” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Reasons for the Exchange Offer

We and the guarantors have entered into a registration rights agreement with the initial purchasers in connection with the issuance of the notes. The registration rights agreement provides that we and the guarantors will take the following actions, at our expense, for the benefit of the holders of the outstanding notes:

•	we will use our reasonable best efforts to file the registration statement, of which this prospectus forms a part. The exchange notes will have terms substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions;

•	we will use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the date we issue the outstanding notes; and

•	we will keep this exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of this exchange offer is mailed to the holders.

The holder of each outstanding note surrendered in this exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of (1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from December 15, 2004.

If:

because of any change in law or in applicable interpretations by the staff of the SEC, we are not permitted to effect an exchange offer;

this exchange offer is not consummated within 180 days after the date we issued the outstanding notes;

any initial purchaser notifies us after this exchange offer has been completed that its outstanding notes are not eligible to be exchanged for exchange notes; or

certain holders are prohibited by law or SEC policy from participating in this exchange offer or may not resell the exchange notes acquired by them in this exchange offer without delivering a prospectus, other than this prospectus, then we will file with the SEC, and cause to become effective, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement; provided, however, we will have no obligation to file and cause to be effective a shelf registration statement with the SEC with respect to notes exchanged in this exchange offer.

If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of this exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in this exchange offer. Any holder may tender some or all of its outstanding notes pursuant to this exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will have been registered under the Securities Act, will not bear legends restricting their transfer and the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of this exchange offer, all of which rights will terminate when this exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see “Description of Notes.”

This exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $180.0 million aggregate principal amount of the outstanding notes are outstanding. Solely for reasons of administration, we have fixed the close of business on                     , 2005 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the outstanding notes entitled to participate in this exchange offer.

Holders of the outstanding notes do not have appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the notes in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving, and delivering to the tendering holders, the exchange notes.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of this exchange offer.

Holders who tender outstanding notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to this exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with this exchange offer. See “—Fees and Expenses” and “—Transfer Taxes.”

Expiration Date; Extensions; Amendments

This exchange offer expires at 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend this exchange offer, in which case the term “expiration date” will mean the latest date and time to which this exchange offer is extended.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or cause the exchange of any exchange notes for, any outstanding notes, and may terminate or amend this exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act, and without material restriction under the blue sky or securities laws of substantially all of the states of the United States; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in our sole judgment, might materially impair our ability to proceed with this exchange offer or any material adverse development has occurred in any such existing action or proceeding with respect to us or any of our subsidiaries; or

•	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits of this exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of this exchange offer as contemplated by this prospectus.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders. During any such extensions, all outstanding notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939.

If we determine in our sole discretion that any of the conditions are not satisfied, we may (l) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) to the extent permitted by applicable law, extend this exchange offer and retain all outstanding notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Procedures for Tendering

The outstanding notes were issued as global securities held by direct or indirect participants in DTC. To tender in this exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent before 5:00 p.m., New York City time, on the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the letter of transmittal; or

•	the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” on or before the expiration date. To receive confirmation of valid tender of outstanding notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its outstanding notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of this exchange offer. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the registered holder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible institution.” Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation that outstanding notes have been transferred in the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the outstanding notes from the exchange agent at its offices listed under the caption “—Exchange Agent.” By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of outstanding notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of this exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before 5:00 p.m., New York City time, on the expiration date may tender if:

•	the tender is made through an eligible institution;

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of outstanding notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon written request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes to be withdrawn; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. We will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those outstanding notes will be credited to an account maintained with DTC, for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before the expiration date.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Exchange Agent

The Bank of New York has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed in writing to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile (for eligible institutions only):	By Hand or Overnight Delivery:

The Bank of New York	(212) 298-1915	The Bank of New York
Reorganization Unit		Reorganization Unit
101 Barclay Street—7E		101 Barclay Street—7E
New York, New York 10286		New York, New York 10286
Attn: Carolle Montreuil		Attn: Carolle Montreuil

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under this exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Fees and Expenses

We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and employees.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services, including the reasonable fees and expenses of its counsel.

We will pay the cash expenses to be incurred in connection with this exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of this exchange offer. Expenses incurred in connection with this exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

Participation in this exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Upon completion of this exchange offer, holders of the notes will not be entitled to any further registration rights agreements, except under limited circumstances.

Resale of the Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that the exchange notes issued under this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in “Exxon Capital Holdings Corporation” (available May 13, 1989), “Morgan Stanley & Co. Incorporated” (available June 5, 1991), “Shearman & Sterling” (available July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to this exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Other

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

Description of Notes

The Company issued the outstanding notes under the Indenture (the “Indenture”), dated as of December 15, 2004, among itself, the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of outstanding notes in the initial offering was limited to $180.0 million. The Company may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the “Additional Notes”). The Company will only be permitted to issue such Additional Notes if at the time of such issuance, the Company was in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes then outstanding and will vote on all matters with the holders of the notes.

This description of notes is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain Definitions.” For purposes of this description only, references to the “Company,” “we,” “our” and “us” refer only to Carrols Corporation and not to its subsidiaries or to Holdings.

General

The Notes

The notes:

•	are general unsecured, senior subordinated obligations of the Company;

•	are limited to an aggregate principal amount of $180.0 million, subject to our ability to issue Additional Notes;

•	mature on January 15, 2013;

•	are and will be issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See “Book-Entry; Delivery and Form;”

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Credit Facility;

•	rank equally in right of payment to any future senior subordinated Indebtedness of the Company;

•	are unconditionally Guaranteed on a senior subordinated basis by each Subsidiary of the Company that Guarantees other Indebtedness of the Company or other Subsidiary Guarantors. See “—Subsidiary Guarantees;” and

•	are expected to be eligible for trading in The PORTALSM Market.

Interest

Interest on the notes:

•	accrues at the rate of 9% per annum;

•	accrues from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	is payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005;

•	is payable to the holders of record on January 1 and July 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprised of twelve 30-day months.

Because we did not complete an exchange offer on or prior to June 13, 2005, the interest rate was increased by 0.25% per annum for the 90 day period immediately following June 13, 2005 and will be increased by an additional 0.25% per annum for each subsequent 90 day period, which a maximum of 1.00% per annum of additional interest, in each case until an exchange offer is completed and the notes become freely tradable under the Securities Act of 1933, as amended.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder may transfer or exchange the notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Subordination

The payment of principal, premium, if any, and interest on the notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness.

All Senior Indebtedness then due shall be paid in full before the holders will be entitled to receive any payment with respect to the notes (except that holders may receive and retain Permitted Junior Securities and payments made from the trust described under “—Defeasance”) in the event of any distribution to the Company’s creditors:

(1) in the event of the Company’s liquidation or dissolution;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property; or

(3) in an assignment for the benefit of creditors.

The Company also may not make any payment in respect of the notes except in Permitted Junior Securities or from the trust described under the caption “—Defeasance,” if:

(1) a payment default on any Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of that Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Indebtedness.

Payments on the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of at least 90 consecutive days.

Each of the Company’s Restricted Subsidiaries identified as a Subsidiary Guarantor and all of its future Restricted Subsidiaries jointly and severally Guarantee in full the Company’s obligations under the notes and the Indenture on an unsecured senior subordinated basis. Each Subsidiary Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantor making the Subsidiaries Guarantee, including the Senior Indebtedness of each Guarantor represented by such Subsidiary Guarantor’s Guarantee of the Senior Credit Facility. The obligations of each Subsidiary Guarantor under its Guarantee is limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

As of June 30, 2005, the Company (excluding its Subsidiaries) had:

(1) total Senior Indebtedness of approximately $301.0 million, including $218.9 million of which consists of borrowings under the secured Senior Credit Facility, $81.1 million of which consists of obligations under the Lease Financing Obligations and $1.0 million of which consists of obligations under Capitalized Lease Obligations and other Indebtedness; and

(2) total senior subordinated Indebtedness of $180.0 million.

On the same basis, the Subsidiary Guarantors had:

(1) total Senior Indebtedness of approximately $271.1 million, including $218.9 million of which consists of their Guarantees of the Company’s obligations under the secured Senior Credit Facility, $51.7 million of which consists of obligations under the Lease Financing Obligations and $0.5 million of which consists of obligations under Capitalized Lease Obligations and other Indebtedness; and

(2) total senior subordinated Indebtedness of approximately $180.0 million which consists of their Guarantees of the Company’s obligations under the notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company, the Subsidiary Guarantors and the non-guarantor subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness.

Only Senior Indebtedness or other secured Indebtedness of the Company or a Subsidiary Guarantor rank senior to the notes or the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The notes and each Subsidiary Guarantee in all respects rank pari passu with all other senior subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively. If a distribution is made to holders that due to the subordination provisions of the Indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

After the occurrence of an Event of Default that is continuing, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or their Representative of such occurrence. If any Senior Indebtedness is outstanding, the Company may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Indebtedness may recover less ratably than creditors of the Company who are holders of Senior Indebtedness.

Subsidiary Guarantees

Each of the Company’s Restricted Subsidiaries which is identified as a Subsidiary Guarantor and all of its future Restricted Subsidiaries shall jointly and severally Guarantee in full the Company’s obligations under the notes and the Indenture on an unsecured senior subordinated basis. Each Subsidiary Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantor making the Subsidiary Guarantee, including the Senior Indebtedness of each Subsidiary Guarantor represented by such Subsidiary Guarantor’s Guarantee of the Senior Credit Facility. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Subsidiary Guarantor may not consolidate with or merge with or into another Person unless it complies with the second paragraph under “—Certain Covenants—Merger and Consolidation.”

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor, including by way of merger or consolidation, if the Company applies the net proceeds of that sale or other disposition, in accordance with the applicable provisions of the Indenture; or

(2) in connection with any sale of all of the capital stock of a Subsidiary Guarantor, if the Company applies the net proceeds of that sale in accordance with the applicable provisions of the Indenture.

Optional Redemption

On or prior to January 15, 2008, the Company may, at its option, redeem up to 35% of original principal amount of the notes at any time, and on one or more occasions, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 109.0% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date, with the Equity Offering Net Cash Proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the notes remain outstanding immediately after the occurrence of each such redemption, excluding notes held by the Company and its subsidiaries; and

(2) each such redemption shall occur within 90 days after the date of closing of each such Public Equity Offering.

Except as set forth above, the Company will not be able to redeem the notes prior to January 15, 2009.

After January 15, 2009, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	104.50%
2010	102.25%
2011 and thereafter	100.00%

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not so listed, the Trustee will make the selection of notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, so long as the Company has deposited with the Trustee funds in U.S. dollars sufficient to pay the principal of, plus accrued and unpaid interest, if any, on the notes to be redeemed. No note will be redeemed in part unless all other notes are also redeemed in part on a pro rata basis.

Mandatory Redemption

Except as set forth below under the caption “—Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder will have the right to require the Company to make an offer (a “Change of Control Offer”) to each holder to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such holder’s notes. In the Change of Control offer, the Company will offer payment in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount in cash or Cash Equivalents equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of notes so tendered the change of control payment for such notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in aggregate principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with the provisions of this “Change of Control” covenant, but in any event within 30 days following a Change of Control, if the repurchase of notes would violate any other Indebtedness, the Company will either repay all such Indebtedness or obtain the requisite consents, if any, under all agreements governing such Indebtedness to permit the repurchase of notes. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Senior Credit Facility provides that certain change of control events with respect to the Company would constitute a default. Any other future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or the Company could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing notes. The Company’s failure to purchase tendered notes following a Change of Control would constitute an Event of Default under the Indenture that, in turn, would constitute a default under the Senior Credit Facility.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable to a Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

The Change of Control purchase feature is a result of negotiations among the Company and the initial purchasers. The Company’s management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

Asset Sales

The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

However, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the preceding paragraph if:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of; and

(2) at least 75% of the consideration for such Asset Sale constitutes cash or Replacement Assets; provided that any consideration not constituting Replacement Assets, received by the Company or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph, shall constitute Net Cash Proceeds subject to the provisions of the next paragraph.

Within 360 days of the receipt of any Net Cash Proceeds from an Asset Sale, the Company may apply such Net Cash Proceeds, at its option:

(1) to prepay Indebtedness under the Senior Credit Facility and permanently reduce the availability thereunder;

(2) to repay any Senior Indebtedness and permanently reduce the availability thereunder;

(3) to make an investment in Replacement Assets; or

(4) to effect a combination of the transactions set forth in clauses (1) through (3) above.

When the aggregate amount of Net Cash Proceeds from Assets Sales which are not applied or invested as provided in the preceding paragraph (“Excess Proceeds”) exceeds $10.0 million, the Company will be required to make an offer to all holders of notes to purchase on a pro rata basis, that amount of notes equal to the amount of Excess Proceeds. The offer price will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase and will be paid in cash. In the event of a transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person which is permitted under “—Certain Covenants—Merger and Consolidation,” the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this “Asset Sales” provision and shall comply with this Asset Sales provision in connection with such deemed sale.

Certain Covenants

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness and the Company will not issue any Disqualified Capital Stock and will not permit the Restricted Subsidiaries to issue any Preferred Stock except Preferred Stock of a Restricted Subsidiary issued to, and as long as it is held by, the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided, however, that if no Default or Event of Default has occurred and is continuing, the Company or any Restricted

Subsidiary may incur Indebtedness, including Acquired Indebtedness, the Company may issue Disqualified Capital Stock and any Restricted Subsidiary may issue Preferred Stock, if, in any case, at the time of and immediately after giving pro forma effect to such incurrence of such Indebtedness or the issuance of such Disqualified Capital Stock or Preferred Stock, as the case may be, and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the notes (but not including any other Additional Notes) and the related exchange notes issued in a registered exchange offer pursuant to the registration rights agreement, and Permitted Refinancings thereof;

(2) Indebtedness incurred pursuant to a credit facility, including the Senior Credit Facility, provided that the aggregate principal amount at any time outstanding does not exceed $370.0 million, less the aggregate principal amount of all principal repayments with the proceeds from Asset Sales utilized in accordance with clause (1) of the third paragraph of “Repurchase at the Option of Holders—Asset Sales;”

(3) Existing Indebtedness;

(4) Permitted Refinancings of:

(a) Existing Indebtedness to the extent reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon; and

(b) Indebtedness incurred under the Consolidated Fixed Charge Coverage Ratio test of the first paragraph of this covenant;

(5) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary; provided that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(6) Currency Swap Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary; provided that such Currency Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in currency exchange rates on obligations incurred in accordance with the Indenture to the extent the notional principal amount of such Currency Swap Obligation does not exceed the amount of the underlying obligation to which such Currency Swap Obligation relates;

(7) Commodity Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary; provided that such Commodity Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in the price of commodities actually used in the Company’s and the Restricted Subsidiaries’ ordinary course of business of the Company and its Restricted Subsidiaries;

(8) Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(9) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that:

(a) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the obligations of the Company under the Indenture and the notes; and

(b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted by this clause;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(11) Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or the account of such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(12) Indebtedness represented by Capitalized Lease Obligations of the Company and its Restricted Subsidiaries with respect to leasehold improvements and equipment made in the ordinary course of business;

(13) Lease Financing Obligations;

(14) Purchase Money Indebtedness, in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

(15) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant (including the Guarantee by the Company or any of its Restricted Subsidiaries of (i) the notes and the related exchange notes issued in a registered exchange offer pursuant to the registration rights agreement and (ii) Existing Indebtedness);

(16) Indebtedness incurred in respect of workers’ compensation claims, self insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(17) Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (17);

(18) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition plus $5.0 million; and

(19) additional Indebtedness of the Company in an aggregate principal amount not to exceed $30.0 million at any one time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(1) subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the date of the Indenture under the Senior Credit Facility shall be deemed initially incurred on the Issue Date under clause (2) of the second paragraph of this covenant and not the first paragraph or any other clause of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are incurred pursuant to the Senior Credit Facility and are being treated as incurred pursuant to clause (2) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Capital Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Limitation on Layering

The Company will not, and will not cause or permit any Subsidiary Guarantor to directly or indirectly incur, or be liable for any Indebtedness that expressly ranks senior in right of payment to the notes or the Subsidiary Guarantees of such Subsidiary Guarantor, as the case may be, and subordinate in right of payment to any other Indebtedness of ours or such Subsidiary Guarantor, as the case may be.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other distribution on account of the Capital Stock of the Company (other than dividends or distributions payable in Qualified Capital Stock of the Company);

(2) redeem any of the Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, or maturity, any Indebtedness subordinate to the notes; or

(4) make any Investment (other than Permitted Investments) (all such payments and other actions set forth above being collectively referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant under the caption “—Certain Covenants—Limitation on Indebtedness;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the date of the Indenture, is less than or equal to the sum, without duplication, of

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture and on or prior to the date of the Restricted Payment from any Person (other than one of the Company’s Subsidiaries) from the issue and sale of the Company’s Qualified Capital Stock or from any equity contribution from a holder of the Capital Stock of the Company (other than Qualified Capital Stock), or any equity contribution, the proceeds of which are used to redeem any notes as described under “—Optional Redemption,” plus

(iii) the principal amount of any Indebtedness of the Company or any of the Restricted Subsidiaries incurred after the date of the Indenture which has been converted into or exchanged for our Qualified Capital Stock (minus the amount of any cash or property distributed by the Company or any of the Restricted Subsidiaries upon such conversion or exchange), plus

(iv) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of the Restricted Subsidiaries in any Person, resulting from, without duplication:

(A) repurchases or redemptions of such Investments, proceeds realized upon the sale of such Investments to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any of the Restricted Subsidiaries; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the initial amount of the Restricted Payment in such Unrestricted Subsidiary;

provided that, no amount shall be included under this clause (iv) to the extent already included in the calculation of Consolidated Net Income.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the redemption, repurchase, retirement, defeasance or other acquisition of any of the Company’s subordinated Indebtedness or Capital Stock in exchange for, or out of the net cash proceeds of the substantially concurrent sale of Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from the portion of Restricted Payments relating to cash proceeds from equity transactions described in the preceding paragraph;

(3) so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from a substantially concurrent sale of subordinated Indebtedness of the Company;

(4) so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the payment of any dividends or distributions by the Company to Holdings which Holdings promptly applies to repurchase its Capital Stock, including rights, options or warrants to acquire its Capital Stock, from employees of Holdings or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, provided that the aggregate amount of such payments does not exceed $2.0 million in any fiscal year; provided, however, that amounts not expended in any calendar year may be expended in succeeding fiscal years up to a maximum of $6.0 million in any fiscal year;

(5) so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments not to exceed $15.0 million during the term of the Indenture;

(6) dividends or payments to Holdings for overhead expenses, including legal, accounting and other professional fees, directly attributable to the operations of the Company and the Restricted Subsidiaries;

(7) the payment of any dividends or distributions by the Company to Holdings that Holdings promptly applies to repurchase options to purchase Holdings’ Capital Stock held by a former employee or payment made by the Company to such former employee in consideration for the cancellation of such former employee’s options to purchase Holdings’ Capital Stock; provided, however, that the aggregate amount of such dividends or distributions or payments shall not exceed $3.0 million;

(8) the distribution or payment of dividends by the Company (i) to Holdings that Holdings applies to either pay dividends to Holdings stockholders or to repurchase shares of Holdings Capital Stock or (ii) to make a distribution to employees (including management) and a director who hold options to purchase Holdings Capital Stock pro rata in relation to the shares of Holdings Capital Stock issuable upon exercise of such options, in either case within a reasonable time after the consummation of the initial offering with the proceeds from the initial offering of the notes and the borrowings under the Senior Credit Facility as described in the offering memorandum distributed in connection with the initial offering; and

(9) the payment of dividends on the Company’s Common Stock (or dividends, distributions or advances to Holdings to allow Holdings to pay dividends on Holdings’ Common Stock) following the first Public Equity Offering of the Company’s Common Stock (or of Holdings’ Common Stock, as the case may be) after the Issue Date, of, whichever is earlier, (i) in the case of the first public offering of the Company’s Common Stock, up to 6% per annum of the Equity Offering Net Cash Proceeds received by the Company in such public offering or (ii) in the case of the first Public Equity Offering of Holdings’ Common Stock, up to 6% per annum of the amount contributed by Holdings to the Company from the Equity Offering Net Cash Proceeds received by Holdings in such public offering, in each case, other than public offerings of the Company’s or Holdings’ Common Stock registered on Form S-4 or S-8.

In determining the amount of Restricted Payments made under the first paragraph of this covenant, amounts expended under clauses (1), (4) and (9) of the immediately preceding paragraph will be included, but amounts under clauses (2), (3), (5), (6), (7) and (8) of the immediately preceding paragraph will not be included.

The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Company’s Board of Directors.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on or in respect of their Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any of the Restricted Subsidiaries; or

(3) transfer any of the Company’s or the Restricted Subsidiaries’ property or assets to the Company or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) the Indenture;

(3) customary non-assignment provisions of any contract or any lease entered into in the ordinary course of business and consistent with past practices governing a leasehold interest of any Restricted Subsidiary;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5) agreements existing on the date of the Indenture, to the extent and in the manner such agreements are in effect on the date of the Indenture;

(6) customary Liens granted by the Company or any Restricted Subsidiary to secure Senior Indebtedness or Senior Indebtedness of a Restricted Subsidiary;

(7) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (5), (6) or (7) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness;” provided that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Company’s Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses;

(8) Purchase Money Indebtedness for property or assets acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

(9) Permitted Liens; and

(10) any agreement for the sale or disposition of the Capital Stock or assets of a Restricted Subsidiary; provided that such encumbrances and restrictions are only applicable to such assets or Restricted Subsidiary, as applicable, and any such sale or disposition is made in compliance with the “Asset Sales” provision above.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, incur or suffer to exist any Lien, other than Permitted Liens, on the property or assets of the Company or the Restricted Subsidiaries to secure Indebtedness that is pari passu or subordinated in right of payment to the notes, or the Subsidiary Guarantees, without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes or the Subsidiary Guarantees; provided that:

(1) in the case of a Lien securing Indebtedness that is pari passu with the notes or the Subsidiary Guarantees, the Lien securing the notes or the Subsidiary Guarantees is senior or pari passu in priority with such Lien; and

(2) in the case of a Lien securing Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees, the Lien securing the notes or the Subsidiary Guarantees is senior in priority to such Lien.

Notwithstanding the foregoing, any security interest granted by the Company or any Restricted Subsidiary to secure the notes or the Subsidiary Guarantees created pursuant to the previous paragraph will provide that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company or any Restricted Subsidiary described in the previous paragraph of their security interest (including any deemed release upon indefeasible payment in full of all obligations under such Indebtedness), at a time when:

(1) no other Indebtedness that is pari passu or subordinated in right of payment to the notes or the Subsidiary Guarantees has been secured by such property or assets of the Company or any such Restricted Subsidiary; or

(2) the holders of all such other Indebtedness which is secured by such property or assets of the Company or any such Restricted Subsidiary release their security interest in such property or assets (including any deemed release upon indefeasible payment in full of all obligations under such Indebtedness).

Merger and Consolidation

The Company will not, in a single transaction or series of related transactions:

(1) consolidate or merge with or into another Person, whether or not the Company is the surviving corporation; or

(2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company, in one or more related transactions, to another Person, unless:

(a) either:

(i) the Company is the surviving corporation; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(c) immediately after such transaction no Default or Event of Default exists; and

(d) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Indebtedness.”

For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Each Subsidiary Guarantor will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate or merge with or into any Person other than the Company or any other Subsidiary Guarantor, unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) assumes all the obligations of the Subsidiary Guarantor on its Subsidiary Guarantee pursuant to a supplemental indenture;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Company will immediately after the transaction satisfy the fourth clause of the previous paragraph regarding the incurrence of at least $1.00 of additional Indebtedness.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit or suffer to exist any transaction or series of related transactions with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable fees and compensation paid to, and indemnity provided on behalf of, the Company’s or any of its Restricted Subsidiaries’ officers, directors, employees or consultants and determined in good faith by the Company’s Board of Directors;

(3) agreements in effect on the date of the Indenture as described under “Certain Relationships and Related Transactions” elsewhere in this prospectus, which consist of:

(a) the Holdings stockholders’ agreement; and

(b) the Holdings registration rights agreement; and

(4) Restricted Payments that are permitted by the provisions of the Indenture.

Future Subsidiary Guarantors

If the Company or any of its Restricted Subsidiaries transfer or cause to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries organize, acquire or otherwise invest in another Restricted Subsidiary, then such transferee or newly acquired or other Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture as a Subsidiary Guarantor and deliver to the Trustee an opinion of counsel.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment constituting a Restricted Payment made as of the time of such designation. All such outstanding Investments will be valued at the fair market value of the Company’s proportionate interest in the net worth of such Subsidiary at the time of such designation calculated in accordance with GAAP. That designation will only be permitted if such Restricted Payment would be permitted at that time. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such redesignation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

Neither the Company nor any Restricted Subsidiary shall at any time:

(1) provide credit support for or Guarantee any Indebtedness of any Unrestricted Subsidiary;

(2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(3) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

Conduct of Business

The Company and its Restricted Subsidiaries will not engage in any businesses other than Permitted Businesses.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the Trustee, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company (unless immaterial and not required by Commission rules)) and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file these reports.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all of the information and reports referred to in the above clauses with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make this information available to securities analysts and prospective investors upon request.

In addition, the Company will furnish the holders, and securities analysts and prospective investors upon their request, information required to be delivered under Rule 144A(d)(4) under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished such information if it has filed the reports referred to in the first paragraph of this covenant above with the Commission and such reports are publicly available.

Payment for Consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest or additional interest (as required by the registration rights agreement) on the notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure to comply with the covenant described under “—Certain Covenants—Merger and Consolidation;”

(4) failure for 30 days after written notice to comply with any of the other agreements or covenants in the Indenture;

(5) default under one or more instruments under which there may be issued or by which there may be secured or evidenced any Indebtedness having an outstanding principal amount of $20.0 million or more, individually or in the aggregate, of the Company or any of the Restricted Subsidiaries, if that default:

(a) results in the acceleration of such Indebtedness prior to its express maturity; or

(b) is caused by a failure to pay principal of such Indebtedness at its stated maturity and the grace period provided in such Indebtedness on the date of such default has expired;

(6) failure by the Company or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed, within a period of 60 days of the entry thereof;

(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee is not under any obligation to exercise its powers under the Indenture unless the holders have provided the Trustee with a reasonable indemnity.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

Defeasance

The Company may, at its option and at any time, elect to have all of the Company’s obligations discharged with respect to the notes then outstanding (“Legal Defeasance”) except for:

(1) the rights of holders of notes then outstanding to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Cash Equivalents, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the Company’s other creditors with the intent of defeating, hindering, delaying or defrauding the Company’s creditors or others; and

(8) the Company must have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Company may discharge the Indenture such that it will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes, as to all notes then outstanding when:

(1) either

(a) all notes previously authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(b) all notes not previously delivered to the Trustee for cancellation:

(i) have become due and payable, or

(ii) will become due and payable at their maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a redemption by the Trustee, and in the case of clauses (i), (ii) and (iii) above, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Cash Equivalents, or a combination of such cash and Cash Equivalents, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest and additional interest, if any, on the notes to the date of deposit, in the case of notes that have become due and payable, or to the stated maturity or redemption date, as the case may be;

(2) the Company has paid or caused to be paid all other sums payable by it under the Indenture;

(3) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

(4) the Company delivers to the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) make any note payable in money other than that stated in the notes;

(5) make any change in the provisions of the Indenture relating to waivers of past Defaults or the right of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(6) make any change in any material respect to the Company’s obligation to make a Change of Control Offer or an offer in connection with an Asset Sale;

(7) change the provisions of the notes or Subsidiary Guarantees relating to subordination or the definition of Senior Indebtedness in a manner adverse to the holders;

(8) release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee and the Indenture other than in compliance with the Indenture provisions governing any such release;

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not, in the opinion of the Trustee, adversely affect the rights of any holders of the notes in any material respect;

(2) to provide for uncertified notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations or the obligations of a Guarantor to holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or the merger or consolidation of such Subsidiary Guarantor;

(4) to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to secure the notes; or

(7) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the holders or to reduce any right of the Company or any Subsidiary Guarantor.

Concerning the Trustee

If The Bank of New York, the Trustee, becomes a creditor of the Company or a creditor of any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Certain Definitions

Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person of:

(1) any Capital Stock of any Restricted Subsidiary; or

(2) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the caption “—Certain Covenants—Merger and Consolidation;” or

(3) transactions resulting in a Partnership Investment and a Partnership Loan.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee of that board of directors.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of the corporation; and

(2) in the case of a Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States Government or issued by any United States Government agency and backed by the full faith and credit of the United States maturing within one year from the date of acquisition;

(2) marketable direct obligations issued by any state of the United States or any political subdivision of any state or any public instrumentality of any state maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States or any state of the United States or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition combined capital and surplus of at least $250,000,000;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause of this definition entered into with any bank meeting the qualifications specified in the fourth clause of this definition; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in the first five clauses above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or Holdings;

(3) prior to the earlier to occur of (i) the first public offering of Capital Stock of Holdings or (ii) the first public offering of our Capital Stock, either

(a) the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by Holdings or otherwise; or

(b) any “person” or “group” of related persons (as defined above), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined above), directly or indirectly, of more of the total voting power of the Voting Stock of the Company than the Permitted Holders;

(4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons, other than the Permitted Holders, becomes the “beneficial owner” (as these terms are defined above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company or Holdings;

(5) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors; or

(6) the Company or Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Commodity Obligations” means the obligations of any Person pursuant to any commodity futures contract, commodity option or other similar agreement or arrangement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of the Indenture or issued after the date of the Indenture, and includes all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum, without duplication, of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby,

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b) Consolidated Interest Expense;

(c) Consolidated Non-Cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d) non-recurring cash fees, charges or other expenses in an amount not greater than $2.35 million made or incurred in the fiscal quarter ended September 30, 2004 in connection with the abandonment of proposed strategic transactions and securities offerings; and

(e) any non-recurring cash fees, charges or other expenses made or incurred in connection with the offering of the notes, the entry into and borrowings under the Senior Credit Facility and related transactions as described in this prospectus under the heading “Summary—Other Related Transactions.”

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition, for purposes of calculating the “Consolidated Fixed Charge Coverage Ratio,” “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to the items described in clauses (1) and (2) below. The pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and shall comply, to the extent not inconsistent with the provisions of clauses (1) and (2) below, with the requirements of Rule 11-02 of Regulation S-X under the Securities Act. The pro forma calculations shall give effect to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition, including the incurrence, assumption or liability for any such Acquired Indebtedness, occurred on the first day of the Four Quarter Period in the case of Asset Acquisitions or immediately prior to the first day of the Four Quarter Period in the case of Asset Sales.

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio:”

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (a) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid with respect to such Preferred Stock held by such Person or its Restricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum without duplication of:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) any amortization of debt discount (and excluding the amortization or write-off of capitalized debt issuance costs), (b) the net costs under Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations, in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

In addition, for purposes of calculating “Consolidated Interest Expense,” the Sale and Leaseback Transactions relating to the Lease Financing Obligations shall be treated as Sale and Leaseback Transactions and not financing transactions as described under the definition of “Consolidated Net Income” below.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

(1) after-tax gains from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the specified Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary, except, for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” to the extent of cash dividends or distributions paid to the specified Person or to a Restricted Subsidiary of the specified Person by such Person unless, and to the extent, in the case of a Restricted Subsidiary who receives such dividends or distributions, such Restricted Subsidiary is subject to the third clause above;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the date of the Indenture;

(6) income or loss attributable to discontinued operations, including operations disposed of during such period whether or not such operations were classified as discontinued; and

(7) in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8) loss or expenses attributable to the combination on October 27, 2004 by Holdings of all of its series of authorized common stock into one series of common stock;

(9) loss or expenses attributable to the distribution or payment by the Company to any employees (including management) or directors who hold options to purchase Holdings Capital Stock on, or as soon as practicable after, the closing date of the initial offering with the proceeds from the initial offering of the notes and the borrowings under the Senior Credit Facility;

(10) loss or expenses attributable to either (a) the payment of any dividends or distributions by the Company to Holdings that Holdings promptly applies to repurchase options to purchase Holdings’ Capital Stock held by a former employee or (b) payment made by the Company to such former employee in consideration for the cancellation of such former employee’s options to purchase Holdings’ Capital Stock; provided, however, that the aggregate amount of such dividends or distributions or payments shall not exceed $3.0 million;

(11) loss or expenses attributable to non-cash expenses relating to stock options or other equity compensation grants or plans; and

(12) consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” or any successor pronouncements.

In addition, for purposes of calculating “Consolidated Net Income,” (i) there shall be an add-back of amortization associated with the excess of purchase price over the value allocated to tangible property or assets acquired by the Company or its Restricted Subsidiaries and (ii) the Sale and Leaseback Transactions relating to the Lease Financing Obligations shall be treated as Sale and Leaseback Transactions and not financing transactions (including, without limitation, treating any leases relating to such Lease Financing Obligations as operating leases, i.e. (A) reducing depreciation expense for the property and plant subject to the Lease Financing Obligations as if they were Sale and Leaseback Transactions and (B) characterizing the lease payments as rent expense for the restaurants under Sale and Leaseback Transactions instead of principal repayments and interest expense under a financing transaction).

“Consolidated Non-Cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Swap Obligations” means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or similar agreement.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facility; and

(2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $20.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is “Designated Senior Indebtedness” for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

“Equity Offering Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture, until the amounts are repaid.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the date of the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to any Subsidiary Guarantor:

(1) all obligations of such Subsidiary Guarantor under the Senior Credit Facility;

(2) all Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations of such Subsidiary Guarantor;

(3) all obligations of such Subsidiary Guarantor under stand-by letters of credit; and

(4) all other Indebtedness of such Subsidiary Guarantor, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of such Subsidiary Guarantor is incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor, and all renewals, extensions, modifications, amendments or Refinancings thereof.

Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include:

(1) to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes;

(2) any Indebtedness among or between such Subsidiary Guarantor and the Company or any of its Subsidiaries or any of its Affiliates or any of such Affiliate’s Subsidiaries;

(3) to the extent that it may constitute Indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

(4) that portion of any Indebtedness that is incurred in violation of the Indenture;

(5) Indebtedness evidenced by the Subsidiary Guarantees;

(6) Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of such Subsidiary Guarantor;

(7) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements;

(8) any Indebtedness or obligation that is senior subordinated Indebtedness; and

(9) any obligation that by operation of law is subordinate to any general unsecured obligations of such Subsidiary Guarantor. No Indebtedness shall or deemed to be subordinated to other Indebtedness solely because such other Indebtedness is secured.

“Holdings” means Carrols Holdings Corporation, including any successor thereto.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(5) reimbursement obligations of such Person on any letter of credit, banker’s acceptance or similar credit transaction;

(6) Guarantees and other contingent obligations in respect of indebtedness or obligations referred to in clauses (1) through (5) above and clause (8) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) of this definition which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8) all Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified

Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm:

(1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

(2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a Guarantee) or capital contribution to, or any purchase or acquisition by, such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, but shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investment” shall include the applicable amount relating to the designation of any Restricted Subsidiary as an Unrestricted Subsidiary at the time of the designation; and

(2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Lease Financing Obligations” means the lease financing obligations related to real property leases entered into in connection with Sale and Leaseback Transactions in an aggregate amount of $81.1 million as of June 30, 2005, and any lease financing obligations that arise with respect to the reclassification of Sale and Leaseback Transactions entered into prior to or after the date of the Indenture; provided that such reclassification is the result of (i) a change in GAAP accounting rules or interpretive releases or literature or (ii) any requirements by the independent auditors of the Company.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, other than the portion of any such deferred payment constituting interest, received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale, including legal, accounting and investment banking fees and sales commissions;

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale.

“Partnership Investments” mean Investments by the Company or a Restricted Subsidiary in a Person:

(1) which holds one or more restaurant franchises;

(2) in which the Company or a Restricted Subsidiary have at least a 20% equity interest and the remaining equity interest is held by a former employee of the Company or a Restricted Subsidiary; and

(3) which has outstanding Partnership Loans, consistent with past practice.

“Partnership Loans” means loans made by the Company or a Restricted Subsidiary to an entity:

(1) in which the Company or a Restricted Subsidiary has a Partnership Investment; and

(2) which finance the acquisition of assets from the Company or a Restricted Subsidiary at fair market value.

“Permitted Business” means the business conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and any other similar or reasonably related business.

“Permitted Holders” means BIB Holdings (Bermuda) Ltd., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Alan Vituli, Daniel T. Accordino, Michael A. Biviano, Paul R. Flanders, James E. Tunnessen or Joseph A. Zirkman or their respective affiliates or, in the case of a natural person, any entity of which the controlling owners or beneficiaries consist of such natural person or family members of such natural person.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that immediately after such Investment will be a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated pursuant to a written agreement, to the obligations of the Company under the notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to the employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business and permitted by applicable law for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(5) Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ business and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described above under the caption “—Repurchase at the Option of the Holders—Asset Sales;”

(8) Partnership Loans and Partnership Investments in an aggregate amount not to exceed $5.0 million (without duplication) at any one time outstanding;

(9) Investments made by the Company or any Restricted Subsidiary in a Restricted Subsidiary; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million; provided, that the primary business of such Person is a Permitted Business; provided, however, that to the extent that any Permitted Investment pursuant to this clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or the Company or a Restricted Subsidiary otherwise receives a cash or Cash Equivalent distribution or other return on such Permitted Investment, the Company shall be able to make additional Permitted Investments pursuant to this clause in an amount equal to the lesser of (i) the cash or Cash Equivalent return of capital or other distribution or return with respect to such Permitted Investment, including without limitation repayment of principal of any such Permitted Investment constituting a loan or advance (less any cost of disposition) and (ii) $10.0 million; provided, further, that the amount of any such cash or Cash Equivalent return of capital or other distribution or return pursuant to subclause (i) immediately preceding this proviso, if applied to increase the availability of Permitted Investments pursuant to this clause, shall be included in determining the amount of Restricted Payments made under the first paragraph of the provision “—Certain Covenants—Limitation on Restricted Payments” to the extent that such amounts were included in the calculation of Consolidated Net Income pursuant to such paragraph.

“Permitted Junior Securities” means any securities of the Company or any other Person that are:

(1) equity securities without special covenants; or

(2) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which:

(a) the rate of interest on such securities shall not exceed the effective rate of interest on the notes on the date of the Indenture;

(b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the Indenture; and

(c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Permitted Liens” means:

(1) Liens imposed by law such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings;

(2) Liens existing on the date of the Indenture;

(3) Liens securing only the notes;

(4) Liens in favor of the Company or any Restricted Subsidiary;

(5) Liens securing Interest Swap Obligations of the Company so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same type of property securing the Interest Swap Obligations;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(7) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(8) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business;

(9) judgment Liens not giving rise to an Event of Default;

(10) Liens securing letters of credit entered into in the ordinary course of business;

(11) Liens securing Purchase Money Indebtedness so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same type of property securing the Purchase Money Indebtedness; and

(12) Liens securing Capital Lease Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same type of property securing the Capital Lease Obligations.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any Refinancing of such Indebtedness; provided, however, that:

(a) such Indebtedness shall not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with the Refinancing;

(b) such Indebtedness other than Senior Indebtedness shall not have a Weighted Average Life to Maturity that is less than Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced; and

(c) if the Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate or junior to the notes, as applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision of a governmental agency.

“Post-Petition Interest” means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of Holdings or the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided, however, that in the event of a Public Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price plus accrued interest to the date of redemption of the notes to be redeemed as described under the caption “—Optional Redemption.”

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, including restaurant properties and related franchises and other intangibles; provided, however:

(1) the Indebtedness shall not exceed 75% of the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed;

(2) the Indebtedness constituting such Indebtedness, other than the refinancing of such Indebtedness, shall have initially been incurred within 270 days of the entering into or incurrence of such underlying obligation; and

(3) the Lien securing such Indebtedness shall be created within 270 days of the acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 270 days of the refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“redeem” means redeem, repurchase, defease or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defuse or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Assets” means, with respect to an Asset Sale, properties and assets that replace the properties and assets that were the subject of such Asset Sale or properties and assets that will be used in a Permitted Business, or the Capital Stock of an entity all of whose assets constitute Replacement Assets.

“Representative” means the Trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Company that at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Service.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the date of the Indenture or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Senior Credit Facility” means the Loan Agreement to be dated as of December 15, 2004, among the Company, JPMorgan Chase Bank, N.A., as agent, and the lenders party to the agreement in their capacities as lenders, together with the related documents (including any Guarantee agreements and security documents), in each case as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, including increasing the amount of available borrowings thereunder (provided that the increase in borrowings is permitted under the caption “—Certain Covenants—Limitation on Indebtedness” above) or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders; provided that the Senior Credit Facility shall not (i) include Indebtedness issued, created or incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (ii) relate to Indebtedness that does not consist exclusively of Senior Indebtedness or Guarantor Senior Indebtedness.

“Senior Indebtedness” means, as to any Person, at any date:

(1) all obligations of such Person under the Senior Credit Facility;

(2) all Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations of such Person;

(3) all obligations of such Person under stand-by letters of credit; and

(4) all other Indebtedness of such Person, including principal, premium, if any, and interest, including Post-Petition Interest, on such Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the notes, and all renewals, extensions, modifications, amendments or Refinancings thereof.

Notwithstanding the foregoing, Senior Indebtedness shall not include:

(1) any obligation for federal, state, local or other taxes;

(2) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate’s Subsidiaries;

(3) any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

(4) that portion of any Indebtedness that is incurred in violation of the Indenture;

(5) Indebtedness evidenced by the notes;

(6) Indebtedness of such Person that is expressly subordinate or junior in right of payment to any other Indebtedness of such Person;

(7) any obligation owing under leases, other than Capitalized Lease Obligations, including financing leases, or management agreements;

(8) any Indebtedness or obligation that is senior subordinated Indebtedness; and

(9) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company. No Indebtedness shall be deemed to be subordinated to other Indebtedness solely because such Indebtedness is secured.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means each of:

(1) Cabana Bevco LLC, Cabana Beverages, Inc., Carrols J.G. Corp., Carrols Realty Holdings Corp., Carrols Realty I Corp., Carrols Realty II Corp., Get Real, Inc., Pollo Franchise, Inc., Pollo Operations, Inc., Quanta Advertising Corp., Taco Cabana, Inc., TC Bevco LLC, TC Lease Holdings III, V and VI, Inc., T.C. Management, Inc., Texas Taco Cabana, L.P., and TP Acquisition Corp.; and

(2) each of the Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries;” and

(2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness; into

(2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

Book-Entry; Delivery and Form

Book Entry; Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Exchange Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indentures for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on, a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indentures. Under the terms of the indentures, we and the Trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the issuers that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the issuers fail to appoint a successor depositary within 90 days after the date of such notice or cessation;

(2) the issuers, in their sole discretion, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indentures. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend set forth in the indentures unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Exchange Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indentures) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income and estate tax aspects of the acquisition, ownership and disposition of the exchange notes. This discussion is a summary for general information purposes and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of such investor’s personal circumstances. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations thereunder (the “Treasury Regulations”) and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This discussion deals only with beneficial owners who purchased outstanding notes in connection with the offering at the initial offering price. Because this discussion is directed solely to prospective purchasers in the initial offering, it does not address some issues that are relevant to subsequent purchasers of notes, including, but not limited to, the treatment of market discount for U.S. federal income tax purposes. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, persons that hold the notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, investors in pass-through entities, “controlled foreign corporations,” “foreign personal holding companies,” “passive foreign investment companies” or United States expatriates. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

•	a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” within the meaning of the Code, have the authority to control all of its substantial decisions, or a trust that was treated as a domestic trust under the law in effect before 1997 and has properly elected to be treated as a domestic trust.

Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Interest Income

Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of U.S. income tax accounting). The exchange notes are being issued without original issue discount within the meaning of Section 1273 of the Code.

Sale, Exchange or Redemption of Notes

A U.S. Holder will generally recognize taxable gain or loss equal to the difference (if any) between the amount realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in the exchange notes will be as described under this heading under “The Exchange Offer”, i.e., the same as such holder’s adjusted tax basis in the outstanding notes exchanged therefor, less any principal payments such holder received. Gain recognized on the sale of a note should be long-term capital gain provided the holder’s holding period for the note exceeds one year. In the case of a holder other than a corporation, the current maximum marginal U.S. federal income tax rate applicable to long term capital gain recognized on the sale of a note is 15%.

If the selling price is less than the holder’s adjusted tax basis, the holder will recognize a capital loss. The deduction of capital loss is subject to limitations, including that capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

The Exchange Offer

In the opinion of our counsel, Katten Muchin Rosenman LLP, the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a significant modification of the terms of the notes, and, accordingly, such exchanges will not constitute taxable exchanges for U.S. federal income tax purposes. Therefore, a holder will not recognize gain or loss upon receipt of an exchange note in the exchange offer; a holder’s holding period for such note will include the holding period of the note surrendered; and such holder’s adjusted tax basis in such note will be the same as such holder’s tax basis in the note surrendered. In addition, each holder of exchange notes will continue to be required to include interest on the exchange notes in its gross income in accordance with its method of accounting for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Under the Code, a U.S. Holder of a note will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding with respect to payments of interest on, or the gross proceeds from disposition of, a note. We will be required to withhold backup withholding tax (currently at a rate of 28%) if a U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor;

•	furnishes an incorrect TIN;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are generally exempt from information reporting and backup withholding, including corporations and tax-exempt organizations. U.S. Holders of exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of exchange notes (other than a partnership) that is not a U.S. Holder (a “Non-U.S. Holder”).

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the exchange note will be considered “U.S. trade or business income” if such income or gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, and in the case where an applicable income tax treaty between the United States and the country of which the holder is a qualified resident applies, such income or gain is attributable to a U.S. permanent establishment.

Interest Income

Generally, any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal withholding tax if the interest qualifies as “portfolio interest.” Interest on the exchange notes will qualify as portfolio interest so long as:

•	the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of our voting stock, and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder, under penalties of perjury, certifies that it is not a U.S. person (such certification may be made on a Form W-8BEN (or suitable substitute form)) and such certificate provides the holder’s name and address, or a financial institution holding the exchange note on behalf of the Non-U.S. Holder, under penalties of perjury, certifies that it has received such a certificate from the Non-U.S. Holder and furnishes a paying agent with a copy thereof.

The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax on such U.S. trade or business income; this tax is generally imposed at a rate equal to 30% (or lesser rate under an applicable income tax treaty) of the corporate Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder’s conduct of a U.S. trade or business.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, or such successor forms as the IRS designates, as applicable, prior to payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Exchange or Redemption of the Exchange Notes

Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income or withholding tax unless such gain is U.S. trade or business income, or, subject to certain exceptions, the Non-U.S. Holder is an individual who holds the exchange note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

U.S. Federal Estate Tax

If a Non-U.S. Holder is an individual and is not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of the holder’s death, the holder’s exchange notes will generally not be subject to the U.S. federal estate tax, unless, at the time of the holder’s death (i) the holder directly or indirectly, actually or constructively, owns 10% or more of the total combined voting power of all our classes of stock; or (ii) interest on the holder’s exchange notes is effectively connected with the holder’s conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest payments that we make to such holder and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Information reporting will apply to proceeds of a sale of exchange notes within the United States or conducted through certain financial intermediaries unless a Non-U.S. Holder provides the statement described under “—Non-U.S. Holders—Interest Income” above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or the Non-U.S. Holder otherwise establish an exemption.

Backup withholding will not apply to payments on the exchange notes by us to a Non-U.S. Holder, and proceeds from a sale or disposition of the exchange notes if the holder makes the certification described under “—Non-U.S. Holders—Interest Income” above (and the payor does not have actual knowledge or reason to know that you are a U.S. person as defined under the Code) or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury Regulations.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws, rules, or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain restrictions on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan, or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment of Plan assets in the notes and exchange notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes and exchange notes by an ERISA Plan with respect to which we, the initial purchaser, or any subsidiary guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes and exchange notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes and exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding or disposing the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the notes (and the exchange of notes for exchange notes).

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to this exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

Katten Muchin Rosenman LLP, New York, New York, will pass upon the validity of the issuance of the exchange notes and guarantees.

Experts

The consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report (which includes an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002, as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange offers covered by this prospectus. This prospectus does not contain all the information included in the registration statement nor all of the exhibits. Additional information about us is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits filed may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission in Station Place, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of this Web site is http://www.sec.gov.

You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that might constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Carrols Corporation

968 James Street

Syracuse, New York 13203

Telephone: (315) 424-0513

To obtain delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                     , 2005 . The exchange offer can be extended by us in our sole discretion. See “Exchange Offer—Expiration Date; Extensions; Amendments.”

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets as of December 31, 2003 and 2004 and June 30, 2005 (unaudited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2002, 2003, 2004 and for the six months ended June 30, 2004 (unaudited) and 2005 (unaudited)	F-4

Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the years ended December 31, 2002, 2003, 2004 and for the six months ended June 30, 2005 (unaudited)	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003, and 2004 and for the six months ended June 30, 2004 (unaudited) and 2005 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

Financial Statement Schedule:

Schedule	Description
II	Valuation and Qualifying Accounts	F-47

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder

of Carrols Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Carrols Corporation and its subsidiaries at December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 have been restated.

/s/    PRICEWATERHOUSECOOPERS LLP

Syracuse, New York

July 27, 2005

Carrols Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,		June 30, 2005
(Dollars in thousands)	Restated Note 2 2003	2004
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,414	$31,466	$17,399
Trade and other receivables, net of reserves of $94, $81 and $22, respectively	1,309	2,578	3,083
Inventories	4,936	4,831	4,871
Prepaid rent	2,534	3,589	3,608
Prepaid expenses and other current assets	4,043	4,358	5,142
Refundable income taxes	—	3,326	550
Deferred income taxes (Note 10)	6,286	6,242	6,242

Total current assets	21,522	56,390	40,895
Property and equipment, net (Note 3)	222,169	192,530	189,250
Franchise rights, net (Note 4)	93,289	90,056	87,922
Goodwill (Note 4)	123,724	123,724	123,724
Franchise agreements, at cost less accumulated amortization of $4,432, $4,954 and $5,063, respectively	6,959	6,480	6,134
Deferred income taxes (Note 10)	3,228	9,307	9,230
Other assets	10,495	14,585	15,131

Total assets	$481,386	$493,072	$472,286

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt (Notes 6 and 7)	$14,005	$2,611	$2,602
Current portion of lease financing obligations (Note 8)	2,288	2,595	2,740
Accounts payable	17,230	17,581	16,686
Accrued interest	1,549	956	8,822
Accrued payroll, related taxes and benefits	12,840	24,940	14,547
Accrued bonus to employees and director (Note 11)	—	20,860	—
Accrued income taxes payable	836	—	—
Other liabilities	14,897	13,957	14,329

Total current liabilities	63,645	83,500	59,726
Long-term debt, net of current portion (Notes 6 and 7)	281,827	398,614	397,318
Lease financing obligations, net of current portion (Note 8)	82,397	79,802	78,388
Deferred income—sale/leaseback of real estate (Note 6)	8,841	11,584	11,717
Accrued postretirement benefits (Note 16)	2,962	3,504	3,671
Other liabilities (Note 5)	30,099	28,452	27,556

Total liabilities	469,771	605,456	578,376
Commitments and contingencies (Notes 6 and 14)
Stockholder’s equity (deficit) (Notes 11 and 12):
Common stock, par value $1; authorized 1,000 shares, issued and outstanding—10 shares	—	—	—
Additional paid-in capital	24,485	(92,309)	(75,948)
Accumulated deficit	(12,870)	(20,075)	(30,142)

Total stockholder’s equity (deficit)	11,615	(112,384)	(106,090)

Total liabilities and stockholder’s equity (deficit)	$481,386	$493,072	$472,286

The accompanying notes are an integral part of these financial statements.

Carrols Corporation and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,			Six Months Ended June 30,
(Dollars in thousands)	Restated Note 2 2002	Restated Note 2 2003	2004	Restated Note 2 2004	2005
				(Unaudited)
Revenues:
Restaurant sales	$655,545	$643,579	$696,343	$334,067	$350,531
Franchise royalty revenues and fees	1,482	1,406	1,536	756	785

Total revenues	657,027	644,985	697,879	334,823	351,316

Costs and expenses:
Cost of sales	183,976	181,182	202,624	96,001	102,356
Restaurant wages and related expenses	196,258	194,315	206,732	99,522	102,122
Restaurant rent expense	31,187	31,710	35,699	17,381	18,314
Other restaurant operating expenses	87,335	89,880	92,891	44,749	49,314
Advertising expense	28,041	27,351	24,711	12,873	13,548
General and administrative (including stock-based compensation expense (income) of $(151), $253, $1,818, $1,624 and $16,432, respectively)	36,459	37,376	43,578	21,870	37,984
Depreciation and amortization	41,352	42,008	40,180	21,057	17,568
Impairment losses (Note 3)	1,285	4,151	1,544	569	853
Bonus to employees and director (Note 11)	—	—	20,860	—	—
Other expense (Note 9)	—	—	2,320	—	—

Total operating expenses	605,893	607,973	671,139	314,022	342,059

Income from operations	51,134	37,012	26,740	20,801	9,257
Interest expense	36,700	34,069	31,320	15,726	18,792
Loss on extinguishment of debt (Note 7)	—	—	8,913	—	—

Income (loss) before income taxes	14,434	2,943	(13,493)	5,075	(9,535)
Provision (benefit) for income taxes (Note 10)	5,169	1,124	(6,288)	2,365	532

Net income (loss)	$9,265	$1,819	$(7,205)	$2,710	$(10,067)

The accompanying notes are an integral part of these financial statements.

Carrols Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity (Deficit)

(Dollars in thousands)	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
Balance at December 31, 2001, as previously reported	$—	$24,485	$(15,597)	$8,888
Restatement adjustments (Note 2)	—	—	(8,357)	(8,357)

Balance at December 31, 2001, restated (Note 2)	—	24,485	(23,954)	531
Net income for the year ended December 31, 2002 (restated)	—	—	9,265	9,265

Balance at December 31, 2002, restated (Note 2)	—	24,485	(14,689)	9,796
Net income for the year ended December 31, 2003 (restated)	—	—	1,819	1,819

Balance at December 31, 2003, restated (Note 2)	—	24,485	(12,870)	11,615
Net loss for the year ended December 31, 2004	—	—	(7,205)	(7,205)
Dividends declared (Note 11)	—	(116,794)	—	(116,794)

Balance at December 31, 2004	—	(92,309)	(20,075)	(112,384)
Net loss for the six months ended June 30, 2005 (unaudited)	—	—	(10,067)	(10,067)
Issuance of stock (unaudited)	—	16,361	—	16,361

Balance at June 30, 2005 (unaudited)	$—	$(75,948)	$(30,142)	$(106,090)

The accompanying notes are an integral part of these financial statements.

Carrols Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,			Six Months Ended June 30,
(Dollars in thousands)	Restated Note 2 2002	Restated Note 2 2003	2004	Restated Note 2 2004	2005
				(Unaudited)
Cash flows provided from operating activities:
Net income (loss)	$9,265	$1,819	$(7,205)	$2,710	$(10,067)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
(Gain)/loss on disposal of property and equipment	24	(386)	(176)	(288)	(395)
Stock-based compensation	(151)	253	1,818	1,624	16,432
Depreciation and amortization	41,352	42,008	40,180	21,057	17,568
Amortization of deferred financing costs	1,437	1,445	1,419	728	713
Amortization of unearned purchase discounts	(2,155)	(2,146)	(2,154)	(1,078)	(1,077)
Amortization of deferred gains from sale-leaseback transactions	(65)	(269)	(626)	(322)	(334)
Impairment losses	1,285	4,151	1,544	569	853
Loss on extinguishment of debt	—	—	8,913	—	—
Deferred income taxes	5,129	(773)	(6,035)	(1,004)	77
Changes in operating assets and liabilities:
Income taxes	153	2,089	(4,162)	729	2,776
Accounts payable	(521)	1,131	(1,274)	889	(895)
Accrued payroll, related taxes and benefits	2,143	(3,585)	9,666	2,748	(10,464)
Accrued bonus to employees and director	—	—	20,860	—	(20,860)
Other liabilities—current	(450)	381	1,762	1,689	372
Accrued interest	(103)	134	(593)	(176)	7,866
Other liabilities—long-term	(1,223)	475	(428)	(24)	180
Other	(156)	1,512	(857)	(1,243)	(2,556)

Net cash provided from operating activities	55,964	48,239	62,652	28,608	189

Cash flow used for investing activities:
Capital expenditures:
New restaurant development	(27,465)	(18,598)	(11,421)	(3,517)	(7,039)
Lessor reimbursement	—	—	754	—	—

Net new restaurant development	(27,465)	(18,598)	(10,667)	(3,517)	(7,039)
Restaurant remodeling	(16,254)	(3,317)	(845)	(479)	(1,657)
Other restaurant expenditures	(9,018)	(6,925)	(7,643)	(2,693)	(3,435)
Corporate and restaurant information systems	(1,418)	(1,404)	(1,071)	(362)	(703)

Net capital expenditures	(54,155)	(30,244)	(20,226)	(7,051)	(12,834)
Properties purchased for sale-leaseback	(925)	(3,149)	(1,574)	(924)	(275)
Proceeds from dispositions of property and equipment	9	3,921	1,174	488	479

Net cash used for investing activities	(55,071)	(29,472)	(20,626)	(7,487)	(12,630)

Cash flows used for financing activities:
Borrowings (payments) on revolving credit facility, net	(2,700)	(52,200)	(600)	700	—
Scheduled principal payments on term loans	(8,500)	(11,000)	(10,125)	(6,750)	(1,100)
Principal pre-payments on term loans	—	—	(39,000)	(24,000)	—
Proceeds from issuance of debt	—	—	400,000	—	—
Tender and redemption of 9 1/2% senior subordinated notes	—	—	(175,756)	—	—
Repayment of borrowings under previous credit facility	—	—	(74,375)	—	—
Financing costs associated with issuance of debt	—	—	(8,792)	—	(190)
Dividends paid	—	—	(116,794)	—	—
Principal payments on lease financing obligations	(1,769)	(2,017)	(2,288)	(1,101)	(1,268)
Payments on other notes payable, net	(978)	(847)	(117)	(117)	—
Principal payments on capital leases	(551)	(446)	(390)	(201)	(205)
Proceeds from sale-leaseback transactions	13,738	47,619	15,263	11,260	1,137

Net cash used for financing activities	(760)	(18,891)	(12,974)	(20,209)	(1,626)

Increase (decrease) in cash and cash equivalents	133	(124)	29,052	912	(14,067)
Cash and cash equivalents, beginning of period	2,405	2,538	2,414	2,414	31,466

Cash and cash equivalents, end of period	$2,538	$2,414	$31,466	$3,326	$17,399

Supplemental disclosures:
Interest paid on long-term debt and lease financing obligations	$35,058	$32,229	$30,300	$15,077	$10,865
Income taxes paid (refunded), net	$1,494	$(195)	$3,905	$1,941	$(2,318)

The accompanying notes are an integral part of these financial statements.

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands of dollars)

1. Summary of Significant Accounting Policies

Basis of Consolidation. The consolidated financial statements include the accounts of Carrols Corporation and its subsidiaries (the “Company”). All intercompany transactions have been eliminated in consolidation. The Company is a wholly-owned subsidiary of Carrols Holdings Corporation (“Holdings”).

Business Description. At June 30, 2005, the Company operated, as franchisee, 340 quick-service restaurants under the trade name “Burger King” in thirteen Northeastern, Midwestern and Southeastern states. At June 30, 2005, the Company also owned and operated 65 Pollo Tropical restaurants located in Florida and franchised 24 Pollo Tropical restaurants in Puerto Rico, Ecuador and Florida. At June 30, 2005, the Company owned and operated 128 Taco Cabana restaurants located primarily in Texas and franchised seven Taco Cabana restaurants in Texas, New Mexico and Georgia.

Use of Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: accrued occupancy costs, insurance liabilities, legal obligations, income taxes, evaluation of goodwill, impairment of long-lived assets and impairment of Burger King franchise rights. Actual results could differ from those estimates.

Fiscal Year. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to fiscal years ended December 29, 2002, December 28, 2003 and January 2, 2005 will be referred to as fiscal years December 31, 2002, 2003 and 2004, respectively. Similarly, all references herein to the six months ended June 27, 2004 and July 3, 2005 will be referred to as the six months ended June 30, 2004 and 2005, respectively. Our fiscal year ended December 31, 2004 contained 53 weeks. Our fiscal years ended December 31, 2003 and 2002 each contained 52 weeks.

Reclassifications. Certain amounts for prior periods have been reclassified to conform to the current period presentation.

Interim Financial Statements. The accompanying unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005 and the financial footnote information presented as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and do not include all the information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of such financial information have been included.

Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2004 the Company had $28.0 million invested in money market funds.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are primarily comprised of food and paper.

Property and Equipment. The Company capitalizes all direct costs incurred to construct and substantially improve its restaurants. These costs are depreciated and charged to expense based upon their property classification when placed in service. Property and equipment are recorded at cost. Repair and maintenance activities are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Owned buildings	5 to 30 years
Equipment	3 to 15 years
Computer hardware and software	3 to 7 years
Capital leases	Shorter of useful life or lease term

Leasehold improvements are being depreciated over the shorter of their useful lives or the underlying lease term. In circumstances where an economic penalty, as defined under Statement of Financial Accounting Standards No. 98 (“SFAS”), Accounting for Leases, would be presumed by not exercising one or more renewal options under the lease, the Company includes those renewal option periods when determining the lease term. For significant leasehold improvements made during the latter part of the lease term, the Company amortizes those improvements over the shorter of their useful life or an extended lease term. The extended lease term would consider the exercise of renewal options if the value of the improvements would cause a penalty to be incurred without the renewal of the option. Costs incurred for new restaurants on leased land are depreciated over the lease term, which is generally a 20-year period.

Burger King Franchise Rights. For its Burger King restaurant acquisitions prior to January 1, 2002, the Company has generally allocated to franchise rights, an intangible asset, the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets acquired. The Company made an assessment of remaining life of its intangible assets as part of its implementation of SFAS No. 142, “Goodwill and Other Intangible Assets”. As of January 1, 2002, amounts allocated to franchise rights for each acquisition are amortized using the straight-line method over the average remaining term of the acquired franchise agreements at January 1, 2002 plus one twenty year renewal period. The average remaining life of all franchise rights at January 1, 2002 was approximately 31 years.

Burger King Franchise Agreements. Fees for initial franchises and renewals are amortized using the straight-line method over the term of the agreement, which is generally twenty years.

Goodwill and indefinite-lived intangibles. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are no longer amortized, effective January 1, 2002, but are tested at least annually for impairment. The Company performs its impairment evaluation annually at December 31.

Long-Lived Assets. The Company assesses the recoverability of property and equipment and franchise rights by determining whether the carrying value of these assets, over their respective remaining lives, can be recovered through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate the carrying amounts of these assets may not be fully recoverable.

Deferred Financing Costs. Financing costs, that are included in other assets and were incurred in obtaining long-term debt and financing obligations, are capitalized and amortized over the life of the related obligation as interest expense on a straight-line basis which approximates the effective interest method.

Leases. Leases are accounted for in accordance with SFAS No. 13, “Accounting for Leases” and other related authoritative guidance. Rent expense for leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including any option period included in the determination of the lease term. Contingent rentals are generally based upon a percentage of sales or a percentage of sales in excess of stipulated amounts and are generally not considered minimum rent payments but are recognized as rent expense when incurred.

Franchise Fees associated with Pollo Tropical and Taco Cabana restaurants. Franchise fees are typically collected upon execution of an area development and/or franchise agreement. Franchise fees are initially recorded as deferred revenue and are recognized in earnings when the franchised restaurants are opened, or upon forfeiture of such fees by the franchisees pursuant to the terms of the franchise development agreements.

Revenue Recognition. Revenues from Company owned and operated restaurants are recognized when payment is tendered at the time of sale. Franchise royalty revenues associated with Pollo Tropical and Taco Cabana restaurants are based on a percent of gross sales and are recorded as income when earned.

Income Taxes. The Company provides for income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are based on the difference between the financial statement and tax basis of assets and liabilities as measured by the tax rates that are anticipated to be in effect when these differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company and its subsidiaries file a consolidated federal income tax return with Holdings.

Advertising Costs. All advertising costs are expensed as incurred.

Self Insurance. The Company is generally self-insured for workers compensation, general liability and medical insurance. The Company maintains stop loss coverage for both individual and aggregate claim amounts. Losses are accrued based upon the Company’s estimates of the aggregate liability for claims based on Company experience and certain actuarial methods used to measure such estimates. The Company does not discount any of its self-insurance obligations.

Fair Value of Financial Instruments. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•	Current Assets and Liabilities. The carrying value of cash and cash equivalents and accrued liabilities approximates fair value because of the short maturity of those instruments.

•	Senior Subordinated Notes. The fair values of outstanding senior subordinated notes are based on quoted market prices. The fair values at December 31, 2004 and 2003 were approximately $186.3 million and $174.5 million, respectively.

•	Revolving and Term Loan Facilities. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value. The recorded amounts, as of December 31, 2004 and 2003, approximated fair value.

Stock-Based Compensation. At December 31, 2004, the Company had four stock-based compensation plans. All outstanding stock option awards were cancelled and terminated effective May 3, 2005 in exchange for the issuance of an identical number of shares of common stock. During the second quarter of 2005, Holdings also issued additional shares of Holdings common stock in separate awards. The Company recorded a pre-tax compensation charge, including applicable payroll taxes, of $16.4 million in the second quarter of 2005 due to these stock awards. See also Note 12—Stockholder’s Equity.

SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) permits entities to recognize as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”) and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 has been applied. The Company has not elected to change to the fair value-based-method of accounting for stock-based compensation and will continue applying the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

The following table presents the Company’s pro forma net income (loss) had compensation cost been determined based upon the fair value of the stock options at the grant date consistent with the fair-value based method of SFAS 123:

	Year Ended December 31,			Six Months Ended June 30,
	Restated Note 2 2002	Restated Note 2 2003	2004	Restated Note 2 2004	2005
				(unaudited)
Net income (loss), as reported	$9,265	$1,819	$(7,205)	$2,710	$(10,067)
Add: Stock-based compensation expense/(income) included in reported net income (loss), net of related tax effects (1)(2)	(91)	152	13,279	974	13,530
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects (2)	(1,135)	(257)	(5,656)	(152)	(12,353)

Pro forma net income (loss)	$8,039	$1,714	$418	$3,532	$(8,890)

(1)	Amount includes compensation expense/(income) for certain stock options requiring variable accounting (see Note 12).
(2)	For the year ended December 31, 2004, as a result of the December 2004 refinancing (See Note 7) in which a non-recurring dividend of $116.8 million was paid to Holdings, the equity value of the Company was reduced. In conjunction with the December 2004 refinancing, the Company also approved a compensatory bonus payment of approximately $20.3 million to a number of employees (including management) and a director who owned options to purchase common stock on a pro rata basis in proportion to the number of shares of common stock issuable upon exercise of options owned by such persons. The Company did not modify its outstanding stock options to reflect the reduction in equity value. Therefore, this reduction has been offset against the $20.3 million bonus payment recorded for the determination of SFAS 123 compensation expense. The $20.3 million bonus payment, net of tax, has also been included in stock-based employee compensation expense included in reported net loss in the above table. For the six months ended June 30, 2005, the amount of stock-based employee compensation expense included in reported net loss and SFAS 123 compensation expense includes the $16.4 million stock award expense, net of tax, in the above table (see Note 12).

The fair value of each option grant was estimated using the minimum value option-pricing model with the following weighted-average assumptions:

	2002	2003	2004
Risk-free interest rate	4.40%	3.17%	3.38%
Annual dividend yield	0%	0%	0%
Expected life	5 years	5 years	5 years

Subsequent Event. In July 2005, the Company acquired four Taco Cabana restaurants in Texas from a franchisee for approximately $4.3 million.

Recent Accounting Developments. In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires the measurement of all employee share-based payments, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations.

The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment,” SAB No. 107 expresses views of the SEC staff regarding the interaction between SFAS 123R and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements. SFAS 123R is effective for awards that are granted, modified, or settled in cash for the first annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact of these pronouncements on its financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (“SFAS 153”). This Statement amends the guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB 29”). APB 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar assets, requiring that some nonmonetary exchanges be recorded on a carryover basis. SFAS 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of SFAS 153 are effective for exchanges of nonmonetary assets occurring in fiscal periods beginning after June 15, 2005.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”). FIN 47 clarifies that the term “conditional” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity even if the timing and/or settlement are conditional on a future event that may or may not be within the control of an entity. Accordingly, the entity must record a liability for the conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 is effective for periods no later than fiscal years ending after December 15, 2005. The Company is currently evaluating the impact of FIN 47 on its financial statements.

On June 30, 2005, tax legislation in the state of Ohio was enacted that significantly restructured the tax system for most corporate taxpayers. Included in the legislation is a multi-year phase-out of the state franchise tax and tangible personal property tax. These taxes are being replaced with a Commercial Activity Tax that will be phased-in over a five-year period. In the second quarter of 2005, we recorded a tax expense of $0.5 million related to the impact of this legislation due to the reduction of deferred tax assets associated with the future utilization of Ohio net operating loss carryforwards.

2. Restatement of Previously Issued Financial Statements

The Company restated its financial statements including applicable footnotes as of December 31, 2003 and for the years ended December 31, 2003 and 2002. The June 30, 2004 consolidated financial statements and all previously reported amounts affected by the restatement that appear elsewhere in these footnotes to the consolidated financial statements have also been restated.

Lease and Leasehold Improvement Accounting

The Company reviewed its lease accounting policies following a host of announcements by many restaurant and retail companies that they were revising their accounting practices for leases. The Company historically followed the accounting practice of using the initial lease term when determining operating versus capital lease classification and when calculating straight-line rent expense. In addition, the Company depreciated its buildings on leased land and leasehold improvements over a period that included both the initial lease term plus one or more optional extension periods even if the option renewal was not reasonably assured (or the useful life of the asset if shorter).

Upon such review, the Company restated its financial statements for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004 to correct errors in its lease accounting. Specifically, the Company revised its lease term for purposes of lease classification and calculating straight-line rent expense to only include renewal options that are reasonably assured of exercise because an economic penalty, as defined under SFAS No. 98, “Accounting for Leases,” would be incurred in the event of non-renewal. The Company also revised its useful lives of leasehold improvements to the shorter of their economic lives or the lease term as defined in SFAS No. 13. The primary impact of the restatement was to accelerate depreciation of buildings on leased land and leasehold improvements made subsequent to the lease inception date. The restatement also reduced the lives of intangible assets related to leases. The aggregate effect of these adjustments at December 31, 2004 was a reduction of the net book value of leasehold improvements of $13.8 million and a reduction of the net book value of intangible assets related to leases of $3.8 million. Also, as a result of this restatement, amortization expense for leasehold improvements and assets related to leases for the six months ended June 30, 2004 and the years ended December 31, 2004 and 2003 increased by $0.5 million, $0.9 million, and $1.1 million, respectively.

In conjunction with the review of its lease accounting, the Company also determined that adjustments were necessary for lease liabilities for operating leases with non-level rents at the time of its acquisitions of Pollo Tropical in 1998 and Taco Cabana in 2000 as well as liabilities related to acquired leases with above-market rentals for Taco Cabana. The Company has adjusted its purchase price allocations for these acquisitions and restated lease liabilities and goodwill as of the acquisition dates. The Company has also restated rent expense and interest expense for those previously reported periods subsequent to each acquisition and restated goodwill amortization through December 31, 2001.

As a result of these restatements rent expense increased $0.1 million in the six months ended June 30, 2004, $0.3 million in 2003 and $0.7 million in 2002.

Accounting for Franchise Rights

During the current year, the Company also reviewed its accounting policies for the amortization of franchise rights, intangible assets pertaining to the acquisitions of Burger King restaurants, and determined that it made an error in the assessment of their remaining useful lives as part of its adoption of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). As of January 1, 2002, amounts allocated to franchise rights for each acquisition are now amortized prospectively from that date using the straight-line method over the average remaining term of the acquired franchise agreements at January 1, 2002, plus one twenty-year renewal period. Previously, the Company amortized the amounts allocated to franchise rights over periods ranging from twenty to forty years.

In connection with the review of its accounting for franchise rights, the Company also determined that it understated the franchise rights and deferred tax liabilities each by $14.0 million that pertained to an acquisition of 64 Burger King restaurants in 1997.

The Company has restated its financial statements for these adjustments for the years ended December 31, 2003 and 2002 and the unaudited quarterly financial information for 2003 and the first three quarters of 2004. The effect of the restatement was a reduction in amortization expense of $0.4 million in the six months ended June 30, 2004, $0.5 million for all of 2004 and $0.8 million for each of the years ended December 31, 2003 and 2002.

Stock-based Compensation Expense

The Company reevaluated the terms of its option plans and grants and concluded that provisions of certain options granted under its plans require the Company to account for these options using the variable accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”). Previously, the Company had accounted for these options under APB 25 using a fixed accounting treatment whereby compensation expense, if any, was only evaluated at the date of the option grant. The impact of this adjustment was to increase stock-based compensation expense, included in general and administrative expenses, by $1.6 million for the six months ended June 30, 2004, $2.2 million for all of 2004 and $0.3 million for the year ended December 31, 2003 and to decrease stock-based compensation expense by $0.2 million for the year ended December 31, 2002.

The following table sets forth the previously reported amounts and the restated amounts reflected in the consolidated financial statements:

	December 31, 2003
	Previously Reported	Restated
Consolidated Balance Sheet:
Property and equipment, net	$235,530	$222,169
Franchise rights, net	79,189	93,289
Goodwill	123,861	123,724
Deferred income taxes—long-term	8,619	3,228
Other assets	10,400	10,495
Total assets	486,080	481,386
Accrued payroll, related taxes and benefits	11,574	12,840
Total current liabilities	62,379	63,645
Other liabilities	26,704	30,099
Total liabilities	465,110	469,771
Accumulated deficit	(3,515)	(12,870)
Total stockholder’s equity	20,970	11,615
Total liabilities and stockholder’s equity	486,080	481,386

	Year Ended December 31,				Six Months Ended June 30, 2004
	2002		2003
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
					(unaudited)
Consolidated Statements of Operations:
Restaurant rent expense	$30,494	$31,187	$31,383	$31,710	$17,287	$17,381
Depreciation and amortization	41,329	41,352	41,657	42,008	20,958	21,057
General and administrative expense	36,610	36,459	37,123	37,376	20,246	21,870
Total operating expenses	605,328	605,893	607,042	607,973	312,205	314,022
Income from operations	51,699	51,134	37,943	37,012	22,618	20,801
Interest expense	36,392	36,700	33,808	34,069	15,629	15,726
Income before income taxes	15,307	14,434	4,135	2,943	6,989	5,075
Provision for income taxes	5,593	5,169	1,767	1,124	2,557	2,365
Net income	9,714	9,265	2,368	1,819	4,432	2,710

	Year Ended December 31,				Six Months Ended June 30, 2004
	2002		2003
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
					(unaudited)
Consolidated Statements of Cash Flows:
Net income	$9,714	$9,265	$2,368	$1,819	$4,432	$2,710
Stock based compensation	—	(151)	—	253	—	1,624
Depreciation and amortization	41,329	41,352	41,657	42,008	20,958	21,057
Deferred income taxes	5,553	5,129	(130)	(773)	(109)	(1,004)
Other liabilities—long-term	(4,379)	(1,223)	(2,259)	475	(1,294)	(24)

	Accumulated Earnings (Deficit)		Total Stockholder’s Equity
	As Previously Reported	As Restated	As Previously Reported	As Restated
Consolidated Statements of Stockholder’s Equity:
Balance at December 31, 2001	$(15,597)	$(23,954)	$8,888	$531
Net income	9,714	9,265	9,714	9,265

Balance at December 31, 2002	(5,883)	(14,689)	18,602	9,796
Net income	2,368	1,819	2,368	1,819

Balance at December 31, 2003	$(3,515)	$(12,870)	$20,970	$11,615
Net income	4,432	2,710	4,432	2,710

Balance at June 30, 2004	$917	$(10,160)	$25,402	$14,325

The accumulated deficit previously reported at December 31, 2001 of $15,597 has been restated to $23,954, which is an increase of $8,357, to reflect the effect of the restatement adjustments for the periods prior to fiscal 2002. Such cumulative adjustments also had the corresponding effect of decreasing property and equipment by $10,542, increasing franchise rights by $12,519, decreasing goodwill by $3,416, increasing other lease related assets by $51, increasing accrued payroll, related taxes and benefits for stock-based compensation accruals by $1,164, increasing other lease related liabilities by $2,626 and decreasing deferred tax assets by $3,179.

Accounting for Guarantor Financial Statements

The Company has restated its guarantor financial statements as of December 31, 2003 and for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002 to reflect the allocation of corporate costs to conform to the current period presentation and in addition, for the year ended December 31, 2003, the calculation of income tax expense applicable to the Guarantor Subsidiaries. See Note 17.

All previously reported amounts affected by the restatement that appear elsewhere in these footnotes to the consolidated financial statements have also been restated.

3. Property and Equipment

Property and equipment as of the dates specified consisted of the following:

	December 31,
	Restated Note 2 2003	2004
Land	$14,143	$9,131
Owned buildings	21,604	16,751
Leasehold improvements	120,863	126,148
Equipment	171,092	178,994
Assets subject to lease financing obligations	90,343	90,343
Capital leases	12,961	12,299

	431,006	433,666
Less accumulated depreciation and amortization	(208,837)	(241,136)

	$222,169	$192,530

Capital lease assets pertain to buildings leased for certain restaurant locations. Accumulated amortization pertaining to capital lease assets at December 31, 2003 and 2004 was $12,313 and $11,864, respectively.

Assets subject to financing obligations pertain to certain land and buildings that have been sold and accounted for as financing transactions. Accumulated depreciation pertaining to assets subject to financing obligations at December 31, 2003 and 2004 was $26,092 and $30,441, respectively. Depreciation expense for the years ended December 31, 2002, 2003 and 2004 was $37,235, $37,802 and $36,121, respectively.

Impairment of Long-Lived Assets and Franchise Rights. The Company reviews its long-lived assets, principally property and equipment, for impairment at the restaurant level. If an indicator of impairment exists for any of the assets, an estimate of undiscounted future cash flows produced by each restaurant is compared to that long-lived asset’s carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value.

The Company assesses the potential impairment of franchise rights whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If an indicator of impairment exists for any of its assets, an estimate of the aggregate undiscounted future cash flows from the acquired restaurants is compared to the respective carrying value of franchise rights for each Burger King acquisition. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. No impairment charges were recorded for the years ended December 31, 2002 and 2003.

For the six months ended June 30, 2004 and 2005, the Company recorded impairment losses for property and equipment of $569 and $634, respectively, and impairment losses for franchise rights of $0 and $219, respectively. For the years ended December 31, 2002, 2003 and 2004, the Company recorded impairment losses for property and equipment of $1,285, $4,151 and $1,261, respectively and impairment losses for franchise rights of $0, $0 and $283, respectively. The Company recorded impairment losses for its segments as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
Burger King	$1,033	$706	$1,544	$569	$758
Taco Cabana	252	3,445	—	—	95

	$1,285	$4,151	$1,544	$569	$853

4. Goodwill and Franchise Rights

Goodwill. In accordance with SFAS No. 142, the Company has elected to test goodwill and other indefinite-lived intangible assets annually for impairment at December 31. The Company has determined its reporting units to be at the operating segment level: regional operations of its Burger King restaurants, operating as franchisee; and Pollo Tropical and Taco Cabana at the brand level. No impairment losses have been recognized as a result of these tests since January 1, 2002.

Goodwill for Burger King, Pollo Tropical, and Taco Cabana was $1,450, $55,794, and $66,480 respectively, at both December 31, 2003 and 2004.

Franchise Rights. Following is a summary of the Company’s franchise rights as of the respective balance sheet dates:

	December 31, 2003		December 31, 2004		June 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
					(unaudited)
Franchise Rights	$139,527	$46,238	$139,527	$49,471	$138,917	$50,995

Amortization expense was $3,233 for each of the years ended December 31, 2002, 2003 and 2004 and $1,616 and $1,607 for the six months ended June 30, 2004 and 2005, respectively. Estimated annual amortization is $3,233 for each of the years ending 2005 through 2009.

5. Other Liabilities, Long-Term

Other liabilities, long-term, consist of the following:

	December 31,		June 30, 2005
	2003	2004
			(unaudited)
Unearned purchase discounts	$10,888	$8,611	$7,788
Accrued occupancy costs	11,494	11,400	10,935
Accrued workers compensation costs	3,848	4,821	4,976
Other	3,869	3,620	3,857

	$30,099	$28,452	$27,556

Unearned purchase discounts are amortized as a reduction of cost of sales either over the life of the supplier contract or the estimated purchase commitment period. In 2000, Burger King Corporation arranged for the Coca-Cola Company and Dr. Pepper/Seven-Up, Inc. to provide funding to franchisees in connection with Burger King’s transformation initiatives. The Company received approximately $19.8 million in 2000 and $1.6 million in 2001 under this arrangement with these suppliers. The total amount of these purchase discounts amortized for each of the years ended December 31, 2002, 2003 and 2004 was $2.2 million and for each of the six months ended June 30, 2004 and 2005 was $1.1 million.

Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent, accruals to expense operating lease rental payments on a straight-line basis over the lease term, and acquired leases with above market rentals.

In 2001, management made the decision to close seven Taco Cabana restaurants in the Phoenix, Arizona market and discontinue restaurant development underway in that market. At June 30, 2005, December 31, 2004 and 2003, the Company has $1.2 million, $0.6 million and $0.6 million in lease liability reserves, respectively, and $0.1 million and $0.2 million in other exit cost reserves at December 31, 2004 and 2003, respectively, related to these restaurants that are included in accrued occupancy costs. The following table presents the activity in the exit cost reserve:

	December 31,			June 30, 2005
	2002	2003	2004
				(unaudited)
Beginning Balance	$1,738	$700	$847	$756
Additions	—	347	—	467
Payments	(1,038)	(200)	(91)	(71)

Ending Balance	$700	$847	$756	$1,152

6. Leases

The Company utilizes land and buildings in operation under various lease agreements. We do not consider any of these individual leases material to the Company’s operations. Initial lease terms are generally for twenty years and, in many cases, provide for renewal options and in some cases rent escalations. Certain leases require contingent rent, determined as a percentage of sales as defined by the terms of the applicable lease agreement. For most locations, the Company is obligated for occupancy costs including payment of property taxes, insurance and utilities.

In the six months ended June 30, 2004 and 2005 and the years ended December 31, 2002, 2003 and 2004, the Company sold eight, one, twelve, thirty-four, and eleven restaurant properties in sale-leaseback transactions for net proceeds of $11,260, $1,137, $13,738, $47,619 and $15,263, respectively. Deferred gains of $1,852, $467, $2,334, $6,587 and $3,369 for the six months ended June 30, 2004 and 2005 and for the years ended December 31, 2002, 2003 and 2004, respectively, have been recorded as a result of these sale-leaseback transactions and are being amortized over the lives of the related leases. These related leases have been classified as operating leases and generally contain a twenty-year initial term with renewal options. The amortization of deferred gains related to these sale-leaseback transactions was $322, $334, $65, $269 and $626 for the six months ended June 30, 2004 and 2005 and for the years ended December 31, 2002, 2003 and 2004, respectively.

Minimum rent commitments under capital and non-cancelable operating leases at December 31, 2004 were as follows:

Years Ending	Capital	Operating
2005	$534	$34,850
2006	438	32,511
2007	289	29,319
2008	114	26,057
2009	79	23,157
Thereafter	51	183,691

Total minimum lease payments	1,505	$329,585

Less amount representing interest	(280)

Total obligations under capital leases	1,225
Less current portion	(411)

Long-term obligations under capital leases	$814

Total rent expense on operating leases, including percentage rent on both operating and capital leases, for the past three fiscal years was as follows:

	Restated Note 2 2002	Restated Note 2 2003	2004
Minimum rent on real property	$28,021	$29,722	$33,624
Additional rent based on a percentage of sales	3,166	1,988	2,075

Restaurant rent expense	31,187	31,710	35,699
Administrative rent	747	799	783
Equipment rent	294	373	526

	$32,228	$32,882	$37,008

7. Long-Term Debt

Long-term debt at December 31, 2003 and 2004 and at June 30, 2005 consisted of the following:

	December 31, 2003	December 31, 2004	June 30, 2005
			(unaudited)
Collateralized:
Senior Credit Facility:
Revolving credit facility	$600	$—	$—
Term loan A facility	46,500	—	—
Term loan B facility	77,000	220,000	218,900
Other notes payable	117	—	—
Unsecured 9 1/2% senior subordinated notes	170,000	—	—
Unsecured 9% senior subordinated notes	—	180,000	180,000
Capital leases	1,615	1,225	1,020

	295,832	401,225	399,920
Less current portion	(14,005)	(2,611)	(2,602)

	$281,827	$398,614	$397,318

December 2004 Refinancing

On December 15, 2004, the Company completed the private placement of $180.0 million of 9% Senior Subordinated Notes due 2013. Concurrently, the Company repaid all outstanding borrowings under its prior senior secured credit facility and amended and restated that credit facility with a new syndicate of lenders. The Company received $400.0 million in total proceeds that included the issuance of the 9% senior subordinated notes and $220.0 million principal amount of term loan B borrowings under the senior credit facility. Those proceeds were primarily utilized to repay borrowings outstanding under the prior senior credit facility of $74.4 million, to retire all unsecured 9 1/2% senior subordinated notes due 2008 outstanding in the amount, including redemption premiums, of $175.9 million, to pay a dividend to Holdings and Holdings paid to its stockholders a dividend in the amount of $116.8 million, to pay fees and expenses related to the refinancing of $8.8 million, and to pay a bonus to employees and a director totaling $20.9 million including payroll taxes of $0.6 million. See discussion of these payments in Note 11. The Company also recorded an $8.9 million loss on early extinguishment of debt from the write-off of previously deferred financing costs and premiums in conjunction with the retirement of the 9 1/2% senior subordinated notes.

Senior Secured Credit Facility

On December 15, 2004, the Company entered into a new senior secured credit facility with a syndicate of lenders. The senior secured credit facility provides for a revolving credit facility under which the Company may borrow up to $50.0 million (including a sub limit of up to $20.0 million for letters of credit and up to $5.0 million for swingline loans), a term loan B facility of $220.0 million and incremental borrowing facilities, at the Company’s option, of up to $100.0 million, subject to the satisfaction of certain conditions.

The weighted average interest rate on outstanding borrowings under the revolving credit facility at December 31, 2003 was 4.5%. There were no borrowings outstanding on the revolving credit facility at December 31, 2004 and June 30, 2005. After reserving $10.8 million for letters of credit guaranteed by the facility, $39.2 million was available for borrowings under the revolving credit facility at June 30, 2005.

Borrowings under the revolving credit facility bear interest at a per annum rate, at the Company’s option, of either:

1) the greater of the prime rate or the federal funds rate plus .50%, plus a margin ranging from .50% to 1.50% based on the Company’s total leverage ratio; or

2) LIBOR plus a margin ranging from 2.0% to 3.0% based on the Company’s total leverage ratio.

Borrowings under the term loan B bear interest at a per annum rate, at the Company’s option, of either:

1) the greater of the prime rate or the federal funds rate plus .50%, plus a margin ranging from .75% to 1.0% based on the Company’s total leverage ratio; or

2) LIBOR plus a margin ranging from 2.25% to 2.50% based on the Company’s total leverage ratio.

The revolving credit facility expires on December 31, 2009 and the term loan B facility matures on December 31, 2010.

Amounts under the term loan B facility are repayable as follows:

1) twenty quarterly installments of $0.55 million beginning on the last day of the first fiscal quarter in 2005; and

2) four quarterly installments of $52.25 million beginning with last day of the first fiscal quarter in 2010. The fourth and final installment is due and payable on the term loan B maturity date.

Under the new senior credit facility, the Company is also required to make mandatory prepayments of principal on term loan B facility borrowings (a) annually in an initial amount equal to 50% of Excess Cash Flow (as defined in the new senior credit facility), (b) in the event of certain dispositions of assets (all subject to certain exceptions) and insurance proceeds, in an amount equal to 100% of the net proceeds received by us therefrom, and (c) in an amount equal to 100% of the net proceeds from any subsequent issuance of debt.

In general, the Company’s obligations under the new senior credit facility are guaranteed by Holdings and all of the Company’s material subsidiaries and are collateralized by all of the Company’s and its subsidiaries assets, a pledge of the Company’s common stock and the stock of each of the Company’s subsidiaries. The new senior credit facility contains certain covenants, including, without limitation, those limiting the Company and its subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its business, engage in transactions with related parties, make certain investments or pay dividends. In addition, the Company is required to meet certain financial ratios, including fixed charge coverage, senior leverage, and total leverage ratios (all as defined under the new senior credit facility). At December 31, 2004 and June 30, 2005, the Company was in compliance with the covenants in its senior credit facility.

As a result of the restatement of the Company’s financial statements as discussed in Note 2, the Company was in default under its new senior credit facility by failing to timely furnish its annual audited financial statements for fiscal year 2004 to its lenders. On May 19, 2005, the Company obtained a waiver of such default from its lenders that extended the time period to deliver the audited financial statements for the 2004 fiscal year as well as the financial statements for the first quarter of 2005 to July 31, 2005. Subsequently, the Company delivered these financial statements to its lenders prior to July 31, 2005.

Senior Subordinated Notes

On December 15, 2004, the Company issued $180.0 million of 9% Senior Subordinated Notes due 2013. The senior subordinated notes bear interest at a rate of 9% payable semi-annually on January 15 and July 15 (commencing July 15, 2005) and mature on January 15, 2013. The notes are redeemable at the option of the Company in whole or in part on or after January 15, 2009 at a price of 104.5% of the principal amount if redeemed before January 15, 2010, 102.25% of the principal amount if redeemed after January 15, 2010 but before January 15, 2011 and at 100% of the principal amount after January 15, 2011.

In connection with the terms of the senior subordinated notes, because we did not complete an exchange offer on or prior to June 13, 2005, the interest rate on the Company’s 9% Senior Subordinated Notes was increased by 0.25% per annum for the 90-day period immediately following June 13, 2005 and will be increased by an additional 0.25% per annum for each subsequent 90-day period, with a maximum of 1.00% per annum of additional interest, in each case until an exchange offer is completed or the 9% Senior Subordinated Notes due 2013 become freely tradable under the Securities Act of 1933, as amended.

Restrictive covenants under the 9% senior subordinated notes include limitations with respect to the Company’s ability to issue additional debt, incur liens, sell or acquire assets or businesses, pay dividends and make certain investments. The Company was in compliance at December 31, 2004 and June 30, 2005 with the restrictive covenants with the indenture governing the senior subordinated notes.

At December 31, 2004, principal payments required on all long-term debt are as follows:

2005	$2,611
2006	2,560
2007	2,446
2008	2,293
2009	2,268
Thereafter	389,047

$401,225

The weighted average interest rate on all debt for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2005 was 7.3%, 7.2%, 7.8% and 7.0%, respectively.

8. Lease Financing Obligations

The Company entered into sale-leaseback transactions in various years between 1991 and 2000 involving certain restaurant properties that have been classified as financing transactions under SFAS No. 98, “Accounting For Leases”. Payments under these leases are classified as payment of interest and principal on the underlying financing obligations.

These leases generally provide for an initial term of twenty years plus renewal options. The rent payable under such leases includes a minimum rent provision and in some cases, includes rent based on a percentage of sales provision. These leases also require payment of property taxes, insurance and utilities.

At December 31, 2004, payments required on lease financing obligations are as follows:

2005	$9,460
2006	9,560
2007	9,675
2008	10,058
2009	10,149
Thereafter, through 2020	95,411

Total payments	144,313
Less amount representing interest	(61,916)

Total lease financing obligations	82,397
Less current portion	(2,595)

Long-term lease financing obligations	$79,802

The interest rates on lease financing obligations range from 7.2% to 10.2% at December 31, 2004.

9. Other Expense

During 2004, the Company’s parent company, Holdings, filed a registration statement on Form S-1 to register an initial public offering of Enhanced Yield Securities (EYSs) and senior subordinated notes. Proceeds from this offering were to be used by the Company. On October 25, 2004 Holdings withdrew and terminated its registration of such securities. In the third quarter of 2004, the Company expensed the costs incurred for this offering of $2.3 million.

10. Income Taxes

The income tax provision (benefit) was comprised of the following:

	Year ended December 31,			Six months ended June 30,
	Restated Note 2 2002	Restated Note 2 2003	2004	Restated Note 2 2004	2005
				(unaudited)
Current:
Federal	$(591)	$1,404	$(1,250)	$2,355	$272
Foreign	272	279	306	149	161
State	359	214	691	865	22

	40	1,897	(253)	3,369	455

Deferred (prepaid):
Federal	5,094	(1,004)	(3,509)	(829)	(379)
State	35	231	(2,526)	(175)	456

	5,129	(773)	(6,035)	(1,004)	77

	$5,169	$1,124	$(6,288)	$2,365	$532

The provision for income taxes in the six months ended June 30, 2005 was derived using an estimated effective annual income tax rate for 2005 of 34.3%. Although the Company had a pretax loss of $9.5 million for the six months ended June 30, 2005, the tax benefit related to this loss was reduced by $3.3 million for the non-deductible portion of stock-based compensation expense related to the second quarter stock awards and was also reduced by the income tax expense associated with the second quarter Ohio state tax legislation of $0.5 million, as discussed below. The amount of the stock-based compensation expense deduction may be adjusted based on the Company’s evaluation of the value of the stock award for tax purposes. To the extent that there is an adjustment to the value of the stock award for tax purposes, the Company’s tax provision will be affected in a similar manner in a subsequent period. The provision for income taxes in the six months ended June 30, 2004 is based on an effective tax rate for 2004 of 46.6%. This rate is higher than the statutory Federal tax rate primarily due to state income taxes and tax credits.

On June 30, 2005, tax legislation in the state of Ohio was enacted that significantly restructured the tax system for most corporate taxpayers. Included in the legislation is a multi-year phase-out of the state franchise tax and tangible personal property tax. These taxes are being replaced with a Commercial Activity Tax that will be phased-in over a five-year period. In the second quarter of 2005, the Company recorded tax expense of $0.5 million related to the impact of this legislation due to the reduction of deferred tax assets associated with the future utilization of Ohio net operating loss carryforwards.

The components of deferred income tax assets and liabilities at December 31 are as follows:

	Restated Note 2 2003	2004
Current deferred tax assets:
Accounts receivable and other reserves	$249	$181
Accrued vacation benefits	1,533	1,913
Other accruals	2,695	3,573
Net federal operating loss carryforwards	1,809	575

Total current deferred tax assets	6,286	6,242

Long term deferred tax assets/(liabilities):
Deferred income on sale-leaseback of certain real estate	4,292	5,258
Lease financing obligations	5,921	6,783
Postretirement benefit expenses	1,189	1,386
Property and equipment depreciation	(7,891)	(3,617)
Net state operating loss carryforwards	926	1,870
Amortization of other intangible assets, net	3,760	2,995
Amortization of franchise rights	(22,016)	(22,129)
Occupancy costs	6,280	5,665
Tax credit carryforwards	6,203	6,213
Unearned purchase discounts	3,442	4,258
Other	1,122	625

Total long-term net deferred tax assets	3,228	9,307

Total net deferred tax assets	$9,514	$15,549

The Company has net operating loss carryforwards for Federal income tax purposes of approximately $1.6 million at December 31, 2004 that are not limited to their annual utilization. These net operating loss carryforwards expire in varying amounts beginning in 2019 through 2023. The Company’s state net operating loss carryforwards expire in varying amounts beginning in 2005 through 2024. In addition, the Company has available Federal alternative minimum tax credit carryforwards of $2.9 million with no expiration date and Federal employment tax credit carryforwards of $2.9 million that begin to expire in 2018.

Realization of the deferred income tax assets relating to net federal and state operating loss carryforwards and tax credit carryforwards is dependent on generating sufficient taxable income prior to the expiration of these carryforwards. Based upon results of operations, management believes it is more likely than not that the Company will generate sufficient future taxable income to fully realize the benefit of deferred tax assets, although there can be no assurance of this.

A reconciliation of the statutory federal income tax rate to the effective tax rates for the years ended December 31 is as follows:

	Restated Note 2 2002		Restated Note 2 2003		2004
Statutory federal income tax rate	$4,908	34.0%	$1,001	34.0%	$(4,588)	34.0%
State income and franchise taxes, net of federal benefit	303	2.1	341	11.6	(1,187)	8.8
Non-deductible expenses	42	0.3	101	3.4	5	—
Foreign taxes	272	1.9	279	9.5	306	(2.3)
Employment tax credits	(202)	(1.4)	(354)	(12.0)	(287)	2.1
Deferred revaluation	16	0.1	(169)	(5.7)	—	—
Foreign tax credits	—	—	—	—	(306)	2.3
Miscellaneous	(170)	(1.2)	(75)	(2.6)	(231)	1.7

	$5,169	35.8%	$1,124	38.2%	$(6,288)	46.6%

The Company and its subsidiaries file their tax returns on a consolidated basis with its parent, Holdings. The Company has determined that it should have requested permission from the Internal Revenue Service (the “IRS”) in order for Holdings and its subsidiaries to file consolidated federal income tax returns for certain prior taxable years. Accordingly, Holdings has filed a ruling request with the IRS requesting such permission. The Company expects that such request will be granted. Moreover, if such request is denied, the Company believes that it could still properly have filed a consolidated return with the subsidiaries comprising the Taco Cabana and Pollo Tropical businesses, but this result is uncertain. If the IRS were to successfully challenge the inclusion of those subsidiaries in Carrols’ consolidated tax return, it is estimated that the Company would owe back taxes in an aggregate amount ranging from approximately $5.1 million to approximately $8.1 million plus interest (tax-effected) ranging from approximately $0.7 million to approximately $1.1 million. In such event, the Company would have net operating loss carryforwards that could be utilized to offset future taxable income of the Carrols group, and only the interest would negatively impact Carrols’ earnings.

11. Dividend and Bonus Payments

On December 22, 2004, the Board of Directors of the Company approved the payment of a cash dividend of $116.8 million to Holdings from the net proceeds of the December 2004 refinancing. The cash dividend was paid on December 28, 2004 and concurrently distributed by Holdings in a dividend to the stockholders of Holdings.

In conjunction with the December 2004 refinancing, the Company also approved a compensatory bonus payment of approximately $20.3 million to a number of employees (including management) and a director who owned options to purchase common stock on a pro rata basis in proportion to the number of shares of common stock issuable upon exercise of options owned by such persons. The bonus payment was made in January 2005 and including applicable payroll taxes totaled $20.9 million.

12. Stockholder’s Equity

The Company. The Company has 1,000 shares of common stock authorized of which 10 shares are issued and outstanding. The Company is 100% owned by Holdings. Dividends on the Company’s common stock are restricted to amounts permitted by the new senior secured credit facility and the indenture entered into with respect to the 9% senior subordinated notes.

Holdings. Holdings’ Restated Certificate of Incorporation authorizes 7,000,000 shares of common stock and 100,000 shares of Preferred Stock, par value $0.01. Of the 7,000,000 common shares authorized, 1,144,144 shares of Holdings’ common stock and no shares of preferred stock were issued and outstanding at December 31, 2004.

Prior to October 27, 2004, Holdings’ authorized common stock had been designated to consist of three series comprised of 3,000,000 shares of Carrols Stock, par value $0.01 per share, 2,000,000 shares of Pollo Tropical Stock, par value $0.01 per share, and 2,000,000 shares of Taco Cabana Stock, par value $0.01 per share. The Pollo Tropical and Taco Cabana classes of Holdings’ stock were considered tracking stocks, a class of stock which tracked the separate performance of Pollo Tropical and Taco Cabana, respectively. On October 27, 2004, Holdings eliminated this tracking stock by combining all of its authorized series of common stock into one series of common stock. Holdings’ Pollo Tropical class of common stock and Holdings’ Taco Cabana class of common stock were each converted into the series of common stock known as Carrols Stock, which at the time of the combination, was renamed and is now referred to as common stock.

At or prior to October 27, 2004, no shares of Holdings’ Pollo Tropical or Taco Cabana classes of common stock were outstanding. However, as a result of the combination, each outstanding option to purchase a share of Holdings’ Pollo Tropical class of common stock pursuant to the 1998 Pollo Tropical Long-Term Incentive Plan was converted on October 27, 2004 into an option to purchase 0.4144 shares of Holdings’ common stock. Similarly, each outstanding option to purchase a share of Holdings’ Taco Cabana class of common stock pursuant to the 2001 Taco Cabana Long-Term Incentive Plan was converted on October 27, 2004 into an option to purchase 0.0522 shares of Holdings’ common stock. Subsequent to the conversion of the tracking stock options, any Pollo Tropical and Taco Cabana options previously considered to be fixed awards are now considered to be variable as a result of the repricing and the reduction in the option price. Accordingly, the Company will recognize compensation expense for changes in the intrinsic option value over future periods.

Stock Options. In 1996, Holdings adopted a stock option plan entitled the 1996 Long-Term Incentive Plan (“1996 Plan”) and authorized a total of 106,250 shares of Holdings’ common stock. The number of shares reserved and authorized under this plan was increased to 111,250 in 2001 and to 189,325 in 2002. Options under this plan generally vest over a four-year period. In 1998, Holdings adopted the 1998 Directors’ Stock Option Plan (“1998 Directors’ Plan”) authorizing the grant of up to 10,000 options to non-employee directors. Options under this plan are exercisable over four years. Also, options for 32,427 shares of Holdings common stock not covered under any plan (“Non Plan Options”) were granted in 1997 at a price of $101.76 with vesting over a five-year period. On February 26, 2002, the Compensation Committee of Holdings extended the expiration date for the Non Plan Options and the 1996 Plan options granted prior to March 1, 2002 to February 29, 2012 for all executive officers and certain other officers of the Company.

Holdings also adopted the 1998 Pollo Tropical Long-Term Incentive Plan (“1998 Pollo Plan”) authorizing to grant up to 41,440 shares of Holdings’ common stock (100,000 shares of Holdings’ Pollo Tropical class of common stock prior to the conversion). Holdings also adopted the 2001 Taco Cabana Long-Term Incentive Plan (“2001 Taco Plan”) authorizing to grant up to 26,100 shares of Holdings’ common stock (500,000 shares of Holdings’ Taco Cabana class of common stock prior to the conversion). Options under both of these plans generally vest over a five-year period.

In December 2004, the terms of the Company’s option grants were reevaluated. Under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” certain provisions of the option plans require the Company to account for its option plans using a variable accounting treatment. Under variable accounting, compensation expense must be remeasured each balance sheet date based on the difference between the current market price of the Company’s stock and the option’s exercise price. An accrual for compensation expense is determined based on the proportionate vested amount of each option as prescribed by Financial Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Each period, adjustments to the accrual are recognized in the income statement. Previously, the Company had accounted for its options using a fixed accounting treatment whereby compensation expense, if any, was only evaluated at the date of the option grant. The impact of this adjustment was to increase stock-based compensation expense by $1,624 for the six months ended June 30, 2004, by $1,818 in fiscal year 2004 and $253 in fiscal year 2003 and decrease stock-based compensation expense by $151 in fiscal year 2002.

A summary of all option activity under Holdings’ stock option plans for the years ended December 31, 2004, 2003 and 2002 was as follows:

	Non Plan Options	1996 Plan	Directors Plan	Pollo Plan	Taco Plan
Outstanding at December 31, 2001	32,427	109,179	2,500	78,250	195,000
Granted	—	71,435	500	7,700	132,000
Cancelled	—	(511)	—	(1,875)	(21,000)

Outstanding at December 31, 2002	32,427	180,103	3,000	84,075	306,000
Granted	—	5,250	500	6,900	104,500
Cancelled	—	(1,705)	—	(200)	(71,500)

Outstanding at December 31, 2003	32,427	183,648	3,500	90,775	339,000
Granted	—	3,100	500	8,725	85,500
Cancelled	—	(649)	—	(750)	(15,724)
Redeemed	—	(502)	—	(22,470)	—
Merger of tracking stock to common stock	—	—	—	(56,777)	(387,967)

Outstanding at December 31, 2004	32,427	185,597	4,000	19,503	20,809

Grant Prices (in whole dollars):
2002	$—	$113.00	$113.00	$153.00	$12.50
2003	—	124.00	124.00	164.00	14.25
2004	—	127.00	127.00	183.00	14.50
Average Option Price (in whole dollars):
At December 31, 2002	$101.76	$109.65	$116.00	$101.66	$11.92
At December 31, 2003	101.76	110.00	117.14	106.29	12.59
At December 31, 2004	101.76	110.22	118.38	153.40	156.46
Options Exercisable:
At December 31, 2002	32,427	170,725	2,250	62,065	96,600
At December 31, 2003	32,427	175,426	2,750	77,480	141,200
At December 31, 2004	32,427	179,185	3,250	13,432	11,029
Range of Exercise Prices for:
Options Exercisable at December 31, 2004	$101.76	$101 - 127	$110 - 127	$29 - 285	$127 - 184
Weighted Average Remaining Contractual Life (in years)	7.3	7.2	6.1	6.0	7.4

Effective May 3, 2005, Holdings issued an aggregate of 260,600 shares of Holdings’ common stock in exchange for the cancellation and termination of an identical number of outstanding options to purchase shares of Holdings’ common stock. During the second quarter, Holdings also issued an additional 5,440 shares of Holdings common stock in separate awards. As a consequence of the exchange, all outstanding stock options were cancelled and terminated. All shares were issued pursuant to stock award agreements, which provide that such shares are fully vested and non-forfeitable upon issuance, but may not be sold or otherwise disposed of for a period of two years from the date of issuance. Such agreements also provide that up to an aggregate of 16% of each recipients’ shares (for those recipients that were issued 100 or more shares) are subject to repurchase by Carrols Holdings (at its option) after December 31, 2006 under certain circumstances described in the award agreements. In addition, such shares may be subject to repurchase by Carrols Holdings (at its option) in the event of a termination of employment before the occurrence of certain events. The Company recorded a pre-tax compensation charge, including applicable payroll taxes, of $16.4 million in the second quarter of 2005 due to these stock awards.

13. Business Segment Information

The Company is engaged in the quick-service and quick-casual restaurant industry, with three restaurant concepts: Burger King operating as a franchisee, Pollo Tropical and Taco Cabana, both Company owned concepts. The Company’s Burger King restaurants are all located in the United States, primarily in the Northeast, Southeast and Midwest. Pollo Tropical is a regional quick-casual restaurant chain featuring grilled marinated chicken and authentic “made from scratch” side dishes. Pollo Tropical’s core markets are located in south and central Florida. Taco Cabana is a regional quick-casual restaurant chain featuring Mexican style food, including, flame-grilled beef and chicken fajitas, quesadillas and other Tex-Mex dishes. Taco Cabana’s core markets are primarily located in Texas.

The following table includes measures of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, bonus to employees and director, other expense and loss on extinguishment of debt.

The “Other” column includes corporate related items not allocated to reportable segments. Other identifiable assets consist primarily of franchise rights and goodwill.

	Pollo Tropical	Taco Cabana	Burger King	Other	Consolidated
Six Months Ended June 30, 2005 (unaudited):
Revenues	$69,047	$103,095	$179,174	$—	$351,316
Cost of sales	22,896	30,033	49,427	—	102,356
Restaurant wages and related expenses	15,999	28,999	57,124	—	102,122
Depreciation and amortization	2,626	4,369	9,848	725	17,568
Segment EBITDA	14,781	15,085	14,244
Identifiable assets	47,448	57,520	180,222	187,096	472,286
Capital expenditures	5,330	4,708	2,093	703	12,834
Six Months Ended June 30, 2004 (unaudited) (as restated):
Revenues	$60,638	$97,759	$176,426	$—	$334,823
Cost of sales	18,528	29,221	48,252	—	96,001
Restaurant wages and related expenses	14,885	27,847	56,790	—	99,522
Depreciation and amortization	2,446	5,860	11,526	1,225	21,057
Segment EBITDA	14,687	12,937	16,427
Identifiable assets	40,217	62,221	201,206	159,346	462,810
Capital expenditures	583	3,577	2,529	362	7,051
Year Ended December 31, 2004:
Revenues	$125,101	$202,941	$369,837	$—	$697,879
Cost of sales	38,986	60,435	103,203	—	202,624
Restaurant wages and related expenses	31,380	57,702	117,650	—	206,732
Depreciation and amortization	5,152	10,734	22,195	2,099	40,180
Segment EBITDA	27,775	29,813	35,874
Identifiable assets	44,620	57,133	189,135	202,184	493,072
Capital expenditures	7,795	6,555	4,805	1,071	20,226

	Pollo Tropical	Taco Cabana	Burger King	Other	Consolidated
Year Ended December 31, 2003 (as restated):
Revenues	$110,194	$181,481	$353,310	$—	$644,985
Cost of sales	33,260	53,562	94,360	—	181,182
Restaurant wages and related expenses	28,105	52,214	113,996	—	194,315
Depreciation and amortization	5,143	9,607	24,424	2,834	42,008
Segment EBITDA	22,374	24,206	36,844
Identifiable assets	42,014	70,797	211,611	156,964	481,386
Capital expenditures	4,490	16,505	7,845	1,404	30,244
Year Ended December 31, 2002 (as restated):
Revenues	$101,497	$175,411	$380,119	$—	$657,027
Cost of sales	30,805	51,320	101,851	—	183,976
Restaurant wages and related expenses	26,497	51,007	118,754	—	196,258
Depreciation and amortization	4,685	8,847	24,865	2,955	41,352
Segment EBITDA	21,936	27,989	43,695
Identifiable assets	52,507	89,993	237,735	161,391	541,626
Capital expenditures	9,257	16,749	26,731	1,418	54,155

A reconciliation of our segment’s EBITDA to consolidated net income is as follows:

	Year Ended December 31,			Six Months Ended June 30,
	Restated Note 2 2002	Restated Note 2 2003	2004	Restated Note 2 2004	2005
				(unaudited)
Segment EBITDA:
Pollo Tropical	$21,936	$22,374	$27,775	$14,687	$14,781
Taco Cabana	27,989	24,206	29,813	12,937	15,085
Burger King	43,695	36,844	35,874	16,427	14,244

Subtotal	93,620	83,424	93,462	44,051	44,110
Less:
Depreciation and amortization	41,352	42,008	40,180	21,057	17,568
Impairment losses	1,285	4,151	1,544	569	853
Interest expense	36,700	34,069	31,320	15,726	18,792
Provision (benefit) for income taxes	5,169	1,124	(6,288)	2,365	532
Bonus to employees and director	—	—	20,860	—	—
Stock-based compensation expense (income)	(151)	253	1,818	1,624	16,432
Loss on extinguishment of debt	—	—	8,913	—	—
Other expense	—	—	2,320	—	—

Net income (loss)	$9,265	$1,819	$(7,205)	$2,710	$(10,067)

14. Commitments and Contingencies

On November 16, 1998, the Equal Employment Opportunity Commission (“EEOC”) filed suit in the United States District Court for the Northern District of New York (the “Court”), under Title VII of the Civil Rights Act of 1964, as amended, against the Company. The complaint alleged that the Company engaged in a pattern and practice of unlawful discrimination, harassment and retaliation against former and current female employees. The EEOC identified approximately 450 individuals that it believed represented the class of claimants and was seeking monetary and injunctive relief from Carrols.

On April 20, 2005, the Court issued a decision and order granting the Company’s Motion for Summary Judgment which the Company filed in January 2004. Subject to possible appeal by the EEOC, the case is dismissed, however the court noted that it was not ruling on the claims, if any, that individual employees might have against the Company. The Company does not believe that any individual claim, if any, would have a material adverse impact on its consolidated financial condition or results of operations and cash flows.

On November 30, 2002, four former hourly employees commenced a lawsuit against the Company in the United States District Court for the Western District of New York entitled Dawn Seever, et al. v. Carrols Corporation. The lawsuit alleges, in substance, that the Company violated certain minimum wage laws under the federal Fair Labor Standards Act and related state laws by requiring employees to work without recording their time and by retaliating against those who complained. The plaintiffs seek damages, costs and injunctive relief. They also seek to notify, and eventually certify, a class consisting of current and former employees who, since 1998, have worked, or are working, for the Company. On February 25, 2005 the plaintiffs’ filed motions for judicial notice and to expand discovery class-wide. The Company has opposed plaintiffs’ motions. It is too early to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss. Consequently, it is not possible to predict what adverse impact, if any, this case could have on the Company’s consolidated financial condition or results of operations and cash flows. The Company intends to continue to contest this case vigorously.

The Company is a party to various other litigation matters incidental to the conduct of business. The Company does not believe that the outcome of any of these matters will have a material adverse effect on its consolidated financial condition or results of operations and cash flows.

15. Retirement Plans

Prior to July 1, 2002, the Company offered three retirement plans, a savings plan for its salaried Burger King employees (the “Carrols Corporation Retirement Savings Plan”) and 401(k) plans for its Pollo Tropical employees (the “Pollo Tropical 401(k) Plan”) and its Taco Cabana employees (the “Taco Cabana Plan”).

Effective July 1, 2002, the Company restated the Carrols Corporation Retirement Savings Plan, and the Pollo Tropical 401(k) Plan and the Taco Cabana Plan were merged into the Carrols Corporation Plan (“the Plan”). Under the restated plan, the Company’s contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. The Company may elect to contribute to the Plan on an annual basis. The Company’s contributions are equal to 50% of the employee’s contribution to a maximum Company contribution of $520 annually for any plan year that the Company participates in an employee match. The Plan includes a savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post tax savings option. Participating employees may contribute up to 18% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the Plan. Contributions to the Plan were $432 and $426 for the years ended December 31, 2003 and 2002, respectively. For the 2004 plan year, the Company did not make any matching contributions.

Under the Pollo Tropical 401(k) Plan and Taco Cabana Plan, all employees who were age 21 or older and who had been credited with at least 1,000 hours of service within 12 consecutive months were eligible to participate in the plan. Employees could contribute up to 15% of their salary on a pre-tax basis, and could self-direct contributions to various investment options. The Company made discretionary matching contributions, which were allocated to participants based on the participant’s eligible deferrals during the plan year. Company contributions to the Pollo Tropical 401(k) Plan and Taco Cabana Plan vested at a rate of 33% and 20%, respectively for each year of service and were $20 for the year ended December 31, 2002.

16. Postretirement Benefits

The Company provides postretirement medical and life insurance benefits covering substantially all Burger King administrative and restaurant management salaried employees. A December 31, measurement date is used for the postretirement benefits. The following is the plan status and accumulated postretirement benefit obligation (APBO) at December 31, 2004 and 2003:

	December 31,
	2003	2004
Change in benefit obligation:
Benefit obligation at beginning of the year	$3,331	$4,310
Service cost	287	381
Interest cost	232	251
Plan participant’s contributions	2	1
Actuarial loss	610	107
Benefits paid	(152)	(107)

Benefit obligation at end of the year	4,310	4,943
Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Employer contributions	150	106
Plan participant’s contributions	2	1
Benefits paid	(152)	(107)

Fair value of plan assets at end of year	—	—

Funded status	4,310	4,943
Unrecognized prior service cost	133	103
Unrecognized actuarial net loss	(1,481)	(1,542)

Accrued benefit cost	$2,962	$3,504

Weighted average assumptions:
Discount rate used to determine benefit obligations	6.15%	5.75%

Discount rate used to determine net periodic benefit cost	6.75%	6.15%

The discount rate is determined based on high-quality fixed income investments that match the duration of expected retiree medical and life insurance benefits. The Company has typically used the corporate AA/Aa bond rate for this assumption.

Assumed health care cost trend rates at December 31:

	2002	2003	2004
Medical benefits cost trend rate assumed for the following year	9.00%	8.50%	8.25%
Prescription drug benefit cost trend rate assumed for the following year	13.00%	12.00%	12.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2010	2010

During 2005, the Company expects to contribute approximately $99 to its postretirement benefit plan. The benefits expected to be paid in each year from 2005 through 2009 are $99, $100, $103, $107 and $125, respectively, and for the years 2010-2014 the aggregate amount of $1,027.

On May 19, 2004, FASB Staff Position No. FAS 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FAS 106-2) was issued. FAS 106-2 provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) for employers that sponsor postretirement health care plans that provide prescription drug benefits. FAS 106-2 also requires those employers to provide certain disclosures in their financial statements regarding the effect of the federal subsidy provided by the Act (the Subsidy) beginning in the third quarter of 2004. The Subsidy will not impact the Company’s cash flows until 2006.

The Company has reviewed the methods prescribed in the Act to calculate the impact of the Subsidy. Due to the Subsidy, for the year ended December 31, 2004, the effect on postretirement benefit expense was a reduction of $62 and the effect on the accumulated benefit obligation was a reduction of $646 at December 31, 2004.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
Components of net periodic benefit cost:
Service cost	$223	$287	$381	$172	$147
Interest cost	195	232	251	135	115
Amortization of gains and losses	18	37	46	31	6
Amortization of unrecognized prior service cost	(30)	(30)	(30)	(15)	(15)

Net periodic postretirement benefit cost	$406	$526	$648	$323	$253

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of annual service and interest cost components	$130	$(104)
Effect on postretirement benefit obligation	930	(756)

17. Guarantor Financial Statements

The $180.0 million 9% senior subordinated notes of the Company are, and the $170.0 million 9 1/2% senior subordinated notes of the Company were, guaranteed by certain of the Company’s subsidiaries (“Guarantor Subsidiaries”), all of which are wholly-owned by the Company. These subsidiaries are:

Cabana Beverages, Inc.

Cabana Bevco LLC

Carrols Realty Holdings

Carrols Realty I Corp.

Carrols Realty II Corp.

Carrols J.G. Corp.

Quanta Advertising Corp.

Pollo Franchise, Inc.

Pollo Operations, Inc.

Taco Cabana, Inc.

TP Acquisition Corp.

TC Bevco LLC

T.C. Management, Inc.

TC Lease Holdings III, V, and VI, Inc.

Get Real, Inc.

Texas Taco Cabana, L.P.

The following supplemental financial information sets forth on a condensed consolidating basis, consolidating balance sheets, statements of operations and statements of cash flows for the Parent Company only, Guarantor Subsidiaries and for the Company as of June 30, 2005 and December 31, 2004 and 2003 and for six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.

For certain of the Company’s sale-leaseback transactions, the Parent Company has guaranteed on an unsecured basis the rental payments of its subsidiaries. In accordance with Emerging Issues Task Force Issue No. 90-14, “Unsecured Guarantee by Parent of Subsidiary’s Lease Payments in a Sale-Leaseback Transaction”, the Company has included in the following Guarantor Financial Statements amounts pertaining to these leases as if they were accounted for as financing transactions of the Guarantor subsidiaries. These adjustments are eliminated in consolidation.

For purposes of the guarantor financial statements, the Company and its subsidiaries determine the applicable tax provision for each entity generally using the separate return method. Under this method, current and deferred taxes are allocated to each reporting entity as if it were to file a separate tax return. The rules followed by the reporting entity in computing its tax obligation or refund, including the effects of the alternative minimum tax, would be the same as those followed in filing a separate return with the Internal Revenue Service. However, for purposes of evaluating an entity’s ability to realize its tax attributes, the Company assesses whether it is more likely than not that those assets will be realized at the consolidated level. Under this approach, to the extent that no valuation allowance has been provided in the consolidated financial statements, there would typically be no need for a valuation allowance in the separate accounts of the individual entities. Any differences in the total of the income tax provision (benefit) for the Parent Company Only and the Guarantor Subsidiaries, as calculated on the separate return method, and the consolidated income tax provision (benefit) are eliminated in consolidation.

The Company provides some administrative support to its subsidiaries related to executive management, information systems and certain accounting, legal and other administrative functions. For purposes of the guarantor financial statements, the Company allocates such corporate costs on a specific identification basis, where applicable, or based on revenues or the number of restaurants for each subsidiary. Management believes that these allocations are reasonable based on the nature of costs incurred. Prior to December 31, 2004, the Company did not allocate these corporate costs to its subsidiaries.

The Company has restated the guarantor financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004, to reflect the allocation of the corporate costs to conform to the current year presentation and, in 2003, the tax adjustment referred to below. The effect of these restatements resulted in allocations from the Parent Company to the Guarantor Subsidiaries for the six months ended June 30, 2004 and years ended December 31, 2003 and 2002 of $1,196, $1,438 and $1,483 for general and administrative expenses, respectively, and $104, $219 and $222 for depreciation expense, respectively. The income tax benefit related to these allocations included in the Guarantor Subsidiaries statement of operations was $244, $590 and $529 for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, respectively. The cumulative impact, net of income taxes, on the Guarantor Subsidiaries’ stockholder’s equity and the Parent Company’s investment in subsidiaries for the allocation of corporate costs prior to January 1, 2002 was $1,289.

During 2003, the Parent Company entered into an intercompany agreement, retroactive to January 1 2002, to charge interest to the Guarantor Subsidiaries. The retroactive interest recorded in 2003 was $11,277. The Company has corrected the 2003 provision (benefit) for income taxes between the Parent Company only and the Guarantor Subsidiaries’ financial statements to reflect the tax consequences of the retroactive interest charge in the year recorded for financial reporting purposes. The amount of this adjustment was a tax benefit of $3,834 included in the Guarantor Subsidiaries’ 2003 statement of operations.

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Balance Sheet (As Restated)

December 31, 2003

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$708	$1,706	$—	$2,414
Trade and other receivables, net	401	908	—	1,309
Inventories	3,413	1,523	—	4,936
Prepaid rent	1,309	1,225	—	2,534
Prepaid expenses and other current assets	1,150	2,893	—	4,043
Deferred income taxes	2,608	3,678	—	6,286

Total current assets	9,589	11,933	—	21,522
Property and equipment, net	107,992	138,373	(24,196)	222,169
Franchise rights, net	93,289	—	—	93,289
Goodwill	1,450	122,274	—	123,724
Franchise agreements, net	6,959	—	—	6,959
Intercompany receivable (payable)	157,850	(158,446)	596	—
Investment in subsidiaries	11,787	—	(11,787)	—
Deferred income taxes	(2,940)	6,168	—	3,228
Other assets	6,163	5,679	(1,347)	10,495

Total assets	$392,139	$125,981	$(36,734)	$481,386

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$13,758	$247	$—	$14,005
Current portion of lease financing obligations	1,292	1,723	(727)	2,288
Accounts payable	10,918	6,312	—	17,230
Accrued interest	1,549	—	—	1,549
Accrued payroll, related taxes and benefits	8,121	4,719	—	12,840
Accrued income taxes payable	836	—	—	836
Other liabilities	6,757	8,140	—	14,897

Total current liabilities	43,231	21,141	(727)	63,645
Long-term debt, net of current portion	281,176	651	—	281,827
Lease financing obligations, net of current portion	30,153	79,555	(27,311)	82,397
Deferred income—sale-leaseback of real estate	3,673	2,192	2,976	8,841
Accrued postretirement benefits	2,962	—	—	2,962
Other liabilities	19,329	10,740	30	30,099

Total liabilities	380,524	114,279	(25,032)	469,771
Commitments and contingencies

Stockholder’s equity	11,615	11,702	(11,702)	11,615

Total liabilities and stockholder’s equity	$392,139	$125,981	$(36,734)	$481,386

F-34

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Balance Sheet

December 31, 2004

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$29,195	$2,271	$—	$31,466
Trade and other receivables, net	336	2,242	—	2,578
Inventories	3,376	1,455	—	4,831
Prepaid rent	1,866	1,723	—	3,589
Prepaid expenses and other current assets	1,085	3,273	—	4,358
Refundable income taxes	3,326	—		3,326
Deferred income taxes	3,618	2,624	—	6,242

Total current assets	42,802	13,588	—	56,390

Property and equipment, net	88,126	130,276	(25,872)	192,530
Franchise rights, net	90,056	—	—	90,056
Goodwill	1,450	122,274	—	123,724
Franchise agreements, net	6,480			6,480
Intercompany receivable (payable)	144,620	(145,639)	1,019	—
Investment in subsidiaries	17,094	—	(17,094)	—
Deferred income taxes	551	8,756	—	9,307
Other assets	10,276	5,681	(1,372)	14,585

Total assets	$401,455	$134,936	$(43,319)	$493,072

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$2,343	$268	$—	$2,611
Current portion of lease financing obligations	1,455	1,999	(859)	2,595
Accounts payable	7,876	9,705	—	17,581
Accrued interest	956	—	—	956
Accrued payroll, related taxes and benefits	16,142	8,798	—	24,940
Accrued bonus to employees and director	20,860	—	—	20,860
Other liabilities	8,586	5,371	—	13,957

Total current liabilities	58,218	26,141	(859)	83,500

Long-term debt, net of current portion	398,233	381	—	398,614
Lease financing obligations, net of current portion	28,696	80,730	(29,624)	79,802
Deferred income—sale-leaseback of real estate	7,181	1,410	2,993	11,584
Accrued postretirement benefits	3,504	—	—	3,504
Other liabilities	18,007	10,328	117	28,452

Total liabilities	513,839	118,990	(27,373)	605,456

Commitments and contingencies

Stockholder’s equity (deficit)	(112,384)	15,946	(15,946)	(112,384)

Total liabilities and stockholder’s equity (deficit)	$401,455	$134,936	$(43,319)	$493,072

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Balance Sheet

June 30, 2005

(Unaudited)

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$15,294	$2,105	$—	$17,399
Trade and other receivables, net	703	2,380	—	3,083
Inventories	3,438	1,433	—	4,871
Prepaid rent	1,874	1,734	—	3,608
Prepaid expenses and other current assets	1,736	3,406	—	5,142
Refundable income taxes	550	—	—	550
Deferred income taxes	3,618	2,624	—	6,242

Total current assets	27,213	13,682	—	40,895

Property and equipment, net	82,108	132,353	(25,211)	189,250
Franchise rights, net	87,922	—	—	87,922
Goodwill	1,450	122,274	—	123,724
Franchise agreements, net	6,134	—	—	6,134
Intercompany receivable (payable)	149,914	(150,290)	376	—
Investment in subsidiaries	18,067	—	(18,067)	—
Deferred income taxes	33	9,197	—	9,230
Other assets	10,682	5,783	(1,334)	15,131

Total assets	$383,523	$132,999	$(44,236)	$472,286

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$2,343	$259	$—	$2,602
Current portion of lease financing obligations	1,552	2,072	(884)	2,740
Accounts payable	6,529	10,157	—	16,686
Accrued interest	8,822	—	—	8,822
Accrued payroll, related taxes and benefits	7,997	6,550	—	14,547
Other liabilities	8,649	5,680	—	14,329

Total current liabilities	35,892	24,718	(884)	59,726

Long-term debt, net of current portion	397,061	257	—	397,318
Lease financing obligations, net of current portion	27,888	79,676	(29,176)	78,388
Deferred income—sale/leaseback of real estate	7,869	936	2,912	11,717
Accrued postretirement benefits	3,671	—	—	3,671
Other liabilities	17,232	10,170	154	27,556

Total liabilities	489,613	115,757	(26,994)	578,376

Commitments and contingencies

Stockholder’s equity (deficit)	(106,090)	17,242	(17,242)	(106,090)

Total liabilities and stockholder’s equity (deficit)	$383,523	$132,999	$(44,236)	$472,286

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Operations (As Restated)

Year Ended December 31, 2002

(in thousands of dollars)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$380,119	$275,426	$—	$655,545
Franchise royalty revenues and fees	—	1,482	—	1,482

Total revenues	380,119	276,908	—	657,027

Costs and expenses:
Cost of sales	101,851	82,125	—	183,976
Restaurant wages and related expenses	118,754	77,504	—	196,258
Restaurant rent expense	22,111	9,076	—	31,187
Other restaurant operating expenses	54,547	32,773	15	87,335
Advertising expense	16,831	11,210	—	28,041
General and administrative (including stock-based compensation income of $151)	20,846	15,613	—	36,459
Depreciation and amortization	26,546	14,814	(8)	41,352
Impairment losses	1,033	252	—	1,285

Total operating expenses	362,519	243,367	7	605,893

Income from operations	17,600	33,541	(7)	51,134
Interest expense	31,391	5,321	(12)	36,700
Intercompany interest allocations	(6,944)	6,944	—	—

Income (loss) before income taxes	(6,847)	21,276	5	14,434
Provision (benefit) for income taxes	(2,255)	7,489	(65)	5,169
Equity income from subsidiaries	13,857	—	(13,857)	—

Net income	$9,265	$13,787	$(13,787)	$9,265

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Operations (As Restated)

Year Ended December 31, 2003

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$353,310	$290,269	$—	$643,579
Franchise royalty revenues and fees	—	1,406	—	1,406

Total revenues	353,310	291,675	—	644,985

Costs and expenses:
Cost of sales	94,360	86,822	—	181,182
Restaurant wages and related expenses	113,996	80,319	—	194,315
Restaurant rent expense	20,859	10,851	—	31,710
Other restaurant operating expenses	52,302	36,268	1,310	89,880
Advertising expense	14,923	12,428	—	27,351
General and administrative (including stock-based compensation expense of $253)	18,588	17,983	805	37,376
Depreciation and amortization	26,198	16,426	(616)	42,008
Impairment losses	706	3,445	—	4,151

Total operating expenses	341,932	264,542	1,499	607,973

Income from operations	11,378	27,133	(1,499)	37,012
Interest expense	28,955	6,097	(983)	34,069
Intercompany interest allocations	(29,502)	29,502	—	—

Income (loss) before income taxes	11,925	(8,466)	(516)	2,943
Provision (benefit) for income taxes	4,775	(3,120)	(531)	1,124
Equity income from subsidiaries	(5,331)	—	5,331	—

Net income (loss)	$1,819	$(5,346)	$5,346	$1,819

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Operations

Year Ended December 31, 2004

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$369,837	$326,506	$—	$696,343
Franchise royalty revenues and fees	—	1,536	—	1,536

Total revenues	369,837	328,042	—	697,879

Costs and expenses:
Cost of sales	103,203	99,421	—	202,624
Restaurant wages and related expenses	117,650	89,082	—	206,732
Restaurant rent expense	22,517	10,562	2,620	35,699
Other restaurant operating expenses	52,712	40,179		92,891
Advertising expense	14,489	10,222	—	24,711
General and administrative (including stock-based compensation expense of $1,818)	21,033	22,545	—	43,578
Depreciation and amortization	23,303	18,249	(1,372)	40,180
Impairment losses	1,544	—	—	1,544
Bonus to employees and director	14,817	6,043	—	20,860
Other expense	2,320	—	—	2,320

Total operating expenses	373,588	296,303	1,248	671,139

Income (loss) from operations	(3,751)	31,739	(1,248)	26,740
Interest expense	26,435	6,773	(1,888)	31,320
Loss on extinguishment of debt	8,913	—	—	8,913
Intercompany interest allocations	(18,225)	18,225	—	—

Income (loss) before income taxes	(20,874)	6,741	640	(13,493)
Provision (benefit) for income taxes	(8,362)	2,497	(423)	(6,288)
Equity income from subsidiaries	5,307	—	(5,307)	—

Net income (loss)	$(7,205)	$4,244	$(4,244)	$(7,205)

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Operations (As Restated)

Six Months Ended June 30, 2004

(Unaudited)

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$176,426	$157,641	$—	$334,067
Franchise royalty revenues and fees	—	756	—	756

Total revenues	176,426	158,397	—	334,823

Costs and expenses:
Cost of sales	48,252	47,749	—	96,001
Restaurant wages and related expenses	56,790	42,732	—	99,522
Restaurant rent expense	11,037	5,035	1,309	17,381
Other restaurant operating expenses	25,706	19,043	—	44,749
Advertising expense	6,949	5,924	—	12,873
General and administrative (including $1,624 of stock-based compensation expense)	10,069	11,801	—	21,870
Depreciation and amortization	12,177	9,554	(674)	21,057
Impairment losses	569	—	—	569

Total operating expenses	171,549	141,838	635	314,022

Income from operations	4,877	16,559	(635)	20,801
Interest expense	13,270	3,402	(946)	15,726
Intercompany interest allocations	(9,112)	9,112	—	—

Income before income taxes	719	4,045	311	5,075
Provision for income taxes	288	1,584	493	2,365
Equity income from subsidiaries	2,279	—	(2,279)	—

Net income	$2,710	$2,461	$(2,461)	$2,710

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Operations

Six Months Ended June 30, 2005

(Unaudited)

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Restaurant sales	$179,174	$171,357	$—	$350,531
Franchise royalty revenues and fees	—	785	—	785

Total revenues	179,174	172,142	—	351,316

Costs and expenses:
Cost of sales	49,427	52,929	—	102,356
Restaurant wages and related expenses	57,124	44,998	—	102,122
Restaurant rent expense	11,217	5,789	1,308	18,314
Other restaurant operating expenses	27,031	22,283	—	49,314
Advertising expense	7,368	6,180	—	13,548
General and administrative (including $16,432 of stock-based compensation expense)	22,368	15,616	—	37,984
Depreciation and amortization	10,191	8,075	(698)	17,568
Impairment losses	758	95	—	853

Total operating expenses	185,484	155,965	610	342,059

Income (loss) from operations	(6,310)	16,177	(610)	9,257
Interest expense	16,415	3,306	(929)	18,792
Intercompany interest allocations	(9,112)	9,112	—	—

Income (loss) before income taxes	(13,613)	3,759	319	(9,535)
Provision (benefit) for income taxes	(2,573)	2,462	643	532
Equity income from subsidiaries	973	—	(973)	—

Net income (loss)	$(10,067)	$1,297	$(1,297)	$(10,067)

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Cash Flows (As Restated)

Year Ended December 31, 2002

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided from operating activities:
Net income	$9,265	$13,787	$(13,787)	$9,265
Adjustments to reconcile net income to net cash provided from operating activities:
Loss on disposal of property and equipment	—	24	—	24
Stock-based compensation income	—	(151)		(151)
Depreciation and amortization	26,546	14,814	(8)	41,352
Amortization of deferred financing costs	1,365	72	—	1,437
Amortization of unearned purchase discounts	(2,155)	—	—	(2,155)
Amortization of deferred gains from sale-leaseback transactions	(65)	—	—	(65)
Impairment losses	1,033	252	—	1,285
Deferred income taxes	1,753	3,376	—	5,129
Changes in operating assets and liabilities	(2,306)	(11,641)	13,790	(157)

Net cash provided from operating activities	35,436	20,533	(5)	55,964

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(9,113)	(18,352)	—	(27,465)
Restaurant remodeling	(12,699)	(3,555)	—	(16,254)
Other restaurant expenditures	(4,919)	(4,099)	—	(9,018)
Corporate and restaurant information systems	(651)	(767)	—	(1,418)

Total capital expenditures	(27,382)	(26,773)	—	(54,155)
Properties purchased for sale-leaseback	(925)	—	—	(925)
Proceeds from dispositions of property and equipment	9	—	—	9

Net cash used for investing activities	(28,298)	(26,773)	—	(55,071)

Cash flows provided from (used for) financing activities:
Payments on revolving credit facility, net	(2,700)	—	—	(2,700)
Scheduled principal payments on term loans	(8,500)	—	—	(8,500)
Principal payments on lease financing obligations	(996)	(773)	—	(1,769)
Payments on other notes payable, net	(978)	—	—	(978)
Principal payments on capital leases	(284)	(267)	—	(551)
Proceeds from lease financing obligations	—	5,495	(5,495)	—
Financing costs associated with lease financing obligations	—	(227)	227	—
Proceeds from sale-leaseback transactions	6,114	2,351	5,273	13,738

Net cash provided from (used for) financing activities	(7,344)	6,579	5	(760)

Net increase (decrease) in cash and cash equivalents	(206)	339	—	133
Cash and cash equivalents, beginning of year	921	1,484	—	2,405

Cash and cash equivalents, end of year	$715	$1,823	$—	$2,538

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Cash Flows (As Restated)

Year Ended December 31, 2003

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided from operating activities:
Net income (loss)	$1,819	$(5,346)	$5,346	$1,819
Adjustments to reconcile net income (loss) to net cash provided from (used for) operating activities:
Gain on disposal of property and equipment	(837)	(354)	805	(386)
Stock-based compensation expense	—	253	—	253
Depreciation and amortization	26,198	16,426	(616)	42,008
Amortization of deferred financing costs	1,373	72	—	1,445
Amortization of unearned purchase discounts	(2,146)	—	—	(2,146)
Amortization of deferred gains from sale-leaseback transactions	(150)	(119)		(269)
Impairment losses	706	3,445	—	4,151
Deferred income taxes	41	(814)	—	(773)
Changes in operating assets and liabilities	34,881	(26,821)	(5,923)	2,137

Net cash provided from (used for) operating activities	61,885	(13,258)	(388)	48,239

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(2,631)	(15,967)	—	(18,598)
Restaurant remodeling	(3,170)	(147)	—	(3,317)
Other restaurant expenditures	(2,044)	(4,881)	—	(6,925)
Corporate and information systems	(850)	(554)	—	(1,404)

Total capital expenditures	(8,695)	(21,549)	—	(30,244)
Properties purchased for sale-leaseback	—	(3,149)	—	(3,149)
Proceeds from dispositions of property and equipment	1,251	2,670	—	3,921

Net cash used for investing activities	(7,444)	(22,028)	—	(29,472)

Cash flows provided from (used for) financing activities:
Payments on revolving credit facility, net	(52,200)	—	—	(52,200)
Scheduled principal payments on term loans	(11,000)	—	—	(11,000)
Principal payments on lease financing obligations	(1,118)	(899)	—	(2,017)
Payments on other notes payable	(847)	—	—	(847)
Principal payments on capital leases	(155)	(291)	—	(446)
Proceeds from lease financing obligations, net	—	22,542	(22,542)	—
Financing costs associated with lease financing obligations	—	(1,159)	1,159	—
Proceeds from sale-leaseback transactions	10,872	14,976	21,771	47,619

Net cash provided from (used for) financing activities	(54,448)	35,169	388	(18,891)

Net decrease in cash and cash equivalents	(7)	(117)	—	(124)
Cash and cash equivalents, beginning of year	715	1,823	—	2,538

Cash and cash equivalents, end of year	$708	$1,706	$—	$2,414

F-43

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Cash Flows

Year Ended December 31, 2004

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided from (used for) operating activities:
Net income (loss)	$(7,205)	$4,244	$(4,244)	$(7,205)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
(Gain)/loss on disposal of property and equipment	(288)	112	—	(176)
Stock-based compensation	35	1,783	—	1,818
Depreciation and amortization	23,303	18,249	(1,372)	40,180
Amortization of deferred financing costs	1,347	72	—	1,419
Amortization of unearned purchase discounts	(2,154)	—	—	(2,154)
Amortization of deferred gains from sale-leaseback transactions	(366)	(260)	—	(626)
Impairment losses	1,544	—	—	1,544
Loss on extinguishment of debt	8,913	—	—	8,913
Deferred income taxes	(4,501)	(1,534)	—	(6,035)
Changes in operating assets and liabilities	34,027	(13,864)	4,811	24,974

Net cash provided from operating activities	54,655	8,802	(805)	62,652

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(1,040)	(10,381)	—	(11,421)
Lessor reimbursement	—	754	—	754

Net new restaurant development	(1,040)	(9,627)	—	(10,667)
Restaurant remodeling	(845)	—	—	(845)
Other restaurant expenditures	(2,920)	(4,723)	—	(7,643)
Corporate information systems	(734)	(337)	—	(1,071)

Net capital expenditures	(5,539)	(14,687)	—	(20,226)
Properties purchased for sale-leaseback	(1,574)	—	—	(1,574)
Proceeds from dispositions of property and equipment	488	686	—	1,174

Net cash used for investing activities	(6,625)	(14,001)	—	(20,626)

Cash flows provided from (used for) financing activities:
Payments on revolving credit facility, net	(600)	—	—	(600)
Scheduled principal payments on term loans	(10,125)	—	—	(10,125)
Principal pre-payments on term loans	(39,000)	—	—	(39,000)
Proceeds from issuance of debt	400,000	—	—	400,000
Tender and redemption of 9 1/2% senior subordinated notes	(175,756)	—	—	(175,756)
Repayment of borrowings under previous credit facility	(74,375)	—	—	(74,375)
Financing costs associated with issuance of debt	(8,792)			(8,792)
Dividends paid	(116,794)	—	—	(116,794)
Principal payments on lease financing obligations	(1,296)	(1,797)	805	(2,288)
Payments on other notes payable, net	(117)	—	—	(117)
Principal payments on capital leases	(141)	(249)	—	(390)
Proceeds from lease financing obligations, net	—	3,250	(3,250)	—
Financing costs associated with lease financing obligations	—	(98)	98	—
Proceeds from sale-leaseback transactions	7,453	4,658	3,152	15,263

Net cash provided from (used for) financing activities	(19,543)	5,764	805	(12,974)

Increase in cash and cash equivalents	28,487	565	—	29,052
Cash and cash equivalents, beginning of year	708	1,706	—	2,414

Cash and cash equivalents, end of year	$29,195	$2,271	$—	$31,466

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Cash Flows (As Restated)

Six Months Ended June 30, 2004

(unaudited)

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided from (used for) operating activities:
Net income	$2,710	$2,461	$(2,461)	$2,710
Adjustments to reconcile net income to net cash provided from (used for) operating activities:
Gain on disposal of property and equipment	(288)	—	—	(288)
Stock-based compensation	—	1,624	—	1,624
Depreciation and amortization	12,177	9,554	(674)	21,057
Amortization of deferred financing costs	692	36	—	728
Amortization of unearned purchase discounts	(1,078)	—	—	(1,078)
Amortization of deferred gains from sale-leaseback transactions	(192)	(130)	—	(322)
Impairment losses	569	—	—	569
Deferred income taxes	(364)	(640)	—	(1,004)
Increase (decrease) in accrued payroll, related taxes and benefits	4,906	(534)	—	4,372
Changes in other operating assets and liabilities	10,010	(12,511)	2,741	240

Net cash provided from (used for) operating activities	29,142	(140)	(394)	28,608

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(931)	(2,586)	—	(3,517)
Restaurant remodeling	(479)	—	—	(479)
Other restaurant expenditures	(1,119)	(1,574)	—	(2,693)
Corporate and restaurant information systems	(255)	(107)	—	(362)

Total capital expenditures	(2,784)	(4,267)	—	(7,051)
Properties purchased for sale-leaseback	(924)	—	—	(924)
Proceeds from dispositions of property and equipment	488	—	—	488

Net cash used for investing activities	(3,220)	(4,267)	—	(7,487)

Cash flows provided from (used for) financing activities:
Borrowings on revolving credit facility, net	700	—	—	700
Scheduled principal payments on term loans	(6,750)	—	—	(6,750)
Principal pre-payments on term loans	(24,000)	—	—	(24,000)
Principal payments on lease financing obligations	(622)	(873)	394	(1,101)
Payments on other notes payable, net	(117)	—	—	(117)
Principal payments on capital leases	(78)	(123)	—	(201)
Proceeds from lease financing obligations, net	—	3,250	(3,250)	—
Financing costs associated with lease financing obligations	—	(98)	98	—
Proceeds from sale-leaseback transactions	5,040	3,068	3,152	11,260

Net cash provided from (used for) financing activities	(25,827)	5,224	394	(20,209)

Increase in cash and cash equivalents	95	817	—	912
Cash and cash equivalents, beginning of period	708	1,706	—	2,414

Cash and cash equivalents, end of period	$803	$2,523	$—	$3,326

F-45

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Consolidating Statement of Cash Flows

Six Months Ended June 30, 2005

(unaudited)

(Dollars in thousands)	Parent Company Only	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows provided from (used for) operating activities:
Net income (loss)	$(10,067)	$1,297	$(1,297)	$(10,067)
Adjustments to reconcile net income (loss) to net cash provided from (used for) operating activities:
Gain on disposal of property and equipment	—	(395)	—	(395)
Stock-based compensation	10,932	5,500	—	16,432
Depreciation and amortization	10,191	8,075	(698)	17,568
Amortization of deferred financing costs	677	36	—	713
Amortization of unearned purchase discounts	(1,077)	—	—	(1,077)
Amortization of deferred gains from sale-leaseback transactions	(180)	(154)	—	(334)
Impairment losses	758	95	—	853
Deferred income taxes	517	(440)	—	77
Decrease in accrued bonus to employees and director	(20,860)	—	—	(20,860)
Decrease in accrued payroll, related taxes and benefits	(8,145)	(2,319)	—	(10,464)
Changes in operating assets and liabilities	7,113	(942)	1,572	7,743

Net cash provided from (used for) operating activities	(10,141)	10,753	(423)	189

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	8	(7,047)	—	(7,039)
Restaurant remodeling	(1,032)	(625)	—	(1,657)
Other restaurant expenditures	(1,069)	(2,366)	—	(3,435)
Corporate and restaurant information systems	(457)	(246)	—	(703)

Total capital expenditures	(2,550)	(10,284)	—	(12,834)
Properties purchased for sale-leaseback	(275)	—	—	(275)
Proceeds from dispositions of property and equipment	—	479	—	479

Net cash used for investing activities	(2,825)	(9,805)	—	(12,630)

Cash flows used for financing activities:
Scheduled principal payments on term loans	(1,100)	—	—	(1,100)
Financing costs associated with issuance of debt	(190)	—	—	(190)
Principal payments on lease financing obligations	(710)	(981)	423	(1,268)
Principal payments on capital leases	(72)	(133)	—	(205)
Proceeds from sale-leaseback transactions	1,137	—	—	1,137

Net cash used for financing activities	(935)	(1,114)	423	(1,626)

Decrease in cash and cash equivalents	(13,901)	(166)	—	(14,067)
Cash and cash equivalents, beginning of period	29,195	2,271	—	31,466

Cash and cash equivalents, end of period	$15,294	$2,105	$—	$17,399

Carrols Corporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

18. Selected Quarterly Financial Data (Unaudited)(1)

(in thousands of dollars)	Quarter Ended
	March 31, 2004		June 30, 2004		September 30, 2004		December 31, 2004
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Total revenues	$156,900	$156,900	$177,923	$177,923	$178,162	$178,162	$184,894
Gross profit(2)	29,087	29,019	35,304	35,276	34,507	34,456	36,471
Net income (loss)	379	(47)	4,053	2,757	2,584	1,769	(11,684	)(3)

	Quarter Ended
	March 31, 2003		June 30, 2003		September 30, 2003		December 31, 2003
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Total revenues	$152,240	$152,240	$165,621	$165,621	$166,195	$166,195	$160,929	$160,929
Gross profit(2)	26,312	26,207	32,738	32,650	32,208	32,136	29,616	29,554
Net income (loss)	(1,340)	(1,708)	2,323	2,246	795	827	590	454

(1)	See Note 2 regarding the restatement of previously issued financial statements.
(2)	Gross profit is defined as total revenues less cost of sales, restaurant wages and related expenses, other restaurant operating expenses, restaurant rent expense and advertising expenses.
(3)	In the fourth quarter of 2004, the Company recorded a $20.9 million non-recurring bonus payment including taxes (See Note 11) and incurred an $8.9 million loss on early extinguishment of debt associated with the December 2004 refinancing (See Note 7).

F-47

CARROLS CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

Column A	Column B	Col. C			Col. D		Col. E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to other accounts		Deductions		Balance at End of Period
Year ended December 31, 2004:
Reserve for doubtful trade accounts receivable	$94	$—	$—		$(13	)(a)	$81
Reserve for note receivable	1,184	—	—		(25)		1,159

Year ended December 31, 2003:
Reserve for doubtful trade accounts receivable	$128	$—	$—		$(34	)(a)	$94
Reserve for note receivable	—	—	1,200	(b)	(16)		1,184

Year ended December 31, 2002:
Reserve for doubtful trade accounts receivable	$128	$—	$—		$—		$128
Reserve for note receivable	238	—	—		(238)		—

(a)	Represents write-offs of accounts.
(b)	Represents the establishment of a reserve for the total amount of a note receivable at the date of its issuance.

$180,000,000

PROSPECTUS

Offer to Exchange

up to $180,000,000 9% Senior Subordinated Notes due 2013

for

up to $180,000,000 9% Senior Subordinated Notes due 2013

                    , 2005

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

ITEM 20. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Each of the Delaware registrant’s Certificates of Incorporation allows for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificates of Incorporation of Carrols Holdings Corporation, Carrols Corporation, Get Real, Inc., and Taco Cabana, Inc., contain such a provision.

Section 722 of the New York Business Corporation Law permits a New York corporation to indemnify its directors and officers in connection with actions or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors or officers of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall only be authorized if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings (other than one by or in the right of the corporation), if such person had no reasonable cause to believe that his conduct was unlawful. Section 721 of the New York Business Corporation Law states that the indemnification provided for by Article 7 thereof shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

Section 607.0850 of the Florida Business Corporation Act permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer, or employee of the company. Section 607.0850 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The by-laws of the Florida registrants each contain such a provision.

Article 2.02-1 of the Texas Business Corporation Act (TBCA) provides that a director of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. If a director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The TBCA further provides that a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, and to those who are not or were not officers, employees or agents but who are or were serving at the request of the corporation, to the same extent that it my indemnify and advance expenses to directors.

The registrants have directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrants in connection with the performance of their respective duties.

ITEM 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

(b) Financial Statement Schedules.

ITEM 22. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

CARROLS CORPORATION

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President, Chief Operating Officer and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

/s/ BENJAMIN D. CHERESKIN Benjamin D. Chereskin	Director	October 28, 2005

/s/ BRIAN F. GLEASON Brian F. Gleason	Director	October 28, 2005

/s/ ROBIN P. SELATI Robin P. Selati	Director	October 28, 2005

/s/ CLAYTON E. WILHITE Clayton E. Wilhite	Director	October 28, 2005

/s/ OLASENI ADEYEMI SONUGA Olaseni Adeyemi Sonuga	Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on October 28, 2005.

CABANA BEVCO LLC

By:	/s/ SHANNA M. GARCIA
Shanna M. Garcia Manager

By:	/s/ ARMANDO LOPEZ
Armando Lopez Manager

By:	/s/ ANGELA ZUPKOW
Angela Zupkow Manager

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Shanna M. Garcia and Armando Lopez, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ SHANNA M. GARCIA Shanna M. Garcia	Manager (principal executive officer, principal financial officer and principal accounting officer)	October 28, 2005

/s/ ARMANDO LOPEZ Armando Lopez	Manager	October 28, 2005

/s/ ANGELA ZUPKOW Angela Zupkow	Manager	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on October 28, 2005.

CABANA BEVERAGES, INC.

By:	/s/ SHANNA M. GARCIA
Shanna M. Garcia President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Shanna M. Garcia and Armando Lopez, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ SHANNA M. GARCIA Shanna M. Garcia	President, Treasurer and Director (principal executive officer, principal financial officer and principal accounting officer)	October 28, 2005

/s/ ARMANDO LOPEZ Armando Lopez	Secretary and Director	October 28, 2005

/s/ ANGELA ZUPKOW Angela Zupkow	Vice President and Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

CARROLS J.G. CORP.

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

CARROLS REALTY HOLDINGS CORP.

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

CARROLS REALTY I CORP.

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

CARROLS REALTY II CORP.

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on October 28, 2005.

GET REAL, INC.

By:	/s/ VIVIAN LOPEZ-BLANCO
Vivian Lopez-Blanco President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Vivian Lopez-Blanco and Julio Murillo, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ VIVIAN LOPEZ-BLANCO Vivian Lopez-Blanco	President and Secretary (principal executive officer)	October 28, 2005

/s/ JULIO MURILLO Julio Murillo	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

/s/ CLAYTON E. WILHITE Clayton E. Wilhite	Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

POLLO FRANCHISE, INC.

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

POLLO OPERATIONS, INC.

By:	/s/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

QUANTA ADVERTISING CORP.

By:	/s/ PAUL R. FLANDERS
Paul R. Flanders Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Paul R. Flanders and Alan Vituli, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ PAUL R. FLANDERS Paul R. Flanders	Chief Financial Officer, Vice President and Treasurer (principal executive officer, principal financial officer and principal accounting officer)	October 28, 2005

/s/ ALAN VITULI Alan Vituli	Director	October 28, 2005

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

TACO CABANA, INC.

By:	/s/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

/s/ ALAN VITULI Alan Vituli	Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on October 28, 2005.

TC BEVCO LLC

By:	/s/ SHANNA M. GARCIA
Shanna M. Garcia Manager

By:	/s/ ARMANDO LOPEZ
Armando Lopez Manager

By:	/s/ ANGELA ZUPKOW
Angela Zupkow Manager

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Shanna M. Garcia and Armando Lopez, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ SHANNA M. GARCIA Shanna M. Garcia	Manager (principal executive officer, principal financial officer and principal accounting officer)	October 28, 2005

/s/ ARMANDO LOPEZ Armando Lopez	Manager	October 28, 2005

/s/ ANGELA ZUPKOW Angela Zupkow	Manager	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

TC LEASE HOLDINGS III, V AND VI, INC.

By:	/s/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

T.C. MANAGEMENT, INC.

By:	/s/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

/s/ ALAN VITULI Alan Vituli	Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

TEXAS TACO CABANA, L.P.

T.C. MANAGEMENT, INC., as General Partner

By:	/s/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

/s/ ALAN VITULI Alan Vituli	Director	October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on October 28, 2005.

TP ACQUISITION CORP.

By:	/s/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	October 28, 2005

/s/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	October 28, 2005

/s/ ALAN VITULI Alan Vituli	Director	October 28, 2005

Exhibit Index

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Carrols Corporation (incorporated by reference to Exhibit 3.3 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.2	Restated By-laws of Carrols Corporation (incorporated by reference to Exhibit 3.4 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.3	Articles of Organization of Cabana Bevco LLC (incorporated by reference to Exhibit 3.5 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.4	Certificate of Incorporation of Cabana Beverages, Inc.*

3.5	By-laws of Cabana Beverages, Inc.*

3.6	Certificate of Incorporation of Carrols J.G. Corp. (incorporated by reference to Exhibit 3.8 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.7	By-laws of Carrols J.G. Corp. (incorporated by reference to Exhibit 3.9 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.8	Certificate of Incorporation of Carrols Realty Holdings Corp. (incorporated by reference to Exhibit 3.10 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.9	By-laws of Carrols Realty Holdings Corp. (incorporated by reference to Exhibit 3.11 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.10	Certificate of Incorporation of Carrols Realty I Corp. (incorporated by reference to Exhibit 3.12 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.11	By-laws of Carrols Realty I Corp. (incorporated by reference to Exhibit 3.13 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.12	Certificate of Incorporation of Carrols Realty II Corp. (incorporated by reference to Exhibit 3.14 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.13	By-laws of Carrols Realty II Corp. (incorporated by reference to Exhibit 3.15 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.14	Certificate of Incorporation of Get Real, Inc. (incorporated by reference to Exhibit 3.16 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.15	By-laws of Get Real, Inc. (incorporated by reference to Exhibit 3.17 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.16	Articles of Incorporation of Pollo Franchise, Inc. (incorporated by reference to Exhibit 3.18 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.17	By-laws of Pollo Franchise, Inc. (incorporated by reference to Exhibit 3.19 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.18	Articles of Incorporation of Pollo Operations, Inc. (incorporated by reference to Exhibit 3.20 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.19	By-laws of Pollo Operations, Inc. (incorporated by reference to Exhibit 3.21 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.20	Certificate of Incorporation of Carrols Oklahoma Cinemas, Inc., now known as Quanta Advertising Corp. (incorporated by reference to Exhibit 3.22 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.21	Certificate of Amendment of the Certificate of Incorporation of Carrols Oklahoma Cinemas, Inc., now known as Quanta Advertising Corp. (incorporated by reference to Exhibit 3.23 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

Exhibit Number	Description
3.22	Certificate of Amendment of the Certificate of Incorporation of Carrols Oklahoma Cinemas, Inc., now known as Quanta Advertising Corp. (incorporated by reference to Exhibit 3.24 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.23	By-laws of Quanta Advertising Corp. (incorporated by reference to Exhibit 3.25 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.24	Restated Certificate of Incorporation of Taco Cabana, Inc. (incorporated by reference to Exhibit 3.26 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.25	By-laws of Taco Cabana, Inc. (incorporated by reference to Exhibit 3.27 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.26	Articles of Organization of TC Bevco LLC (incorporated by reference to Exhibit 3.28 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.27	Articles of Incorporation of TC Lease Holdings III, V and VI, Inc. (incorporated by reference to Exhibit 3.29 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.28	By-laws of TC Lease Holdings III, V and VI, Inc. (incorporated by reference to Exhibit 3.30 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.29	Certificate of Incorporation of T.C. Management, Inc. (incorporated by reference to Exhibit 3.31 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.30	By-laws of T.C. Management, Inc. (incorporated by reference to Exhibit 3.32 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.31	Certificate of Limited Partnership of Texas Taco Cabana, L.P. (incorporated by reference to Exhibit 3.33 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.32	Articles of Incorporation of TP Acquisition Corp. (incorporated by reference to Exhibit 3.34 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

3.33	By-laws of TP Acquisition Corp. (incorporated by reference to Exhibit 3.35 to the Form S-1 (Registration No. 333-116737-15) filed on June 22, 2004)

4.1	Form of Stockholders Agreement by and among Carrols Holdings Corporation, Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Atlantic Restaurants, Inc., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (incorporated by reference to Exhibit 10.23 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

4.2	First Amendment, dated as of October 14, 2003, to Carrols Holdings Corporation Stockholders Agreement (incorporated by reference to Exhibit 4.6 to Carrols Corporation December 31, 2003 Annual Report on Form 10-K)

4.3	Form of Registration Agreement by and among Carrols Holdings Corporation, Atlantic Restaurants, Inc., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (incorporated by reference to Exhibit 10.24 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

4.4	Registration Rights Agreement, dated as of December 15, 2004 by and among Carrols Corporation, the Guarantors named therein, J.P. Morgan Securities Inc., Banc of America Securities LLC, Lehman Brothers Inc., Wachovia Capital Markets, LLC and SunTrust Capital Markets, Inc. (incorporated by reference to Exhibit 10.1 to Carrols Corporation’s Form 8-K filed on December 21, 2004)

4.5	Indenture, dated as of December 15, 2004, between Carrols Corporation, the Guarantors named therein and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.2 to Carrols Corporation’s Form 8-K filed on December 21, 2004)

4.6	Form of 9% Senior Subordinated Note due 2013 (incorporated by reference to Exhibit 4.5)

Exhibit Number	Description
5.1	Opinion of Katten Muchin Rosenman LLP*

8.1	Opinion of Katten Muchin Rosenman LLP*

10.1	Stock Purchase Agreement dated as of February 27, 1997 by and among Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Atlantic Restaurants, Inc., and Carrols Holdings Corporation (incorporated by reference to Exhibit 10.12 to Carrols Corporation’s 1996 Annual Report of Form 10-K)

10.2	Carrols Corporation 1996 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.20 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.3	Stock Option Agreement dated as of December 30, 1996 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.21 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.4	Stock Option Agreement dated as of December 30, 1996 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.22 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.5	Form of Second Amended and Restated Employment Agreement dated March 27, 1997 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.25 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.6	Form of Second Amended and Restated Employment Agreement dated March 27, 1997 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.26 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.7	Form of Carrols Holdings Corporation 1996 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.27 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.8	Form of Stock Option Agreement by and between Carrols Holdings Corporation and Alan Vituli (incorporated by reference to Exhibit 10.28 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.9	Form of Stock Option Agreement by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.10	Form of Unvested Stock Option Agreement by and between Carrols Holdings Corporation and Alan Vituli (incorporated by reference to Exhibit 10.30 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.11	Form of Unvested Stock Option Agreement by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.31 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.12	Form of Unvested Stock Option Agreement by and between Carrols Holdings Corporation and Joseph A. Zirkman (incorporated by reference to Exhibit 10.32 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.13	Carrols Holdings Corporation 1998 Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.29 to Carrols Corporation Form S-4 filed February 2, 1999)

10.14	Carrols Holdings Corporation 1998 Pollo Tropical Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Carrols Corporation’s September 30, 1999 Quarterly Report on Form 10-Q)

10.15	Carrols Corporation Retirement Savings Plan dated April 1, 1999 (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s 1999 Annual Report on Form 10-K)

Exhibit Number	Description
10.16	Carrols Holdings Corporation 2001 Taco Cabana Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 to Carrols Corporation’s December 31, 2003 Annual Report or 10-K)

10.17	Carrols Corporation and Subsidiaries Deferred Compensation Plan dated January 1, 2002 (incorporated by reference to Exhibit 10.26 to Carrols Corporation’s March 31, 2002 Quarterly Report on Form 10-Q)

10.18	Extension of Employment Agreement dated March 27, 2002 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.27 to Carrols Corporation’s June 30, 2002 Quarterly Report on Form 10-Q)

10.19	Extension of Employment Agreement dated March 27, 2002 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.28 to Carrols Corporation’s June 30, 2002 Quarterly Report on Form 10-Q)

10.20	Carrols Corporation Retirement Savings plan July 1, 2002 Restatement (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s September 29, 2002 Quarterly Report on Form 10-Q)

10.21	Addendum incorporating EGTRRA Compliance Amendment to Carrols Corporation Retirement Savings Plan dated September 12, 2002 (incorporated by reference to Exhibit 10.30 to Carrols Corporation’s September 29, 2002 Quarterly Report on Form 10-Q)

10.22	Form of Carrols Corporation Change of Control Agreement dated December 27, 2002 (incorporated by reference to Exhibit 10.27 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.23	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Alan Vituli (incorporated by reference to Exhibit 10.32 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.24	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.33 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.25	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Paul Flanders (incorporated by reference to Exhibit 10.34 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.26	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Joseph Zirkman (incorporated by reference to Exhibit 10.35 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.27	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Timothy LaLonde (incorporated by reference to Exhibit 10.36 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.28	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Michael Biviano (incorporated by reference to Exhibit 10.37 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.29	First Amendment, dated as of January 1, 2004, to Carrols Corporation Retirement Savings Plan (incorporated by reference to Exhibit 10.35 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.30	Carrols Holdings Corporation First Amended and Restated 1998 Pollo Tropical Long-Term Incentive Plan (incorporated by reference to Exhibit 10.37 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.31	Loan Agreement dated as of December 15, 2004 among Carrols Corporation, JPMorgan Chase Bank, Bank of America, N.A., Sun Trust Bank, Wachovia Bank, National Association, Manufacturers and Traders Trust Company, and other lenders now or hereafter parties hereto (incorporated by reference to Exhibit 10.3 to Carrols Corporation’s Form 8-K filed on December 21, 2004)

Exhibit Number	Description
10.32	Extension of Employment Agreement dated November 11, 2004 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.30 to Carrols Corporations 2005 Annual Report on Form 10-K)

10.33	Extension of Employment Agreement dated as of May 3, 2005 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.31 to Carrols Corporations 2005 Annual Report on Form 10-K)

10.34	Extension of Employment Agreement dated November 11, 2004 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.32 to Carrols Corporations 2005 Annual Report on Form 10-K)

10.35	Extension of Employment Agreement dated May 3, 2005 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.33 to Carrols Corporations 2005 Annual Report on Form 10-K)

10.36	Amendment to Carrols Holdings Corporation 1998 Pollo Tropical Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Carrols Corporation’s Form 8-K filed on November 1, 2004)

10.37	Amendment to Carrols Holdings Corporation 1998 Taco Cabana Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Carrols Corporation’s Form 8-K filed on November 1, 2004)

10.38	Form of Stock Award Agreement of Carrols Holdings Corporation dated as of May 3, 2005 (incorporated by reference to Exhibit 10.38 to Carrols Corporation 2005 Annual Report on Form 10-K

10.39	Form of Exchange Agreement dated as of May 3, 2005 by and between Carrols Holdings Corporation and Vituli Family Trust (incorporated by reference to Exhibit 10.39 to Carrols Corporation 2005 Annual Report on Form 10-K)

10.40	Form of Stock Award Agreement dated as of May 3, 2005 by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.40 to Carrols Corporation 2005 Annual Report on Form 10-K)

10.41	Form of Stock Award Agreement dated as of May 3, 2005 by and between Carrols Holdings Corporation and Clayton E. Wilhite (incorporated by reference to Exhibit 10.41 to Carrols Corporation 2005 Annual Report on Form 10-K)

10.42	Form of Stock Award Agreement dated as of May 3, 2005 by and between Carrols Holdings Corporation and Paul Flanders (incorporated by reference to Exhibit 10.42 to Carrols Corporation 2005 Annual Report on Form 10-K

10.43	Form of Stock Award Agreement dated as of May 3, 2005 by and between Carrols Holdings Corporation and Joseph Zirkman (incorporated by reference to Exhibit 10.43 to Carrols Corporation 2005 Annual Report on Form 10-K

10.44	Form of Stock Award Agreement dated as of May 3, 2005 by and between Carrols Holdings Corporation and Michael Biviano (incorporated by reference to Exhibit 10.44 to Carrols Corporation 2005 Annual Report on Form 10-K

12.1	Computation of Ratio of Earnings to Fixed Charges*

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Carrols Corporation’s Form 10-K filed on July 28, 2005)

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Katten Muchin Rosenman LLP (included in exhibit 5.1)*

24.1	Powers of Attorney (included in signature pages)*

Exhibit Number	Description

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of The Bank of New York as Trustee*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Institutions Letter*

99.4	Form of Client Letter*

*	Filed herewith